As filed with the Securities and Exchange Commission on December 21, 2017

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-11

FOR REGISTRATION

UNDER

THE SECURITIES ACT OF 1933 OF SECURITIES

OF CERTAIN REAL ESTATE COMPANIES

Safety, Income & Growth Inc.

(Exact name of registrant as specified in governing instruments)

1114 Avenue of the Americas

New York, New York 10036

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Jay Sugarman

Safety, Income & Growth Inc.

Chief Executive Officer

1114 Avenue of the Americas

New York, New York 10036

Tel (212) 930-9400

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Kathleen L. Werner, Esq.

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Tel (212) 878-8000

Fax (212) 878-8375

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common stock, $0.01 par value per share	2,885,000	$18.195	$52,492,575	$6,535.33

(1)                                 Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low price of the registrant’s common stock on December 18, 2017, as reported on the New York Stock Exchange.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale thereof is not permitted.

PRELIMINARY PROSPECTUS

Subject to Completion

Preliminary Prospectus dated December 21, 2017

2,885,000 SHARES

SAFETY, INCOME & GROWTH INC.

Common Stock

This prospectus relates to the offer and sale from time to time of up to 2,885,000 shares of our common stock by the selling stockholders named in this prospectus or in supplements to this prospectus.  See “Principal and Selling Stockholders.”  The registration of the shares of our common stock to which this prospectus relates does not require the selling stockholders to offer or sell those shares.  We cannot predict when or in what amounts the selling stockholders may sell any of the shares offered by this prospectus.  We are filing the registration statement of which this prospectus is a part pursuant to contractual obligations that exist with the selling stockholders.

We are not offering for sale any shares of our common stock in the registration statement of which this prospectus is a part.  We will not receive any proceeds from the sale of our common stock by the selling stockholders, but will incur expenses.  The selling stockholders from time to time may offer and sell the shares held by them directly or through underwriters, agents or broker/dealers on terms to be determined at the time of sale, as described in more detail in this prospectus.  For more information, see “Plan of Distribution.”

Our common stock is listed on The New York Stock Exchange (the “NYSE”) under the symbol “SAFE.”  On December 20, 2017, the last sale price of our common stock as reported on the NYSE was $18.03 per share.

We intend to elect to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2017. Shares of our common stock are, with certain exceptions, subject to a 9.8% ownership limitation to, among other purposes, assist us in qualifying and maintaining our qualification as a REIT. In addition, our charter contains various other restrictions on the ownership and transfer of shares of our common stock. See “Description of Securities—Restrictions on Ownership and Transfer” beginning on page 119 of this prospectus.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, and are subject to reduced public company reporting requirements.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 17 of this prospectus for a discussion of certain risk factors that you should consider before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December     , 2017.

i

You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by us. We have not, and the selling stockholders have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus does not constitute an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial position, cash flows, liquidity, results of operations and prospects may have changed since those dates.

Tenant Data

We provide information in this prospectus about our tenants and leases. This should not be construed to indicate that any of our tenants is a sponsor of any offering made hereunder or is otherwise responsible for the information contained in, or omitted from, this prospectus. Additionally, some of this information is based on financial information provided to us by our tenants pursuant to our leases and has not been independently investigated or verified by us.

Non-GAAP Financial Measures

We use non-GAAP financial measures in this prospectus. For definitions and reconciliations of these non-GAAP financial measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

Certain Defined Terms

Unless the context otherwise requires, the following terms used throughout this prospectus have the following meanings:

“Combined Property Value”

the combined value of the land, buildings and improvements relating to a commercial property, as if there were no GL on the land at the property, as such value is determined by us using one or more valuation methodologies that we consider appropriate.

“concurrent iStar placement”	the private placement to iStar of 2,250,000 shares of our common stock at the initial public offering price of $20.00 per share that occurred concurrently with our initial public offering.
“formation transactions”	the transactions described under “Structure and Formation of Our Company” that we consummated prior to or concurrently with the completion of our initial public offering.
“GAAP”	accounting principles generally accepted in the United States of America.
“GICRE”	SFTY Venture LLC, an affiliate of GIC (Realty) Private Limited.
“GL”

ground lease and any other lease that we determine has characteristics of a ground lease, including length of lease term, value relative to Combined Property Value, periodic rent escalations or percentage rent participations and triple net terms.

“Ground Rent Coverage”

with respect to a property subject to a GL, the ratio of the Underlying Property NOI to the base rental payment due to us under the GL for the initial twelve month period of the GL, or for such other period as may be specified in this prospectus. Underlying Property NOI is based on information reported to us by our tenants without any independent investigation or verification by us. We are prohibited from publicly disclosing the Underlying Property NOI at One Ally Center pursuant to a confidentiality agreement with the tenant. We have estimated the Ground Rent Coverage for One Ally Center based upon available market information.

“initial portfolio financing”	the $227 million secured financing that we entered into in March 2017, as more fully described in “Description of Indebtedness—The Initial Portfolio Financing.”

ii

“initial public offering”	Our initial public offering of 10,250,000 shares of our common stock at an initial public offering price of $20.00 per share that closed on June 27, 2017.
“iStar”	iStar Inc. (NYSE: STAR), a publicly-traded REIT and the parent company of our manager.
“LA”	SFTY VII-B, LLC an affiliate of Lubert-Adler, L.P.
“NYSE”	New York Stock Exchange.
“our manager”	SFTY Manager LLC, our external manager and a wholly-owned subsidiary of iStar.
“predecessor”	a combination of entities owned by iStar prior to the formation transactions that owned the 12 properties subject to long-term leases that comprised our initial portfolio acquired from iStar.
“selling stockholders”	GICRE and LA
“Underlying Property NOI”

with respect to a property, the net operating income of the commercial real estate being operated at the property without giving effect to any rent paid or payable under our GL. Net operating income is calculated as property-level revenues less property-level operating expenses as reported to us by the tenant. We rely on net operating income as reported to us by our tenants without any independent investigation or verification by us. We are prohibited from publicly disclosing the Underlying Property NOI at One Ally Center pursuant to a confidentiality agreement with the tenant; therefore, in this prospectus where we have provided information using an assumed Underlying Property NOI at One Ally Center, we have also presented the same information excluding all assumed Underlying Property NOI at One Ally Center. See “Risk Factors—Risks Related to Our Portfolio and Our Business—We rely on Underlying Property NOI as reported to us by our tenants.”

“we,” “our,” “us” and “our company”

(i) Safety, Income & Growth Inc., a Maryland corporation, together with its consolidated subsidiaries, including Safety Income and Growth Operating Partnership LP, a Delaware limited partnership, which we refer to in this prospectus as “our operating partnership,” after giving effect to the formation transactions and (ii) our predecessor before giving effect to the formation transactions.

Unless the context otherwise requires or indicates, the property and financial information contained in this prospectus is as of September 30, 2017.

iii

PROSPECTUS SUMMARY

Before making a decision to invest in our common stock, you should read the following summary together with the more detailed information regarding our company, including under the caption “Risk Factors,” as well as the historical combined and unaudited pro forma financial statements, including the related notes, appearing elsewhere in this prospectus.

THE COMPANY

Overview

We believe that we are the first publicly-traded company formed primarily to acquire, own, manage, finance and capitalize ground leases, or GLs. GLs generally represent ownership of the land underlying commercial real estate projects that is net leased by the fee owner of the land to the owners/operators of the real estate projects built thereon. GLs are typically “triple net” leases, meaning that the tenant is responsible for development costs, capital expenditures and all property operating expenses, such as maintenance, real estate taxes and insurance. GLs are typically long-term (base terms ranging from 30 to 99 years, often with tenant renewal options) and have contractual base rent increases (either at a specified percentage or consumer price index (CPI) based, or both) and sometimes include percentage rent participations.

We believe that a GL represents a safe position in a property’s capital structure. This safety is derived from the typical structure of a GL, which we believe creates a low likelihood of a tenant default and a low likelihood of a loss by the GL owner in the event of a tenant default. A GL lessor typically has the right to regain possession of its land and take ownership of the buildings and improvements thereon upon a tenant default, which provides a strong incentive for a GL tenant to make the required GL rent payments. Additionally, the Combined Property Value of a property subject to a GL typically exceeds the amount of the GL owner’s investment at the time it was made; therefore, even if the GL owner takes over the property following a tenant default or upon expiration of the GL, the owner is reasonably likely to recover substantially all of its GL investment, and possibly amounts in excess of its investment, depending upon prevailing market conditions.

We target GLs because we believe that rental income from GLs can provide us with a safe, secure and growing cash flow stream. We believe that GLs offer us the opportunity to realize superior risk-adjusted total returns when compared to certain other alternative commercial property debt and equity investments. We intend to target investments in long-term GLs in which: (i) the initial value of our GL represents 30% to 45% of the Combined Property Value; (ii) the Ground Rent Coverage of the GL is between 2.0x to 5.0x; and (iii) the GL contains contractual rent escalation clauses or percentage rent that participates in gross revenues generated by the commercial real estate on the land. We believe that these target attributes will mitigate the effects of inflation, compensate for anticipated increases in land values over time and establish a conservative position in the case of defaults. We also believe that the GL structure provides an opportunity for future investment value accretion through the reversion to us, as the GL owner, of the buildings and improvements on the land at the expiration or earlier termination of the lease, for no additional consideration from us. We intend to construct a portfolio of GLs diversified by property type, geography, tenant and lease term.

We believe that there is a significant market opportunity for a dedicated provider of GL capital like us. We believe that the market for existing GLs is a fragmented market with ownership comprised primarily of high net worth individuals, pension funds, life insurance companies, estates and endowments. However, while we intend to pursue acquisitions of existing GLs, our investment thesis is predicated, in part, on what we believe is an untapped market opportunity to expand the use of the GL structure to a broader component of the approximately $7.0 trillion institutional commercial property market in the United States. We intend to capitalize on this market opportunity by utilizing multiple GL sourcing and origination channels, including acquiring existing GLs, manufacturing new GLs with third-party owners of commercial real estate and originating GLs to provide capital for development and redevelopment. We further believe that GLs generally represent an attractive source of capital for our tenants and may allow them to generate superior returns on their invested equity as compared to utilizing alternative sources of capital. We intend to draw on the extensive investment origination and sourcing platform of iStar, the parent company of our manager, to actively promote the benefits of the GL structure to prospective GL tenants.

We have a diverse portfolio that is comprised of 15 properties located in major metropolitan areas, 12 of which were acquired or originated by iStar over the past 20 years. All of the properties in our portfolio are subject to long-term leases consisting of 10 GLs and one master lease (covering five properties) that provide for periodic contractual rental escalations or percentage rent participations in gross revenues generated at the relevant properties.

We are externally managed by SFTY Manager LLC, a wholly-owned subsidiary of iStar. Although our manager was recently formed, iStar has been an active real estate investor for over 20 years and has executed transactions with an aggregate value in excess of $35.0 billion. iStar has an extensive network for sourcing investments, which includes relationships with brokers, corporate tenants and developers, that it has established over its long operating history. As of September 30, 2017, iStar had total assets of approximately $5.8 billion and approximately 190 employees in its New York City headquarters and its seven regional offices across the United States.

We have designed our management agreement with terms that we believe are beneficial to our stockholders. We will pay no management fee to our manager during the first year of the management agreement. Thereafter, our manager will be entitled to a management fee based on our total equity (as defined in our management agreement), which will be payable solely in shares of our common stock, but will not be entitled to receive any additional performance or incentive compensation. Our manager will be restricted from selling shares of our common stock paid to it as management fees for two years from the date such shares are issued, subject to certain exceptions. Our management agreement has an initial term of one year with annual renewals to be approved by a majority of the independent members of our board of directors. The management agreement may generally be terminated by us or our manager at the end of each annual term without the payment of a termination fee. We have no employees. See “Our Manager and the Management Agreement—Management Agreement” for more detail on our management agreement. Additionally, we have entered into an exclusivity agreement with iStar pursuant to which iStar agreed, subject to certain exceptions, that it will not acquire, originate, invest in, or provide financing for a third party’s acquisition of, a GL unless it has first offered that opportunity to us and a majority of our independent directors has declined the opportunity. See “Our Manager and the Management Agreement—Exclusivity.”

We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2017.

Business and Growth Strategies

Our primary investment objective is to construct a diversified portfolio of GLs that will generate attractive risk-adjusted returns and support stable and growing distributions to our stockholders. The strategies we intend to use to seek to achieve our objective include:

•                  Utilize Multiple GL Sourcing and Origination Channels.  We have identified several channels for pursuing GL investment opportunities:

•                  Acquire Existing GLs.  We will seek to acquire existing GLs that are marketed for sale and actively solicit potential sellers and related property brokers of existing GLs to engage in off-market transactions. Our structure as an UPREIT gives us the ability to acquire GLs from owners, particularly estates and high net worth individuals, using operating partnership units that may provide the seller with tax advantages, as well as liquidity, portfolio diversification and professional management.

•                  Manufacture a GL with a Third Party.  We will seek to pursue opportunities where a third party owner of a commercial property may be interested in utilizing a GL structure to facilitate its options with respect to its interests in the property. We will manufacture the GL by splitting ownership of the property into an ownership interest and GL on the land, and a separate leasehold interest of the building and improvements thereon. We will acquire the ownership interest and GL on the land from the third party.

•                  Originate GLs to Provide Capital For Development or Value-Add Redevelopment or Repositioning.  We will seek opportunities where we can purchase land and simultaneously lease it pursuant to a new GL to a tenant who plans to develop a new, or significantly improve an existing, commercial property on the land.

•                  Acquire a Commercial Real Estate Property to Create a GL.  We will seek in select instances to acquire commercial real estate properties that have the potential to be converted into an ownership structure that includes a GL retained by us and a leasehold interest that we will seek to sell to a third party.

•                  Finance Third Party GLs.  Combining our capital resources with iStar’s relationships and GL expertise (which is available to us through our manager), we will seek opportunities to generate attractive risk-adjusted returns by financing the acquisition of GLs by third parties.

•                  Follow a Disciplined Investment Strategy.  We generally intend to target GLs that meet some or all of the following investment criteria:

•                  Underlying properties located in major metropolitan areas;

•                  Average remaining initial lease terms of 30 to 99 years;

•                  Periodic contractual rent escalators or percentage rent participations;

•                  Value of approximately 30% to 45% of the Combined Property Value at the commencement of the lease or the acquisition date;

•                  Ground Rent Coverage of approximately 2.0x to 5.0x for the initial twelve month period of the lease;

•                  First year cash return on asset of between 3.0% and 5.0%;

•                  Underlying properties that we believe are well located in markets with high barriers to entry and that have durable cash flow; and

•                  Transaction sizes ranging from $20 to $250 million.

•                  Leverage iStar’s Network and Expertise.  Through our manager, we have access to iStar’s fully-integrated real estate investment platform. iStar has an extensive network for sourcing investments, which includes relationships with brokers, corporate tenants and developers, that it has established over more than 20 years of operations. In particular, iStar has invested more than $5.0 billion in net leased assets over 15 years. As of September 30, 2017, iStar’s owned and managed net lease real estate portfolio (including properties comprising our portfolio and properties owned in its net lease joint venture) had a gross carrying value of approximately $2.3 billion. In addition, iStar has significant experience in the direct ownership of operating real estate as well as construction and land development.

•                  Maintain Access to Multiple Sources of Capital.  We intend to maintain sufficient capital resources to pursue our investment strategy through access to multiple capital sources, including our $300 million revolving credit facility, possible future secured debt, unsecured corporate debt and the potential issuance of equity securities. We will also have the ability to offer operating partnership units to sellers of properties as a potentially tax efficient acquisition currency. We believe that having access to multiple sources of capital, including the public capital markets, and the ability to offer operating partnership units to sellers of properties may provide us with a cost of capital advantage and an advantage in acquisitions relative to non-public competitors.

Investment Highlights

•                  Cash Flow Safety with Growth.  We generally seek to invest in GLs that have conservative Ground Rent Coverage of 2.0x to 5.0x for the first 12 month period of the lease and that have a value of between 30% and 45% of the Combined Property Value at the commencement of the lease or acquisition date. The periodic contractual rental escalations and, in some cases, percentage rent participations, structured in our leases create embedded revenue growth and are intended to mitigate the effects of inflation and compensate us for the anticipated increases in land values over time. In addition, GLs are typically triple net structures under which we have no responsibility for development costs, capital expenditures or any property operating expenses, such as maintenance, real estate taxes and insurance. We believe that the stability and growth prospects of our cash flows, combined with the relative safety of our assets, offer the opportunity to generate attractive risk-adjusted returns for our stockholders.

•                  Opportunity for Value Accretion Through Reversion Rights Embedded in GLs.  At the expiration or earlier termination of a typical GL, we regain possession of the land and take title to the buildings and other improvements thereon for no additional consideration. This reversion right creates additional potential value to our stockholders that may be realized by us at the end of the lease by entering into a new GL on then current market terms, selling the land and improvements thereon or operating the property directly and leasing the spaces to tenants at prevailing market rates. We intend to target GLs in which the initial value of the GL represents 30 to 45% of the Combined Property Value. The balance of the Combined Property Value is potential additional value that may revert to us at the end of the lease term, which we refer to as a value bank. As an example, if the initial value of a GL is equal to 35% of the Combined Property Value, the Combined Property Value balance of 65% represents potential value accretion to us upon the reversion of the property, assuming no intervening decline in the Combined Property Value. Furthermore, according to studies cited by RCG, there is a strong correlation between inflation and commercial real estate values over time, which supports our belief that the value of our reversionary interest should increase over time as inflation increases. Our ability to recognize value through reversion rights may be limited by the rights of our tenants under some of our GLs, including tenant rights to purchase our land in certain circumstances and the right of one tenant to level improvements prior to the expiration of the GL. These rights are described further in “Risk Factors—Risks Related to Our Portfolio and Our Business—The tenant under our GL relating to the One Ally Center property has the right to level the building before the expiration of the lease,” “—Our master lease relating to five hotel properties and our GL relating to the Lock Up Self Storage Facility provide the tenants with the right to purchase our hotel properties or land, as the case may be, in certain circumstances” and “—The tenants under the GLs relating to the One Ally Center, 3333 LifeHope, Northside Forsyth Hospital Medical Center, NASA/JPSS Headquarters and The Buckler Apartments properties have certain preemptive rights should we decide to sell the properties.”

•                  First Mover Advantage in Untapped Market.  We believe that the market for existing GLs is fragmented with ownership comprised primarily of high net worth individuals, pension funds, life insurance companies, estates and endowments. We also believe that there are significant opportunities to create and acquire GLs outside of the existing market, because we believe we can offer attractive capital to property owners. As the first publicly-traded company focusing primarily on GLs, we believe that we can offer property owners a unique opportunity to contribute their properties to a real estate focused, diversified and professionally managed company. In addition, we believe that our capital resources, including availability under our $300 million revolving credit facility, and potential access to both public and private capital markets, will give us a competitive advantage when seeking to acquire and originate GLs.

•                  Attractive Portfolio.  Our portfolio is comprised of 15 properties located in major metropolitan areas, 12 of which were acquired or originated by iStar over the past 20 years. All of the properties in our portfolio are subject to long-term leases that provide for periodic contractual rental escalations or percentage rent that participates in gross revenues generated at the properties. We intend, over time, to increase the diversity of our portfolio by property type, geography, tenant and lease term in an effort to further enhance the safety of our cash flow by limiting the risks of concentration.

•                  Revolving Credit Facility to Support Growth.  Our $300 million revolving credit facility is available to fund future investment activity. Our current strategy is to generally target overall leverage, resulting from indebtedness under this facility or otherwise, at an amount that is approximately 25% of the aggregate Combined Property Value of our portfolio, but not to exceed a ratio of 2:1 relative to our total equity. However, our organizational documents do not limit the amount of indebtedness that we may incur.

•                  Sponsorship by iStar.  We believe that our relationship with iStar will provide us with opportunities to source and originate GL transactions that may not otherwise be available to us. iStar currently has approximately 190 professionals dedicated to investment origination, underwriting, asset management, legal review, accounting and other disciplines that are available to us through our manager. As we seek to grow our business, we believe that we will benefit from iStar’s geographic reach and more than 20 years of experience sourcing, underwriting and executing investments in all major property types, through numerous real estate cycles and negotiating with major sponsors. We further believe that the terms of our management agreement, including the elimination of the management fee during its first year, payment of the management fees solely in shares of our common stock, restrictions on the manager’s ability to sell such shares for two years from the date such shares are issued (subject to certain exceptions) and the absence of any incentive compensation or termination fees significantly aligns iStar’s interests with ours. Additionally, iStar’s ownership of approximately 34.6% of our outstanding common stock as of September 30, 2017 further aligns iStar’s interests with ours.

Our Portfolio

Our portfolio is comprised of 15 properties located in 10 states with 11 tenants. Our portfolio is comprised of 10 GLs and a master lease (relating to five hotel assets that we refer to as our “Hilton Western Portfolio”) that has many of the characteristics of a GL, including length of lease term, percentage rent participations, triple net terms and strong Ground Rent

Coverage.  We acquired 12 of our properties prior to the completion of our initial public offering, and we acquired the remainder of our portfolio after the completion of our initial public offering.

The weighted average Ground Rent Coverage of the portfolio as of September 30, 2017 was 4.64x, assuming that the Underlying Property NOI at the One Ally Center for the 12 months ended September 30, 2017 was 5.00x the annualized in place base rent payable under our One Ally Center GL, and 4.59x excluding One Ally Center from the weighted average Ground Rent Coverage calculation. We are prohibited from publicly disclosing the Underlying Property NOI at One Ally Center pursuant to a confidentiality agreement with the tenant.

The tables below present an overview of our portfolio as of September 30, 2017, unless otherwise indicated.

Our Leases

				Lease Terms						Rent(1)
										($ in millions)
									Contractual	Cash			GAAP
Property Name	Tenant	Guarantor	Occupancy	Lease Commencement Date	Lease Expiration Date	Original Term	Remaining Term	Tenant Extension Options	Rent Escalations or Percentage Rent During Initial Lease Term	A In Place Base Rent (Annualized)(2)	B TTM Percentage Rent(3)	C Total (A + B)	D Total GAAP Income(4)
Doubletree Seattle Airport(5)(6)	HLT Operate DTWC LLC	Park Intermediate Holdings LLC	100%	8/1/1995	12/31/2025	30 yrs	8 yrs	2 × 5 yrs	% Rent	$4.5	$1.0	$5.5	$5.5
One Ally Center	500 Webward LLC	N/A	100%	3/31/2015	3/31/2114	99 yrs	97 yrs	2 × 30 yrs	1.5% / p.a.; CPI Lookback(7)	2.6	N/A	2.6	5.3
Hilton Salt Lake(5)	HLT Operate DTWC LLC	Park Intermediate Holdings LLC	100%	8/1/1995	12/31/2025	30 yrs	8 yrs	2 × 5 yrs	% Rent	2.7	0.6	3.3	3.3
6200 Hollywood (South)	Blvd 6200 Owner South, LLC	N/A	100%	1/25/2005	1/25/2104	99 yrs	86 yrs	None	% CPI / 4 Years(8)	2.6	N/A	2.6	2.6
3333 LifeHope	3333 Alpharetta Lifehope 10 Acre Land, LLC	Individual principal at property developer(10)	100%	8/31/2017	8/31/2116	99 yrs	99 yrs	2 x 30 yrs	2.0% / p.a.	0.9	N/A	0.9	2.6
6201 Hollywood (North)	Blvd 6200 Owner North, LLC	N/A	100%	5/4/2012	1/25/2104	92 yrs	86 yrs	None	% CPI / 4 Years(9)	2.4	N/A	2.4	2.5
Doubletree Mission Valley(5)	HLT Operate DTWC LLC	Park Intermediate Holdings LLC	100%	8/1/1995	12/31/2025	30 yrs	8 yrs	2 × 5 yrs	% Rent	1.1	0.7	1.8	1.8
Doubletree Durango(5)	HLT Operate DTWC LLC	Park Intermediate Holdings LLC	100%	8/1/1995	12/31/2025	30 yrs	8 yrs	2 × 5 yrs	% Rent	0.9	0.3	1.2	1.2
Doubletree Sonoma(5)	HLT Operate DTWC LLC	Park Intermediate Holdings LLC	100%	8/1/1995	12/31/2025	30 yrs	8 yrs	2 × 5 yrs	% Rent	0.7	0.4	1.1	1.1
Northside Forsyth Hospital Medical Center	Forsyth Physicians Center SPE 1, LLC	Individual principal at property developer(10)	100%	4/25/2016	4/25/2115	99 yrs	98 yrs	2× 30 yrs	1.5% / p.a.; CPI Lookback(11)	0.5	N/A	0.5	1.1
Dallas Market Center: Sheraton Suites	Dallas Suites RE, LLC	N/A	100%	9/30/2015	9/30/2114	99 yrs	97 yrs	None	2.0% / p.a.(12)	0.4	N/A	0.4	1.0
The Buckler Apartments	CA/Phoenix 401 Property Owner, LLC	N/A	100%	11/21/2014	11/30/2112	98 yrs	95 yrs	None	15% / 10yrs	0.3	N/A	0.3	1.0
NASA/JPSS Headquarters	DRV Greentec, LLC	N/A	100%	10/31/2005	10/31/2075	70 yrs	58 yrs	2 × 15 yrs	3.0% / 5yrs	0.4	N/A	0.4	0.4
Lock Up Self Storage Facility	Lock Up-Evergreen Development Series, LLC / Bloomington Development Series	Evergreen Real Estate Partners, LLC(13)	100%	9/19/2007	9/30/2037	30 yrs	20 yrs	None	3.5% / 2yrs	0.1	N/A	0.1	0.1
Dallas Market Center: Marriott Courtyard	ARC Hospitality Portfolio I DLGL Owner, LP	American Realty Capital Hospitality Trust, Inc.	100%	2/21/1989	1/2/2026	37 yrs	8 yrs	4 × 10 yrs	% Rent	0.1	0.2	0.3	—
Total / Weighted Avg.										$20.2	$3.2	$23.4	$29.5

(1)	For the avoidance of doubt, rent payments do not include any payments made by our tenants to us in respect of reimbursement expenses.
(2)	Annualized cash base rental income in place as of September 30, 2017.
(3)	Total percentage cash rental income during the 12 months ended September 30, 2017.
(4)	Column “D” represents column “C” adjusted for non-cash income, primarily consisting of straight-line rent, to conform with GAAP.
(5)

Property is part of the Hilton Western Portfolio and is subject to a master lease. In November 2016, the master lease governing the Hilton Western Portfolio was amended to change the look back period for which annual percentage rent is computed from the trailing twelve months ended September 30 to the trailing twelve months ended December 31. In March 2017, we recorded $0.5 million of income representing a one-time stub payment of percentage rent for the three months ended December 31, 2016, to account for the change in the look back period. The aggregate $3.0 million percentage rent shown above for the hotels comprising the Hilton Western Portfolio excludes the one-time $0.5 million stub period payment.

(6)

A majority of the land underlying this property is owned by a third party and is ground leased to us through 2044 for $0.4 million per year (subject to adjustment for changes in the CPI); however, we pass this cost on to our tenant under the terms of our master lease. See “Risk Factors—Risks Related to Our Portfolio and Our Business—We are the tenant of a GL underlying a majority of our Doubletree Seattle Airport property.”

(7)

During each 10th lease year, annual fixed rent is adjusted to the greater of (i) 1.5% over the prior year’s rent, or (ii) the product of the rent applicable in the initial year of the 10 year period multiplied by a CPI factor, subject to a cap on the increase of 20% of the rent applicable in that initial year.

(8)

Base rent is subject to increase every 4 years based on a percentage of growth in the CPI for the greater Los Angeles area, California in that time span. Rent increase capped at 12.0% from one rent period to the next. Next potential base increase is May 2018. Notwithstanding the foregoing, in 2058 and 2078, the annual base rent will be reset based on a calculation derived from the then fair market value of the land, but not less than the annual base rent that was in effect before the reset.

(9)

Base rent is subject to increase every 4 years based on a percentage of growth in the CPI for the greater Los Angeles area, California in that time span. Rent increase capped at 12.0% from one rent period to the next. Next potential base increase is February 2019. Notwithstanding the foregoing, in 2059 and 2079, the annual base rent will be reset based on a calculation derived from the then fair market value of the land, but not less than the annual base rent that was in effect before the reset.

(10)	Guarantee expires upon completion of construction.
(11)

During each 10th lease year, annual fixed rent is adjusted to the greater of (i) 1.5% over the prior year’s rent, or (ii) the product of the rent applicable in the initial year of the 10 year period multiplied by a CPI factor, subject to a cap on the increase of 20% of the prior year’s rent.

(12)

For the 51st through 99th years of the lease, the base rent is the greater of (i) the annual rent calculated based on 2.0% annual rent escalation throughout the term of the lease, and (ii) the fair market rental value of the property.

(13)	The individual principals’ guaranty covers tenant obligations to the extent not guaranteed by Evergreen Real Estate Partners, LLC.

Underlying Property and Tenant Information

	Property									Financial Data
										($ in millions)
Property Name	MSA	Address	Property Type	Year Built / Major Renovation Date	Occupancy as of September 30, 2017(1)	Units / Keys		Square Feet		Underlying Property NOI(2)	Ground Rent Coverage(2)
Doubletree Seattle Airport(3)	Seattle-Tacoma-Bellevue	18740 International Blvd, Seattle, WA	Hotel	1969 / 2011	85%	850		579,432		$14.8	3.3x
One Ally Center	Detroit-Warren-Dearborn	500 Woodward Ave, Detroit, MI	Office	1992	100%	N/A		957,355		(3)	>5.0x(4)
Hilton Salt Lake(3)	Salt Lake City	255 S. West Temple, Salt Lake City, UT	Hotel	1983 / 2012	73%	499		425,000		10.0	3.7x
6200 Hollywood (South)	Los Angeles-Riverside-Orange County	6200 Hollywood Boulevard, Los Angeles, CA	Multi-Family	2018		500	(5)	143,151		>14.0(6)	>5.4x(6)
3333 LifeHope	Atlanta-Sandy Springs-Roswell	3333 Old Milton Parkway, Alpharetta, GA	Office	N/A		N/A		117,355		3.1(7)	3.6x
6201 Hollywood (North)	Los Angeles-Riverside-Orange County	6201 Hollywood Boulevard, Los Angeles, CA	Multi-Family	2016		535	(5)	183,802		>14.5(8)	>6.0x(8)
Doubletree Mission Valley(3)	San Diego-Carlsbad	7450 Hazard Center Dr., San Diego, CA	Hotel	1991 / 2012	87%	300		236,745		6.7	6.0x
Doubletree Durango(3)	Durango	501 Camino Del Rio, Durango, CO	Hotel	1986 / 2009	75%	159		132,384		2.9	3.3x
Doubletree Sonoma(3)	San Francisco-San Jose-Oakland	1 Doubletree Dr., Rohnert Park, CA	Hotel	1987 / 2016	76%	245		213,000		3.6	4.9x
Northside Forsyth Hospital Medical Center	Atlanta-Sandy Springs-Marietta	4150 Deputy Bill Cantrell Memorial Rd, Cumming, GA	Medical Office Building	2017	95%	N/A		92,573	(9)	1.5	3.0x
Dallas Market Center: Sheraton Suites	Dallas-Fort Worth-Arlington	2101 Stemmons Freeway, Dallas, TX	Hotel	1989 / 2017	77%	251		178,331		2.1(10)	5.9x
The Buckler Apartments(3)	Milwaukee-Waukesha-West Allis	401 West Michigan Street, Milwaukee, WI	Multi-Family	1977 / 2016	79%	207		206,712		2.3	9.2x
NASA/JPSS Headquarters	Washington-Arlington-Alexandria	7700 and 7720 Hubble Drive, Lanham, MD	Office	1994	100%	N/A		120,000		2.1(11)	4.9x
Lock Up Self Storage Facility	Minneapolis-St. Paul-Bloomington	221 American Blvd W., Bloomington, MN	Self Storage	2008	84%	812		104,000		0.8(10)	6.5x
Dallas Market Center: Marriott Courtyard	Dallas-Fort Worth-Arlington	2150 Market Center Blvd, Dallas, TX	Hotel	1989 / 2015	76%	184		158,805		2.3(10)	18.5x
Total / Weighted Avg.								3,848,645			4.59x/4.64x(12)

(1)

The hotel occupancy rates shown are the average occupancy rates of the hotels for the 12 months ended September 30, 2017. Construction of Northside Forsyth Medical Center was completed on May 11, 2017 and occupancy reflects pre-leased percentage as of September 30, 2017. The Buckler Apartments property is currently in its lease-up phase and occupancy is as of September 30, 2017. The occupancy rate of Lock Up Self Storage Facility is the most recent mid-point of the occupancy range, provided to us by the tenant, which was June 30, 2016. We rely on the occupancy information reported to us by our tenants and do not independently investigate or verify the information supplied to us by our tenants.

(2)

Underlying Property NOI is defined as the net operating income of the commercial real estate being operated at the property without giving effect to any rent paid or payable under our GL. Net operating income is calculated as property-level revenues less property-level operating expenses as reported to us by the tenant. We rely on net operating income as reported to us by our tenants without any independent investigation or verification by us. Underlying Property NOI is shown for the 12 months ended September 30, 2017 unless otherwise noted. Ground Rent Coverage is defined as the ratio of the Underlying Property NOI to the base rental payment due to us under the GL.

(3)	We own the buildings and site improvements at these properties.
(4)	Underlying Property NOI information provided by our GL tenant is confidential. Company estimate is based on available market information.
(5)	Reflects the estimated number of apartments at 6201 Hollywood and to be constructed at 6200 Hollywood.
(6)

The property is currently under renovation. We currently expect renovation to be completed in April 2018. Represents our underwritten stabilized net operating income at the property upon stabilization. Our estimates are based on available market information, including leasing activity at comparable properties in the market.

(7)

The property is currently being renovated and converted into a class-A medical office building. We currently expect construction to be completed in 2018. Represents our underwritten stabilized net operating income at the property (which is 100% pre-leased) upon stabilization.

(8)

Construction was completed in 2016 and the property is currently in the lease up phase. A full year of property results is not yet available. Underlying Property NOI represents our underwritten stabilized net operating income at the property upon stabilization. Our estimates are based on leasing activity at the property and available market information, including leasing activity at comparable properties in the market.

(9)	Represents square footage of initial building. The site can accommodate an additional 115,100 square feet.
(10)	Based on available information, represents Underlying Property NOI for the 12 months ended June 30, 2017.
(11)	Does not reflect $0.2 million of legal expenses incurred by our GL tenant from January 1, 2017 to September 30, 2017.
(12)

The weighted average of the Ground Rent Coverage is calculated by dividing the Underlying Property NOI showin in this table by the in-place base rent of $20.2 million shown in the table titled “Our Leases” above. The 4.64x average assumes the Underlying Property NOI of One Ally Center was 5.00x the in-place base rent shown in the table above, and the 4.59x average excludes One Ally Center from the calculation.

Great Oaks Purchase Commitment

In October 2017, we entered into a purchase agreement to acquire a GL for land on which a 301 unit, luxury multi-family project known as “Great Oaks” is currently being constructed in San Jose, California. Pursuant to the purchase agreement, we will purchase the GL on November 1, 2020 from iStar for $34.0 million. iStar is providing a $80.5 million construction loan to the developer. The GL expires in 2116 and provides for annual rent of $1.27 million with fixed escalations of 2.0% annually. We currently estimate that the Ground Rent Coverage at the time of stabilization will be in excess of 5.0x, assuming that construction is completed on or before November 1, 2020.

Summary Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, together with the additional risks described in “Risk Factors” and all other information contained in this prospectus, before making an investment decision to purchase our common stock. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial position, cash flows, liquidity, results of operations, the market price of our common stock, ability to service our indebtedness and our ability to make cash distributions to our stockholders, which could cause you to lose all or a significant part of your investment in our common stock.

•                  Our expectations as to the potential size of the market for GL transactions and the availability of investment opportunities are untested and may prove to be incorrect.

•                  If potential tenants are unable to secure financing for their leasehold interests, their appetite for GLs may diminish, which could materially and adversely affect our growth prospects. In addition, if our current tenants are unable to secure financing to continue to operate their businesses and pay us rent, we could be materially and adversely affected.

•                  The rental payments under our leases may not keep up with changes in market value and inflation.

•                  For the nine months ended September 30, 2017, we received approximately 48% of our total revenues from the tenant under our master lease relating to five hotels and approximately 24% of our total revenues from the tenant at One Ally Center in Detroit, Michigan.

•                  Hotel industry concentration in our portfolio exposes us to the financial risks of a downturn in the hotel industry generally, and in the hotel operations at our specific properties.

•                  We are the tenant of a GL underlying a majority of our Doubletree Seattle Airport property.

•                  Our manager’s liability is limited under the management agreement, and we have agreed to indemnify our manager against certain liabilities. As a result, we could experience poor performance or losses for which our manager would not be liable.

•                  We depend on our manager and our manager’s key personnel with long-standing business relationships. The loss of our manager or our manager’s key personnel could threaten our ability to operate our business successfully.

•                  Our management agreement was negotiated between related parties and its terms, including fees payable to our manager, may not be as favorable to us as if they had been negotiated with an unaffiliated third party.

•                  iStar and the selling stockholders collectively have significant ownership interests in us. In addition, iStar and LA have influence over our affairs as a result of their representation on our board of directors.

•                  Our manager manages our portfolio pursuant to our investment guidelines that are approved by our board of directors, but our board of directors will not approve each investment decision made by our manager, which may result in our manager making riskier investments on our behalf than would be specifically approved by our board of directors.

•                  There are various conflicts of interest in our relationship with iStar and its affiliates, including our manager, and our executive officers and/or directors who are also officers and/or directors of iStar, as well as with our selling stockholders, which could result in decisions that are not in the best interest of our stockholders.

•                  We are subject to interest rate risks, including that if interest rates rise faster or interest expense increases in greater amounts than any rent escalations or percentage rents under our leases, and we may not generate sufficient cash to make distributions to our stockholders, to finance new investments and to meet our debt obligations as they come due.

•                  We have only recently gone public and an active trading market may not be sustained or be liquid, which may cause the market price of our common stock to decline significantly and make it difficult for investors to sell their shares.

•                  Initial estimated cash available for distribution may not be sufficient to make distributions to our stockholders at expected levels, or at all.

•                  Our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax and applicable state and local taxes, which would reduce the amount of cash available for distribution to our stockholders.

•                  The REIT distribution requirements could require us to borrow funds, issue equity or sell assets during unfavorable market conditions or subject us to tax, which may affect our ability to seize strategic opportunities, satisfy debt obligations and make distributions to our stockholders.

Structure and Formation of Our Company

On or before April 14, 2017, (i) we acquired our initial portfolio of 12 assets from iStar, (ii) we completed the $227 million initial portfolio financing and distributed the proceeds therefrom to iStar, (iii) the selling stockholders acquired 2,875,000 shares of our common stock for $57.5 million in cash (representing a 51% ownership interest in our company at such time), and (iv) we issued 2,775,000 shares of our common stock (representing a 49% ownership interest in our company at such time) and paid $57.5 million in cash to iStar in consideration of its contribution of our initial portfolio to us subject to the indebtedness of the initial portfolio financing. The total value of the cash and stock paid to iStar in these transactions, which we refer to as our formation transactions, was $340 million, based on the initial public offering price per share.

Concurrently with the completion of our initial public offering on June 27, 2017, we sold to iStar 2,250,000 shares of our common stock in the concurrent iStar placement at the initial public offering price per share for an aggregate purchase price of $45.0 million.

Concurrently with the completion of our initial public offering, we and our operating partnership entered into a $300 million revolving credit facility to, among other things, fund future GL investments, which we refer to in this prospectus as “our revolving credit facility.”

Our Structure

We hold substantially all of our assets, and conduct substantially all of our operations, through our operating partnership, and we are the sole general partner of our operating partnership.

The following diagram depicts our ownership structure as of September 30, 2017.

(1)                                 See “Principal and Selling Stockholders.”

Benefits to Related Parties

iStar, our directors and executive officers and the selling stockholders received material benefits in connection with our formation transactions, including the following:

•                  iStar received $340 million of consideration for our initial portfolio, comprised of (i) 2,775,000 shares of our common stock having an aggregate value of $55.5 million, based on the initial public offering price per share, (ii) the proceeds from our $227 million initial portfolio financing and (iii) $57.5 million of proceeds from our  sale of common stock to the selling stockholders in the formation transactions.

•                  iStar purchased 2,250,000 shares of our common stock in the concurrent iStar placement at the initial public offering price per share for an aggregate purchase price of $45.0 million.

•                  We entered into the management agreement with our manager, a wholly-owned subsidiary of iStar, pursuant to which our manager will be entitled to a management fee for its services and reimbursement of certain expenses.

•                  We entered into stockholder’s agreements with each of the selling stockholders under which (i) GICRE has the right to appoint a non-voting board observer, the right to purchase additional shares of our common stock up to an amount equal to 10.0% of future issuances of common stock by us, subject to certain exceptions, and a right of first offer to participate in co-investments when we seek coinvestment capital for investments, subject to certain exceptions; and (ii) LA has the right to designate one director as a nominee for election to our board and the right to purchase additional shares of our common stock up to an amount equal to 4.0% of future issuances of common stock by us, subject to certain exceptions. These rights are subject to the selling stockholders maintaining specified ownership interests in us.

•                  We entered into indemnification agreements with our directors, executive officers and board observer providing for the indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against (i) our directors, executive officers and board observer and (ii) our executive officers who are former members, managers, stockholders, directors, limited partners, general partners, officers, board observers, or controlling persons of our predecessor in their capacities as such.

•                  We entered into a registration rights agreement with iStar with respect to resales of shares of our common stock received as consideration for the sale of the initial portfolio to us, purchased in the concurrent iStar placement and received as management fees under the management agreement.

•                  We entered into a registration rights agreement with each of the selling stockholders with respect to resales of shares of our common stock purchased by them in the formation transactions and in the future pursuant to our stockholder’s agreements with each of the selling stockholders.  The registration statement of which this prospectus is a part has been filed pursuant to that registration rights agreement.

•                  iStar agreed to guaranty certain of our obligations to the lenders and indemnify our lenders under our initial portfolio financing, including with respect to customary environmental matters and recourse carveout matters, such as fraud, gross negligence, failure to pay taxes, triggering certain tenant rights and certain other items. We have agreed to indemnify iStar for any losses suffered by it under the guaranty and environmental indemnity other than as a result of iStar’s material breach of its obligations under the initial portfolio financing.

•                  We granted a waiver from the ownership limit contained in our charter to iStar to own up to 39.9%, and to GICRE to own up to 15.0%, of the outstanding shares our common stock in the aggregate.

•                  We adopted our equity incentive plan to provide equity incentive opportunities to members of our manager’s management team and employees who perform services for us, our directors, advisers, consultants and other personnel, and issued, in the aggregate, thereunder 40,000 shares of restricted common stock to our directors who are not officers or employees of our manager or iStar at the closing of our initial public offering. See “Management—Equity Incentive Plan” for further details.

Relationship with iStar

iStar owns approximately 34.6% of the outstanding shares of our common stock as of September 30, 2017 which we believe provides significant alignment of interest with us.

We entered into an exclusivity agreement with iStar pursuant to which iStar agreed that it will not acquire, originate, invest in, or provide financing for a third party’s acquisition of, a GL unless it has first offered that opportunity to us. The exclusivity agreement will not apply to opportunities that include only an incidental interest in GLs or opportunities to manufacture or otherwise create a GL from a property that has been owned by iStar’s existing net lease venture with GICRE for at least three years after the closing of our initial public offering. The existing net lease venture invests in single tenant properties leased to corporate entities under triple net leases. The venture had total assets of approximately $635 million at September 30, 2017. The investment period of the venture is scheduled to expire in February 2018 and the term of the venture is scheduled to end in February 2022 (subject to two one-year extensions), although both dates may be extended by joint agreement of the partners. iStar owns a 51.9% interest in, and manages the day to day operations of, the net lease venture and several of its executives whose time is substantially devoted to the venture own a 0.6% equity interest in the venture and are entitled to participate in promote payments made to iStar. The parties have committed a total of $500 million to the net lease venture, of which $221 million was drawn as of September 30, 2017. The exclusivity agreement has an initial term of one year and will automatically renew with each annual renewal of the management agreement. The exclusivity agreement will automatically terminate upon any termination of the management agreement and will not otherwise be terminable. See “Our Manager and the Management Agreement—Exclusivity.”

iStar paid $18.9 million of underwriting discounts and commissions payable to the underwriters in connection with our intial public offering, our other offering expenses and our expenses incurred in connection with the concurrent iStar placement, including legal, accounting, consulting, and regulatory filing expenses.

iStar agreed to provide the lenders under our initial portfolio financing with a limited recourse guaranty and indemnity of certain of our obligations with respect to environmental matters and customary recourse carveout matters, including fraud, gross negligence, failure to pay taxes, the triggering of certain tenant rights and certain other items. iStar’s limited recourse guaranty and environmental indemnity will remain in place until the first to occur of our equity market capitalization reaching at least $500 million or our net worth as of our most recent balance sheet reaching at least $250 million. We have agreed to indemnify iStar for any amounts it is required to pay, or other losses it suffers, under its limited recourse guaranty and environmental indemnity, other than as a result of iStar’s material breach of its obligations under the initial portfolio financing.

We have entered into a purchase agreement with iStar to acquire the Great Oaks GL.  See “Our Portfolio—Great Oaks Purchase Commitment.”

Management Agreement

We entered into a management agreement with our manager effective upon the completion of our initial public offering. We have designed our management agreement with terms that we believe are beneficial to us and our stockholders. Specifically, during the first year of the management agreement, we will pay no management fee to our manager. Thereafter, we will pay our manager a management fee, payable solely in shares of our common stock, equal to the sum of 1.0% of total equity up to $2.5 billion and 0.75% of total equity in excess of $2.5 billion. Our manager will not be entitled to receive any additional performance or incentive compensation. Our management agreement has an initial term of one year with annual renewals to be approved by a majority of the independent members of our board of directors. Additionally, the management agreement may be terminated by us or our manager at the end of each annual term without the payment of a termination fee; provided, however, that we may not terminate the management agreement unless a successor guarantor reasonably acceptable to iStar has (i) agreed to replace iStar under its limited recourse guaranty and environmental indemnity with respect to our initial portfolio financing or (ii) provided iStar with a reasonably acceptable indemnity for any losses suffered by iStar on its limited recourse guaranty and environmental indemnity after its termination as our manager.

The management fee will be paid solely in shares of our common stock valued at the greater of (i) the volume weighted average market price of our common stock during the quarter for which the fee is being calculated and (ii) the initial public offering price per share of our common stock set forth on the cover of this prospectus, before underwriting discounts and commissions. Our manager will be restricted from selling shares of our common stock paid to it as management fees for two years from the date such shares are issued, except that such restrictions will terminate at the effective date of the termination of the management agreement, and, for the avoidance of doubt, such restrictions will not apply to distributions of such shares to iStar in contemplation of a further distribution of such shares to iStar’s stockholders. We will also reimburse our manager for all operating expenses incurred by our manager in providing services under the management agreement, including expenses related to legal, accounting, due diligence and other services, except that our manager agreed not to seek reimbursement for certain personnel expense allocations during the first year of the management agreement. Expenses will be reimbursed in cash on a monthly basis.

Our manager will manage the day-to-day operations of our company in conformity with our investment guidelines, which may be modified or supplemented by our board of directors from time to time. For more information about the management agreement, see “Our Manager and the Management Agreement—Management Agreement.”

Conflicts of Interest

Conflicts of interest may exist or could arise in the future with iStar and its affiliates, including our executive manager, our officers and/or directors who are also officers and/or directors of iStar, and any limited partner of our operating partnership. Conflicts may include, without limitation: conflicts arising from the enforcement of agreements between us and iStar or our manager; conflicts in the amount of time that officers and employees of our manager will spend on our affairs versus iStar’s other affairs; conflicts in future transactions that we may pursue with iStar; and conflicts in pursuing transactions that could be structured as either a GL or as another type of transaction that is within iStar’s investment focus. We do not generally expect to enter into joint ventures with iStar, but if we do so, the terms and conditions of our joint venture investment will be subject to the approval of a majority of disinterested directors of our board of directors. As of September 30, 2017, iStar owned approximately 34.6% of the outstanding shares of our common stock and has registration rights for resales of shares of our common stock received as consideration for the sale of the initial portfolio to us, purchased in the concurrent iStar placement and received as management fees under the management agreement. Two directors of iStar also serve on our board of directors, including Jay Sugarman, who is the chief executive officer of iStar and our chief executive officer. Our manager is a wholly-owned subsidiary of iStar. As a result of the foregoing relationships, iStar has significant influence over us. Additionally, although we entered into an exclusivity agreement with iStar, the agreement contains exceptions to iStar’s exclusivity for opportunities that include only an incidental interest in GLs and opportunities to manufacture or otherwise create a GL from a property that has been owned by iStar’s existing net lease venture with GICRE for at least three years after the closing of our initial public offering. Accordingly, the exclusivity agreement will not prevent iStar from pursuing certain GL opportunities directly or through the aforementioned net lease venture. See “Our Manager and the Management Agreement—Exclusivity.”

The terms of our formation transactions, our management agreement with our manager, our exclusivity and registration rights agreements with iStar and the purchase agreement for the Great Oaks GL were negotiated between related parties and may not be as favorable to us as if it had been negotiated at arm’s length with an unaffiliated third party. In addition, the obligations of our manager and its officers and other personnel to engage in other business activities at iStar may reduce the time that our manager and its officers and other personnel spend managing us.

Conflicts of interest may exist or could arise in the future with the selling stockholders and us in connection with the enforcement of the stockholders and registration rights agreements between us and the selling stockholders, and with iStar’s existing net lease joint venture and us in connection with future investment opportunities.

Our directors and executive officers have duties to our company under applicable Maryland law, and our executive officers and our directors who are also disinterested directors of our board of directors or officers of iStar also have duties to iStar under applicable Maryland law. Those duties may come in conflict from time to time. At the same time, we, as the general partner of our operating partnership, have fiduciary duties and obligations to our operating partnership and its other partners under Delaware law. Our operating partnership agreement provides that in the event of a conflict in the duties owed by us to our stockholders and the fiduciary duties owed by us, in our capacity as general partner of our operating partnership, to those limited partners, we will fulfill our fiduciary duties to those limited partners by acting in the best interests of our company.

We adopted policies that are designed to reduce certain potential conflicts of interests. See “Policies with Respect to Certain Activities—Conflict of Interest Policies.”

Restrictions on Ownership of Our Capital Stock

Our charter generally prohibits, with certain exceptions, any stockholder from beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock or all classes and series of our capital stock. We have granted a waiver to iStar to own up to 39.9%, and to GICRE to own up to 15.0%, of the outstanding shares of our common stock in the aggregate.

Distribution Policy

We intend to make regular quarterly distributions to holders of shares of our common stock. We paid a pro rata initial distribution of $0.0066 with respect to the period commencing on the completion of our initial offering and ended on June 30, 2017, based on $0.15 per share for a full quarter. We paid a dividend of $0.15 per share in respect of the quarter ended September 30, 2017.  On an annualized basis, this distribution rate equates to $0.60 per share. We intend to maintain our initial distribution rate for the 12-month period following completion of our intitial public offering unless our actual or anticipated results of operations, cash flows or financial position, economic or market conditions or other factors differ materially from the assumptions used in our estimate. Any future distributions will be at the discretion of our board of directors and will be dependent upon a number of factors, including our actual and anticipated results of operations, cash flows and financial position, our qualification as a REIT, prohibitions or other restrictions under financing agreements, economic and market conditions, applicable law and other factors described herein.

Our Tax Status

We intend to elect and to qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2017. We believe we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), and we intend to continue to operate in a manner that will enable us to meet the requirements for qualification and taxation as a REIT commencing with our taxable year ending December 31, 2017. To qualify as a REIT, we must meet, on an ongoing basis, various tests regarding the nature and diversification of our assets and our income, the ownership of our outstanding stock and the amount of our distributions. So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our net taxable income that we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Even if we qualify as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property. See “Certain U.S. Federal Income Tax Considerations.”

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other publicly-traded companies that are not “emerging growth companies,” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. We have elected to utilize the exemption for auditor attestation requirements.

In addition, the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we have chosen to “opt out” of this extended transition period, and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for all public companies that are not emerging growth companies. Our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenue equals or exceeds $1.07 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of our initial public offering, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Company Information

On October 20, 2017, we changed our name from Safety, Income and Growth, Inc. to Safety, Income & Growth Inc.  Our principal executive offices are located at 1114 Avenue of the Americas, New York, New York 10036. Our telephone number is (212) 930-9400. Our website address is www.safetyincomegrowth.com. The information on, or otherwise accessible through, our website does not constitute a part of this prospectus.

Selected Historical and Unaudited Pro Forma Financial and Other Data

The following table sets forth selected financial and other data on (i) a historical consolidated basis for our company and on a combined basis for our predecessor and (ii) a pro forma basis for our company giving effect to (a) the formation transactions, (b) our initial public offering and the concurrent iStar placement and the use of the net proceeds therefrom, (c) certain other transactions and (d) entry into our management agreement with our manager.

The selected historical combined balance sheet data as of December 31, 2016 and 2015 of our predecessor and selected historical combined operating data for the years ended December 31, 2016 and 2015 of our predecessor have been derived from the audited historical combined financial statements of our predecessor included elsewhere in this prospectus. The selected historical consolidated balance sheet data as of September 30, 2017 and the selected historical consolidated and combined operating data for the period from Janaury 1, 2017 to April 13, 2017, the period from April 14, 2017 to September 30, 2017 and the nine months ended September 30, 2016 have been derived from the unaudited historical consolidated and combined financial statements included elsewhere in this prospectus. Our results of operations for the nine months ended September 30, 2017 are not necessarily indicative of our results of operations for the year ending December 31, 2017.

The accompanying historical combined financial data of our predecessor does not represent the financial position, results of operations and cash flows of one legal entity, but rather a combination of entities under common control that have been “carved out” from iStar’s historical consolidated financial statements. The historical combined financial statements of our predecessor include expense allocations of certain iStar corporate functions, including executive oversight, treasury, finance, human resources, tax planning, internal audit, financial reporting, information technology and investor relations. These allocations are not indicative of the actual expense that would have been incurred had our predecessor operated as an independent, publicly-traded, externally-managed company for the periods presented. We believe that the assumptions and estimates used in preparation of the underlying combined financial statements of our predecessor are reasonable. However, the combined financial statements herein do not necessarily reflect what our predecessor’s financial position, results of operations or cash flows would have been if it had been a standalone company during the periods presented, nor are they necessarily indicative of our future financial position, results of operations or cash flows.

The unaudited selected pro forma financial data for the nine months ended September 30, 2017 and for the year ended December 31, 2016 is presented as if: (i) our capitalization; (ii) the acquisition by the selling stockholders; (iii) our initial public offering, the concurrent iStar placement and the use of proceeds therefrom; (iv) entry into our management agreement with our manager; (v) the initial portfolio financing and (vi) other related transactions, each as more fully described in this prospectus, took place concurrently on January 1, 2016 for the operating data. The unaudited pro forma financial data are not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor do they purport to represent our future financial position or results of operations.

You should read the following selected financial data in conjunction with the historical consolidated and combined financial statements and the unaudited pro forma financial statements and the related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Pro Forma		Historical Consolidated	Historical Combined
	For the Nine Months Ended September 30,	For the Year Ended December 31,	For the Period from April 14, 2017 to September 30,	For the Period from January 1, 2017 to April	For the Nine Months Ended September 30,	For the Years Ended December 31,
	2017	2016	2017	13, 2017	2016	2016	2015
	(In thousands)
OPERATING DATA:
Ground and other lease income	$18,759	$27,363	$10,374	$5,916	$14,005	$21,664	$18,558
Total revenues	18,845	27,363	10,460	6,024	14,037	21,743	18,565
Total costs and expenses	20,764	25,263	12,785	4,686	11,121	15,128	12,848
Net income (loss)	(1,411)	2,100	(2,325)	1,846	2,916	6,615	5,717
SUPPLEMENTAL DATA:
FFO(1)	$4,771	$9,622	$1,814	$2,239	$5,272	$9,757	$8,857
AFFO(1)	6,464	10,681	2,912	1,352	3,313	7,161	7,327
EBITDA(1)	12,046	18,319	6,127	5,179	11,344	17,999	16,086

(1)                                 See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for a definition of this metric and a reconciliation to the most directly comparable GAAP number and a statement of why our management believes the presentation of the metric provides useful information to investors.

	Historical Consolidated and Combined
	As of September 30,	As of December 31,
	2017	2016	2015
	(In thousands)
BALANCE SHEET DATA:
Real estate, net	$410,393	$104,478	$103,680
Real estate-related intangible assets, net(1)	140,069	32,680	33,109
Total assets	650,524	155,667	144,256
Total liabilities	292,293	1,576	227
Total equity	358,231	154,091	144,029
Total liabilities and equity	650,524	155,667	144,256

(1)                                 As of December 31, 2015, real estate-related intangible assets, net have been reclassed from deferred expenses and other assets, net.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, together with all the other information contained in this prospectus, including the financial statements and the notes thereto, before making an investment decision to purchase our common stock. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial position, cash flows, liquidity, results of operations, the market price of our common stock, our ability to service our indebtedness and our ability to make cash distributions to our stockholders (including those necessary to qualify and maintain our qualification as a REIT), which could cause you to lose all or a significant part of your investment in our common stock. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See the section entitled “Forward-Looking Statements.”

Risks Related to Our Portfolio and Our Business

Our expectations as to the potential size of the market for GL transactions and the availability of investment opportunities are untested and may prove to be incorrect.

We believe that we are the first public company that intends to invest primarily in GL assets and the achievement of our investment objectives depends, in part, on our ability to grow our portfolio. We cannot assure you that the size of the market for GLs will meet our estimates. Potential tenants may prefer to own the land underlying the improvements they intend to develop, rehabilitate or own. In addition, we have been in an extended period of historically low interest rates, and when rates increase, there may be less activity generally in real estate transactions, including leasing, development and financing and less financing available for potential tenants to finance their leasehold interests.

If potential tenants are unable to secure financing for their leasehold interests, their appetite for GLs may diminish, which could materially and adversely affect our growth prospects. In addition, if our current tenants are unable to secure financing to continue to operate their businesses and pay us rent, we could be materially and adversely affected.

A potential tenant’s interest in entering into a GL transaction as opposed to alternative financing, such as mortgage financing, will depend in part on such tenant’s ability to secure financing for a leasehold interest on attractive terms. If leasehold financing is not available on terms that are at least as favorable as available mortgage financing, we expect that potential tenants will be less likely to pursue GL transactions with us, which may materially adversely affect the market for our leases and our ability to grow and meet our investment objectives.

Additionally, many of our tenants rely on external sources of financing to operate their businesses. The U.S. may experience significant liquidity disruptions, resulting in the unavailability of financing for many businesses. If our current tenants are unable to secure financing necessary to continue to operate their businesses, they may be unable to meet their rent obligations to us or be forced to declare bankruptcy and reject their leases.

Unfavorable market and economic conditions in the United States and globally, in the specific markets or submarkets where our properties are located or in the markets and industries in which our tenants conduct business could materially and adversely affect the market value of our properties, the financial performance of our tenants, the availability of attractive investment and financing opportunities, the demand for GLs and our ability to sell, recapitalize or refinance our properties.

Unfavorable market and economic conditions in the United States and globally, especially in the markets or submarkets where our properties are located or in the markets and industries in which our tenants conduct business, may significantly affect the market value of our properties, the financial performance of our tenants, the availability of attractive investment and financing opportunities, the demand for GLs and our ability to strategically dispose, recapitalize or refinance our properties on economically favorable terms or at all. Our ability to originate GL transactions, lease our properties on favorable terms, obtain financing and re-let properties returned to us after lease expirations or earlier terminations is dependent upon overall economic conditions, which are adversely affected by, among other things, job losses and unemployment levels, recession, market volatility and uncertainty about the future. We expect that any declines in our rental revenues would cause us to have less cash available to meet our operating requirements, including debt service, and to make distributions to our stockholders. Our business may be affected by the volatility and illiquidity in the financial and credit markets, a general global economic recession and other market or economic challenges experienced by the real estate industry or the U.S. economy as a whole. Factors that may affect our rental revenues, the Underlying Property NOI related to our properties and/or the market value of our properties include the following, among others:

•                  downturns in global, national, regional and local economic conditions;

•                  declines in the financial position or liquidity of our tenants due to bankruptcy, competition, operational failures or other reasons, which may result in tenant defaults under our GLs;

•                  the inability or unwillingness of potential tenants to enter into GLs; and

•                  changes in the values of our leases.

Our operating performance and the market value of our properties are subject to risks associated with real estate assets and the real estate industry, which could materially and adversely affect us.

Real estate investments are subject to various risks and fluctuations and cycles in value and demand, many of which are beyond our control. Certain events may adversely affect our operating results and decrease cash available for distributions to our stockholders, as well as the market value of our properties. These events include, but are not limited to:

•                  adverse changes in international, national, regional or local economic and demographic conditions;

•                  vacancies or our inability to enter into GL transactions or re-let a property on favorable terms, including possible market pressures to offer tenants various incentives to sign or renew their leases;

•                  increases in market rental rates that we are unable to capture because our leases are long-term and any rent escalations under our leases may often be fixed;

•                  increases in inflation that exceed any rent adjustment clauses;

•                  adverse changes in the financial position or liquidity of tenants and buyers of properties;

•                  decreases in market rental rates at the end of our leases;

•                  our inability to collect rent from tenants;

•                  competition from other real estate investors with significant capital, including real estate operating companies, other publicly traded REITs, institutional investment funds, banks, insurance companies and individuals;

•                  fluctuations in interest rates, which could adversely affect our ability, or the ability of buyers and tenants of properties, to obtain financing on favorable terms or at all;

•                  civil disturbances, hurricanes and other natural disasters, or terrorist acts or acts of war, which may result in uninsured or underinsured losses; and

•                  changes in, and changes in enforcement of, laws, regulations and governmental policies, including, without limitation, health, safety, environmental, zoning and tax laws and governmental fiscal policies.

In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in attractive investment opportunities or an increased incidence of defaults under our existing leases. As a result of the foregoing, there can be no assurance that we can achieve our investment objectives.

The rental payments under our leases may not keep up with changes in market value and inflation.

The master lease relating to the Doubletree Seattle Airport, Hilton Salt Lake, Doubletree Mission Valley, Doubletree Sonoma and Doubletree Durango and the lease relating to the Dallas Market Center: Marriott Courtyard also provide for percentage rent participations in operating revenues at the hotels located on the properties. The leases relating to the One Ally Center, Northside Forsyth Hospital Medical Center, 6201 Hollywood (North) and 6200 Hollywood (South) properties provide for a periodic resetting of the rent based on changes in the CPI, subject to a floor and a ceiling in both cases. These percentage rent participations and CPI adjustments may not keep up fully with changes in inflation. They may also not keep up fully with increases in market value. As a result, we may not capture the full value of the properties underlying our leases. Future leases that we enter into may contain similar or other limitations on rent increases, which may limit the appreciation in value of our properties and our net asset value.

Multi-tenanted properties expose us to additional risks.

A property that is ground leased to a tenant that will operate a multi-tenant building will involve risks not typically encountered in properties that are ground leased to, and occupied by, a single tenant. Leasing land to operators of multi-tenant properties could expose us to the risk that a sufficient number of suitable tenants may not be found by our GL tenant to enable the property to operate profitably enough to pay rent under our GL. The risk may be compounded by the failure of multiple tenants to satisfy their obligations to our GL tenant due to various factors. Multi-tenant properties are also subject to tenant turnover and fluctuation in occupancy rates, which could affect our GL tenant’s ability to pay rent to us, and may lower our percentage rents, if any.

Some of our tenants do not operate their properties and rely on revenues from subtenants to cover operating expenses, ground rent, taxes, debt service and other costs associated with the property.

Some of our tenants do not operate their properties and instead enter into subleases with subtenants on the expectation that such subleases will generate sufficient income to cover the tenant’s operating expenses, ground rent, taxes on the property, leasehold mortgage debt service and other costs associated with the property. If the tenant is not able to enter into such subleases, or such subleases are not able to generate sufficient revenue, the tenant may not be able to pay rent to us or may pay less rent to us as a result of any percentage rent participations.

The ground rent we charge our tenants may exceed the rents our tenants collect from their subtenants.

The ground rent we charge typically increases periodically or participates in revenues from the operations of our tenants at the properties. However, the rents our tenants charge their subtenants may not increase at the same rate. As a result, the Ground Rent Coverage of our leases may decline and in some cases our tenants may be unable to meet their rental obligations under our lease.

We are the tenant of a GL underlying a majority of our Doubletree Seattle Airport property.

The sum of our annualized cash base rental income in place for our Doubletree Seattle Airport property as of September 30, 2017 and total percentage cash rental income during the twelve months ended September 30, 2017 for such property totaled an aggregate of $5.5 million, or approximately 23.5% of our entire portfolio, in each case excluding the one time $0.5 million stub period payment that we received in the first quarter of 2017 in respect of a change in the master lease governing the Hilton Western Portfolio. See “Business and Properties—Descriptions of Properties in our Portfolio—Doubletree Seattle Airport.” A majority of the land underlying our Doubletree Seattle Airport property is owned by a third party and is ground leased to us. We are obligated to pay the third-party owner of the GL $0.4 million, subject to adjustment for changes in the CPI, per year through 2044; however, we pass this cost on to our tenant under the terms of our master lease. We are currently in discussions with the third party owner to extend or restructure the GL; however, we can give no assurance that we will be successful in consummating any such extension or restructuring or that the terms of any extension or restructuring will be attractive to us. If we are unable to reach an agreement with the third-party owner of the GL, our GL and our right to sublease the property and generate revenues and cash flows therefrom would terminate in 2044 without any compensation for the building and improvements on the property.

As an owner primarily of land, our depreciation expenses are expected to be limited for financial and tax reporting purposes, with the result that we will be highly dependent on external capital sources to fund our growth.

As an owner of land, we expect to record limited depreciation expenses for either financial reporting or tax reporting purposes. As a result, we will not have significant depreciation expenses that will reduce our net taxable income and the payment ratio of our distributions to our cash available for distribution to our stockholders or other metrics is likely to be higher than at many other REITs. This also means that we will be highly dependent on external capital sources to fund our growth. If capital markets are experiencing disruption or are otherwise unfavorable, we may not have access to capital on attractive terms, or at all, which could prevent us from achieving our investment objectives.

Lease defaults, terminations or landlord-tenant disputes may reduce our revenue from our lease investments.

The creditworthiness of our tenants could be negatively impacted as a result of challenging economic conditions or otherwise, which could result in their inability to meet the terms of their leases with us. Lease defaults or terminations by one or more tenants may reduce our revenues unless a default is cured or a suitable replacement tenant is found promptly. In addition, disputes may arise between us and a tenant that result in the tenant withholding rent payments, possibly for an extended period. These disputes may lead to litigation or other legal procedures to secure payment of the rent withheld or possession of the building and improvements thereon. Upon a lease default, we may have limited or no recourse against a guarantor. Neither tenants nor any guarantors may have the ability to satisfy any judgments we may obtain in full or at all. We may also have duties to mitigate our losses and we may not be successful in that regard. Any of these situations may result in extended periods during which there is a significant decline in revenues or no revenues generated by a property.

Tenant concentration may expose us to financial credit risk.

Concentrations of credit risks arise when we derive a significant percentage of our revenues from a particular tenant or credit party, or a number of our tenants are engaged in similar business activities, or activities in the same geographic region, or have similar economic features, such that their ability to meet their contractual obligations, including those to us under our leases, could be similarly affected by changes in economic conditions. For the nine months ended September 30, 2017, the tenant under our master lease relating to five hotels accounted for approximately $7.9 million, or 48%, of our total revenues, and our tenant who leases the land on which the One Ally Center in Detroit, Michigan is located accounted for approximately $4.0 million, or 24%, of our total revenues. To the extent the Company has a significant concentration of ground and other lease income from any tenant, credit party, business or geography, we could be materially and adversely affected.

Hotel industry concentration exposes us to the financial risks of a downturn in the hotel industry generally, and the hotel operations at our specific properties.

Three of the tenants in our portfolio operate hotels at the leased properties. For the nine months ended September 30, 2017, 53% of our total revenues came from rent payments by these hotel tenants. The master lease relating to the Doubletree Seattle Airport, Hilton Salt Lake, Doubletree Mission Valley, Doubletree Sonoma and Doubletree Durango and the lease relating to the Dallas Market Center: Marriott Courtyard provide for percentage rent participations in operating revenues at the hotels located on the properties. Although both leases also provide for a fixed rent or a minimum rent (in addition to our right to receive percentage rent), declines in the operating revenues of these hotels, or a decline in the hotel industry generally, could materially reduce the percentage rent that we receive. The performance of the hotel industry has historically been closely linked to the performance of the general economy and, specifically, growth in U.S. gross domestic product. It is also sensitive to business and personal discretionary spending levels. Declines in corporate budgets and consumer demand due to adverse general economic conditions, risks affecting or reducing travel patterns, lower consumer confidence or terrorist activity can lower the revenues and profitability of our tenants participating in the hotel industry. As a result of our current concentration, we are particularly susceptible to adverse developments in the hotel industry.

Percentage rent payable under our master lease relating to the Hilton Western Portfolio is calculated on an aggregate portfolio-wide basis.

Our master lease relating to the five assets constituting the Hilton Western Portfolio obligates the tenant to pay us percentage rent equal to 7.5% of the positive difference between the aggregate annual operating revenues of the five hotels in the Hilton Western Portfolio for any year and the aggregate base revenues of the five hotels specified in the master lease of approximately $81.4 million. Accordingly, to the extent the aggregate operating revenues of the five hotels for any year do not exceed $81.4 million we will not be entitled to any percentage rent from any of those hotels. As a result, a deterioration in the operating performance at any of the hotels in the Hilton Western Portfolio would adversely affect our ability to earn percentage rent payable under any of the remaining hotels in the Hilton Western Portfolio, and it is possible that poor operating performance at one or more hotels in the Hilton Western Portfolio could reduce or eliminate percentage rent for any annual period notwithstanding stable or improving operating performance at other hotels included in the Hilton Western Portfolio.

We are subject to the risk of bankruptcy of our tenants.

The bankruptcy or insolvency of a tenant may materially and adversely affect the income produced by our properties or could force us to “take back” a property as a result of a default or a rejection of the lease by a tenant in bankruptcy, any of which could materially and adversely affect us. If any tenant becomes a debtor in a case under federal bankruptcy law, we cannot evict the tenant and assume ownership of the building and improvements thereon solely because of the bankruptcy if the tenant continues to comply with the terms of our lease. In addition, the bankruptcy court might permit the tenant to reject and terminate its lease with us. Our claim against the tenant for unpaid and future rent would be subject to a statutory cap that might be substantially less than the rent actually owed to us under the lease. Our claim for unpaid rent will be a general unsecured claim that would likely not be paid in full. We may also be unable to re-lease a terminated or rejected space or re-lease it on comparable or more favorable terms.

It is also possible that, if a tenant were to become subject to bankruptcy proceedings, a bankruptcy court could re-characterize the lease transactions as secured lending transactions depending on its interpretation of the terms of the lease, including, among other factors, the length of the lease relative to the useful life of the leased property. If a lease were judicially recharacterized as a secured lending transaction, we would not be treated as the owner of the property subject to the lease and could lose the legal as well as economic attributes of the owners of the property, which could have a material adverse effect on us.

In addition, one of our current leases is a multiple property master lease, and we may acquire additional master leases in the future. Bankruptcy laws afford certain protections to a tenant that may also affect the master lease structure. Subject to certain restrictions, a tenant under a master lease generally is required to assume or reject the master lease as a whole, rather than making the decision on a property-by-property basis. This prevents the tenant from assuming only the better performing properties and terminating the master lease with respect to the poorer performing properties. If these tenants are considering filing for bankruptcy protection, we may find it necessary to agree to amend their master leases to remove certain underperforming properties rather than risk the tenant rejecting the entire master lease in bankruptcy. Whether or not a bankruptcy court will require a master lease to be assumed or rejected as a whole depends upon a “facts and circumstances” analysis. A bankruptcy court will consider a number of factors, including the parties’ intent, the nature and purpose of the relevant documents, whether there was separate and distinct consideration for each property included in the master lease, the provisions contained in the relevant documents and applicable state law. If a bankruptcy court allows a master lease to be rejected in part, certain underperforming leases related to properties we own could be rejected by the tenant in bankruptcy, thereby adversely affecting payments derived from the properties. As a result, the bankruptcy of a tenant subject to a master lease could materially and adversely affect us.

Our future GLs may be subject to subordination clauses.

The lender of a leasehold financing may request a first security position against the land and buildings from the tenant. Although our existing GLs do not require us to agree to subordinate our interest in the land to any leasehold financings, there can be no assurance that we will not agree to do so in the future. If we agree to subordinate our interest in the GL to the lender’s interest, and if the tenant goes into default under the loan documents, we risk losing the land in addition to any rights to the building and improvements thereon.

We may be unable to renew GLs or re-lease the land on favorable terms or at all at the end of our GLs.

Above-market rental rates at some of the properties in our portfolio at the time of any GL renewal or re-lease may force us to renew some expiring leases or re-lease properties at lower rates. We cannot assure you existing tenants will exercise any extension options or that our expiring leases will be renewed or that our properties will be re-leased at rental rates equal to or above their then weighted average rental rates.

The tenant under our GL relating to the One Ally Center property has the right to level the building before the expiration of the lease.

Prior to the expiration of the GL relating to the One Ally Center property, the tenant has the right to level the building and improvements on the property, although it cannot do so during the last five years of the lease without our prior consent. Rent under our GL must continue to be paid through the end of the lease, even if the tenant levels the building and any improvements on the property. If the tenant elects to level the building and any improvements on the property, it will be more difficult for us to re-let the property, taking more time for us to find a replacement tenant willing to develop the property. Accordingly, no assurance can be given as to the commencement date of any future lease or the attractiveness of the future lease terms.

Our master lease relating to five hotel properties and our GL relating to the Lock Up Self Storage Facility provide the tenants with the right to purchase our hotel properties or land, as the case may be, in certain circumstances.

Our master lease gives the tenant the right to purchase one or more of the hotels at fair market value if the hotel suffers a major casualty or condemnation event, as defined under the master lease. The Lock Up Self Storage Facility lease gives the tenant the right to purchase our interest in the underlying land at fair market value as of the expiration of the lease in 2037. Additionally, we may enter into leases in the future that provide the tenants with purchase options. If a tenant exercises a purchase option, we would lose the right to future rent from the property. Furthermore, the purchase price we are entitled to receive may be less than the price we paid for the related property and we may not be able to reinvest the purchase price we receive in comparable investments that produce similar or better returns.

The tenants under the GLs relating to the One Ally Center, 3333 LifeHope, Northside Forsyth Hospital Medical Center, NASA/JPSS Headquarters and The Buckler Apartments properties have certain preemptive rights should we decide to sell the properties.

Each of the One Ally Center, 3333 LifeHope and Northside Forsyth Hospital Medical Center leases gives the tenant a right of first refusal to purchase the property before we can sell the property to a third party. Each of the NASA/JPSS Headquarters and The Buckler Apartments leases gives the tenant a right of first offer to purchase the property, i.e., we must first offer the property to the tenant before soliciting offers for the sale of the property to any other person. The existence of such preemptive rights could limit third-party offers for the property, inhibit our ability to sell a property or adversely affect the timing of any sale of any such property and affect our ability to obtain the highest price possible in the event that we decide to market or sell the property.

We typically agree to grant certain mortgagee protections to a permitted leasehold mortgagee, and there can be no assurance that we will not be materially and adversely affected by the exercise of such protections.

We typically permit tenants to obtain mortgage financing secured by their leasehold interest, and in connection with that financing, we permit the tenant to assign the lease and the tenant’s rights under the lease to the mortgagee as collateral. We also typically agree to grant certain mortgagee protections to a permitted leasehold mortgagee, including, without limitation, the right to receive notices and cure tenant defaults under the lease, the right to require us to enter into a new lease with a successor tenant on the same terms as the existing lease and the right to consent to certain actions. We may grant a leasehold mortgagee more time to cure certain non-monetary defaults than would be afforded to the tenant under the lease. We may also agree to defer certain remedies while the leasehold mortgagee is endeavoring to cure a default, such as terminating or giving notice of termination of the lease and bringing a proceeding and dispossessing the tenant or subtenants. In addition, some leasehold mortgage lenders may insist, should a casualty, loss or condemnation occur, upon using insurance proceeds to reduce the tenant’s debt to it rather than restoring or repairing the casualty, loss or condemnation, although the tenant would likely not be able to generate sufficient revenues from the resulting property to pay ground rent to us. As of September 30, 2017, the tenants at the One Ally Center, Dallas Market Center: Sheraton Suites, Northside Forsyth Hospital Medical Center, NASA/JPSS Headquarters, The Buckler Apartments, Dallas Market Center: Marriott Courtyard, Lock Up Self Storage, 6200 Hollywood and 6201 Hollywood properties had leasehold mortgage financing in place. There can be no assurance that we will not be materially and adversely affected by a leasehold mortgagee’s exercise of such mortgagee protections.

Our tenants generally do not have credit ratings.

Our tenants generally do not have credit ratings. To the extent a tenant has a credit rating, such rating is subject to ongoing evaluation by the rating agency assigning the rating, and we cannot assure you that such rating will not be lowered, reduced or withdrawn by the rating agency in the future if, in its judgment, circumstances warrant. If a rating agency assigns a lower than expected rating or reduces or withdraws, or indicates that it may reduce or withdraw, the credit rating of a tenant, the value of our investment in any properties leased to such tenant could significantly decline.

We rely on Underlying Property NOI as reported to us by our tenants.

We rely on Underlying Property NOI as reported to us by our tenants to, among other things, calculate Ground Rent Coverage and evaluate the security of the rent owed to us pursuant to a GL and the safety of our investment in a GL. We seek to invest in GLs that we believe will generate secure rental payments, with Ground Rent Coverage of 2.0x to 5.0x for the initial year of the lease. Similarly, we seek safety in our GL investments by typically limiting our investment in a GL to 30% to 45% of our estimate of the Combined Property Value as of the commencement of the lease or as of our acquisition of the GL. In evaluating Ground Rent Coverages and estimating Combined Property Values, we rely, to a significant degree, on Underlying Property NOI as reported to us by our tenants without independent investigation or verification on our part. Our tenants do not, nor do we expect that future tenants will, provide us with full financial statements prepared in accordance with GAAP, and the financial information provided to us by our tenants has not been, nor do we expect that future information will be, audited or reviewed by an independent registered public accounting firm. Our leases generally do not specify the detail upon which such financial information must be prepared. Our leases also generally do not require our approval for rent concessions or abatements given by our tenants to their subtenants, nor do our leases generally require our tenants to advise us of such concessions or abatements. Additionally, we do not independently investigate or verify the information supplied to us by our tenants, but rather assume the accuracy and completeness of such information and the appropriateness of the accounting methodology or principles, assumptions, estimates and judgments made by our tenants in preparing the information provided to us. Accordingly, no assurance can be given that the information provided to us by our tenants is accurate or complete, which could materially and adversely affect our underwriting decisions. Tenants may also restrict our ability to disclose publicly their Underlying Property NOI. For example, we are prohibited from publicly disclosing the Underlying Property NOI at One Ally Center pursuant to a confidentiality agreement with the tenant. The weighted average Ground Rent Coverage of the portfolio as of September 30, 2017 was 4.64x, assuming that the Underlying Property NOI at the One Ally Center for the 12 months ended September 30, 2017 was 5.00x the annualized in place base rent payable under our One Ally Center GL, and 4.59x excluding One Ally Center from the weighted average Ground Rent Coverage calculation. With respect to properties under development or renovation, the foregoing weighted averages reflect our estimated annual rent coverage at the expected stabilization or completion of renovation at the applicable property. There can be no assurance our estimates will prove to be correct.

There can be no assurance that we will realize any incremental value from the “value bank” or that the market price of our common stock will reflect any value attributable thereto.

At the end of a GL, we regain possession of the land, pursuant to the typical terms of a GL, and generally take title to the building and any improvements thereon, without the payment of any additional consideration by us. Since we target GLs where the initial value of the GL represents between 30% and 45% of the Combined Property Value, we regard the difference between the initial GL value and the Combined Property Value as a value bank of incremental value that we may realize at the end of the lease through a releasing or sale transaction, or perhaps by operating the property directly. To the extent we choose to operate a property directly after the expiration or other termination of a GL, we will be subject to additional risks associated with leasing commercial real estate, including responsibility for property operating costs, such as taxes, insurance and maintenance, that previously were paid for by our tenant pursuant the GL. Additionally, the value bank may grow during the term of the GL in an amount equal to any appreciation in the Combined Property Value. Though we estimate Combined Property Value using one or more valuation methodologies that we consider appropriate, there can be no assurance that this estimate or the amount of any value bank is accurate at the time we invest in a GL. Even if we estimate that a value bank exists initially, we will generally not be able to realize that value through a near term transaction, as the property is leased to a tenant pursuant to a long-term lease. While the value of commercial real estate as a broad class has generally increased over extended periods of time and is believed by some to exhibit a positive correlation with rates of inflation, the value of a particular commercial real estate asset is primarily a function of its location, overall quality and the terms of relevant leases. Since our leases are typically long-term (base terms ranging from 30 to 99 years), it is possible that the value bank will increase in value, but over long periods of time. However, the Combined Property Value of a particular property at the end of a GL will be highly dependent on its unique attributes and there can be no assurance that it will exceed the amount of our initial investment in the GL. Moreover, no assurance can be given that the market price of our common stock will include any value attributable to the value bank. In addition, our ability to recognize value through reversion rights may be limited by the rights of our tenants under some of our GLs, including tenant rights to purchase the properties under certain circumstances and the right of the One Ally Center tenant to level the improvements prior to the expiration of the GL. See “—The tenant under our GL relating to the One Ally Center property has the right to level the building before the expiration of the lease,” “—Our master lease relating to five hotel properties and our GL relating to the Lock Up Self Storage Facility provide the tenants with the right to purchase our hotel properties or land, as the case may be, in certain circumstances” and “—The tenants under the GLs relating to the One Ally Center, 3333 LifeHope, Northside Forsyth Hospital Medical Center, NASA/JPSS Headquarters and The Buckler Apartments properties have certain preemptive rights should we decide to sell the properties.” Moreover, the market price of our common stock may not reflect any value ascribed to the value bank, as it is difficult and highly speculative to estimate the value of a commercial real estate portfolio that may be realized at a distant point in time.

We use our estimates of Combined Property Value when underwriting investments and monitoring our portfolio, which are based on various assumptions and information supplied to us by our tenants; accordingly, such estimated values may not be indicative of actual values.

We intend to target investments in long-term GLs in which the initial value of our GL represents between 30% and 45% of the Combined Property Value. When underwriting a potential investment and monitoring our portfolio, our estimate of Combined Property Value is based on expected lease terms, information supplied to us by our prospective tenant or tenant and numerous assumptions made by us. We do not independently investigate or verify the information provided to us by our tenants and no assurance can be given that the information is accurate. See “—We rely on Underlying Property NOI as reported to us by our tenants.” The use of different information or assumptions could result in valuations that are materially lower than those used in our underwriting and portfolio monitoring processes.

Our estimates of Combined Property Values represent our opinion and may not accurately reflect the current market value of the properties relating to our GLs. Such estimates are based on numerous estimates and assumptions and not on contractual sale terms or third-party appraisals and, therefore, are inherently uncertain, and no assurance can be given regarding the accuracy or appropriateness of such estimates and assumptions. The application of alternative estimates or assumptions could result in valuations, by us or others, that are materially lower than those used in our underwriting and portfolio monitoring processes.

GLs with developers expose us to risks associated with property development and redevelopment that could materially and adversely affect us.

One of our business strategies is to enter into GLs with developers looking to construct or rehabilitate a building. In GL transactions with developers, rent may not commence until construction is completed. Therefore, we will be subject to risks that the developer will be unable to complete the project and have it begin paying rent to us. Risks associated with development transactions include, without limitation: (i) the availability and pricing of financing for the developer on favorable terms or at all; (ii) the availability and timely receipt by the developer of zoning and other regulatory approvals; (iii) the potential for the fluctuation of occupancy rates and rents, which could affect any percentage rents that we may receive; (iv) development, repositioning and redevelopment costs may be higher than anticipated by the developer, which may cause the developer to abandon the project; and (v) cost overruns and untimely completion of construction (including due to risks beyond the developer’s control, such as weather or labor conditions, or material shortages). In addition, if our tenant has obtained leasehold financing to complete construction, and the construction lender forecloses on the mortgage following a default, there is a risk that the mortgagee or a new tenant may not have necessary or sufficient development experience to complete the project or to do so to the same standards as the original developer. These risks could result in substantial unanticipated delays or expenses and could prevent the initiation or the completion of development, repositioning or redevelopment activities, any of which could materially and adversely affect us.

We may directly own one or more commercial properties before we are able to execute a GL transaction, which will expose us to the risks of ownership of operating properties and require us to bear the costs of owning and operating the properties.

Certain of our business and growth strategies involve creating GLs from existing commercial properties by separating a property into an ownership interest in land that is ground leased to a tenant and an ownership interest in the buildings and improvements thereon that is retained by the original owner of the property or acquired by a third party. In pursuing such transactions, there may be instances where we take ownership of the commercial property for a period of time prior to the separation of the fee and leasehold interests. For example, if a proposed GL tenant fails to complete a GL transaction with us, we may nonetheless maintain or take ownership of the commercial property while we pursue an alternative transaction.

The ownership and operation of commercial properties will expose us to risks, including, without limitation,

•                  adverse changes in international, regional or local economic and demographic conditions;

•                  tenant vacancies and market pressures to offer tenant incentives to sign or renew leases;

•                  adverse changes in the financial position or liquidity of tenants;

•                  the inability to collect rent from tenants;

•                  tenant bankruptcies;

•                  higher costs resulting from capital expenditures and property operating expenses;

•                  civil disturbances, hurricanes and other natural disasters, or terrorist acts or acts of war, which may result in uninsured or underinsured losses;

•                  liabilities under environmental laws;

•                  risks of loss from casualty or condemnation; and

•                  changes in, and changes in enforcement of, laws, regulations and governmental policies, including, without limitation, health, safety, environmental, zoning and tax laws.

Upon taking ownership of a commercial property, we may be required to contribute ownership of the commercial property to a taxable REIT subsidiary (“TRS”), which would subsequently seek to sell a leasehold interest in such commercial property. Any gain from the sale of such leasehold interest would be subject to corporate income tax. See “—Tax Risks Related to Ownership of Our Shares—Our TRSs are subject to special rules that may result in increased taxes.”

Loans that we make to GL owners will be subject to delinquency, foreclosure and loss, which could result in losses to us.

Certain of our business and growth strategies involve financing the acquisition of GLs by third parties. The ability of a borrower to repay a loan secured by a GL typically is dependent primarily upon the successful operation of the commercial property by our borrower’s tenant, rather than upon the existence of independent income or assets of our borrower. If the net operating income of such commercial property is reduced, and our borrower’s tenant fails to pay the contractual rent to our borrower, our borrower’s ability to repay our loan may be impaired.

Loan defaults by one or more borrowers may reduce our revenues unless the default is cured. If a default is not cured, we will bear a risk of loss of principal to the extent of any deficiency between the value of the GL loan collateral and the principal and accrued interest of the loan. Upon a lease default, we may have limited or no recourse against a guarantor. Neither the borrower nor any guarantors may have the ability to satisfy any judgments we may obtain in full or at all.

In the event of the bankruptcy of a GL loan borrower, the loan to that borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law if, for example, the bankruptcy trustee or debtor in possession determined that we did not properly perfect our lien. Foreclosure of a secured loan can be an expensive and lengthy process.

We may not be successful expanding into new markets.

We intend to explore acquisitions and originations of properties across the United States and, possibly, internationally. Each of the risks applicable to our ability to successfully acquire and integrate in our current markets is also applicable to our ability to successfully acquire and integrate properties in new markets. In addition to these risks, we will not possess the same level of familiarity with the dynamics and market conditions of any new markets that we may enter, which could adversely affect the results of our expansion into those markets, and we may be unable to build a significant market share or achieve a desired return on our investments in new markets. If we are unsuccessful in expanding into new markets, it could materially adversely affect our ability to grow and achieve our investment objectives.

Competition may adversely affect our ability to acquire and originate investments.

We compete with commercial developers, other REITs, real estate companies, financial institutions, such as banks and insurance companies, funds, and other investors, such as pension funds, private companies and individuals, for investment opportunities. Our competitors include both competitors seeking to originate or acquire GL transactions or acquire properties in their entirety and competitors offering debt financing as an alternative to a GL. Some of our competitors have greater financial and other resources and access to capital than we do. Due to our focus on GLs throughout the United States, and because most competitors are often locally and/or regionally focused, we do not always encounter the same competitors in each market.

We may be unable to identify and successfully complete acquisitions and originations and even if acquisitions and originations are identified and completed, the investments may not perform as expected.

One of our business strategies is to acquire and originate GL transactions and grow our portfolio. Our acquisition and origination activities and their success are subject to the following risks:

•                  we may be unable to acquire or originate a desired investment because of competition from other well capitalized real estate investors, including developers, other publicly traded REITs, institutional investment funds, banks, insurance companies and individuals, or because the seller of a property elects to obtain alternative capital rather than enter into a GL transaction with us;

•                  even if we enter into an agreement for a transaction, it is usually subject to customary conditions to closing, including completion of due diligence investigations to our satisfaction, which may not be satisfied;

•                  even if we are able to acquire or originate a desired GL transaction, competition from other real estate investors may significantly increase the investment price;

•                  we may be unable to finance investments on favorable terms or at all;

•                  we may incur significant expenses in pursuing both consummated transactions and potential investment opportunities;

•                  acquired and originated properties may become subject to environmental liabilities of which we were unaware at the time we acquired the property despite any environmental testing; and

•                  new investments may fail to perform as expected.

Any delay or failure on our part to identify, negotiate, finance and consummate such acquisitions and originations in a timely manner and on favorable terms could also impede our growth and ability to achieve our investment objectives.

Acquired and originated properties may expose us to unknown liabilities.

We may acquire properties subject to liabilities and without any recourse, or with only limited recourse, against the prior owners or other third parties with respect to unknown liabilities. As a result, if a liability were asserted against us based upon our current or prior ownership of those properties, we might have to pay substantial sums to settle or contest it. Unknown liabilities with respect to acquired properties might include:

•                  environmental liabilities, including for clean-up or remediation of environmental contamination;

•                  claims by tenants, vendors or other persons associated with the properties;

•                  liabilities incurred in the ordinary course of business or otherwise; and

•                  claims for indemnification by general partners, directors, officers and others entitled to indemnification.

As an owner of real property, we could become subject to liability for environmental contamination, regardless of whether we caused such contamination.

Under various federal, state and local environmental laws, statutes, ordinances, rules and regulations, as an owner of real property, we may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, in or under the properties we own as well as certain other potential costs relating to hazardous or toxic substances. These liabilities may include government fines and penalties and damages for injuries to persons and adjacent property. These laws may impose liability without regard to whether we knew of, or were responsible for, the presence or disposal of those substances. This liability may be imposed on us in connection with the activities of an operator of, or tenant at, the property. The cost of any required remediation, removal, fines or personal or property damages, and our liability therefor, could be significant and could exceed the value of the property and have a material adverse effect on us. In addition, the presence of those substances, or the failure to properly dispose of or remove those substances, may adversely affect our ability to sell or rent the affected property or to borrow using such property as collateral, which, in turn, would reduce our revenues and ability to satisfy our debt service obligations and to make distributions to our stockholders.

A property can also be adversely affected either through physical contamination or by virtue of an adverse effect upon value attributable to the migration of hazardous or toxic substances, or other contaminants that have or may have emanated from other properties.

Although our tenants are primarily responsible for any environmental damages and claims related to the properties, a tenant’s bankruptcy or inability to satisfy its obligations for these types of damages or claims could require us to satisfy such liabilities. In addition, we may be held directly liable for any such damages or claims irrespective of the provisions of any lease.

Our tenants may fail to maintain required insurance, and certain potential losses may not be fully covered by insurance.

Our leases generally require the tenant to maintain all insurance on the property, and the failure of the tenant to maintain the proper insurance could adversely impact our interest in a property in the event of a loss. Furthermore, there are certain types of losses, such as losses resulting from wars, terrorism or certain acts of God, that generally are not insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, we could lose capital invested in a GL as well as the anticipated future revenues from a GL, while remaining obligated for any indebtedness we may have incurred related to the GL. Any loss of these types could materially and adversely affect us.

We may become subject to litigation.

In the future, we may become subject to litigation, including claims relating to our investments, equity or debt financings and otherwise in the ordinary course of our business. Some of these claims may result in significant defense costs and potentially significant judgments against us, some of which are not, or cannot be, insured against. We generally intend to defend ourselves vigorously; however, we cannot be certain of the ultimate outcomes of any claims that may arise in the future. Resolution of these types of matters against us may result in our having to pay significant fines, judgments, or settlements, which may be uninsured or exceed insured levels. Certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage.

We may acquire investments through tax deferred contribution transactions, which could result in stockholder dilution and limit our ability to sell such assets.

We may acquire investments in exchange for operating partnership units in tax deferred contribution transactions. Generally, these units will be redeemable, at the option of the holder, for cash equal to the market value of an equal number of shares of our common stock at the time of redemption or, at our election, exchangeable for shares of our common stock on a one-for-one basis. The issuance and subsequent redemption or exchange of such units may result in stockholder dilution. Additionally, this acquisition structure may require us to protect the contributors’ ability to defer recognition of taxable gain by limiting our ability to dispose of the contributed properties and/or requiring us to maintain a minimum amount of nonrecourse partnership liabilities encumbering the contributed property. These restrictions could limit our ability to sell or refinance an asset at a time, or on terms, that would be favorable absent such restrictions.

Our business is highly dependent on information systems and communication systems; systems failures and other operational disruptions could significantly affect our business.

Our business is highly dependent on communication and information systems which may interfere with or depend on systems operated by third parties, including market counterparties, tenants and service providers. Any failure or interruption of these systems could cause delays or other problems in our activities, including in our investment activities.

Additionally, we rely heavily on financial, accounting and other data processing systems and operational risks arising from mistakes made in the closing of transactions, from transactions not being properly booked, evaluated or accounted for or other similar disruption in our operations may cause us to suffer financial loss, the disruption of our business, liability to third parties, regulatory intervention and reputational damage.

Cybersecurity risk and cyber incidents may adversely affect our business by causing a disruption to our operations, a compromise or corruption of our confidential information and/or damage to our business relationships.

A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of our information resources. These incidents may be an intentional attack or unintentional event and could involve gaining unauthorized access to our or our manager’s information systems for purposes of misappropriating assets, stealing confidential information, corrupting data or causing operational disruption. The result of these incidents may include disrupted operations, misstated or unreliable financial data, liability for stolen assets or information, increased cybersecurity protection and insurance cost, litigation and damage to our business relationships. As reliance on technology has increased, so have the risks posed to both our and our manager’s information systems and those provided by third-party service providers. Our manager has implemented processes, procedures and internal controls to help mitigate cybersecurity risks and cyber intrusions, but these measures, as well as our increased awareness of the nature and extent of a risk of a cyber incident, do not guarantee that we will not be materially and adversely affected by such an incident.

Changes in accounting rules, assumptions and/or judgments could materially and adversely affect us.

Accounting rules for certain aspects of our anticipated operations are highly complex and involve significant judgment and assumptions. These complexities could lead to a delay in the preparation of our financial statements and the public reporting of this information. Furthermore, changes in accounting rules or in our accounting assumptions and/or judgments, such as asset impairments, could materially and adversely affect us.

Changes to lease accounting rules could affect our financial reporting.

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02 (“ASU 2016-02”), which updates the rules applicable to accounting for leases effective for reporting periods beginning after December 15, 2018. ASU 2016-02 requires the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases. The accounting applied by a lessor is largely unchanged from that applied under previous GAAP. However, in certain instances a long-term lease of land could be classified as a sales-type lease, resulting in our derecognizing the underlying asset from our books and recording a profit or loss on sale and the net investment in the lease. The implementation of ASU 2016-02 could result in a material change in income recognition from previous GAAP. Changes in our lease accounting could affect the comparability of our reported results with prior periods and could affect our ability to comply with financial covenants under our future debt instruments.

If there are deficiencies in our disclosure controls and procedures or internal control over financial reporting, we may be unable to accurately present our financial statements, which could materially and adversely affect us.

As a publicly-traded company, we are required to report our financial statements on a consolidated basis. Effective internal controls are necessary for us to accurately report our financial results. Section 404 of the Sarbanes-Oxley Act will require us to evaluate and report on our internal control over financial reporting. However, for as long as we are an “emerging growth company” under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act. We could be an “emerging growth company” for up to five years. An independent assessment of the effectiveness of our internal controls could detect problems that our management’s assessment might not. There can be no guarantee that our internal control over financial reporting will be effective in accomplishing all control objectives all of the time. Furthermore, as we grow our business, our internal controls will become more complex, and we may require significantly more resources to ensure our internal controls remain effective. We identified a significant deficiency in connection with the correction of the classification in the statement of cash flows of the funding we provided pursuant to the Forsyth GL from cash flows provided by operating activities to cash flows used in investing activities for the six months ended June 30, 2016. We have taken measures which we believe will remediate the deficiency. However, we cannot conclude that this significant deficiency has been fully remediated until we have sufficient data to properly test the remediation. Future deficiencies, including any material weakness, in our internal control over financial reporting which may occur could result in misstatements of our results of operations that could require a restatement, failing to meet our public company reporting obligations and causing investors to lose confidence in our reported financial information, which could materially and adversely affect us.

Risks Related to Our Relationship with Our Manager

We do not have a policy that expressly prohibits our directors, executive officers, security holders or affiliates from engaging for their own account in business activities of the types conducted by us.

We do not have a policy that expressly prohibits our directors, executive officers, security holders or affiliates from engaging for their own account in business activities of the types conducted by us. However, our code of business conduct and ethics contains a conflicts of interest policy that prohibits our directors and executive officers, as well as personnel of our manager or iStar who provide services to us, from engaging in any transaction that involves an actual conflict of interest with us without the approval of a majority of our independent directors. In addition, our management agreement with our manager does not prevent our manager and its affiliates from engaging in additional management or investment opportunities, some of which could compete with us.

Our manager’s liability is limited under the management agreement, and we have agreed to indemnify our manager against certain liabilities. As a result, we could experience poor performance or losses for which our manager would not be liable.

Pursuant to the management agreement, our manager does not assume any responsibility other than to render the services called for thereunder and is not responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Under the terms of the management agreement, our manager, its officers, stockholders, members, managers, directors, personnel, any person or entity controlling or controlled by our manager (including iStar) and any of their officers, stockholders, members, managers, directors, employees, consultants and personnel, and any person providing advisory services to our manager are not liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except because of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. In addition, we have agreed to indemnify our manager, its officers, stockholders, members, managers, directors, personnel, any person or entity controlling or controlled by our manager and any of their officers, stockholders, members, managers, directors, employees, consultants and personnel, and any person providing advisory services to our manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in accordance with and pursuant to the management agreement.

Our manager’s failure to make investments on favorable terms that satisfy our investment strategy and otherwise generate attractive risk-adjusted returns initially and consistently from time to time in the future would materially and adversely affect us.

Our ability to achieve our investment objectives depends on our ability to grow, which depends, in turn, on the management team of our manager and its ability to identify and to make investments on favorable terms that meet our investment strategy as well as on our access to financing on acceptable terms. Our ability to grow is also dependent upon our manager’s ability to successfully hire, train, supervise and manage new personnel. We may not be able to manage growth effectively or to achieve growth at all.

Because we depend upon our manager and, through our manager, iStar to conduct our operations, any adverse events or developments affecting our manager or iStar or any adverse changes in our relationship with our manager could hinder our operating performance and ability to achieve our investment objectives.

We depend on our manager to manage our assets and operations. Any adverse events or developments affecting our manager or its parent, iStar, or any adverse changes in our relationship with our manager, could hinder our operating performance and ability to achieve our investment objectives.

We depend on our manager and our manager’s key personnel with long-standing business relationships. The loss of our manager or our manager’s key personnel could threaten our ability to operate our business successfully.

Our future success depends, to a significant extent, upon the continued services of our manager’s management team. In particular, the GL experience of the management team and the extent and nature of the relationships they have developed within the real estate industry and with financial institutions are critically important to the success of our business. The loss of services of one or more members of our manager’s management team, whether as a result of their departure from iStar or iStar’s unilateral decision to no longer make them available to our manager, could threaten our ability to operate our business successfully. Additionally, the management agreement does not require our manager to devote all of its resources or for its personnel to devote all of their business time to managing our affairs or for iStar to allocate any specific officers or employees to our manager for our benefit, and we don’t expect any of the officers or employees of our manager or iStar to be dedicated exclusively to us. The ability of our manager, iStar and their officers and employees to engage in other business activities may reduce the time our manager spends managing us.

Our formation transactions, management agreement, exclusivity agreement, iStar registration rights agreement and the purchase agreement for the Great Oaks GL were negotiated between related parties and their terms may not be as favorable to us as if they had been negotiated with an unaffiliated third party.

Our formation transactions, management agreement, exclusivity agreement, iStar registration rights agreement and the Great Oaks GL were negotiated between related parties and their terms, including the consideration paid to iStar for our initial portfolio, fees payable to our manager, the terms of iStar’s exclusivity commitment and resale rights and the purchase price for the Great Oaks GL may not be as favorable to us as if they had been negotiated with an unaffiliated third party. In addition, we may choose not to enforce, or to enforce less vigorously, our rights under agreements with iStar because of our desire to maintain our ongoing relationship with iStar and our manager.

iStar and the selling stockholders will collectively have significant ownership interests in us and, in addition, iStar and LA have influence over our affairs as a result of their representation on our board of directors.

As of September 30, 2017, iStar owns approximately 34.6% of the outstanding shares of our common stock, and the selling stockholders own approximately 15.8% of our outstanding common stock. Two directors of iStar also serve on our board of directors, including Jay Sugarman, who is the chief executive officer of iStar and our chief executive officer, and a wholly-owned subsidiary of iStar is our manager under the management agreement. In addition, LA has the right to designate one director as a nominee for election to our board of directors. As a result of these relationships, iStar and the selling stockholders will collectively have significant influence over the outcome of voting matters presented to our stockholders, and, in addition, iStar and LA have influence over our affairs through their representation on our board of directors.

There are various conflicts of interest in our relationship with iStar and its affiliates, including our manager, and our executive officers and/or directors who are also officers and/or directors of iStar, as well as with our selling stockholders, which could result in decisions that are not in the best interest of our stockholders.

Conflicts of interest may exist or could arise in the future with iStar and its affiliates, including our manager, our executive officers and/or directors who are also directors or officers of iStar, and any limited partner of our operating partnership. Conflicts may include, without limitation: conflicts arising from the enforcement of agreements between us and iStar or our manager; conflicts in the amount of time that officers and employees of our manager will spend on our affairs versus iStar’s other affairs; conflicts in future transactions that we may pursue with iStar; and conflicts in pursuing transactions that could be structured as either a GL or as another type of transaction that is within iStar’s investment focus. While we do not generally expect to enter into joint ventures with iStar and if we do so, the terms and conditions of any such joint venture investment would be subject to the approval of a majority of our independent directors, there can be no assurance that such approval will be successful in achieving terms and conditions as favorable to us as would be available from a third party. In addition, if a potential investment transaction could be structured either as a GL or a financing within iStar’s investment focus, the transaction would meet the investment objectives of both iStar and us (including economic, diversification, geographic, maturity date, tenant and other investment objectives) and both we and iStar have the available capital to pursue the investment, iStar will present both a financing and a GL investment proposal to the property owner for potential selection by the owner; however, the terms of the proposal by iStar may be more favorable than the terms of our GL investment proposal. As of September 30, 2017, iStar owns approximately 34.6% of the outstanding shares of our common stock. Two directors of iStar also serve on our board of directors, including Jay Sugarman, who is the chief executive officer of iStar and our chief executive officer. Our manager is a wholly-owned subsidiary of iStar. As a result of the foregoing relationships, iStar have significant influence over us. Additionally, although we entered into an exclusivity agreement with iStar, the agreement contains exceptions to iStar’s exclusivity for opportunities that include only an incidental interest in GLs and opportunities to manufacture or otherwise create a GL from a property that has been owned by iStar’s existing net lease venture with GICRE for at least three years after the closing of our initial public offering. Accordingly, the exclusivity agreement will not prevent iStar from pursuing certain GL opportunities directly or through the aforementioned net lease venture. See “Our Manager and the Management Agreement—Exclusivity.”

Conflicts of interest may exist or could arise in the future with the selling stockholders and us in connection with the enforcement of the stockholders and registration rights agreements between us and the selling stockholders, and with iStar’s existing net lease joint venture with an affiliate of GICRE and us in connection with future investment opportunities.

Our directors and executive officers have duties to our company under applicable Maryland law, and our executive officers and our directors who are also directors or officers of iStar also have duties to iStar under applicable Maryland law. Those duties may come in conflict from time to time. At the same time, we, as the general partner of our operating partnership, have fiduciary duties and obligations to our operating partnership and its other partners under Delaware law. Our operating partnership agreement provides that in the event of a conflict in the duties owed by our directors and executive officers to our company and the fiduciary duties owed by us, in our capacity as general partner of our operating partnership, to those limited partners, we will fulfill our fiduciary duties to those limited partners by acting in the best interests of our company.

We have adopted policies that are designed to reduce certain potential conflicts of interests. See “Policies with Respect to Certain Activities—Conflict of Interest Policies.”

Our management agreement is short term and we may not be able to find a suitable replacement if it is terminated. The exclusivity agreement will terminate upon a termination of the management agreement.

Our management agreement with our manager has a one-year term and may be terminated by either party without payment of a termination fee at the end of each annual term; provided, however, that we may not terminate the management agreement unless a successor guarantor reasonably acceptable to iStar has (i) agreed to replace iStar under its limited recourse guaranty and environmental indemnity with respect to our initial portfolio financing or (ii) provided iStar with a reasonably acceptable indemnity for any losses suffered by iStar on its limited recourse guaranty and environmental indemnity after its termination as our manager. If the management agreement is terminated and no suitable replacement is found to manage us, we may not be able to execute our business plan. We will also lose the benefits of the exclusivity agreement if our management agreement is terminated. iStar’s significant ownership interest in us may disincentivize a potential replacement manager to agree to manage us if we were to terminate the management agreement.

The manner of determining the management fee may not provide sufficient incentive to our manager to maximize risk-adjusted returns on our investment portfolio since it is based on our total equity (as defined in the management agreement) and not on other measures of performance.

Our manager is entitled to receive a management fee that is based on the amount of our total equity (as defined in the management agreement) at the end of each quarter, regardless of our performance. Our total equity for the purposes of calculating the management fee is not the same as, and could be greater than, the amount of total equity shown on our balance sheet. The possibility exists that significant management fees could be payable to our manager for a given quarter despite the fact that we could experience a net loss during that quarter. Our manager’s entitlement to such significant nonperformance-based compensation may not provide sufficient incentive to our manager to devote its time and effort to source and maximize risk-adjusted returns on our investment portfolio.

Our manager manages our portfolio pursuant to our investment guidelines and our board of directors will not approve each investment decision made by our manager, which may result in our manager making riskier investments on our behalf than would be specifically approved by our board of directors.

Our manager is required to manage our business affairs in conformity with the policies and the investment guidelines approved by our board of directors. While our directors periodically review our policies, investment guidelines and our investment portfolio, they do not review all of our proposed investments, which may result in our manager making riskier investments on our behalf than would be specifically approved by our board of directors. In addition, in conducting periodic reviews, our directors may rely primarily on information provided to them by our manager. Furthermore, our manager may enter into complicated transactions that may be difficult or impossible to unwind by the time they are reviewed by our directors. Our manager has great latitude within the broad investment guidelines in determining the types of assets it may decide are proper investments for us, which could result in investment returns that are substantially below expectations or that result in losses. Decisions made and investments entered into by our manager may not fully reflect your best interests.

Our manager may change its investment process, or elect not to follow it, without stockholder approval at any time, which may adversely affect our investments.

Our manager may change its investment process without stockholder approval at any time. In addition, there can be no assurance that our manager will follow the investment process in relation to the identification and underwriting of prospective investments. Changes in our manager’s investment process may result in inferior due diligence and underwriting standards, which may adversely affect our investments.

Financing and Investment Risks

Our obligations under debt agreements will reduce cash available for distribution to our stockholders and may expose us to the risk of default under those debt agreements and may include covenants that prohibit or otherwise restrict our ability to make distributions to our stockholders.

Payments of principal and interest on borrowings may leave us with insufficient cash resources to fund investment activities or to make distributions currently contemplated or necessary for us to qualify or maintain our qualification as a REIT. If interest rates, and therefore, the costs of our debt rise faster and by greater amounts than any rent escalations and percentage rents under our leases, we may not generate sufficient cash to pay amounts due under our borrowings. Our level of debt, the costs of our debt relative to the cash flows from operations and the limitations imposed on us by our debt agreements could have significant adverse consequences, including, without limitation, the following:

•                  our cash flow may be insufficient to meet our required principal and interest payments;

•                  we may be unable to borrow additional funds as needed on favorable terms, or at all;

•                  we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•                  increases in interest rates could materially increase our interest expense on outstanding variable debt or future fixed rate debt;

•                  we may be forced to dispose of one or more of our assets, possibly on disadvantageous terms;

•                  our revolving credit facility restricts our ability to pay distributions to our stockholders as described in “Description of Indebtedness—The Revolving Credit Facility;”

•                  certain defaults under our initial portfolio financing, such as a failure of a tenant to pay required taxes, may be triggered by the actions or omissions of our tenants who have substantial control over the activities conducted on the properties subject to our GLs, which may be difficult for us to address in a timely manner to avoid such defaults becoming an event of default under the initial portfolio financing;

•                  we may default on our obligations or violate restrictive covenants, in which case the lenders or mortgagees may accelerate our debt obligations, repossess on the properties, if any, that secure their loans and/or take control of our properties, if any, that secure their loans and collect rents and other property income; and

•                  our default under debt agreements could result in a default or acceleration of other indebtedness with cross-default or cross acceleration provisions.

High interest rates and/or unavailability of debt financing for real estate transactions may make it difficult for us to finance or refinance investments, which could reduce the number of properties we can acquire or originate, our operating results, cash flows and the amount of cash distributions we can make to our stockholders.

If debt is unavailable at reasonable rates, we may not be able to finance the purchase or origination of GL investments. If we incur secured debt, we may be unable to refinance the investments when the debt becomes due, or to refinance the debt on favorable terms. If interest rates are higher when we refinance our investments, our operating results and cash flows could be reduced. This, in turn, could reduce cash available for distribution to our stockholders and may hinder our ability to raise more capital by issuing more stock or by borrowing more money.

Our degree of leverage and the lack of a limitation on the amount of indebtedness in our organizational documents we may incur could materially and adversely affect us.

Our organizational documents do not contain any limitation on the amount of indebtedness we may incur. We have entered into the initial portfolio financing and our revolving credit facility and may incur additional debt in the future. A high ratio of debt-to-earnings or other metrics could be viewed negatively by investors. In addition, our degree of leverage could affect our ability to obtain additional financing for working capital, acquisitions, distributions or other general corporate purposes. Our degree of leverage could also make us more vulnerable to a downturn in business or the economy generally. If we become highly leveraged in the future, the resulting increase in debt service requirements could cause us to default on our obligations.

If we use interest rate derivatives and fail to hedge interest rates effectively, such failure could have a material and adverse effect on us.

Subject to our qualification as a REIT, we may seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements that involve risk, such as the risk that counterparties may fail to honor their obligations under these arrangements, and that these arrangements may not be effective in reducing our exposure to interest rate changes. Moreover, there can be no assurance that our hedging arrangements will qualify for hedge accounting or that our hedging activities will have the desired beneficial impact on our results of operations and cash flows. Should we desire to terminate a hedging arrangement, there could be significant costs and cash requirements involved to fulfill our initial obligation under the hedging arrangement.

When a hedging arrangement is required under the terms of a mortgage loan, it is often a condition that the hedge counterparty maintains a specified credit rating. If the credit rating of a counterparty were downgraded and we were unable to renegotiate the credit rating condition with the lender or find an alternative counterparty with acceptable credit rating, we would be in default under the loan and the lender could seize that property securing the loan through foreclosure.

Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on partners’ or co-venturers’ financial position and liquidity and disputes between us and our co-venturers.

We may co-invest in the future with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity. Under our stockholder’s agreement with GICRE, we have agreed that GICRE has the right to participate as a co-investor in real estate investments for which we are seeking joint venture partners. In a joint venture, we would not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity. Investments in partnerships, joint ventures or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions as a result of their challenged financial position and liquidity or otherwise. Partners or co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives, and they may have competing interests that could create conflict of interest issues. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. In addition, prior consent of our partners or co-venturers may be required for a sale or transfer to a third party of our interests in the partnership or joint venture, which would restrict our ability to dispose of our interest in the partnership or joint venture. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our qualification as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity at an unfavorable price or time. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our executive officers and/or directors from focusing their time and effort on our business. Consequently, actions by or disputes with partners or co-venturers might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our partners or co-venturers. Our partnerships or joint ventures may be subject to debt and we could be forced to fund our partners’ or co-venturers’ share of such debt if they fail to make the required payments in order to preserve our investment. In addition, in any weakened credit market, the refinancing of such debt may require equity capital calls.

Risks Related to Our Organization and Structure

We are a holding company with no direct operations and will rely on funds received from our operating partnership to pay our obligations and make distributions to our stockholders.

We are a holding company and will conduct substantially all of our operations through our operating partnership. We will not have, apart from an interest in our operating partnership, any independent operations. As a result, we will rely on distributions from our operating partnership to make any distributions we declare on shares of our common stock. We will also rely on distributions from our operating partnership to meet any of our obligations, including any tax liability on taxable income allocated to us from our operating partnership. In addition, because we are a holding company, your claims as stockholders are structurally subordinated to all existing and future creditors and preferred equity holders of our operating partnership and its subsidiaries. Therefore, in the event of a bankruptcy, insolvency, liquidation or reorganization of our operating partnership or its subsidiaries, assets of our operating partnership or the applicable subsidiary will be able to satisfy our claims to us as an equity owner therein only after all of their liabilities and preferred equity have been paid in full.

As of September 30, 2017, we own directly or indirectly 100% of the interests in our operating partnership. However, in connection with our future acquisition of GLs or otherwise, we may issue units of our operating partnership to third parties. Such issuances would reduce our ownership in our operating partnership. Because you will not directly own units of our operating partnership, you will not have any voting rights with respect to any such issuances or other partnership level activities of our operating partnership.

The concentration of our voting power may adversely affect the ability of new investors to influence our policies.

As of September 30, 2017, iStar owns approximately 34.6% of the outstanding shares and voting power of our common stock and the selling stockholders own approximately 15.8% of the outstanding shares and voting power of our common stock. Consequently, iStar and the selling stockholders have the ability to influence the outcome of matters presented to our stockholders, including the election of our board of directors and approval of significant corporate transactions, including business combinations, consolidations and mergers. Two directors of iStar also serve on our board of directors, including Jay Sugarman, who is the chief executive officer of iStar and our chief executive officer, and one representative of LA serves on our board of directors. Our directors, executive officers, iStar and the selling stockholders could exercise influence in a manner that is not in the best interest of our other stockholders. The concentration of voting power in iStar and the selling stockholders might also have the effect of delaying, deferring or preventing a change of control that our other stockholders may view as beneficial.

Certain provisions of Maryland law could inhibit changes in control of our company.

Certain “business combination” and “control share acquisition” provisions of the Maryland General Corporation Law, or the MGCL, may have the effect of deterring a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then-prevailing market price of our common stock. Pursuant to the MGCL, our board of directors has by resolution exempted business combinations between us and any other person. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. However, there can be no assurance that these exemptions will not be amended or eliminated at any time in the future. Our charter and bylaws and Maryland law also contain other provisions that may delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interest. See “Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws—Removal of Directors,” “—Control Share Acquisitions” and “—Advance Notice of Director Nominations and New Business.”

Certain provisions in the partnership agreement of our operating partnership may delay, defer or prevent unsolicited acquisitions of us.

Provisions in the partnership agreement of our operating partnership may delay, defer or prevent unsolicited acquisitions of us or changes of our control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or change of our control, although some stockholders might consider such proposals, if made, desirable. These provisions include, among others:

•                  redemption rights of qualifying parties;

•                  transfer restrictions on operating partnership units;

•                  our ability, as general partner, in some cases, to amend the partnership agreement and to cause the operating partnership to issue units with terms that could delay, defer or prevent a merger or other change of control of us or our operating partnership without the consent of the limited partners; and

•                  the right of the limited partners to consent to transfers of the general partnership interest and mergers or other transactions involving us under specified circumstances.

The partnership agreement of our operating partnership and Delaware law also contain other provisions that may delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interest. See “Description of the Partnership Agreement of Safety Income and Growth Operating Partnership LP.”

Our charter contains stock ownership limits, which may delay, defer or prevent a change of control.

In order for us to qualify as a REIT for each taxable year commencing with our taxable year ending December 31, 2017, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year, and at least 100 persons must beneficially own our stock during at least 335 days of a taxable year of 12 months, or during a proportionate portion of a shorter taxable year. “Individuals” for this purpose include natural persons, private foundations, some employee benefit plans and trusts and some charitable trusts. To assist us in complying with these limitations, among other purposes, our charter generally prohibits any person from directly or indirectly owning more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of all classes and series of our capital stock or more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock. These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of our common stock might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests. For further details regarding stock ownership limits, see “Description of Securities—Restrictions on Ownership and Transfer.”

Our charter’s constructive ownership rules are complex and may cause the outstanding shares owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than these percentages of the outstanding shares by an individual or entity could cause that individual or entity to own constructively in excess of these percentages of the outstanding shares and thus violate the share ownership limits. Our charter also provides that any attempt to own or transfer shares of our common stock or preferred stock (if and when issued) in excess of the stock ownership limits without the consent of our board of directors or in a manner that would cause us to be “closely held” under Section 856(h) of the Code (without regard to whether the shares are held during the last half of a taxable year) will result in the shares being automatically transferred to a trustee for a charitable trust or, if the transfer to the charitable trust is not automatically effective to prevent a violation of the share ownership limits or the restrictions on ownership and transfer of our shares, any such transfer of our shares will be null and void.

Our board of directors may change our strategies, policies or procedures without stockholder consent, which may subject us to different and more significant risks in the future.

Our investment, financing, leverage and distribution policies and our policies with respect to all other activities, including growth, debt, capitalization and operations, are determined by our board of directors. These policies may be amended or revised at any time and from time to time at the discretion of the board of directors without notice to or a vote of our stockholders. This could result in us conducting operational matters, making investments or pursuing different business or growth strategies than those contemplated in this prospectus. Under these circumstances, we may expose ourselves to different and more significant risks in the future, which could have a material adverse effect on our business and growth. In addition, the board of directors may change our policies with respect to conflicts of interest, provided that such changes are consistent with applicable legal requirements.

We may assume unknown liabilities in connection with the formation transactions, which, if significant, could materially and adversely affect us.

We acquired our assets subject to existing liabilities, some of which may be unknown at the date of this prospectus. Unknown liabilities might include claims of tenants, vendors or other persons dealing with such entities, tax liabilities, and accrued but unpaid liabilities incurred in the ordinary course of business. In connection with the formation transactions, we agreed to indemnify iStar, its directors, officers, stockholders and affiliates for certain claims with respect to our initial portfolio and with respect to actions or circumstances arising subsequent to April 14, 2017. Any unknown or unquantifiable liabilities that we assume in connection with the formation transactions for which we have no or limited recourse could materially and adversely affect us. See “Risks Related to Our Portfolio and Our Business—Acquired and originated properties may expose us to unknown liabilities” and “—As an owner of real property, we could become subject to liability for environmental contamination, regardless of whether we caused such contamination” as to the possibility of environmental conditions potentially affecting us.

Our rights and the rights of our stockholders to take action against our directors and executive officers are limited, which could limit your recourse in the event of actions not in your best interest.

Our charter limits the liability of our present and former directors and executive officers to us and our stockholders for money damages to the maximum extent permitted under Maryland law. Under current Maryland law, our present and former directors and executive officers will not have any liability to us or our stockholders for money damages other than liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty by the director or executive officer that was established by a final judgment and is material to the cause of action. As a result, we and our stockholders have limited rights against our present and former directors and executive officers, which could limit your recourse in the event of actions not in your best interest. See “Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws—Indemnification and Limitation of Directors’ and Executive Officers’ Liability.”

Conflicts of interest exist or could arise in the future between the interests of our stockholders and the interests of holders of operating partnership units, which may impede business decisions that could benefit our stockholders.

Conflicts of interest exist or could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our directors and executive officers have duties to our company under applicable Maryland law in connection with their management of our company. At the same time, we, as the general partner of our operating partnership, have fiduciary duties and obligations to our operating partnership and its limited partners under Delaware law and the partnership agreement of our operating partnership in connection with the management of our operating partnership. Our fiduciary duties and obligations as general partner to our operating partnership and its partners may come into conflict with the duties of our directors and executive officers to our company. Our operating partnership agreement provides that in the event of a conflict in the duties owed by us to our stockholders and the fiduciary duties owed by us, in our capacity as general partner of our operating partnership, to those limited partners, we will fulfill our fiduciary duties to those limited partners by acting in the best interests of our company.

Additionally, the partnership agreement provides that we and our directors and executive officers will not be liable or accountable to our operating partnership for losses sustained, liabilities incurred or benefits not derived if we or such director or executive officer acted in good faith. The partnership agreement also provides that we will not be liable to the operating partnership or any partner for monetary damages for losses sustained, liabilities incurred or benefits not derived by the operating partnership or any limited partner, except for liability for our intentional harm or gross negligence. Moreover, the partnership agreement provides that our operating partnership is required to indemnify us and our directors and executive officers and authorizes our operating partnership to indemnify present and former members, managers, stockholders, directors, limited partners, general partners, officers or controlling persons of our predecessor and authorizes us to indemnify members, partners, employees and agents of us or our predecessor, in each case for actions taken by them in those capacities from and against any and all claims that relate to the operations of our operating partnership, except (i) if the act or omission of the person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active and deliberate dishonesty, (ii) for any transaction for which the person received an improper personal benefit, in money, property or services or otherwise, in violation or breach of any provision of the partnership agreement or (iii) in the case of a criminal proceeding, if the person had reasonable cause to believe that the act or omission was unlawful. No reported decision of a Delaware appellate court has interpreted provisions similar to the provisions of the partnership agreement of our operating partnership that modify and reduce our fiduciary duties or obligations as the general partner or reduce or eliminate our liability for money damages to the operating partnership and its partners, and we have not obtained an opinion of counsel as to the enforceability of the provisions set forth in the partnership agreement that purport to modify or reduce the fiduciary duties that would be in effect were it not for the partnership agreement.

We could increase or decrease the number of authorized shares of stock, classify and reclassify unissued stock and issue stock without stockholder approval, which could prevent a change in our control and negatively affect the market price of our common stock.

Our board of directors, without stockholder approval, has the power under our charter to amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue, to authorize us to issue authorized but unissued shares of our common stock or preferred stock and to classify or reclassify any unissued shares of our common stock or preferred stock into one or more classes or series of stock and set the terms of such newly classified or reclassified shares. See “Description of Securities—Power to Reclassify Our Unissued Shares of Stock” and “—Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock.” As a result, we may issue series or classes of common stock or preferred stock with preferences, distributions, powers and rights, voting or otherwise, that are senior to the rights of holders of our common stock. Any such issuance could dilute our existing common stockholders’ interests. Although our board of directors has no such intention at the present time, it could establish a class or series of preferred stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interest.

Our operating partnership may issue additional operating partnership units without the consent of our stockholders, which could have a dilutive effect on our stockholders.

Our operating partnership may issue additional operating partnership units to third parties without the consent of our stockholders, which would reduce our ownership percentage in our operating partnership and may have a dilutive effect on the amount of distributions made to us by our operating partnership and, therefore, the amount of distributions we may make to our stockholders. Any such issuances, or the perception of such issuances, could materially and adversely affect the market price of our common stock.

We are an “emerging growth company,” and we cannot be certain if the reduced Securities and Exchange Commission (“SEC”) reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors, which could make the market price and trading volume of our common stock be more volatile and decline significantly.

We are an “emerging growth company” as defined in the JOBS Act. We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenue equals or exceeds $1.07 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of our initial public offering, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities and (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act. We intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting. An attestation report by our auditor would require additional procedures by them that could detect problems with our internal control over financial reporting that are not detected by management. If our system of internal control over financial reporting is not determined to be appropriately designed or operating effectively, it could require us to restate financial statements, cause us to fail to meet reporting obligations and cause investors to lose confidence in our reported financial information, all of which could lead to a significant decline in the market price of our common stock. The JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards. However, we have chosen to “opt out” of this extended transition period and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for all public companies that are not emerging growth companies. Our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable. We cannot predict if investors will find our common stock less attractive because we intend to rely on certain of these exemptions and benefits under the JOBS Act. If some investors find our common stock less attractive as a result, there may be a less active, liquid and/or orderly trading market for our common stock and the market price and trading volume of our common stock may be more volatile and decline significantly.

Risks Related to Our Common Stock

We have only recently gone public and an active trading market may not be sustained or be liquid, which may cause the market price of our common stock to decline significantly and make it difficult for investors to sell their shares.

We have only recently gone public, and there can be no assurance that an active trading market will be sustained or be liquid. The market price of our common stock could be substantially affected by general market conditions, including the extent to which a secondary market develops and is sustained for our common stock, the extent of institutional investor interest in us, the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities of other entities (including securities issued by other real estate-based companies), our financial performance and prospects and general stock and bond market conditions.

The stock markets, including the NYSE on which shares of our common stock are listed, have from time to time experienced significant price and volume fluctuations. As a result, the market price of our common stock may be similarly volatile, and investors in shares of our common stock may from time to time experience a decrease in the market price of their shares, including decreases unrelated to our financial performance or prospects. The market price of shares of our common stock could be subject to wide fluctuations in response to a number of factors, including those listed in this “Risk Factors” section of this prospectus and others such as:

•                  our operating performance and the performance of other similar companies;

•                  actual or anticipated differences in our quarterly or annual operating results than expected;

•                  changes in our revenues or earnings estimates or recommendations by securities analysts;

•                  publication of research reports about us, the GL sector or the real estate industry;

•                  increases in market interest rates, which may lead investors to demand a higher distribution yield for shares of our common stock, and would result in increased interest expense on our debt;

•                  actual or anticipated changes in our and our tenants’ businesses or prospects;

•                  the current state of the credit and capital markets, and our ability and the ability of our tenants to obtain financing on favorable terms;

•                  conflicts of interest with iStar, including our manager, and the selling stockholders;

•                  the termination of our manager or additions and departures of key personnel of our manager;

•                  increased competition in the GL business in our markets;

•                  strategic decisions by us or our competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business or growth strategies;

•                  the passage of legislation or other regulatory developments that adversely affect us or our industry;

•                  adverse speculation in the press or investment community;

•                  actions by institutional stockholders;

•                  the concentration of our equity ownership by iStar and the selling stockholders and their influence over us;

•                  equity issuances by us (including the issuances of operating partnership units), or common stock resales by our stockholders, or the perception that such issuances or resales may occur;

•                  actual, potential or perceived accounting problems;

•                  changes in accounting principles;

•                  failure to qualify as a REIT;

•                  failure to comply with the rules of the NYSE or maintain the listing of our common stock on the NYSE;

•                  terrorist acts, natural or man-made disasters or threatened or actual armed conflicts; and

•                  general market and local, regional and national economic conditions, including factors unrelated to our operating performance and prospects.

No assurance can be given that the market price of our common stock will not fluctuate or decline significantly in the future or that holders of shares of our common stock will be able to sell their shares when desired on favorable terms, or at all. From time to time in the past, securities class action litigation has been instituted against companies following periods of extreme volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources.

Initial estimated cash available for distribution may not be sufficient to make distributions to our stockholders at expected levels, or at all.

We intend to make distributions to holders of shares of our common stock and holders of operating partnership units. We intend to maintain our initial distribution rate for the 12-month period following completion of our initial public offering unless our actual or anticipated results of operations, cash flows or financial position, economic or market conditions or other factors differ materially from the assumptions used in our estimate. However, any future distributions will be made at the discretion of our board of directors and will depend on a number of factors, including our actual or anticipated results of operations, cash flows and financial position, our qualification as a REIT, prohibitions and other restrictions in our financing agreements, economic and market conditions, applicable law, and other factors as our board of directors may deem relevant from time to time. Our revolving credit facility restricts our ability to pay distributions to our stockholders. For the remainder of 2017, we will be permitted to make distributions based on an annualized distribution rate of 3.0% of the initial public offering price per share of our common stock. Beginning in 2018, we will be permitted to make annual distributions up to an amount equal to 110% of our adjusted funds from operations, as calculated in accordance with our revolving credit facility. In addition, we may make distributions to the extent necessary to maintain our qualification as a REIT. If sufficient cash is not available for distribution from our operations, we may have to fund distributions from working capital or borrow funds or issue equity for such distribution, or eliminate or otherwise reduce the amount of such distribution. We currently expect that our operating cash flow will cover our initial distribution for the 12 months following completion of our initial public offering. We currently have no intention to make distributions using shares of our common stock. We cannot assure you that our estimated distributions will be achieved or sustained. Accordingly, any distributions we make in the future could differ materially from our current expectations.

The market price of our common stock could be adversely affected by our level of cash distributions.

We believe the market price of the equity securities of a REIT is based primarily upon the market’s perception of the REIT’s growth potential, its current and potential future cash distributions, whether from operations, sales or refinancing, and its management and governance structure, and is secondarily based upon the real estate market value of the underlying assets. For that reason, our common stock may trade at prices that are higher or lower than our net asset value per share. To the extent we retain operating cash flows for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our common stock. If we fail to meet the market’s expectations with regard to future operating results and cash distributions, the market price of our common stock could be adversely affected.

Increases in market interest rates may result in a decline in the market price of our common stock.

One of the factors that will influence the market price of our common stock will be the distribution yield on the common stock (as a percentage of the market price of our common stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of shares of our common stock to expect a higher distribution yield and higher interest rates would likely increase our borrowing costs and potentially decrease our cash available for distribution. Thus, higher market interest rates could cause the market price of our common stock to decline.

The number of shares and operating partnership units available for future sale could adversely affect the market price of our common stock.

We cannot predict whether future issuances of shares of our common stock or operating partnership units or the availability of shares for resale in the open market will decrease the market price of our common stock. As of September 30, 2017, iStar owns 6,300,832 shares and the selling stockholders beneficially own 2,885,000 shares of our common stock. See “Principal and Selling Stockholders.” We will pay management fees under our management agreement, beginning in the second year of our management agreement, in shares of our common stock valued at the greater of (i) the volume weighted average market price of our common stock during the quarter for which the fee is being calculated and (ii) the initial public offering price per share of our common stock set forth on the cover of this prospectus, before underwriting discounts and commissions. Although our manager will be restricted from selling such shares for two years from the date such shares are issued, these restrictions will terminate upon termination of the management agreement, and the restrictions will not apply to distributions of shares to iStar in contemplation of a further distribution of such shares to iStar’s stockholders. Under the terms of registration rights agreements, iStar and the selling stockholders have rights to have the shares of our common stock issued or to be isuued to iStar and the selling stockholders, as applicable, in the formation transactions, in the concurrent iStar placement and under the management agreement and our stockholder’s agreements with each of the selling stockholders registered for resale under the Securities Act. We may also issue shares of common stock or operating partnership units in connection with future property, portfolio or business acquisitions. Issuances or resales of substantial amounts of shares of our common stock (including shares of our common stock issued pursuant to our management agreement or our equity incentive plan) or operating partnership units, or upon exchange of operating partnership units, or the perception that such issuances or resales might occur could adversely affect the market price of our common stock. This potential adverse effect may be increased by the large number of shares of our common stock that are or will be owned by iStar and the selling stockholders to the extent that any of them resells, or there is a perception that any of them may resell, a significant portion of its holdings. In addition, future issuances of shares of our common stock may be dilutive to holders of shares of our common stock.

Future issuances of debt securities, which would rank senior to shares of our common stock upon our liquidation, and future issuances of equity securities (including preferred stock and operating partnership units), which would dilute the holdings of our then-existing common stockholders and may be senior to shares of our common stock for the purposes of making distributions, periodically or upon liquidation, may materially and adversely affect the market price of our common stock.

In the future, we may issue debt or equity securities or incur other borrowings. Upon liquidation, holders of our debt securities and other loans and shares of our preferred stock will receive a distribution of our available assets before holders of shares of our common stock. We are not required to offer any debt or equity securities to existing stockholders on a preemptive basis. Therefore, shares of our common stock that we issue in the future, directly or through convertible or exchangeable securities (including operating partnership units), warrants or options, will dilute the holdings of our then-existing common stockholders and such issuances or the perception of such issuances may reduce the market price of our common stock. Our preferred stock, if issued, would likely have a preference on distribution payments, periodically or upon liquidation, which could limit our ability to make distributions to holders of shares of our common stock. Because our decision to issue debt or equity securities or otherwise incur debt in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or impact of our future capital raising efforts. Thus, holders of shares of our common stock bear the risk that our future issuances of debt or equity securities or our incurrence of other borrowings may materially and adversely affect the market price of shares of our common stock and dilute their ownership in us.

A portion of our distributions may be treated as a return of capital for U.S. federal income tax purposes, which could reduce the basis of a stockholder’s investment in shares of our common stock.

A portion of our distributions to our stockholders may be treated as a return of capital for U.S. federal income tax purposes. As a general matter, a portion of our distributions will be treated as a return of capital for U.S. federal income tax purposes if the aggregate amount of our distributions for a year exceeds our current and accumulated earnings and profits for that year. To the extent that a distribution is treated as a return of capital for U.S. federal income tax purposes, it will reduce a holder’s adjusted tax basis in the holder’s shares, and to the extent that it exceeds the holder’s adjusted tax basis will be treated as gain resulting from a sale or exchange of such shares. See “Certain U.S. Federal Income Tax Considerations—Taxation of Stockholders.”

The historical combined financial statements of our predecessor and our unaudited pro forma financial statements may not be representative of our financial statements as an independent public company.

The historical combined financial statements of our predecessor and our unaudited pro forma financial statements that are included in this prospectus do not necessarily reflect what our financial position, results of operations or cash flows would have been had we been an independent public company during the periods presented. Furthermore, this financial information is not necessarily indicative of what our results of operations, financial position or cash flows will be in the future. It is impossible for us to accurately estimate all adjustments which may reflect all the significant changes that will occur in our cost structure, funding and operations as a result of our initial public offering, the concurrent iStar placement and the formation transactions, including potential increased costs associated with reduced economies of scale and increased costs associated with being a separate publicly-traded company. For additional information, see “Selected Historical Consolidated and Combined and Unaudited Pro Forma Financial and Other Data” and the historical combined financial statements of our predecessor and our unaudited pro forma financial statements, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in this prospectus.

Tax Risks Related to Ownership of Our Shares

Our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax and applicable state and local taxes, which would reduce the amount of cash available for distribution to our stockholders.

We believe we have been organized and operated and we intend to continue to operate in a manner that will enable us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2017. We have not requested and do not intend to request a ruling from the Internal Revenue Service, or the IRS, that we qualify as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions and Treasury Regulations promulgated thereunder for which there are limited judicial and administrative interpretations. The complexity of these provisions and of applicable Treasury Regulations is greater in the case of a REIT that, like us, holds its assets through entities treated as partnerships for U.S. federal income tax purposes. To qualify as a REIT, we must meet, on an ongoing basis, various tests regarding the nature and diversification of our assets and our income, the ownership of our outstanding shares, and the amount of our distributions. Our ability to satisfy these asset tests depends upon the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to manage successfully the composition of our income and assets on an ongoing basis. In connection with such requirements, for so long as iStar or GICRE, either individually or together in the aggregate, holds 10% or more of the shares of our common stock, we will be deemed to own any tenant in which, iStar, GICRE or iStar and GICRE together own, at any time during a taxable year, a 10% or greater interest, applying certain constructive ownership rules, which could cause us to receive rental income from a related party tenant. We have put in place, together with iStar and GICRE, procedures to diligence whether we will directly or indirectly receive rental income of a related party tenant, including as a result of our constructive ownership of a tenant due to ownership of such tenant by iStar and/or GICRE, and, in the event we receive rental income from a tenant in which GICRE owns a greater than 10% interest that could reasonably cause us to fail to qualify as a REIT, iStar has agreed to purchase our common shares from GICRE in an amount necessary to reduce GICRE’s ownership interest in us below 10% on one occasion. However, due to the broad nature of the attribution rules of the Code, we cannot be certain that in all cases we will be able to timely determine whether we are receiving related party rental income in an amount that would cause us to fail the REIT gross income tests. To the extent we fail to satisfy a REIT gross income test as a result of receiving related party tenant income we could fail to qualify as a REIT or be subject to a penalty tax which could be significant in amount. See—“Certain U.S. Federal Income Tax Considerations—Requirements for Qualification—General—Failure to Satisfy the Gross Income Tests.” Moreover, new legislation, court decisions or administrative guidance, in each case possibly with retroactive effect, may make it more difficult or impossible for us to qualify as a REIT. Thus, while we believe we have been organized and operated and intend to continue to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year. These considerations also might restrict the types of assets that we can acquire or services that we can directly provide to our tenants in the future.

If we fail to qualify as a REIT in any taxable year, and we do not qualify for certain statutory relief provisions, we would be required to pay U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and distributions to our stockholders would not be deductible by us in determining our taxable income. In such a case, we might need to borrow money, sell assets, or reduce or even cease making distributions in order to pay our taxes. Our payment of income tax would reduce significantly the amount of cash available for distribution to our stockholders. Furthermore, if we fail to qualify or maintain our qualification as a REIT, we no longer would be required to distribute substantially all of our net taxable income to our stockholders. In addition, unless we were eligible for certain statutory relief provisions, we could not re-elect to qualify as a REIT until the fifth calendar year following the year in which we failed to qualify. In addition, if we are treated as a “successor” of iStar (within the meaning of Treasury Regulations Section 1.856-8(c)(2)) and iStar’s REIT status were terminated or revoked, we would be prohibited from electing to be taxed as a REIT until the fifth calendar year following the year in which iStar Inc.’s qualification was lost.

Complying with the REIT requirements may cause us to forego and/or liquidate otherwise attractive investments.

To qualify as a REIT, we must ensure that at least 75% of our gross income for each taxable year, excluding certain amounts, is derived from certain real property-related sources, and at least 95% of our gross income for each taxable year, excluding certain amounts, is derived from certain real property-related sources and passive income such as dividends and interest. In addition, we must ensure that, at the end of each calendar quarter, at least 75% of the value of our total assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans, certain kinds of mortgage-backed securities and certain securities issued by other REITs. The remainder of our investment in securities (other than government securities, securities of corporations that are treated as TRSs and qualified REIT real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, no more than 25% (20% for tax years beginning after December 31, 2017) of the value of our total securities can be represented by securities of one or more TRSs, and, the aggregate value of debt instruments issued by public REITs held by us that are not otherwise secured by real property may not exceed 25% of the value of our total assets. See “Certain U.S. Federal Income Tax Considerations—Requirements for Qualification—General—Asset Tests.” If we fail to comply with these asset requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences.

To meet these tests, we may be required to take or forego taking actions that we otherwise would consider advantageous. For instance, in order to satisfy the gross income or asset tests applicable to REITs under the Code, we may be required to forego investments that we otherwise would make. Furthermore, we may be required to liquidate from our portfolio otherwise attractive investments. In addition, we may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. These actions could have the effect of reducing our income and cash available for distribution to our stockholders. Thus, compliance with the REIT requirements may hinder our investment performance.

The REIT distribution requirements could require us to borrow funds, issue equity or sell assets during unfavorable market conditions or subject us to tax, which may affect our ability to seize strategic opportunities, satisfy debt obligations and make distributions to our stockholders.

In order to qualify as a REIT, we must distribute to our stockholders, on an annual basis, at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains. In addition, we will be subject to U.S. federal income tax at regular corporate rates to the extent that we distribute less than 100% of our net taxable income (including net capital gains) and will be subject to a 4% nondeductible excise tax on the amount by which our distributions in any calendar year are less than a minimum amount specified under U.S. federal income tax laws. We intend to distribute our net taxable income to our stockholders in a manner intended to satisfy the REIT 90% distribution requirement and to eliminate U.S. federal income tax and the 4% nondeductible excise tax.

Our taxable income may exceed our net income as determined by GAAP because, for example, realized capital losses will be deducted in determining our GAAP net income, but may not be deductible in computing our taxable income. In addition, we may incur nondeductible capital expenditures or be required to make debt or amortization payments. Also, certain GL transactions we enter into may be determined to have a financing component, which may result in a timing difference between the receipt of cash and the recognition of income for U.S. federal income tax purposes. As a result of the foregoing, we may generate less cash flow than taxable income in a particular year and we may incur U.S. federal income tax and the 4% nondeductible excise tax on that income if we do not distribute such income to stockholders in that year. In that event, we may be required to use cash reserves, incur debt, issue equity or liquidate assets at rates or times that we regard as unfavorable or make a taxable distribution of our shares in order to satisfy the REIT 90% distribution requirement and to eliminate U.S. federal income tax and the 4% nondeductible excise tax in that year.

To the extent we need to rely on third-party sources to fund our capital needs, we may not be able to obtain financing on favorable terms, in the time period we desire, or at all. Any additional debt we incur or any additional equity we issue may dilute our then-existing common stockholders will increase our leverage. Our access to third-party sources of capital depends, in part, on:

•                  general market conditions;

•                  the market’s perception of our growth potential;

•                  our current debt levels;

•                  our current and expected future earnings;

•                  our cash flow and cash distributions; and

•                  the market price of our common stock.

If we cannot obtain capital from third-party sources, we may not be able to acquire, expand or develop properties when strategic opportunities exist, satisfy our principal and interest obligations or make the cash distributions to our stockholders necessary to qualify or maintain our qualification as a REIT.

If our operating partnership is treated as a corporation for U.S. federal income tax purposes, we will cease to qualify as a REIT.

Our operating partnership is currently treated as an entity disregarded from its owner for U.S. federal income tax purposes. If additional partners are admitted to our operating partnership, we intend for our operating partnership to be treated as a partnership for U.S. federal income tax purposes. No assurance can be provided, however, that the IRS will not challenge our operating partnership’s status as a partnership for U.S. federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating our operating partnership as a corporation for U.S. federal income tax purposes, we would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, therefore, cease to qualify as a REIT and our operating partnership would become subject to U.S. federal, state and local income tax. The payment by our operating partnership of income tax would reduce significantly the amount of cash available to our partnership to satisfy obligations to make principal and interest payments on its debt and to make distribution to its partners, including us.

Even if we qualify as a REIT, we may incur tax liabilities that reduce our cash flow.

Even if we qualify as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income, taxes on income from some activities conducted as a result of a foreclosure, and state or local income, franchise, property and transfer taxes. See “Certain U.S. Federal Income Tax Considerations—Taxation of the Company—Taxation of REITs in General.” In addition, any TRSs we own will be subject to U.S. federal, state and local corporate income taxes. In order to meet the REIT qualification requirements, or to avoid the imposition of a 100% tax that applies to certain gains derived by a REIT from sales of inventory or property held primarily for sale to customers in the ordinary course of business, we may hold some of our assets through taxable C corporations, including TRSs. Any taxes paid by such subsidiary corporations would decrease the cash available for distribution to our stockholders.

Our TRSs are subject to special rules that may result in increased taxes.

We may conduct certain activities or invest in assets through one or more TRSs. A TRS is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a TRS. Other than some activities relating to hotel and health care properties, a TRS may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A TRS is subject to U.S. federal income tax as a regular C corporation.

No more than 25% (20% for tax years beginning after December 31, 2017) of the value of a REIT’s total assets may consist of stock or securities of one or more TRSs. This requirement limits the extent to which we can conduct our activities through TRSs. The values of some of our assets, including assets that we hold through TRSs, may not be subject to precise determination, and values are subject to change in the future. Furthermore, if a REIT lends money to a TRS, the TRS may be unable to deduct all or a portion of the interest paid to the REIT, which could increase the tax liability of the TRS. In addition, as a REIT, we must pay a 100% penalty tax on certain payments that we receive if the economic arrangements between us and any of our TRSs are not comparable to similar arrangements between unrelated parties. We intend to structure transactions with any TRS on terms that we believe are arm’s length to avoid incurring the 100% excise tax described above; however, the IRS may successfully assert that the economic arrangements of any of our inter-company transactions are not comparable to similar arrangements between unrelated parties.

Dividends payable by REITs do not qualify for the reduced tax rates on dividend income from C corporations, which could adversely affect the value of our common stock.

The maximum U.S. federal income tax rate for certain qualified dividends payable to U.S. stockholders that are individuals, trusts and estates is 20%. Dividends payable by REITs, however, are generally not eligible for the reduced rates and therefore may be subject to a 39.6% maximum U.S. federal income tax rate on ordinary income when paid to such stockholders. Although the reduced U.S. federal income tax rate applicable to dividend income from regular corporate dividends does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code may limit our ability to hedge our assets and operations. Under these provisions, any income that we generate from transactions intended to hedge our interest rate risk will be excluded from gross income for purposes of the REIT 75% and 95% gross income tests if: (i) the instrument (A) hedges interest rate risk or foreign currency exposure on liabilities used to carry or acquire real estate assets, (B) hedges risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests or (C) hedges a position entered into pursuant to clause (A) or (B) after the extinguishment of such liability or disposition of the asset producing such income; and (ii) such instrument is properly identified under applicable Treasury Regulations. Income from hedging transactions that do not meet these requirements will generally constitute non-qualifying income for purposes of both the REIT 75% and 95% gross income tests. See “Certain U.S. Federal Income Tax Considerations—Requirements for Qualification—General—Gross Income Tests” and “—Hedging Transactions.” As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRS would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in our TRS will generally not provide any tax benefit, except for being carried forward against future taxable income in the TRS.

The ability of our board of directors to revoke our REIT election without stockholder approval may cause adverse consequences on our total return to our stockholders.

Our charter provides that the board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if the board determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to qualify as a REIT, we would become subject to U.S. federal income tax on our net taxable income and we generally would no longer be required to distribute any of our net taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders.

Legislative or regulatory tax changes related to REITs could materially and adversely affect us.

The U.S. federal income tax laws and regulations governing REITs and their stockholders, as well as the administrative interpretations of those laws and regulations, are constantly under review and may be changed at any time, possibly with retroactive effect.  No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal tax laws could adversely affect an investment in our common stock.

Most recently, on December 20, 2017, Congress passed the Tax Cuts and Jobs Act (H.R. 1, the “TCJA”). Assuming that the TCJA is signed into law, it will make significant changes to U.S. federal income tax laws applicable to businesses and their owners, including REITs and their shareholders, and may lessen the relative competitive advantage of operating as a REIT rather than as a C corporation.

Certain key provisions of the TCJA that could impact us and our shareholders, beginning in 2018, include:

•      temporarily reducing individual U.S. federal income tax rates on ordinary income; the highest individual U.S. federal income tax rate will be reduced from 39.6% to 37% (through taxable years ending in 2025);

•      reducing the maximum corporate income tax rate from 35% to 21%;

•      permitting a deduction for certain pass-through business income, including dividends received by our shareholders that are not designated by us as capital gain dividends or qualified dividend income, which will allow individuals, trusts, and estates to deduct up to 20% of such amounts, generally resulting in an effective maximum U.S. federal income tax rate of 29.6% on such dividends (through taxable years ending in 2025);

•      reducing the highest rate of withholding with respect to our distributions to non-U.S. stockholders that are treated as attributable to gains from the sale or exchange of U.S. real property interests from 35% to 21%;

•      limiting our deduction for net operating losses to 80% of taxable income (prior to the application of the dividends paid deduction);

•      amending the limitation on the deduction of net interest expense for all businesses, other than certain electing businesses, including real estate businesses (which could adversely affect any TRS that we form); and

•      eliminating the corporate alternative minimum tax.

Prospective investors are urged to consult with their tax advisors regarding the effects of the TCJA or other legislative, regulatory or administrative developments on an investment in our common stock.

Your investment has various tax risks.

Although provisions of the Code generally relevant to an investment in shares of our common stock are described in “Certain U.S. Federal Income Tax Considerations,” you should consult your tax advisor concerning the effects of U.S. federal, state, local and foreign tax laws to you with regard to an investment in shares of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. In particular, statements pertaining to our capital resources, portfolio performance and operating results contain forward-looking statements. Likewise, our unaudited pro forma financial statements and all our statements regarding anticipated growth in our portfolio from operations, acquisitions and anticipated market conditions, demographics and operating results are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” “contemplates,” “aims,” “continues,” “would” or “anticipates” or the negative of these words and phrases or similar words or phrases. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions, events and other developments described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•                  the factors included in this prospectus, including those set forth under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business and Properties”;

•                  changes in our industry and changes in the real estate markets in particular, either nationally or regionally;

•                  use of proceeds from our initial public offering and the concurrent iStar placement;

•                  general volatility of the capital and credit markets and the market price of our common stock;

•                  changes in our business and growth strategies;

•                  market demand for our GLs;

•                  the terms of our long-term leases, particularly the efficacy of the rent adjustment provisions in keeping up with changes in inflation and market values;

•                  defaults on, or non-renewal of, leases by tenants;

•                  bankruptcy or insolvency of a material tenant;

•                  the effects of interest rates on demand for GLs and our ability to service our debt obligations as they come due;

•                  declining real estate valuations;

•                  availability, terms and deployment of capital;

•                  our failure to obtain necessary outside financing, including our revolving credit facility;

•                  our leverage;

•                  the ability of tenants to obtain financing for their leasehold interests;

•                  our failure to generate sufficient cash flows to service our outstanding indebtedness;

•                  difficulties in identifying and completing acquisitions and other investment opportunities on favorable terms;

•                  risks of real estate acquisitions, dispositions and development, including costs associated therewith;

•                  our projected operating results;

•                  our ability to manage our growth effectively;

•                  estimates relating to our ability to make distributions to our stockholders in the future;

•                  impact of changes in governmental regulations, tax law and rates and similar matters;

•                  our failure to qualify, and maintain our qualification, as a REIT;

•                  a future terrorist event in the U.S.;

•                  environmental uncertainties and risks related to adverse weather conditions and natural disasters;

•                  lack or insufficient amounts of insurance by our tenants;

•                  financial market fluctuations;

•                  availability of, and our manager’s ability to attract, retain and make available to us, qualified personnel or the termination of our manager;

•                  conflicts of interest with iStar, including our manager, and the selling stockholders;

•                  our understanding of our competition; and

•                  our ability to comply with the laws, rules and regulations applicable to companies and, in particular, public companies.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes after the date of this prospectus, except as required by applicable law. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section above entitled “Risk Factors.” You should not place undue reliance on any forward-looking statements, which are based only on information currently available to us (or to third parties making the forward-looking statements).

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

MARKET PRICE OF OUR COMMON STOCK

Our common stock has been listed on the NYSE under the symbol “SAFE” since June 27, 2017. Prior to that time, there was no public market for our common stock. The following table sets for the periods indicated, the high and low prices of our common stock, and the cash dividends per share of our common stock declared during the periods indicated.

	Price Range
Year Ending December 31, 2017:	High	Low	Cash Dividends Declared per Share
Second Quarter (from June 27, 2017)	$19.45	$18.32	$0.0066
Third Quarter	$20.00	$18.02	$0.15
Fourth Quarter (through December 20, 2017)	$19.02	$17.27	$0.15

On December 20, 2017, the closing price of our common stock on the NYSE was $18.03.  Computershare is the transfer agent and registrar for our common stock. On December 20, 2017, we had 7 holders of record of our common stock.  This figure does not represent the actual number of beneficial owners of our common stock because shares of our common stock are frequently held in “street name” by securities dealers and others for the benefit of beneficial owners who may vote the shares.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2017. You should read this table in conjunction with “Selected Historical Consolidated and Combined and Unaudited Pro Forma Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and our unaudited pro forma financial statements and related notes and the combined financial statements and related notes of our predecessor appearing elsewhere in this prospectus.

As of September 30, 2017
(amounts in thousands, except share and per share data)
(unaudited)
Cash and cash equivalents	$91,327

Debt
Revolving credit facility(1)	$—
Initial portfolio financing	227,396
Predecessor equity / Stockholders’ equity
Predecessor equity	—
Preferred stock, $0.01 par value per share, 50,000,000 shares authorized, none issued or outstanding	—
Common stock, $0.01 par value per share, 400,000,000 shares authorized, and 18,190,000 shares issued and outstanding (2)	182
Additional paid in capital	363,465
Retained earnings (deficit)	(5,173)
Accumulated other comprehensive income (loss)	(243)
Total equity	358,231
Total capitalization	$585,627

(1)                                 Our $300 million revolving credit facility was undrawn as of September 30, 2017.

(2)                                 The common stock outstanding excludes 867,500 additional shares of our common stock available for future issuance under our equity incentive plan.

SELECTED HISTORICAL CONSOLIDATED AND COMBINED AND UNAUDITED PRO FORMA FINANCIAL AND OTHER DATA

The following table sets forth selected financial and other data on (i) a historical consolidated basis for our company and a historical combined basis for our predecessor and (ii) a pro forma basis for our company giving effect to (a) the formation transactions, (b) our initial public offering and the concurrent iStar placement and the use of the net proceeds therefrom, (c) certain other transactions described in the unaudited pro forma financial statements beginning on page F-28 and (d) entry into our management agreement with our manager.

The selected historical combined balance sheet data as of December 31, 2016 and 2015 of our predecessor and selected historical combined operating data for the years ended December 31, 2016 and 2015 of our predecessor have been derived from the audited historical combined financial statements of our predecessor included elsewhere in this prospectus. The selected historical consolidated balance sheet data as of September 30, 2017 and the selected historical consolidated and combined operating data for the period from Janaury 1, 2017 to April 13, 2017, the period from April 14, 2017 to September 30, 2017 and for the nine months ended September 30, 2016 have been derived from the unaudited historical consolidated and combined financial statements included elsewhere in this prospectus. Our results of operations for the nine months ended September 30, 2017 are not necessarily indicative of our results of operations for the year ending December 31, 2017.

The accompanying historical combined financial data of our predecessor does not represent the financial position, results of operations and cash flows of one legal entity, but rather a combination of entities under common control that have been “carved out” from iStar’s historical consolidated financial statements. The historical combined financial statements of our predecessor include expense allocations of certain iStar corporate functions, including executive oversight, treasury, finance, human resources, tax planning, internal audit, financial reporting, information technology and investor relations. These allocations are not indicative of the actual expense that would have been incurred had our predecessor operated as an independent, publicly-traded, externally-managed company for the periods presented. We believe that the assumptions and estimates used in preparation of the underlying combined financial statements of our predecessor are reasonable. However, the combined financial statements herein do not necessarily reflect what our predecessor’s financial position, results of operations or cash flows would have been if it had been a standalone company during the periods presented, nor are they necessarily indicative of our future financial position, results of operations or cash flows.

The unaudited selected pro forma financial data for the nine months ended September 30, 2017 and for the year ended December 31, 2016 is presented as if: (i) our capitalization; (ii) the acquisition by the selling stockholders; (iii) our initial public offering, the concurrent iStar placement and the use of proceeds therefrom; (iv) entry into our management agreement with our manager; (v) the initial portfolio financing and (vi) other related transactions, each as more fully described in this prospectus, took place concurrently on January 1, 2016 for the operating data. The unaudited pro forma financial data are not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor do they purport to represent our future financial position or results of operations.

You should read the following selected financial data in conjunction with the historical combined financial statements and the unaudited pro forma financial statements and the related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Pro Forma		Historical Consolidated	Historical Combined
	For the Nine Months Ended September 30,	For the Year Ended December 31,	For the Period from April 14, 2017 to September 30,	For the Period from January 1, 2017 to April 13,	For the Nine Months Ended September 30,	For the Years Ended December 31,
	2017	2016	2017	2017	2016	2016	2015
	(In thousands)
OPERATING DATA:
Ground and other lease income	$18,759	$27,363	$10,374	$5,916	$14,005	$21,664	$18,558
Total revenues	18,845	27,363	10,460	6,024	14,037	21,743	18,565
Total costs and expenses	20,764	25,263	12,785	4,686	11,121	15,128	12,848
Net income (loss)	(1,411)	2,100	(2,325)	1,846	2,916	6,615	5,717
SUPPLEMENTAL DATA:
FFO(1)	$4,771	$9,622	$1,814	$2,239	$5,272	$9,757	$8,857
AFFO(1)	6,464	10,681	2,912	1,352	3,313	7,161	7,327
EBITDA(1)	12,046	18,319	6,127	5,179	11,344	17,999	16,086

(1)                                 See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for a definition of this metric and a reconciliation to the most directly comparable GAAP number and a statement of why our management believes the presentation of the metric provides useful information to investors.

	Historical Consolidated and Combined
	As of September 30,	As of December 31,
	2017	2016	2015
		(In thousands)
BALANCE SHEET DATA:
Real estate, net	$410,393	$104,478	$103,680
Real estate-related intangible assets, net(1)	140,069	32,680	33,109
Total assets	650,524	155,667	144,256
Total liabilities	292,293	1,576	227
Total equit	358,231	154,091	144,029
Total liabilities and equity	650,524	155,667	144,256

(1)                                 As of December 31, 2015, real estate-related intangible assets, net have been reclassed from deferred expenses and other assets, net.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in our forward-looking statements for many reasons, including the risks described in “Risk Factors” and included elsewhere in this prospectus. The accompanying historical combined financial data of our predecessor does not represent the financial position, results of operations and cash flows of one legal entity, but rather a combination of entities under common control that have been “carved out” from iStar’s consolidated financial statements. The historical financial position, results of operations and cash flows, as reflected in the accompanying historical combined financial statements of our predecessor and related notes, are subject to management’s evaluation and interpretation of business conditions, changing capital market conditions and other factors that could affect the ongoing viability of our properties. You should read the following discussion together with “Forward-Looking Statements” and the combined financial statements and unaudited pro forma financial statements and, in each case, the related notes included elsewhere in this prospectus.

The historical operations of our predecessor were combined with our company. The following discussion and analysis should be read in conjunction with “Selected Historical Consolidated and Combined and Unaudited Pro Forma Financial and Other Data,” the audited combined financial statements as of December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015, the unaudited combined and consolidated financial statements as of September 30, 2017 and for the nine months ended September 30, 2017 and 2016 and the unaudited pro forma statements of operations for the year ended December 31, 2016 and the nine months ended September 30, 2017 and, in each case, the notes related thereto appearing elsewhere or incorporated by reference in this prospectus. Since our formation and through the completion of our initial public offering on June 27, 2017, we had no material corporate activity except through our predecessor. Accordingly, we believe a discussion of our results of operations for such period would not be meaningful, and, in lieu thereof, this Management’s Discussion and Analysis of Financial Condition and Results of Operations therefore discusses the historical operations of our predecessor.

Unless the context otherwise requires or indicates, references in this section to “we,” “our” and “us” refer to (i) our company and its consolidated subsidiaries (including our operating partnership) after giving effect to the formation transactions and (ii) our predecessor before giving effect to the formation transactions.

Introduction

Business

We believe that we are the first publicly-traded company formed primarily to acquire, own, manage, finance and capitalize ground leases. Ground leases generally represent ownership of the land underlying commercial real estate projects that is net leased by the fee owner of the land to the owners/operators of the real estate projects built thereon (“Ground Leases”). Ground Leases are typically ‘‘triple net’’ leases, meaning that the tenant is responsible for development costs, capital expenditures and all property operating expenses, such as maintenance, real estate taxes and insurance. Ground Leases are typically long-term (base terms ranging from 30 to 99 years, often with tenant renewal options) and have contractual base rent increases (either at a specified percentage or consumer price index (“CPI”) based, or both) and sometimes include percentage rent participations.

We believe that a Ground Lease represents a safe position in a property’s capital structure. This safety is derived from the typical structure of a Ground Lease, which we believe creates a low likelihood of a tenant default and a low likelihood of a loss by the Ground Lease owner in the event of a tenant default. A Ground Lease lessor typically has the right to regain possession of its land and take ownership of the buildings and improvements thereon upon a tenant default, which provides a strong incentive for a Ground Lease tenant to make the required Ground Lease rent payments. Additionally, the value of a property subject to a Ground Lease typically exceeds the amount of the Ground Lease owner’s investment at the time it was made; therefore, even if the Ground Lease owner takes over the property following a tenant default or upon expiration of the Ground Lease, the owner is reasonably likely to recover substantially all of its Ground Lease investment, and possibly amounts in excess of its investment, depending upon prevailing market conditions.

We target Ground Leases because we believe that rental income from Ground Leases can provide us with a safe, secure and growing cash flow stream. We believe that Ground Leases offer us the opportunity to realize superior risk-adjusted total returns when compared to certain other alternative commercial property debt and equity investments. We intend to target investments in long-term Ground Leases in which: (i) the initial value of our Ground Lease represents 30% to

45% of the combined value of the land and buildings and improvements thereon as if there was no Ground Lease on the land (“Combined Property Value”); (ii) the ratio of underlying property net operating income to the Ground Lease payment due us (“Ground Rent Coverage”) is between 2.0x to 5.0x; and (iii) the Ground Lease contains contractual rent escalation clauses or percentage rent that participates in gross revenues generated by the commercial real estate on the land. We believe that these target attributes will mitigate the effects of inflation, compensate for anticipated increases in land values over time and establish a conservative position in the case of defaults. We also believe that the Ground Lease structure provides an opportunity for future investment value accretion through the reversion to us, as the Ground Lease owner, of the buildings and improvements on the land at the expiration or earlier termination of the lease, for no additional consideration from us. We intend to construct a portfolio of Ground Leases diversified by property type, geography, tenant and lease term.

We believe that there is a significant market opportunity for a dedicated provider of Ground Lease capital like us. We believe that the market for existing Ground Leases is a fragmented market with ownership comprised primarily of high net worth individuals, pension funds, life insurance companies, estates and endowments. However, while we intend to pursue acquisitions of existing Ground Leases, our investment thesis is predicated, in part, on what we believe is an untapped market opportunity to expand the use of the Ground Lease structure to a broader component of the approximately $7.0 trillion institutional commercial property market in the United States. We intend to capitalize on this market opportunity by utilizing multiple Ground Lease sourcing and origination channels, including acquiring existing Ground Leases, manufacturing new Ground Leases with third-party owners of commercial real estate and originating Ground Leases to provide capital for development and redevelopment. We further believe that Ground Leases generally represent an attractive source of capital for our tenants and may allow them to generate superior returns on their invested equity as compared to utilizing alternative sources of capital.

We are managed by SFTY Manager, LLC (the “Manager”), a wholly-owned subsidiary of iStar Inc. (“iStar”), our largest shareholder, pursuant to a management agreement. We have no employees, relying on our Manager to provide all services. We intend to draw on the extensive investment origination and sourcing platform of iStar, the parent company of our manager, to actively promote the benefits of the Ground Lease structure to prospective Ground Lease tenants.

Organization

Safety, Income & Growth Inc. (“Original Safety”) is a Maryland corporation that was formed as a wholly-owned subsidiary of iStar on October 24, 2016. iStar contributed a pre-existing portfolio of Ground Leases to Original Safety and sought third party capital to grow its Ground Lease business. A second entity, SIGI Acquisition, Inc. (“SIGI”) was capitalized on April 14, 2017 by iStar and two institutional investors. On April 14, 2017, Original Safety merged with and into SIGI with SIGI surviving the merger and being renamed Safety, Income & Growth Inc. References herein to us or we refer to Original Safety before such merger and to the surviving company of such merger thereafter. Through these and other formation transactions, we (i) acquired iStar’s entire Ground Lease portfolio consisting of 12 properties (the “Initial Portfolio”), all of which were wholly-owned as of September 30, 2017 and December 31, 2016, (ii) completed the $227 million 2017 Secured Financing (refer to Note 6) on March 30, 2017, (iii) issued 2,875,000 shares of our common stock to two institutional investors for $20.00 per share, or $57.5 million (representing a 51% ownership interest in us at such time), and 2,775,000 shares of our common stock to iStar for $20.00 per share, or $55.5 million (representing a 49% ownership interest in us at such time), and (iv) paid $340.0 million in total consideration to iStar for the Initial Portfolio.

On June 27, 2017, we completed our initial public offering raising $205.0 million in gross proceeds and concurrently completing a $45.0 million private placement with iStar. The initial public offering price was $20.00 per share. iStar paid organization and offering costs in connection with these transactions, including commissions payable to the underwriters and other offering expenses. iStar received no compensation for its payment of the organization and offering costs.

We intend to elect to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, commencing with the tax year ending December 31, 2017. We were structured as an Umbrella Partnership REIT (“UPREIT”). As such, all of our properties are owned by a subsidiary partnership, Safety Income and Growth Operating Partnership LP (the “Operating Partnership”), which is currently wholly-owned by us. The UPREIT structure may afford us with certain benefits as we seek to acquire properties from third parties who may want to defer taxes on the contribution of their Ground Leases to us.

Executive Overview

We operate our business through one segment by acquiring, managing and capitalizing Ground Leases. We believe owning a portfolio of Ground Leases affords our investors the opportunity for safe, growing income. Safety is derived from a Ground Lease’s senior position in the commercial real estate capital structure. Growth is realized through (i) long-term leases with periodic contractual increases in rent, and (ii) growth in the value of the ground over time. Capital appreciation is realized when, at the end of the life of the lease, the commercial real estate property reverts back to us, as landlord, and we are able to realize the value of the leasehold, which may be substantial. Our leases share similarities with triple net leases in that typically we are not responsible for any operating or capital expenses over the life of the lease, making the management of our portfolio relatively simple, with limited working capital needs.

Our Initial Portfolio was comprised of 12 properties located in major metropolitan areas that were acquired or originated by iStar over the past 20 years. All of the properties in our Initial Portfolio are subject to long-term leases consisting of seven Ground Leases and one master lease (covering five properties) that provide for periodic contractual rental escalations or percentage rent participations in gross revenues generated at the relevant properties.

In June 2017, we acquired two additional Ground Leases. The Ground Leases were purchased from third-party sellers for an aggregate purchase price of approximately $142.0 million. Both transactions are well located urban developments, and based upon our estimated net operating income at the properties upon stabilization, have significant coverage to the initial Ground Lease payment due under the leases, greater than 5.4x. We intend to grow our portfolio through future acquisitions and originations of Ground Leases and believe these transactions are indicative of some of the types of Ground Leases we are pursuing for acquisition and origination. We acquired the Ground Lease at 6200 Hollywood Boulevard, a 143,151 square foot land parcel subject to a long term Ground Lease located in Los Angeles, CA in the Hollywood neighborhood adjacent to the Hollywood/Vine metro station. The site is currently under construction; once completed, it will be improved with approximately 507 apartments, 56,100 square feet of retail space, 1,237 underground parking spaces, and signage facing Hollywood Boulevard. The Ground Lease has 87 years remaining on its term. We also acquired the Ground Lease at 6201 Hollywood Boulevard, a 183,802 square foot land parcel subject to a long term Ground Lease located in Los Angeles, CA in the Hollywood neighborhood adjacent to the Hollywood/Vine metro station. The land is improved with approximately 535 apartments, 71,200 square feet of retail space, 1,300 underground parking spaces, and signage facing Hollywood Boulevard. The Ground Lease has 87 years remaining on its term. Total development cost of these leasehold improvements is estimated to be $450 million, giving the projects a Combined Property Value of approximately $600 million. The $450 million of leasehold improvements reverts back to us as lessor at the end of the lease, which we refer to as the value bank (“Value Bank”).

In August 2017, we originated a Ground Lease at 3333 LifeHope in Atlanta, GA for a purchase price of $16.0 million. The property is being converted into a class-A medical office building. The building is 100% pre-leased to 23 subtenants with a weighted average lease term of 17.6 years. The Ground Lease has a term of 99 years and initial rent of $0.9 million, subject to annual increases of 2%, and based upon the anticipated net operating income at the property upon stabilization, has coverage of more than 3.5x to the initial Ground Lease payment due under the lease. In addition, the ground lessee will construct a 185-space parking deck adjacent to the building scheduled to be completed in 2018, which will be engineered to accommodate future development of the site. We have a right of first refusal to provide funding for up to 30% of the construction cost of an additional 160,000 square feet of development on terms consistent with the Ground Lease. iStar, our largest shareholder, committed to provide a $24.0 million construction loan to the ground lessee with an initial term of one year for the renovation of the property, of which $5.1 million was funded as of September 30, 2017.

Non-GAAP Financial Measures

In addition to net income (loss) prepared in conformity with GAAP, we use certain non-GAAP financial measures to measure our operating performance. We present below a discussion of funds from operations (“FFO”), and adjusted funds from operations (“AFFO”).

We present FFO and AFFO because we consider them to be important supplemental measures of our operating performance and believe that they are frequently used by management, securities analysts, investors and other interested parties in the evaluation of REITs. FFO is a widely recognized non-GAAP financial measure for REITs that we believe, when considered with financial statements determined in accordance with GAAP, is useful to investors in understanding financial performance and providing a relevant basis for comparison among REITs.

We compute FFO in accordance with the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income (loss) (determined in accordance with GAAP), excluding gains or losses from sales of depreciable operating property, plus real estate-related depreciation and amortization. We compute AFFO by adding (or subtracting) to FFO the following items: straight-line rental income, the amortization of real estate-related intangibles, non-

cash management fees and expense reimbursements, stock-based compensation, acquisition costs and the amortization of deferred financing costs and other expenses related to debt obligations.

We consider AFFO to be a useful metric when evaluating the key drivers of our long term operating performance, which are relatively straightforward. Our Ground Lease investments generate rental income and our tenants are typically responsible for all property level expenses. As a result, we incur minimal property level cash expenses that are not reimbursed. Furthermore, we subtract straight-line rent because it represents non-cash GAAP income, which creates a material difference between our GAAP rental income recorded and the cash rent we receive, particularly due to the very long duration of our leases. AFFO is presented prior to the impact of the amortization of lease intangibles, non-cash management fees and expense reimbursements, stock-based compensation, and other expenses which represent non-cash expenses. We also add back acquisition expenses incurred for the acquisition of Ground Leases due to the long-term nature of our Ground Lease business. Our Ground Lease assets typically have long-term leases (typically 30-99 years) and acquisition expenses will only affect our operations in periods in which Ground Leases are acquired.

In addition, we believe FFO and AFFO are useful to investors as they capture features particular to real estate performance by recognizing that real estate has generally appreciated over time or maintains residual value to a much greater extent than do other depreciable assets.

Investors should review FFO and AFFO, along with GAAP net income (loss), when trying to understand the operating performance of an equity REIT like us. However, because FFO and AFFO exclude depreciation and amortization and do not capture the changes in the value of our properties that result from use or market conditions, which have real economic effect and could materially impact our results from operations, the utility of FFO and AFFO as measures of our performance is limited. There can be no assurance that FFO and AFFO as presented by us is comparable to similarly titled measures of other REITs. FFO and AFFO do not represent cash generated from operating activities and should not be considered as alternatives to net income (loss) (determined in accordance with GAAP) or to cash flow from operating activities (determined in accordance with GAAP). FFO and AFFO are not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions to our stockholders. Although FFO and AFFO are measures used for comparability in assessing the performance of REITs, as the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO and AFFO may vary from one company to another.

The following table presents a reconciliation of our pro forma and historical consolidated and combined net income (loss), the most directly comparable GAAP measure, to FFO and AFFO, for the periods presented:

	Pro Forma		Historical Consolidated	Historical Combined
	For the Nine Months Ended September 30,	For the Year Ended December 31,	For the Period from April 14, 2017 to September 30,	For the Period from January 1, 2017 to April 13,	For the Nine Months Ended September 30,	For the Years Ended December 31,
	2017	2016	2017	2017	2016	2016	2015
	(In thousands)
Funds from Operations
Net income (loss)	$(1,411)	$2,100	$(2,325)	$1,846	$2,916	$6,615	$5,717
Add: Depreciation and amortization	6,690	7,522	4,139	901	2,356	3,142	3,140
Less: Income from sales of real estate	(508)	—	—	(508)	—	—	—
FFO	$4,771	$9,622	$1,814	$2,239	$5,272	$9,757	$8,857
Adjusted Funds from Operations
FFO	$4,771	$9,622	$1,814	$2,239	$5,272	$9,757	$8,857
Straight-line rental income	(3,788)	(4,873)	(2,422)	(1,271)	(3,261)	(4,374)	(2,902)
Amortization of real estate-related intangibles, net	1,185	1,594	754	118	310	414	332
Stock-based compensation	1,012	364	766	246	250	364	331
Acquisition costs	—	381	381	—	—	—	—

	Pro Forma		Historical Consolidated	Historical Combined
	For the Nine Months Ended September 30,	For the Year Ended December 31,	For the Period from April 14, 2017 to September 30,	For the Period from January 1, 2017 to April 13,	For the Nine Months Ended September 30,	For the Years Ended December 31,
	2017	2016	2017	2017	2016	2016	2015
	(In thousands)
Non-cash management fees and expense reimbursements(1)	3,038	3,630	1,393	—	—	—	—
Non-cash interest expense	246	(37)	226	20	742	1,000	709
AFFO	$6,464	$10,681	$2,912	$1,352	$3,313	$7,161	$7,327

(1)         In 2017, we modified AFFO to be presented before non-cash management fees and expense reimbursements. The periods prior to 2017 have been recast to reflect such modification.

We present below a discussion of earnings before interest, depreciation and amortization, or EBITDA. We compute EBITDA as the sum of net income (loss) before interest expense and depreciation and amortization. We present EBITDA because we believe that EBITDA, along with cash flow from operating activities, investing activities and financing activities, provides investors with an additional indicator of our ability to incur and service debt. EBITDA should not be considered as an alternative to net income (loss) (determined in accordance with GAAP), as an indication of our financial performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP), or as a measure of our liquidity.

The following table presents a reconciliation of our pro forma and historical combined net income (loss), the most directly comparable GAAP measure to EBITDA, for the periods presented:

	Pro Forma		Historical Consolidated	Historical Combined
	For the Nine Months Ended September 30,	For the Year Ended December 31,	For the Period from April 14, 2017 to September 30,	For the Period from Janaury 1, 2017 to April 13,	For the Nine Months Ended September 30,	For the Years Ended December 31,
	2017	2016	2017	2017	2016	2016	2015
	(In thousands)
EBITDA
Net income (loss)	$(1,411)	$2,100	$(2,325)	$1,846	$2,916	$6,615	$5,717
Add: Interest expense	6,767	8,697	4,313	2,432	6,072	8,242	7,229
Add: Depreciation and amortization	6,690	7,522	4,139	901	2,356	3,142	3,140
EBITDA	$12,046	$18,319	$6,127	$5,179	$11,344	$17,999	$16,086

Results of Operations

Nine Months Ended September 30, 2017 compared to the Nine Months Ended September 30, 2016(1)

	For the Period from April 14, 2017 to September 30, 2017	For the Period from January 1, 2017 to April 13, 2017	For the Nine Months Ended September 30, 2016	$ Change	% Change
	(in thousands)
	The Company	Predecessor
Ground and other lease income	$10,374	$5,916	$14,005	$2,285	16%
Other income	86	108	32	162	>100%
Total revenue	10,460	6,024	14,037	2,447	17%
Interest expense	4,313	2,432	6,072	673	11%
Real estate expense(2)	897	210	604	503	83%
Depreciation and amortization	4,139	901	2,356	2,684	>100%
General and administrative	2,821	1,143	2,089	1,875	90%
Other expense	615	—	—	615	100%
Total costs and expenses	12,785	4,686	11,121	6,350	57%
Income from sales of real estate	—	508	—	508	(100)%
Net income (loss)	$(2,325)	$1,846	$2,916	$(3,395)	>(100%)

(1)               Operations prior to April 14, 2017 represent the activity of Safety, Income & Growth Inc. Predecessor. In addition, as a result of our acquisition of the Initial Portfolio from iStar, the periods subsequent to April 14, 2017 are presented on a new basis of accounting pursuant to ASC 805.

(2)               Real estate expense includes reimbursable property taxes at one of our properties.

Ground and other lease income increased to $16.3 million during the nine months ended September 30, 2017 from $14.0 million for the same period in 2016. The increase in 2017 was primarily due to additional rental income earned on three Ground Leases originated in 2017 and to a one-time stub payment of $0.5 million of percentage rent in respect of the Hilton Western Portfolio, due to a change in the look back period for which percentage rent is calculated.

Other income for the nine months ended September 30, 2017 consists primarily of interest income earned on our cash balances. Other income for the nine months ended September 30, 2016 consists primarily of interest income earned on fundings provided to a certain investment in a Ground Lease.

During the nine months ended September 30, 2017, we incurred interest expense from our 2017 Secured Financing of $4.3 million and we incurred an allocation of interest expense from iStar of $2.4 million for the period prior to the 2017 Secured Financing. During the nine months ended September 30, 2016, interest expense of $6.1 million represents the amount of interest expense allocated to us by iStar. Interest expense was allocated to us by calculating our average net assets as a percentage of the average net assets in iStar’s net lease business segment and multiplying that percentage by the interest expense allocated to iStar’s net lease business segment.

Real estate expense was $1.1 million and $0.6 million during the nine months ended September 30, 2017 and 2016, respectively. During the nine months ended September 30, 2017, real estate expenses consisted primarily of non-cash rent expense related to the amortization of a below market lease asset at one of our hotel properties, recoverable property taxes at one of our properties and insurance, consulting and legal fees. During the nine months ended September 30, 2016, real estate expenses consisted primarily of recoverable property taxes at one of our properties. The increase in 2017 was primarily due to the non-cash rent expense related to the amortization of a below market lease asset at one of our hotel properties.

Depreciation and amortization was $5.0 million and $2.4 million during the nine months ended September 30, 2017 and 2016, respectively, and primarily relates to our ownership of the hotels under our master lease and our ownership of the structure at the Buckler Apartments property. Beginning on April 14, 2017 we accounted for the acquisition of the Initial Portfolio from iStar in accordance with ASC 805 and began recognizing amortization expense resulting from in-place intangible lease assets.

During the nine months ended September 30, 2017, general and administrative expenses include management fees to (which our Manager is waiving during the first year of the management agreement), stock-based compensation for equity awards granted to our directors who are not employees of our Manager or iStar, costs of operating as a public company and an allocation of expenses to us from our Manager and iStar (which our Manager is waiving during the first year of the management agreement). During the nine months ended September 30, 2016, general and administrative expenses primarily includes an allocation of expenses to us from iStar. General and administrative expenses were allocated to us for certain iStar corporate functions, including executive oversight, treasury, finance, human resources, tax compliance and planning, internal audit, financial reporting, information technology and investor relations. General and administrative expenses, including stock based compensation, were allocated to us based on a pro rata allocation of costs from iStar’s net lease and corporate business segments based on our average net assets. The following table presents our general and administrative expenses for the nine months ended September 30, 2017 and 2016 ($ in thousands):

	Nine Months Ended September 30,
	2017	2016
Non-cash expenses
Allocation from iStar	$1,053	$2,089
Stock-based compensation	766	—
Management fees	1,069	—
Expense reimbursements to the Manager	324	—
Subtotal - non-cash expenses	3,212	2,089
Cash expenses
Public company costs	752	—
Subtotal - cash expenses	752	—
Total general and administrative expenses	$3,964	$2,089

During the nine months ended September 30, 2017, other expense consists primarily of non-recurring acquisition costs and unsuccessful investment pursuit costs.

During the nine months ended September 30, 2017, we recognized income from sales of real estate of $0.5 million resulting from the sale of a parking facility from our Hilton Western Portfolio that had been previously impaired and had a carrying value of zero.

Year Ended December 31, 2016 compared to the Year Ended December 31, 2015

	For the Years Ended December 31,
	2016	2015	$ Change	% Change
	(in thousands)
Revenues:
Ground and other lease income	$21,664	$18,558	$3,106	17%
Other income	79	7	72	>100%
Total revenues	21,743	18,565	3,178	17%
Costs and expenses:
Interest expense	8,242	7,229	1,013	14%
Real estate expense	861	217	644	>100%
Depreciation and amortization	3,142	3,140	2	—%
General and administrative	2,883	2,262	621	27%
Total costs and expenses	15,128	12,848	2,280	18%
Net income	$6,615	$5,717	$898	16%

Ground and other lease income increased to $21.7 million during the year ended December 31, 2016 from $18.6 million for the same period in 2015. The increase in 2016 was primarily the result of us acquiring a property subject to a 99-year ground lease in March 2015 and an increase in lease income at one of our hotel properties due to a lease amendment executed on September 30, 2015.

Other income represents interest income earned on fundings provided to a certain investment in a ground lease and other ancillary income at a multi-family property.

Interest expense represents the amount of interest expense allocated to us by iStar. Interest expense was allocated to us by calculating our average net assets as a percentage of the average net assets in iStar’s net lease business segment and multiplying that percentage by the interest expense allocated to iStar’s net lease business segment. The increase during the year ended December 31, 2016 was primarily due to an increase in our allocable base of assets in 2016 from 2015. We expect that, based on the nature of our assets and the relatively stable income they generate, as well as our strategy of maintaining lower leverage than iStar, we will have a lower cost of borrowing as a standalone company relative to that of iStar.

Real estate expenses increased to $0.9 million during the year ended December 31, 2016 from $0.2 million during the same period in 2015. The increase was primarily related to an increase in recoverable property taxes at one of our properties.

Depreciation and amortization was $3.1 million during the year ended December 31, 2016 and 2015 and primarily relates to our ownership of the hotels under our master lease and our ownership of the structure at the Buckler Apartments property.

General and administrative expenses represent an allocation of expenses to us from iStar. General and administrative expenses include certain iStar corporate functions, including executive oversight, treasury, finance, human resources, tax compliance and planning, internal audit, financial reporting, information technology and investor relations. General and administrative expenses, including stock based compensation, represent a pro rata allocation of costs from iStar’s net lease and corporate business segments based on our average net assets. General and administrative expenses increased to $2.9 million for the year ended December 31, 2016 from $2.3 million for the same period in 2015, primarily due to an increase in our allocable base of assets in 2016 from 2015.

Liquidity and Capital Resources

Liquidity is a measure of our ability to meet potential cash requirements, including to pay interest and repay borrowings, fund and maintain our assets and operations, complete acquisitions and originations of investments, make distributions to our stockholders and meet other general business needs. In order to qualify as a REIT, we are required under the Internal Revenue Code of 1986 to distribute to our stockholders, on an annual basis, at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains. We expect to make quarterly cash distributions to our stockholders sufficient to meet REIT qualification requirements.

As of September 30, 2017, we had $91 million of available cash. Our primary sources of cash to date have been proceeds of $205 million from our initial public offering, proceeds of $45 million from our private placement to iStar and proceeds of $113 million from our initial capitalization by iStar and two institutional investors. Our primary uses of cash to date have been the $113 million acquisition of the Initial Portfolio from iStar (which was subject to the 2017 Secured Financing, as defined below) and the acquisition/origination of three Ground Leases for an aggregate purchase price of approximately $158 million. Our primary sources of liquidity going forward will generally consist of cash on hand and cash generated from our operating activities, financings and unused borrowing capacity under our 2017 Revolver.

We expect our short-term liquidity requirements to include:

•      debt service;

•      distributions to our stockholders; and

•      working capital.

We expect to meet our short-term liquidity requirements through our cash on hand, our cash flows from operations and our 2017 Revolver. The availability of our 2017 Revolver is subject to the conditions set forth in the applicable loan agreement.

We expect our long-term liquidity requirements to include:

•      acquisitions and originations of Ground Lease investments; and

•      debt maturities.

We expect to meet our long-term liquidity requirements through our cash on hand, cash flows from operations, mortgage financings, debt issuances, common and/or preferred equity issuances and asset sales.

Leverage Policies

We expect to utilize leverage. Our current strategy is to generally target overall leverage at an amount that is approximately 25% of the aggregate Combined Property Value of our portfolio, but not to exceed a ratio of 2:1 relative to our total equity. However, our organizational documents do not limit the amount of indebtedness that we may incur. We anticipate that our manager, under the supervision of our board of directors, will consider a number of factors in evaluating our level of indebtedness from time to time, as well as the amount of such indebtedness that will be either fixed or floating rate. Our overall leverage will depend on our mix of investments and the cost of leverage. Our board of directors may from time to time modify our leverage policies in light of the then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general market conditions for debt and equity issuances, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors, including the restrictive covenants under our initial portfolio financing and our revolving credit facility. See “Description of Indebtedness.”

As part of our formation transactions, we entered into the $227 million initial portfolio financing and concurrently with the completion of our initial public offering, we and our operating partnership entered into a revolving credit facility in an aggregate original principal amount of $300 million. See “Description of Indebtedness” for a description of the terms of the initial portfolio financing and the terms of our revolving credit facility. In connection with and prior to the closing of the initial portfolio financing, we entered into a $200 million notional rate lock swap, bringing the effective rate of the initial portfolio financing down from 3.795% to 3.773%.

Contractual Obligations—We did not have any contractual obligations as of December 31, 2015. The following table summarizes our contractual obligations as of December 31, 2016.

	Amounts Due By Period
	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	5 - 10 Years	After 10 Years
	(in thousands)
Interest expense	$—	$—	$—	$—	$—	$—
Northside Forsyth Hospital Medical Center Funding Commitment(1)	1,042	1,042	—	—	—	—
Total	$1,042	$1,042	$—	$—	$—	$—

(1)                                 Represents the balance as of December 31, 2016 of a commitment by us to fund a portion of the development costs of this property under the GL relating to the Northside Forsyth Hospital Medical Center. See “Business and Properties—Descriptions of Properties in Our Portfolio—Northside Forsyth Hospital Medical Center.” The remaining balance was fully funded as of September 30, 2017.

The following table summarizes our contractual obligations as of September 30, 2017.

	Amounts Due By Period
	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	5 - 10 Years	After 10 Years
	(in thousands)
Interest payable	$83,730	$8,734	$17,493	$17,469	$40,034	$—
Debt obligations	227,000	—	—	—	227,000	—
Total(1)	$310,730	$8,734	$17,493	$17,469	$267,034	$—

(1)                                 We are also obligated to pay the third-party owner of a property that is ground leased to us $0.4 million, subject to adjustment for changes in the CPI, per year through 2044; however, our tenant pays this expense directly under the terms of a master lease through 2035.

2017 Secured Financing—In March 2017, we entered into a $227.0 million non-recourse secured financing transaction (the “2017 Secured Financing”) that bears interest at a fixed rate of 3.795% and matures in April 2027. The 2017 Secured Financing was collateralized by the Initial Portfolio including seven Ground Leases and one master lease (covering the accounts of five properties). In connection with and prior to the closing of the 2017 Secured Financing, we entered into a $200 million notional rate lock swap, reducing the effective rate of the 2017 Secured Financing from 3.795% to 3.773%.

2017 Revolver—In June 2017, we entered into a recourse senior secured revolving credit facility with a group of lenders in the maximum aggregate initial original principal amount of up to $300.0 million (the “2017 Revolver”). The 2017 Revolver has a term of three years with two 12-month extension options exercisable by us, subject to certain conditions, and bears interest at an annual rate of applicable LIBOR plus 1.35%. An undrawn credit facility commitment fee ranges from 0.15% to 0.25%, based on utilization each quarter. This fee is waived for the first six months after the closing date of June 27, 2017. The 2017 Revolver will allow us to leverage Ground Leases up to 67%. The 2017 Revolver provides an accordion feature to increase, subject to certain conditions, the maximum availability up to $500.0 million. We incurred $2.9 million of lender and third-party fees, all of which were capitalized in “Deferred expenses and other assets, net” on our consolidated balance sheets. As of September 30, 2017, we did not have any amounts outstanding on the 2017 Revolver.

Debt Covenants—We are subject to financial covenants under the 2017 Revolver, including maintaining: a limitation on total consolidated leverage of not more than 70%, or 75% for no more than 180 days, of our total consolidated assets; a consolidated fixed charge coverage ratio of at least 1.45x; a consolidated tangible net worth of at least 75% of our tangible net worth at the date of the 2017 Revolver plus 75% of future issuances of net equity; a consolidated secured leverage ratio of not more than 70%, or 75% for no more than 180 days, of our total consolidated assets; and a secured recourse debt ratio of not more than 5.0% of our total consolidated assets. Additionally, the 2017 Revolver restricts our ability to pay distributions to our stockholders. For the remainder of 2017, we will be permitted to make distributions based on an annualized distribution rate of 3.0% of the initial public offering price per share of our common stock. Beginning in 2018, we will be permitted to make annual distributions up to an amount equal to 110% of our adjusted funds from operations, as calculated in accordance with the 2017 Revolver. In addition, we may make distributions to the extent necessary to maintain our qualification as a REIT. As of September 30, 2017, we were in compliance with all of our financial covenants.

Off-Balance Sheet Arrangements—As of September 30, 2017, we did not have any off-balance sheet arrangements.

Inflation

Substantially all of the leases at our properties allow for periodic contractual rent escalators. Such types of leases serve to minimize the risks of inflation on our business. While we do not believe inflation has had a material impact on our predecessor’s historical financial position, cash flows or results of operations, our leases are long-term and we may not be able to provide adequate protection against inflation over the entire term of each lease. See “Risk Factors—Risks Related to Our Portfolio and Our Business—The rental payments under our leases may not keep up with changes in market value and inflation.”

Seasonality

We do not consider our business to be subject to material seasonal fluctuations except for those GLs for which the tenant operates hotels.

Quantitative and Qualitative Disclosures About Market Risk

Our future income, cash flows and fair values relevant to financial instruments are dependent upon prevalent market prices and interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. One of the principal market risks facing us is interest rate risk on our floating rate indebtedness.

Subject to qualifying and maintaining our qualification as a REIT for U.S. federal income tax purposes, we may mitigate the risk of interest rate volatility through the use of hedging instruments, such as interest rate swap agreements and interest rate cap agreements. Our primary objectives when undertaking hedging transactions will be to reduce our floating rate exposure and to fix a portion of the interest rate for anticipated financing and refinancing transactions. However, we can provide no assurances that our efforts to manage interest rate volatility will successfully mitigate the risks of such volatility on our portfolio. Our current portfolio is not subject to foreign currency risk.

Our objectives with respect to interest rate risk are to limit the impact of interest rate changes on operations and cash flows, and to lower our overall borrowing costs. To achieve these objectives, we may borrow at fixed rates and may enter into hedging instruments such as interest rate swap agreements and interest rate cap agreements in order to mitigate our interest rate risk on a related floating rate financial instrument. We do not enter into derivative or interest rate transactions for speculative purposes.

We had no debt outstanding at December 31, 2016. As of September 30, 2017, we had $227 million of fixed-rate debt outstanding from the initial portfolio financing.

Critical Accounting Policies

The preparation of financial statements in accordance with GAAP requires management to make estimates and judgments in certain circumstances that affect amounts reported as assets, liabilities, revenues and expenses. We have established detailed policies and control procedures intended to ensure that valuation methods, including any judgments made as part of such methods, are well controlled, reviewed and applied consistently from period to period. We base our estimates on historical corporate and industry experience and various other assumptions that we believe to be appropriate under the circumstances. For all of these estimates, we caution that future events rarely develop exactly as forecasted, and, therefore, routinely require adjustment.

Cash and cash equivalents—Cash and cash equivalents include cash held in banks or, if applicable, invested in money market funds with original maturity terms of less than 90 days.

Restricted Cash—Restricted cash represents amounts required to be maintained under certain of our derivative transactions.

Ground and other lease income—Ground and other lease income includes rent earned from leasing land and buildings owned by us to our tenants. Ground and other lease income is recognized on the straight-line method of accounting, generally from the later of the date the lessee takes possession of the space and it is ready for its intended use or the date of acquisition of the asset subject to existing leases. Accordingly, contractual lease payment increases are recognized evenly over the term of the lease. The periodic difference between ground and other lease income recognized under this method and contractual lease payment terms is recorded as deferred ground and other lease income receivable and is included in ‘‘Deferred ground and other lease income receivable, net’’ on our consolidated and combined balance sheets. We are also entitled to percentage rent pursuant to some of its leases and records percentage rent as ground and other lease income when earned. Ground and other lease income also includes the amortization of finite lived intangible assets and liabilities, which are amortized over the period during which the assets or liabilities are expected to contribute directly or indirectly to the future cash flows of the business acquired.

Earnings per share—We have one class of common stock. Earnings per share is calculated by dividing net income (loss) attributable to common stockholders by the weighted average number of common stock outstanding (refer to Note 9 for a summary of shares outstanding).

Deferred financing fees—Deferred financing fees associated with debt obligations are recorded as a reduction of the carrying value of ‘‘Debt obligations, net’’ on our combined and consolidated balance sheets. The amortization of deferred financing fees is included in ‘‘Interest expense’’ in our combined and consolidated statements of operations.

Dispositions—Gains on the sale of real estate assets are recognized in “Income from sales of real estate” in accordance with Accounting Standards Codification (‘‘ASC’’) 360-20, Real Estate Sales. Gains on sales of real estate are recognized for full profit recognition upon closing of the sale transactions, when the profit is determinable, the earnings process is virtually complete, the parties are bound by the terms of the contract, all consideration has been exchanged, any permanent financing for which the seller is responsible has been arranged and all conditions for closing have been performed. We primarily uses specific identification and the relative sales value method to allocate costs.

Stock-based compensation—We account for stock-based compensation awards using the fair value method, which requires an estimate of fair value of the award at the time of grant. On June 27, 2017, our directors who are not officers or employees of our Manager or iStar were granted 40,000 restricted shares in our common stock with an aggregate grant date fair value of $0.8 million. The shares granted to our board of directors vested immediately and we recognized $0.8 million in stock-based compensation which is classified within “General and administrative” in our consolidated statements of operations.

Derivative instruments and hedging activity—Our use of derivative financial instruments is primarily limited to the utilization of interest rate swaps, interest rate caps or other instruments to manage interest rate risk exposure. We do not enter into derivatives for trading purposes.

We recognize derivatives as either assets or liabilities on our combined and consolidated balance sheets at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge of the exposure to changes in the fair value of a recognized asset or liability, a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability.

Fair Values—We are required to disclose fair value information with regard to our financial instruments, whether or not recognized in the combined and consolidated balance sheets, for which it is practical to estimate fair value. The Financial Accounting Standards Board guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. We determine the estimated fair values of financial assets and liabilities based on a hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of us and our own assumptions about market participant assumptions. We determined the carrying values of our financial instruments including cash and cash equivalents; restricted cash; ground and other lease income receivable; deferred ground and other lease income receivable, net; deferred expenses and other assets, net; and accounts payable, accrued expenses, and other liabilities approximated their the fair values of the instruments. For our debt obligations not traded in secondary markets, we determine fair value primarily by using market rates currently available for debt obligations with similar terms and remaining maturities. We determined that the significant inputs used to value our debt obligations, net fall within Level 3 of the fair value hierarchy. We determined the fair value of our debt obligations, net approximated its carrying value as of September 30, 2017.

As of September 30, 2017, the remainder of our significant accounting policies, which are detailed in this Prospectus, have not changed materially.

New Accounting Pronouncements—For a discussion of the impact of new accounting pronouncements on our financial condition or results of operations, refer to Note 3 to the combined and consolidated financial statements.

DESCRIPTION OF INDEBTEDNESS

The Initial Portfolio Financing

On March 30, 2017, certain of our wholly-owned subsidiaries (the “borrowers”) entered into a Loan Agreement with Barclays Bank PLC, JPMorgan Chase Bank, National Association and Bank of America, N.A., under which the borrowers borrowed $227 million. The loan is secured by first mortgage or analogous liens on the 12 properties comprising our initial portfolio and is generally non-recourse to the borrowers, except in certain cases as described below. We refer to the loan as the “initial portfolio financing.”

The initial portfolio financing bears interest at an annual rate of 3.795%. In connection with and prior to the closing of the loan, we entered into a $200 million notional rate lock swap, bringing the effective rate of the financing down from 3.795% to 3.773%. The loan requires interest-only payments until October 2025, at which time all revenue available from the collateral will be applied in accordance with an order of priorities as set forth in the Loan Agreement unless the borrowers deposit $12.0 million of cash collateral with the lenders or obtain a letter of credit in such amount. If the borrowers have not repaid the initial portfolio financing on or before the “anticipated repayment date” of April 6, 2027, the interest rate will be increased to the greater of (i) 6.795%, (ii) the then current one year treasury note rate plus 3.00% and (iii) the then current one year treasury swap rate plus 3.00% (the “Adjusted Interest Rate”). In addition, if the borrowers have not repaid the initial portfolio financing on or before the anticipated repayment date, all revenue available from the collateral after the anticipated repayment date will be applied in accordance with an order of priorities set forth in the Loan Agreement, including to fund certain reserves, to the extent required under the Loan Agreement, for the benefit of the lenders under the initial portfolio financing, payment of interest at an annual rate of 3.795% and other amounts due to the lenders with any remaining excess funds being used to pay down the initial portfolio financing. Interest not paid at the Adjusted Interest Rate shall itself accrue at the Adjusted Interest Rate. The final maturity date of the initial portfolio financing is April 6, 2028.

Beginning on the date that is the earlier of (i) March 30, 2020 and (ii) the second anniversary of the date on which the lenders securitize the last portion of the initial portfolio financing, until November 9, 2026, the borrowers may:

•                  prepay the indebtedness under the initial portfolio financing in whole or in part if the borrowers pay a yield maintenance premium;

•                  defease the indebtedness under the initial portfolio financing in whole or in part by depositing U.S. treasury securities with the lenders in amounts that will generate sufficient cash flows to pay amounts due under the initial portfolio financing as close as possible to the originally scheduled payment dates with respect to the portions of the initial portfolio financing being defeased; or

•                  obtain a partial release of a property by paying down the initial portfolio financing in an amount equal to 120% of a specified loan amount allocated to the property plus a yield maintenance premium (except that no yield maintenance premium is required in certain circumstances with respect to releases of properties in connection with a major casualty or condemnation event).

If the borrowers elect an option to prepay or defease the initial portfolio financing in part, the borrowers are only permitted to elect the same option thereafter with respect to early paydowns of defeasances or releases of collateral security for the initial portfolio financing. The borrowers may generally only prepay or defease the loan in part, or obtain a partial release of a property, only if the remaining collateral pool continues to meet certain financial tests. The borrowers may prepay the loan without payment of a yield maintenance premium in connection with the sale of any of the Hilton hotels subject to the master lease with Hilton to the tenant upon exercise of the tenant’s purchase option under the lease in the event of a major casualty or condemnation event.

Following November 9, 2026, the borrowers are permitted to prepay the indebtedness under the initial portfolio financing in whole or in part without payment of a yield maintenance premium, provided, that, in no instance are the borrowers permitted to release any properties encompassing the initial portfolio following the anticipated repayment date. During periods commencing upon the earliest to occur of any of the following conditions, and until such condition (other than a condition arising by virtue of the occurrence and continuance of an event of default) is remedied in accordance with the Loan Agreement: (i) the occurrence and continuance of an event of default, (ii) the debt service coverage ratio, as defined in the Loan Agreement, is less than 1.50 to 1.0 for two consecutive calendar quarters, and (iii) the occurrence of the monthly payment date under the initial portfolio financing occurring on October 6, 2025 (unless the borrowers deposit $12.0 million in cash collateral with the lenders or obtain a letter of credit in such amount), all revenue available from the collateral will be applied in accordance with an order of priorities set forth in the Loan Agreement, including to fund certain reserves, to the extent required under the Loan Agreement, for the benefit of the lenders under the initial portfolio financing, default interest, if any, regular interest and other amounts due to the lenders with all excess amounts “trapped” as additional collateral for the initial portfolio financing. Our borrowers may forestall a triggering event arising other than from an event of default by delivering cash or a letter of credit to the lenders sufficient to cause the triggering event to be avoided or ended. In addition to the foregoing, excess cash shall be applied following the anticipated repayment date as set forth above.

With respect to any period for which we are the guarantor of the initial portfolio financing, the initial portfolio financing will become recourse to us to the extent of losses incurred by the lenders under the initial portfolio financing with respect to:

•                  fraud and intentional misrepresentation by a borrower party (including a borrower, guarantor, affiliated manager and certain borrower-owned entities) in connection with the loan;

•                  gross negligence or willful misconduct of a borrower party (including, without limitation, any litigation or other legal proceedings filed by a borrower party that delays, hinder or otherwise interferes with or frustrates the lenders’ exercise of its rights and remedies;

•                  physical waste to any property (or portion thereof) caused by the intentional acts or intentional omissions of any borrower party and/or the removal or disposal by a borrower party or its affiliates of any portion of any property during the continuance of an event of default;

•                  misapplication, misappropriation or conversion by any borrower party of insurance proceeds, rents, security deposits or other monetary collateral for the initial portfolio financing;

•                  failure to pay taxes, labor or materials charges that can result in liens on a property, unless the liens are being properly contested or sufficient cash flow is not available from the collateral to pay amounts for reasons other than misappropriation by a borrower;

•                  failure to pay insurance premiums and maintain insurance policies in full force and effect and/or provide the lenders under the initial portfolio financing evidence of the same, unless sufficient cash flow is not available from the collateral to pay such amounts for reasons other than misappropriation by a borrower;

•                  any security deposits which are not delivered to the lenders under the initial portfolio financing within the time frames required under the initial portfolio financing loan agreement except to the extent the same are applied in accordance with the terms and conditions of the leases prior to the occurrence of an event of default;

•                  any violation or breach of law by an borrower party of any applicable law mandating the forfeiture or seizure of any property;

•                  failure to apply payments of condemnation proceeds and additional amounts needed to any applicable securitization trust to maintain its tax status as a REMIC to reduce the principal balance of the loan;

•                  any indemnity obligation of the lenders under the initial portfolio financing with respect to any lockbox agreement related to such initial portfolio financing;

•                  any failure by the borrowers to comply with cash management provisions of such initial portfolio financing loan agreement or failure to comply with any limitations on instructing any property manager;

•                  without limiting the full recourse described below, any violation of the single purpose entity representations, warranties and covenants contained in the initial portfolio financing loan agreement;

•                  without limiting the full recourse described below, any violation or breach of any representation, warranties and covenants related to transfer restrictions contained in the initial portfolio financing agreement;

•                  the failure of the lenders under the initial portfolio financing to be paid 120% of a specified loan amount allocated to the property known as One Ally Center upon a total condemnation of such property;

•                  (1) any amendment or modification or termination of cancellation of any GL by borrower without the lenders’ consent under the initial portfolio financing loan agreement in accordance with the terms and conditions thereof or (2) any termination or cancellation of any GL due to a default by borrower thereunder.

In addition to the foregoing, with respect to any period for which we are the guarantor of the initial portfolio financing, the initial portfolio financing will be fully recourse to us if (i) the first full monthly payment of interest for the initial portfolio financing is not paid when due in May 2017, (ii) any single purpose entity representation, warranty or covenant contained in the initial portfolio financing loan agreement is violated or breached which results in the substantive consolidation of borrower with any other person, (iii) a borrower fails to obtain lenders’ prior written consent to any voluntary transfer of any material portion of any property or any voluntary act that causes a change (directly or indirectly) in the ownership of a borrower to the extent lender’s consent was required under the initial portfolio financing loan agreement, (iv) a voluntary and/or collusive involuntary bankruptcy of borrower occurs and/or certain related action as set forth in the initial portfolio financing loan agreement or (v) the ground lease related to the property known as Doubletree Seattle Airport is terminated, cancelled and/or otherwise ceases to exist or is rejecting in a proceeding under the bankruptcy code and/or any creditors rights laws (however, our full recourse liability with respect to this clause (v) is limited to 120% of the loan amount allocated to such property together with lenders’ fees, costs and expenses in connection therewith).

A limited recourse guaranty and environmental indemnity from iStar will remain in effect until we have achieved either an equity market capitalization of at least $500 million (inclusive of the assets securing the financing) or a net worth of at least $250 million (exclusive of the assets securing the financing), and we or a replacement guarantor provides similar guaranties and indemnities to the lenders. Our management agreement with our manager provides that we may not terminate the management agreement unless a successor guarantor reasonably acceptable to iStar has agreed to replace iStar under its limited recourse guaranty and environmental indemnity with respect to our initial portfolio financing or has provided iStar with a reasonably acceptable indemnity for any losses suffered by iStar on its limited recourse guaranty and environmental indemnity after its termination as our manager. We have agreed to indemnify iStar for any amounts it is required to pay, or other losses it suffers, under its limited recourse guaranty and environmental indemnity, other than as a result of iStar’s material breach of its obligations under the initial portfolio financing.

Events of default under the initial portfolio financing include the following:

•                  failure to pay monthly debt service, amounts due at maturity or reserves for ground rent to the extent due;

•                  failure of pay amounts other than those set forth immediately above when due and such failure continues for five business days after notice;

•                  failure to pay taxes and other charges when due, unless such amounts had been reserved and were available to the lenders;

•                  failure to maintain insurance policies in full force and effect or failure to provide the lenders with evidence of the same;

•                  breach of representations, warranties and covenants, including restrictions on transfers;

•                  bankruptcy-related events;

•                  the occurrence of defaults under other mortgages or security documents covering the portfolio;

•                  the imposition of mechanics liens, tax liens or other similar liens, other than liens for taxes not yet due, which liens remain undischarged;

•                  failure to deliver required estoppels;

•                  defaults under any guaranty or indemnity executed in connection with the initial portfolio financing;

•                  any assumptions underlying the non-consolidation legal opinion rendered to the lenders are or become untrue in any material respect;

•                  defaults under, or the cancellation or termination of, property management agreements, unless a replacement agreement with a qualified manager is entered into;

•                  breach of ERISA-related representations and covenants;

•                  failure to make ground rent and other payments due by us under agreements affecting the portfolio; and

•                  breach of our obligations to assist the lenders in their securitization efforts or efforts to divide the loan into a mortgage and mezzanine loan.

Certain of the defaults are subject to certain notice and cure periods. In some cases, such as a failure of a tenant to pay required taxes, a default may be triggered by the actions or omissions of our tenants who have substantial control over the activities conducted on the properties subject to our GLs. It may be difficult for us to address such default in a timely manner, which may result in an event of default under the initial portfolio financing.

The Revolving Credit Facility

On June 27, 2017, we entered into an agreement with a group of lenders for a senior secured revolving credit facility in the maximum aggregate initial original principal amount of up to $300.0 million. Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A. and Barclays Bank PLC, acted as joint lead arrangers, with Merrill Lynch, Pierce, Fenner & Smith Incorporated acting as sole bookrunner and Bank of America, N.A. acting as administrative agent.

Our revolving credit facility has a term of three years with two 12-month extension options exercisable by us, subject to certain conditions, and initially bears interest at an annual rate of applicable LIBOR plus 1.35%. The applicable LIBOR will be the rate with a term equivalent to the interest period applicable to the relevant borrowing. Borrowings will be available based on a borrowing base of assets comprised of GLs and first priority mortgage loans held by us on GLs owned by third parties; provided, however, that GLs of unimproved land or properties under development may not exceed 10% of the borrowing base assets and mortgage loans may not exceed 10% of the borrowing base assets. The facility will be freely prepayable at any time and will be mandatorily prepayable by us if the borrowing base availability is at any time less than zero (in an amount equal to such deficiency in coverage). We will be able to re-borrow amounts paid down, subject to the borrowing base and other borrowing conditions. We are required to pay revolving credit fees throughout the term of the facility based upon our usage of the facility during the period before we receive an investment grade corporate credit rating from S&P Global Ratings, or S&P, or Moodys Investors Service, Inc., or Moody’s, and based on the aggregate amount of commitments under the facility, regardless of usage, from and after the time, if applicable, we receive an investment grade corporate credit rating from S&P or Moody’s. The facility will provide an accordion feature to increase, subject to certain conditions, the maximum availability of the facility to up to $500 million.

Our operating partnership and each of our subsidiaries that owns a direct or indirect interest in a borrowing base asset will be guarantors under the facility until we receive an investment grade corporate credit rating from S&P or Moody’s, and provided that the guarantors are not borrowers or guarantors in respect of any of our unsecured or pari passu secured indebtedness at such time. We will pledge equity interests in the guarantors, other than the operating partnership, as collateral for the facility. Under certain circumstances, we may also be required to grant mortgages to the lenders on borrowing base assets. Collateral will be released if we achieve an investment grade rating from S&P or Moody’s and satisfy other conditions.

We are subject to financial covenants under the facility, including maintaining: a limitation on total consolidated leverage of not more than 70%, or 75% for no more than 180 days, of our total consolidated assets; a consolidated fixed charge coverage ratio of at least 1.45x; a consolidated tangible net worth of at least 75% of our tangible net worth at the date of the facility plus 75% of future issuances of net equity; a consolidated secured leverage ratio of not more than 70%, or 75% for no more than 180 days, of our total consolidated assets; and a secured recourse debt ratio of not more than 5.0% of our total consolidated assets. Additionally, our revolving credit facility restricts our ability to pay distributions to our stockholders. For the remainder of 2017, we will be permitted to make distributions based on an annualized distribution rate of 3.0% of the initial public offering price per share of our common stock. Beginning in 2018, we will be permitted to make annual distributions up to an amount equal to 110% of our adjusted funds from operations, as calculated in accordance with our revolving credit facility. In addition, we may make distributions to the extent necessary to maintain our qualification as a REIT.

BUSINESS AND PROPERTIES

Overview

We believe that we are the first publicly-traded company formed primarily to acquire, own, manage, finance and capitalize ground leases, or GLs. GLs generally represent ownership of the land underlying commercial real estate projects that is net leased by the fee owner of the land to the owners/operators of the real estate projects built thereon. GLs are typically “triple net” leases, meaning that the tenant is responsible for development costs, capital expenditures and all property operating expenses, such as maintenance, real estate taxes and insurance. GLs are typically long-term (base terms ranging from 30 to 99 years, often with tenant renewal options) and have contractual base rent increases (either at a specified percentage or CPI-based, or both) and sometimes include percentage rent participations.

We believe that a GL represents a safe position in a property’s capital structure. This safety is derived from the typical structure of a GL, which we believe creates a low likelihood of a tenant default and a low likelihood of a loss by the GL owner in the event of a tenant default. A GL lessor typically has the right to regain possession of its land and take ownership of the buildings and improvements thereon upon a tenant default, which provides a strong incentive for a GL tenant to make the required GL rent payments. Additionally, the Combined Property Value of a property subject to a GL typically exceeds the amount of the GL owner’s investment at the time it was made; therefore, even if the GL owner takes over the property following a tenant default or upon expiration of the GL, the owner is reasonably likely to recover substantially all of its GL investment, and possibly amounts in excess of its investment, depending upon prevailing market conditions.

We target GLs because we believe that rental income from GLs can provide us with a safe, secure and growing cash flow stream. We believe that GLs offer us the opportunity to realize superior risk-adjusted total returns when compared to certain other alternative commercial property debt and equity investments. We intend to target investments in long-term GLs in which: (i) the initial value of our GL represents 30% to 45% of the Combined Property Value; (ii) the Ground Rent Coverage of the GL is between 2.0x to 5.0x; and (iii) the GL contains contractual rent escalation clauses or percentage rent that participates in gross revenues generated by the commercial real estate on the land. We believe that these target attributes will mitigate the effects of inflation, compensate for anticipated increases in land values over time and establish a conservative position in the case of defaults. We also believe that the GL structure provides an opportunity for future investment value accretion through the reversion to us, as the GL owner, of the buildings and improvements on the land at the expiration or earlier termination of the lease, for no additional consideration from us. We intend to construct a portfolio of GLs diversified by property type, geography, tenant and lease term.

We believe that there is a significant market opportunity for a dedicated provider of GL capital like us. We believe that the market for existing GLs is a fragmented market with ownership comprised primarily of high net worth individuals, pension funds, life insurance companies, estates and endowments. However, while we intend to pursue acquisitions of existing GLs, our investment thesis is predicated, in part, on what we believe is an untapped market opportunity to expand the use of the GL structure to a broader component of the approximately $7.0 trillion institutional commercial property market in the United States. We intend to capitalize on this market opportunity by utilizing multiple GL sourcing and origination channels, including acquiring existing GLs, manufacturing new GLs with third-party owners of commercial real estate and originating GLs to provide capital for development and redevelopment. We further believe that GLs generally represent an attractive source of capital for our tenants and may allow them to generate superior returns on their invested equity as compared to utilizing alternative sources of capital. We intend to draw on the extensive investment origination and sourcing platform of iStar, the parent company of our manager, to actively promote the benefits of the GL structure to prospective GL tenants.

We have a diverse portfolio that is comprised of 15 properties located in major metropolitan areas, 12 of which were acquired or originated by iStar over the past 20 years. All of the properties in our portfolio are subject to long-term net leases consisting of 10 GLs and one master lease (covering five properties) that provide for periodic contractual rental escalations or percentage rent participations in gross revenues generated at the relevant properties.

We are externally managed by SFTY Manager LLC, a wholly-owned subsidiary of iStar. Although our manager was recently formed, iStar has been an active real estate investor for over 20 years and has executed transactions with an aggregate value in excess of $35.0 billion. iStar has an extensive network for sourcing investments, which includes relationships with brokers, corporate tenants and developers, that it has established over its long operating history. As of September 30, 2017, iStar had total assets of approximately $5.8 billion and approximately 190 employees in its New York City headquarters and its seven regional offices across the United States.

We have designed our management agreement with terms that we believe are beneficial to our stockholders. We will pay no management fee to our manager during the first year of the management agreement. Thereafter, our manager will be entitled to a management fee based on our total equity (as defined in our management agreement), which will be payable solely in shares of our common stock, but will not be entitled to receive any additional performance or incentive compensation. Our manager will be restricted from selling shares of our common stock paid to it as management fees for two years from the date such shares are issued, subject to certain exceptions. Our management agreement has an initial term of one year with annual renewals to be approved by a majority of the independent members of our board of directors. The management agreement may be terminated by us or our manager at the end of each annual term without the payment of a termination fee; provided, however, that we may not terminate the management agreement unless a successor guarantor reasonably acceptable to iStar has (i) agreed to replace iStar under its limited recourse guaranty with respect to our initial portfolio financing or (ii) provided iStar with a reasonably acceptable indemnity for any losses suffered by iStar on its limited recourse guaranty after its termination as our manager. Additionally, we have entered into an exclusivity agreement with iStar, pursuant to which iStar agreed, subject to certain exceptions,  that it will not acquire, originate, invest in, or provide financing for a third party’s acquisition of, a GL unless it has first offered that opportunity to us and a majority of our independent directors has declined the opportunity. See “Our Manager and the Management Agreement—Exclusivity.”

We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2017.

Investment Highlights

•                  Cash Flow Safety with Growth.  We generally seek to invest in GLs that have conservative Ground Rent Coverage of 2.0x to 5.0x for the first 12 month period of the lease and that have a value of between 30% and 45% of the Combined Property Value at the commencement of the lease or acquisition date. The periodic contractual rental escalations and, in some cases, percentage rent participations, structured in our leases create embedded revenue growth and are intended to mitigate the effects of inflation and compensate us for the anticipated increases in land values over time. In addition, GLs are typically triple net structures under which we have no responsibility for development costs, capital expenditures or any property operating expenses, such as maintenance, real estate taxes and insurance. We believe that the stability and growth prospects of our cash flows, combined with the relative safety of our assets, offer the opportunity to generate attractive risk-adjusted returns for our stockholders.

•                  Opportunity for Value Accretion Through Reversion Rights Embedded in GLs.  At the expiration or earlier termination of a typical GL, we regain possession of the land and take title to the buildings and other improvements thereon for no additional consideration. This reversion right creates additional potential value to our stockholders that may be realized by us at the end of the lease by entering into a new GL on then current market terms, selling the land and improvements thereon or operating the property directly and leasing the space to tenants at prevailing market rates. We intend to target GLs in which the initial value of the GL represents 30 to 45% of the Combined Property Value. The balance of the Combined Property Value is potential additional value that may revert to us at the end of the lease term, which we refer to as a value bank. As an example, if the initial value of a GL is equal to 35% of the Combined Property Value, the Combined Property Value balance of 65% represents potential value accretion to us upon the reversion of the property, assuming no intervening decline in the Combined Property Value. Furthermore, according to studies cited by RCG, there is a strong correlation between inflation and commercial real estate values over time, which supports our belief that the value of our reversionary interest should increase over time as inflation increases.

Furthermore, we believe that the value bank should increase over time as inflation increases. According to studies cited by RCG, there is a strong relationship between inflation and commercial real estate values over long periods of time. The correlation between capitalization rates for commercial properties taken from ACLI and the CPI between 1965 and 2015 was a strong 0.63. A TIAA-CREF study cited by RCG found that the correlation between annual commercial real estate returns and inflation was 0.41 between 1978 and 2010. In conjunction with the Federal Open Market Committee (FOMC) meeting held in December 2016, almost all FOMC participants projected that inflation, as measured by the four-quarter percentage change in the price index for personal consumption expenditures (PCE), would increase in 2017 and 2018 with a median inflation projection of 2 percent by 2018. Our ability to recognize value through reversion rights may be limited by the rights of our tenants under some of our GLs, including tenant rights to purchase our land in certain circumstances and the right of one tenant to level improvements prior to the expiration of the GL. These rights are described further in “Risk Factors—Risks Related to Our Portfolio and Our Business—The tenant under our GL relating to the One Ally Center property has the right to level the building before the expiration of the lease,” “—Our master lease relating to five hotel properties and our GL relating to the Lock Up Self Storage Facility provide the tenants with the right to purchase our hotel properties or land, as the case may be, in certain circumstances” and “—The tenants under the GLs relating to the One Ally Center, 3333 LifeHope, Northside Forsyth Hospital Medical Center, NASA/JPSS Headquarters and The Buckler Apartments properties have certain preemptive rights should we decide to sell the properties.”

•                  First Mover Advantage in Untapped Market.  We believe that the market for existing GLs is fragmented with ownership comprised primarily of high net worth individuals, pension funds, life insurance companies, estates and endowments. We also believe that there are significant opportunities to create and acquire GLs outside of the existing market, because we believe we can offer attractive capital to property owners. As the first publicly-traded company focusing primarily on GLs, we believe that we can offer property owners a unique opportunity to contribute their properties to a real estate focused, diversified and professionally managed company. In addition, we believe that our capital resources, including availability under the new $300 million revolving credit facility, and potential access to both public and private capital markets, will give us a competitive advantage when seeking to acquire and originate GLs.

•                  Attractive Portfolio.  Our portfolio is comprised of 15 properties located in major metropolitan areas, 12 of which were acquired or originated by iStar over the past 20 years. All of the properties in our portfolio are subject to long-term leases that provide for periodic contractual rental escalations or percentage rent that participates in gross revenues generated at the properties. We intend, over time, to increase the diversity of our portfolio by property type, geography, tenant and lease term in an effort to further enhance the safety of our cash flow by limiting the risks of concentration.

•                  Revolving Credit Facility to Support Growth.  Our $300 million revolving credit facility is available to fund future investment activity. Our current strategy is to generally target overall leverage, resulting from indebtedness under this facility or otherwise, at an amount that is approximately 25% of the aggregate Combined Property Value of our portfolio, but not to exceed a ratio of 2:1 relative to our total equity. However, our organizational documents do not limit the amount of indebtedness that we may incur.

•                  Sponsorship by iStar.  We believe that our relationship with iStar will provide us with opportunities to source and originate GL transactions that may not otherwise be available to us. iStar currently has approximately 190 professionals dedicated to investment origination, underwriting, asset management, legal review, accounting and other disciplines that are available to us through our manager. As we seek to grow our business, we believe that we will benefit from iStar’s geographic reach and more than 20 years of experience sourcing, underwriting and executing investments in all major property types, through numerous real estate cycles and negotiating with major sponsors. We further believe that the terms of our management agreement, including the elimination of the management fee during its first year, payment of the management fees solely in shares of our common stock, restrictions on the manager’s ability to sell such shares for two years from the date such shares are issued (subject to certain exceptions) and the absence of any incentive compensation or termination fees significantly aligns iStar’s interests with ours. Additionally, iStar’s ownership of approximately 34.6% of our outstanding common stock as of September 30, 2017 further aligns iStar’s interests with ours.

Our Portfolio

Our portfolio is comprised of 15 properties located in 10 states with 11 tenants. Our portfolio is comprised of 10 GLs and a master lease (relating to five hotel assets that we refer to as our “Hilton Western Portfolio”) that has many of the characteristics of a GL, including length of lease term, percentage rent participations, triple net terms and strong Ground Rent Coverage. We acquired 12 of our properties prior to the completion of our initial public offering, and we acquired the remainder of our portfolio after the completion of our initial public offering.

The weighted average Ground Rent Coverage of the portfolio as of September 30, 2017 was 4.64x, assuming that the Underlying Property NOI at the One Ally Center for the 12 months ended September 30, 2017 was 5.00x the annualized in place base rent payable under our One Ally Center GL, and 4.59x excluding One Ally Center from the weighted average Ground Rent Coverage calculation. We are prohibited from publicly disclosing the Underlying Property NOI at One Ally Center pursuant to a confidentiality agreement with the tenant.

The tables below present an overview of our portfolio as of September 30, 2017, unless otherwise indicated.

Our Leases

					Lease Terms						Rent(1)
											($ in millions)
										Contractual	Cash			GAAP
Property Name	Tenant	Guarantor		Occupancy	Lease Commencement Date	Lease Expiration Date	Original Term	Remaining Term	Tenant Extension Options	Rent Escalations or Percentage Rent During Initial Lease Term	A In Place Base Rent (Annualized)(2)	B TTM Percentage Rent(3)	C Total (A + B)	D Total GAAP Income(4)
Doubletree Seattle Airport(5)(6)	HLT Operate DTWC LLC	Park Intermediate Holdings LLC		100%	8/1/1995	12/31/2025	30 yrs	8 yrs	2 × 5 yrs	% Rent	$4.5	$1.0	$5.5	$5.5
One Ally Center	500 Webward LLC	N/A		100%	3/31/2015	3/31/2114	99 yrs	97 yrs	2 × 30 yrs	1.5% / p.a.; CPI Lookback(7)	2.6	N/A	2.6	5.3
Hilton Salt Lake(5)	HLT Operate DTWC LLC	Park Intermediate Holdings LLC		100%	8/1/1995	12/31/2025	30 yrs	8 yrs	2 × 5 yrs	% Rent	2.7	0.6	3.3	3.3
6200 Hollywood (South)	Blvd 6200 Owner South, LLC	N/A		100%	1/25/2005	1/25/2104	99 yrs	86 yrs	None	% CPI / 4 Years(8)	2.6	N/A	2.6	2.6
3333 LifeHope	3333 Alpharetta Lifehope 10 Acre Land, LLC	Individual principal at property developer	(10)	100%	8/31/2017	8/31/2116	99 yrs	99 yrs	2 x 30 yrs	2.0% / p.a.	0.9	N/A	0.9	2.6
6201 Hollywood (North)	Blvd 6200 Owner North, LLC	N/A		100%	5/4/2012	1/25/2104	92 yrs	86 yrs	None	% CPI / 4 Years(9)	2.4	N/A	2.4	2.5
Doubletree Mission Valley(5)	HLT Operate DTWC LLC	Park Intermediate Holdings LLC		100%	8/1/1995	12/31/2025	30 yrs	8 yrs	2 × 5 yrs	% Rent	1.1	0.7	1.8	1.8
Doubletree Durango(5)	HLT Operate DTWC LLC	Park Intermediate Holdings LLC		100%	8/1/1995	12/31/2025	30 yrs	8 yrs	2 × 5 yrs	% Rent	0.9	0.3	1.2	1.2
Doubletree Sonoma(5)	HLT Operate DTWC LLC	Park Intermediate Holdings LLC		100%	8/1/1995	12/31/2025	30 yrs	8 yrs	2 × 5 yrs	% Rent	0.7	0.4	1.1	1.1
Northside Forsyth Hospital Medical Center	Forsyth Physicians Center SPE 1, LLC	Individual principal at property developer	(10)	100%	4/25/2016	4/25/2115	99 yrs	98 yrs	2 × 30 yrs	1.5% / p.a.; CPI Lookback(11)	0.5	N/A	0.5	1.1
Dallas Market Center: Sheraton Suites	Dallas Suites RE, LLC	N/A		100%	9/30/2015	9/30/2114	99 yrs	97 yrs	None	2.0% / p.a.(12)	0.4	N/A	0.4	1.0
The Buckler Apartments	CA/Phoenix 401 Property Owner, LLC	N/A		100%	11/21/2014	11/30/2112	98 yrs	95 yrs	None	15% / 10yrs	0.3	N/A	0.3	1.0
NASA/JPSS Headquarters	DRV Greentec, LLC	N/A		100%	10/31/2005	10/31/2075	70 yrs	58 yrs	2 × 15 yrs	3.0% / 5yrs	0.4	N/A	0.4	0.4
Lock Up Self Storage Facility	Lock Up-Evergreen Development Series, LLC / Bloomington Development Series	Evergreen Real Estate Partners, LLC	(13)	100%	9/19/2007	9/30/2037	30 yrs	20 yrs	None	3.5% / 2yrs	0.1	N/A	0.1	0.1
Dallas Market Center: Marriott Courtyard	ARC Hospitality Portfolio I DLGL Owner, LP	American Realty Capital Hospitality Trust, Inc.		100%	2/21/1989	1/2/2026	37 yrs	8 yrs	4 × 10 yrs	% Rent	0.1	0.2	0.3	—
Total / Weighted Avg.											$20.2	$3.2	$23.4	$29.5

(1)           For the avoidance of doubt, rent payments do not include any payments made by our tenants to us in respect of reimbursement expenses.

(2)           Annualized cash base rental income in place as of September 30, 2017.

(3)           Total percentage cash rental income during the 12 months ended September 30, 2017.

(4)           Column “D” represents column “C” adjusted for non-cash income, primarily consisting of straight-line rent, to conform with GAAP.

(5)                                  Property is part of the Hilton Western Portfolio and is subject to a master lease. In November 2016, the master lease governing the Hilton Western Portfolio was amended to change the look back period for which annual percentage rent is computed from the trailing twelve months ended September 30 to the trailing twelve months ended December 31. In March 2017, we recorded $0.5 million of income representing a one-time stub payment of percentage rent for the three months ended December 31, 2016, to account for the change in the look back period. The aggregate $3.0 million percentage rent shown above for the hotels comprising the Hilton Western Portfolio excludes the one-time $0.5 million stub period payment.

(6)                                  A majority of the land underlying this property is owned by a third party and is ground leased to us through 2044 for $0.4 million per year (subject to adjustment for changes in the CPI); however, we pass this cost on to our tenant under the terms of our master lease. See “Risk Factors—Risks Related to Our Portfolio and Our Business—We are the tenant of a GL underlying a majority of our Doubletree Seattle Airport property.”

(7)                                  During each 10th lease year, annual fixed rent is adjusted to the greater of (i) 1.5% over the prior year’s rent, or (ii) the product of the rent applicable in the initial year of the 10 year period multiplied by a CPI factor, subject to a cap on the increase of 20% of the rent applicable in that initial year.

(8)                                  Base rent is subject to increase every 4 years based on a percentage of growth in the CPI for the greater Los Angeles area, California in that time span. Rent increase capped at 12.0% from one rent period to the next. Next potential base increase is May 2018. Notwithstanding the foregoing, in 2058 and 2078, the annual base rent will be reset based on a calculation derived from the then fair market value of the land, but not less than the annual base rent that was in effect before the reset.

(9)                                  Base rent is subject to increase every 4 years based on a percentage of growth in the CPI for the greater Los Angeles area, California in that time span. Rent increase capped at 12.0% from one rent period to the next. Next potential base increase is February 2019. Notwithstanding the foregoing, in 2059 and 2079, the annual base rent will be reset based on a calculation derived from the then fair market value of the land, but not less than the annual base rent that was in effect before the reset.

(10)                            Guarantee expires upon completion of construction.

(11)                            During each 10th lease year, annual fixed rent is adjusted to the greater of (i) 1.5% over the prior year’s rent, or (ii) the product of the rent applicable in the initial year of the 10 year period multiplied by a CPI factor, subject to a cap on the increase of 20% of the prior year’s rent.

(12)                            For the 51st through 99th years of the lease, the base rent is the greater of (i) the annual rent calculated based on 2.0% annual rent escalation throughout the term of the lease, and (ii) the fair market rental value of the property.

(13)                            The individual principals’ guaranty covers tenant obligations to the extent not guaranteed by Evergreen Real Estate Partners, LLC.

Underlying Property and Tenant Information

	Property									Financial Data
										($ in millions)
Property Name	MSA	Address	Property Type	Year Built / Major Renovation Date	Occupancy as of September 30, 2017(1)	Units / Keys		Square Feet		Underlying Property NOI(2)		Ground Rent Coverage(2)
Doubletree Seattle Airport(3)	Seattle-Tacoma-Bellevue	18740 International Blvd, Seattle, WA	Hotel	1969 / 2011	85%	850		579,432		$14.8		3.3x
One Ally Center	Detroit-Warren-Dearborn	500 Woodward Ave, Detroit, MI	Office	1992	100%	N/A		957,355			(3)	>5.0x(4)
Hilton Salt Lake(3)	Salt Lake City	255 S. West Temple, Salt Lake City, UT	Hotel	1983 / 2012	73%	499		425,000		10.0		3.7x
6200 Hollywood (South)	Los Angeles-Riverside-Orange County	6200 Hollywood Boulevard, Los Angeles, CA	Multi-Family	2018		500	(5)	143,151		>14.0	(6)	>5.4x(6)
3333 LifeHope	Atlanta-Sandy Springs-Roswell	3333 Old Milton Parkway, Alpharetta, GA	Office	N/A		N/A		117,355		3.1	(7)	3.6x
6201 Hollywood (North)	Los Angeles-Riverside-Orange County	6201 Hollywood Boulevard, Los Angeles, CA	Multi-Family	2016		535	(5)	183,802		>14.5	(8)	>6.0x(8)
Doubletree Mission Valley(3)	San Diego-Carlsbad	7450 Hazard Center Dr., San Diego, CA	Hotel	1991 / 2012	87%	300		236,745		6.7		6.0x
Doubletree Durango(3)	Durango	501 Camino Del Rio, Durango, CO	Hotel	1986 / 2009	75%	159		132,384		2.9		3.3x
Doubletree Sonoma(3)	San Francisco-San Jose-Oakland	1 Doubletree Dr., Rohnert Park, CA	Hotel	1987 / 2016	76%	245		213,000		3.6		4.9x
Northside Forsyth Hospital Medical Center	Atlanta-Sandy Springs-Marietta	4150 Deputy Bill Cantrell Memorial Rd, Cumming, GA	Medical Office Building	2017	95%	N/A		92,573	(9)	1.5		3.0x
Dallas Market Center: Sheraton Suites	Dallas-Fort Worth-Arlington	2101 Stemmons Freeway, Dallas, TX	Hotel	1989 / 2017	77%	251		178,331		2.1	(10)	5.9x
The Buckler Apartments(3)	Milwaukee-Waukesha-West Allis	401 West Michigan Street, Milwaukee, WI	Multi-Family	1977 / 2016	79%	207		206,712		2.3		9.2x
NASA/JPSS Headquarters	Washington-Arlington-Alexandria	7700 and 7720 Hubble Drive, Lanham, MD	Office	1994	100%	N/A		120,000		2.1	(11)	4.9x
Lock Up Self Storage Facility	Minneapolis-St. Paul-Bloomington	221 American Blvd W., Bloomington, MN	Self Storage	2008	84%	812		104,000		0.8	(10)	6.5x
Dallas Market Center: Marriott Courtyard	Dallas-Fort Worth-Arlington	2150 Market Center Blvd, Dallas, TX	Hotel	1989 / 2015	76%	184		158,805		2.3	(10)	18.5x
Total / Weighted Avg.								3,848,645				4.59x/4.64x(12)

(1)                                  The hotel occupancy rates shown are the average occupancy rates of the hotels for the 12 months ended September 30, 2017. Construction of Northside Forsyth Medical Center was completed on May 11, 2017 and occupancy reflects pre-leased percentage as of September 30, 2017. The Buckler Apartments property is currently in its lease-up phase and occupancy is as of September 30, 2017. The occupancy rate of Lock Up Self Storage Facility is the most recent mid-point of the occupancy range, provided to us by the tenant, which was June 30, 2016. We rely on the occupancy information reported to us by our tenants and do not independently investigate or verify the information supplied to us by our tenants.

(2)                                  Underlying Property NOI is defined as the net operating income of the commercial real estate being operated at the property without giving effect to any rent paid or payable under our GL. Net operating income is calculated as property-level revenues less property-level operating expenses as reported to us by the tenant. We rely on net operating income as reported to us by our tenants without any independent investigation or verification by us. Underlying Property NOI is shown for the 12 months ended September 30, 2017 unless otherwise noted. Ground Rent Coverage is defined as the ratio of the Underlying Property NOI to the base rental payment due to us under the GL.

(3)                                  We own the buildings and site improvements at these properties.

(4)                                  Underlying Property NOI information provided by our GL tenant is confidential. Company estimate is based on available market information.

(5)                                  Reflects the estimated number of apartments at 6201 Hollywood and to be constructed at 6200 Hollywood.

(6)                                  The property is currently under renovation. We currently expect renovation to be completed in April 2018. Represents our underwritten stabilized net operating income at the property upon stabilization. Our estimates are based on available market information, including leasing activity at comparable properties in the market.

(7)                                  The property is currently being renovated and converted into a class-A medical office building. We currently expect construction to be completed in 2018. Represents our underwritten stabilized net operating income at the property (which is 100% pre-leased) upon stabilization.

(8)                                  Construction was completed in 2016 and the property is currently in the lease up phase. A full year of property results is not yet available. Underlying Property NOI represents our underwritten stabilized net operating income at the property upon stabilization. Our estimates are based on leasing activity at the property and available market information, including leasing activity at comparable properties in the market.

(9)                                  Represents square footage of initial building. The site can accommodate an additional 115,100 square feet.

(10)                            Based on available information, represents Underlying Property NOI for the 12 months ended June 30, 2017.

(11)                            Does not reflect $0.2 million of legal expenses incurred by our GL tenant from January 1, 2017 to September 30, 2017.

(12)                            The weighted average of the Ground Rent Coverage is calculated by dividing the Underlying Property NOI showin in this table by the in-place base rent of $20.2 million shown in the table titled “Our Leases” above.  The 4.64x average assumes the Underlying Property NOI of One Ally Center was 5.00x the in-place base rent shown in the table above, and the 4.59x average excludes One Ally Center from the calculation.

Descriptions of Properties in Our Portfolio

Set forth below is additional information about each property in our portfolio. These descriptions should be read in conjunction with the tables set forth above under the captions “—Our Portfolio—Our Leases” and “—Underlying Property and Tenant Information,” including all footnotes to such tables, which contain additional clarifying information that is necessary to understand the information set forth below. Unless otherwise noted below or in the table set forth above under the caption “—Our Portfolio—Underlying Property and Tenant Information,” all occupancy data is as of September 30, 2017.

Doubletree Seattle Airport

Property Description

The 850 key Doubletree Seattle Airport is a full service, upper upscale hotel developed in 1969 and last renovated in 2011. The hotel benefits from significant group demand and airline crew business due to its location (less than one mile from the Seattle-Tacoma International Airport) and its size (850 rooms and 36,000 square feet of meeting space in 26 meeting rooms capable of accommodating 1,200 guests). Additional amenities include an outdoor pool and a complimentary airport shuttle, as well as access to the Light Link rail.

The following table shows the occupancy rate, average daily rate, or ADR, and revenue per available room, or RevPAR (which includes only room revenue and excludes revenue from other operating departments), for the last five calendar years at this property:

Occupancy					ADR					RevPAR
2012	2013	2014	2015	2016	2012	2013	2014	2015	2016	2012	2013	2014	2015	2016
79.7%	81.3%	84.4%	87.0%	84.9%	$99	$106	$116	$125	$131	$79	$86	$98	$108	$112

For U.S. federal tax purposes, we depreciate the building improvements at this property over a 40 year life. Our depreciable tax basis in the building is approximately $32.6 million and our tax basis, net of depreciation, was approximately $15.7 million at September 30, 2017, using the straight-line method of depreciation.

Property and Lease Summary

This property, together with Hilton Salt Lake, Doubletree Mission Valley, Doubletree Sonoma and Doubletree Durango, is part of our Hilton Western Portfolio and is subject to a master lease acquired by iStar in 1997. In January 2017, Hilton Worldwide Holdings Inc. announced that it had completed a spinoff of Park Hotels & Resorts Inc. (NYSE: PK). We have amended the master lease to substitute a wholly-owned subsidiary of Park Hotels & Resorts Inc. as the guarantor of the tenant’s obligations under the master lease. A majority of the land underlying our Doubletree Seattle Airport property is owned by a third party and is ground leased to us. We own the buildings and improvements thereon and lease them to the tenant. We are obligated to pay the third-party owner of the GL $0.4 million per year, subject to adjustment for changes in the CPI through 2044; however, we pass this cost on to our tenant under the terms of our master lease. We are currently in discussions with the third party owner to extend or restructure the GL; however, we can give no assurance that we will be successful in consummating any such extension or restructuring or that the terms of any extension or restructuring will be attractive to us. See “Risk Factors—Risks Related to Our Portfolio and Our Business—We are the tenant of a GL underlying a majority of our Doubletree Seattle Airport property.” In addition, under the master lease, the tenant has the right to purchase this hotel at fair market value if the hotel suffers a major casualty or condemnation event, as defined in the master lease. See “Risk Factors—Risks Related to Our Portfolio and Our Business—Our master lease relating to five hotel properties and our GL relating to the Lock Up Self Storage Facility provide the tenants with the right to purchase our hotel properties or land, as the case may be, in certain circumstances.”

Property

Address:	18740 International Blvd, Seattle, WA
MSA:	Seattle-Tacoma-Bellevue
Property Type:	Hotel
Units / Keys:	850
Square Feet:	579,432
Occupancy:	85%
Year Built / Major Reno Date:	1969 / 2011
Underlying Property NOI:	$14.8M
Ground Rent Coverage:	3.30x

Lease

Tenant:	HLT Operate DTWC LLC
Guarantor:	Park Intermediate Holdings LLC
Lease Commencement Date:	8/1/1995
Lease Expiration Date:	12/31/2025
Original Term:	30 yrs (8 yrs remaining)
Tenant Extension Options:	Two 5-year options
Contractual Rent Escalations or Percentage Rent:

Percentage rent equal to 7.5% of the positive difference between the aggregate operating revenue of the Hilton Western Portfolio and the approximately $81.4 million aggregate base operating revenue of the Hilton Western Portfolio

In Place Base Rent (Annualized):	$4.5M
TTM Additional Rent:	$1.0M
Total Cash Rent:	$5.5M(1)
Total GAAP Rent:	$5.5M

 (1)                           In November 2016, the master lease governing the Hilton Western Portfolio was amended to change the look back period for which annual percentage rent is computed from the trailing twelve months ending September 30 to the trailing twelve months ending December 31 of each year during the remaining term of the lease. In March 2017, we recorded $0.5 million of income representing a one-time stub payment of percentage rent for the 3 months ended December 31, 2016, to account for the change in the look back period. The $0.5 million stub payment is allocated among the five hotels in the Hilton Western Portfolio, with the Doubletree Seattle Airport hotel accounting for $0.2 million. The one time stub period payment is excluded from the information in the table above.

In the event the master lease of the Hilton Western Portfolio is partially terminated with respect to this hotel only, the aggregate base operating revenue of the Hilton Western Portfolio for purposes of calculating the percentage rent would be reduced by approximately $33.0 million.

One Ally Center

Property Description

The 957,355 rentable square foot One Ally Center is a Class-A office building designed by Philip Johnson and John Burgee Architects and developed by Hines in 1992. We own the land in fee simple, while the tenant owns the office building and improvements. iStar owned the One Ally Center and split it into a GL in 2015 by selling the building and improvements to a third party and entering into a GL for the underlying land. The building features column-free floor plates and 360-degree views. The 43-story tower is the tallest office building in Michigan and is occupied by tenants such as Ally Financial and PricewaterhouseCoopers LLP. The property’s design, development standards and advanced systems are similar to those of its new construction peers. One Ally Center offers Class-A amenities, including a state-of-the-art 10,000-square-foot fitness center, first-floor café and bistro and on-site parking.

Property and GL Summary

Under the GL, the tenant has the right of first refusal to purchase the property before we can sell the property to a third party. See “Risk Factors—Risks Related to Our Portfolio and Our Business—The tenants under the GLs relating to the One Ally Center, 3333 LifeHope, Northside Forsyth Hospital Medical Center, NASA/JPSS Headquarters and The Buckler Apartments properties have certain preemptive rights should we decide to sell the properties.” In addition, the tenant has the right to level the building and improvements on the property before the expiration of the lease, although it cannot do so during the last five years of the lease without our prior consent. Rent under the GL must continue to be paid through the end of the term, even if the tenant levels the building and any improvements on the property. See “Risk Factors—Risks Related to Our Portfolio and Our Business—The tenant under our GL relating to the One Ally Center property has the right to level the building before the expiration of the lease.”

Property

Address:	500 Woodward Ave, Detroit, MI
MSA:	Detroit-Warren-Dearborn
Property Type:	Office
Units / Keys:	N/A
Square Feet:	957,355
Occupancy	100%
Year Built / Major Reno Date:	1992
Underlying Property NOI:	N/A
Ground Rent Coverage:	>5.0x

Lease

Tenant:	500 Webward LLC
Guarantor	N/A
Lease Commencement Date:	3/31/2015
Lease Expiration Date:	3/31/2114
Original Term:	99 yrs (97 yrs remaining)
Tenant Extension Options:	Two 30-year options
Contractual Rent Escalations or Percentage Rent:

1.5% per year, During each 10th lease year, annual fixed rent is adjusted to the greater of (i) 1.5% over the prior year’s rent, or (ii) the product of the rent applicable in the initial year of the 10 year period multiplied by a CPI factor, subject to a cap of 20% of the rent applicable in that initial year.

In Place Base Rent (Annualized):	$2.6M
TTM Additional Rent:	N/A
Total Cash Rent:	$2.6M
Total GAAP Rent:	$5.3M

Hilton Salt Lake

Property Description

Developed in 1983 and last renovated in 2012, the 499 key Hilton Salt Lake City Center is a full-service, upper upscale conference hotel. The hotel is centrally located in downtown Salt Lake City within walking distance to over 60 restaurants, clubs and shops. It is located one-half block from the Salt Palace Convention Center and is on the Salt Lake light rail system. Many rooms offer panoramic mountain views and guests can enjoy an indoor pool and whirlpool, a fitness center, and an award-winning steakhouse restaurant and café.

The following table shows the occupancy rate, ADR and RevPAR (which includes only room revenue and excludes revenue from other departments) for the last five calendar years at this property:

Occupancy					ADR					RevPAR
2012	2013	2014	2015	2016	2012	2013	2014	2015	2016	2012	2013	2014	2015	2016
66.6%	70.3%	71.1%	73.4%	71.6%	$123	$133	$137	$145	$150	$82	$93	$97	$107	$107

For U.S. federal tax purposes, we depreciate the building improvements at this property over a 40 year life. Our depreciable tax basis in the building is approximately $33.2 million and our tax basis, net of depreciation, was approximately $16.9 million at September 30, 2017, using the straight-line method of depreciation.

Property and Lease Summary

This property is part of our Hilton Western Portfolio and is subject to a master lease acquired by iStar in 1997. In January 2017, Hilton Worldwide Holdings Inc. announced that it had completed a spinoff of Park Hotels & Resorts Inc. (NYSE: PK). We have amended the master lease to substitute a wholly owned subsidiary of Park Hotels & Resorts Inc. as the guarantor of the tenant’s obligations under the master lease. We own the land and the improvements at this property. Under the master lease, the tenant has the right to purchase this hotel at fair market value if the hotel suffers a major casualty or condemnation event, as defined in the master lease. See “Risk Factors—Risks Related to Our Portfolio and Our Business—Our master lease relating to five hotel properties and our GL relating to the Lock Up Self Storage Facility provide the tenants with the right to purchase our hotel properties or land, as the case may be, in certain circumstances.”

Property

Address:	255 S. West Temple, Salt Lake City, UT
MSA:	Salt Lake City
Property Type:	Hotel
Units / Keys:	499
Square Feet:	425,000
Occupancy:	73%
Year Built / Major Reno Date:	1983 / 2012
Underlying Property NOI:	$10.0M
Ground Rent Coverage:	3.7x

Lease

Tenant:	HLT Operate DTWC LLC
Guarantor:	Park Intermediate Holdings LLC
Lease Commencement Date:	8/1/1995
Lease Expiration Date:	12/31/2025
Original Term:	30 yrs (8 yrs remaining)
Tenant Extension Options:	Two 5-year options
Contractual Rent Escalations or Percentage Rent:

Percentage rent equal to 7.5% of the positive difference between the aggregate operating revenue of the Hilton Western Portfolio and the approximately $81.4 million aggregate base operating revenue of the Hilton Western Portfolio

In Place Base Rent (Annualized):	$2.7M
TTM Additional Rent:	$0.6M(1)
Total Cash Rent:	$3.3M(1)
Total GAAP Rent:	$3.3M(1)

 (1)                           In November 2016, the master lease governing the Hilton Western Portfolio was amended to change the look back period for which annual percentage rent is computed from the trailing twelve months ending September 30 to the trailing twelve months ending December 31 of each year during the remaining term of the lease. In March 2017, we recorded $0.5 million of income representing a one-time stub payment of percentage rent for the 3 months ended December 31, 2016, to account for the change in the look back period. The $0.5 million stub payment is allocated among the five hotels in the Hilton Western Portfolio, with the Hilton Salt Lake hotel accounting for $0.1 million. The one time stub period payment is excluded from the information in the table above.

In the event the master lease of the Hilton Western Portfolio is partially terminated with respect to this hotel only, the aggregate base operating revenue of the Hilton Western Portfolio for purposes of calculating the percentage rent would be reduced by approximately $20.7 million.

6200 Hollywood Boulevard (South)

Property Description

6200 Hollywood Boulevard is located in Los Angeles, California and comprises 143,000 square feet of land area. We own the land in fee simple, while the tenant will own the building and improvements. We acquired this GL in June 2017 using $73.6 million of the proceeds from our initial public offering. This property is currently under construction, and is intended to contain approximately 500 apartments, retail and parking. We currently expect that construction of the improvements on the south parcel will be completed in 2018.

Property and GL Summary

The GL for 6200 Hollywood Boulevard has a remaining term that expires in January 2104. The current annual base rent is approximately $2.6 million. Except for two fair market value rent resets in 2058 and 2078, the annual base rent adjusts every four years based on 50% of the increase in the CPI in the greater Los Angeles area, California since the previous adjustment date, but in no event will such adjustment increase the annual base rent by more than 12% from one rent period to the next. The next annual base rent adjustment is scheduled to occur in May 2018. In 2058 and 2078, the annual base rent is reset based on a calculation derived from the then fair market value of the land, but not less than the annual base rent that was in effect before the reset. The tenant under this GL is Blvd 6200 Owner South, LLC.

3333 LifeHope

Property Description

The property at 3333 LifeHope in Atlanta, Georgia is being converted into a class-A medical office building. We own the land in fee simple, while the tenant will own the building and improvements. We originated the GL in August 2017 for a purchase price of $16.0 million. The building is 100% pre-leased to 23 subtenants with a weighted average lease term of 17.6 years.

Property and GL Summary

Under the GL, the tenant has the right of first refusal to purchase the property before we can sell the property to a third party. See “Risk Factors—Risks Related to Our Portfolio and Our Business—The tenants under the GLs relating to the One Ally Center, 3333 LifeHope, Northside Forsyth Hospital Medical Center, NASA/JPSS Headquarters and The Buckler Apartments properties have certain preemptive rights should we decide to sell the properties.” The GL for 333 LifeHope has a term of 99 years and initial rent of $0.9 million, subject to annual increases of 2%, and based upon the anticipated net operating income at the property upon stabilization, has coverage of more than 3.5x to the initial GL payment due under the lease. In addition, the ground lessee will construct a 185-space parking deck adjacent to the building scheduled to be completed in 2018, which will be engineered to accommodate future development of the site. We have a right of first refusal to provide funding for up to 30% of the construction cost of an additional 160,000 square feet of development on terms consistent with the GL. iStar, our largest shareholder, committed to provide a $24.0 million construction loan to the ground lessee with an initial term of one year for the renovation of the property, of which $5.1 million was funded as of September 30, 2017.

6201 Hollywood Boulevard (North)

Property Description

6201 Hollywood Boulevard is located in Los Angeles, California and comprises 184,000 square feet of land area. We own the land in fee simple, while the tenant will own the building and improvements. We acquired this GL in June 2017 using $68.4 million of the proceeds from our initial public offering. Construction of the improvements on the north parcel was completed in 2016 and the property is currently in the lease-up phase. The property contains approximately 535 apartments, retail and parking. We currently anticipate that leasing will be stabilized by the end of 2017.

Property and GL Summary

The GL for 6201 Hollywood Boulevard has a remaining term that expires in January 2104. The current annual base rent is approximately $2.4 million. Except for two fair market value rent resets in 2059 and 2079, the annual base rent adjusts every four years based on 50% of the increase in the CPI in the greater Los Angeles area, California since the previous adjustment date, but in no event will such adjustment increase the annual base rent by more than 12% from one rent period to the next. The next annual base rent adjustment is scheduled to occur in February 2019. In 2059 and 2079, the annual base rent is reset based on a calculation derived from the then fair market value of the land, but not less than the annual base rent that was in effect before the reset. The tenant under this GL is Blvd 6200 Owner North, LLC.

Doubletree Mission Valley

Property Description

The 300 key Doubletree Mission Valley was developed in 1991 and renovated in 2012. The property is a full-service, upper upscale hotel located in the heart of San Diego’s retail corridor, surrounded by over 4.4 million square feet of shops and malls. The Hazard Center mall is attached to the hotel via a pedestrian bridge, and the city’s famed Fashion Valley Mall is within walking distance. The hotel is also adjacent to a San Diego Trolley stop, offering guests access to the city’s top attractions, which include QualComm Stadium, the San Diego Zoo, SeaWorld, Old Town, Little Italy and the Gaslamp Quarter. Amenities include a café, heated indoor and outdoor pools, a fitness center, scenic event patios and 25,000 square feet of meeting space capable of accommodating 1,000 people.

The following table shows the occupancy rate, ADR and RevPAR (which includes only room revenue and excludes revenue from other departments) for the last five calendar years at this property:

Occupancy					ADR					RevPAR
2012	2013	2014	2015	2016	2012	2013	2014	2015	2016	2012	2013	2014	2015	2016
75.3%	82.6%	84.7%	85.9%	86.9%	$134	$137	$146	$154	$159	$101	$113	$124	$132	$139

Property and Lease Summary

This property is part of our Hilton Western Portfolio and is subject to a master lease acquired by iStar in 1997. In January 2017, Hilton Worldwide Holdings Inc. announced that it had completed a spinoff of Park Hotels & Resorts Inc. (NYSE: PK). We have amended the master lease to substitute a wholly owned subsidiary of Park Hotels & Resorts Inc. as the guarantor of the tenant’s obligations under the master lease. We own the land and the improvements at this property. Under the master lease, the tenant has the right to purchase this hotel at fair market value if the hotel suffers a major casualty or condemnation event, as defined in the master lease.

See “Risk Factors—Risks Related to Our Portfolio and Our Business—Our master lease relating to five hotel properties and our GL relating to the Lock Up Self Storage Facility provide the tenants with the right to purchase our hotel properties or land, as the case may be, in certain circumstances.”

Property

Address:	7450 Hazard Center Dr., San Diego, CA
MSA:	San Diego—Carlsbad
Property Type:	Hotel
Units / Keys:	300
Square Feet:	236,745
Occupancy:	87%
Year Built / Major Reno Date:	1991 / 2012
Underlying Property NOI:	$6.7M
Ground Rent Coverage:	6.0x

Lease

Tenant:	HLT Operate DTWC LLC
Guarantor:	Park Intermediate Holdings LLC
Lease Commencement Date:	8/1/1995
Lease Expiration Date:	12/31/2025
Original Term:	30 yrs (8 yrs remaining)
Tenant Extension Options:	Two 5-year options
Contractual Rent Escalations or Percentage Rent:

Percentage rent equal to 7.5% of the positive difference between the aggregate operating revenue of the Hilton Western Portfolio and the approximately $81.4 million aggregate base operating revenue of the Hilton Western Portfolio

In Place Base Rent (Annualized):	$1.1M
TTM Additional Rent:	$0.7M(1)
Total Cash Rent:	$1.8M(1)
Total GAAP Rent:	$1.8M(1)

 (1)                           In November 2016, the master lease governing the Hilton Western Portfolio was amended to change the look back period for which annual percentage rent is computed from the trailing twelve months ending September 30 to the trailing twelve months ending December 31 of each year during the remaining term of the lease. In March 2017, we recorded $0.5  million of income representing a one-time stub payment of percentage rent for the 3 months ended December 31, 2016, to account for the change in the look back period. The $0.5 million stub payment is allocated among the five hotels in the Hilton Western Portfolio, with the Doubletree Mission Valley hotel accounting for $0.1 million. The one time stub period payment is excluded from the information in the table above.

In the event the master lease of the Hilton Western Portfolio is partially terminated with respect to this hotel only, the aggregate base operating revenue of the Hilton Western Portfolio for purposes of calculating the percentage rent would be reduced by approximately $12.4 million.

Doubletree Durango

Property Description

The 159 key Doubletree Durango is a full-service, upscale hotel developed in 1986 and last renovated in 2009. The property sits along the Animas River and is within walking distance to downtown Durango and the historic Durango Silverton Narrow Gauge Railroad. The downtown Main Avenue contains a wide array of restaurants, bars and shops. Two restaurants at the hotel offer riverside dining. Additional amenities include an indoor pool, fitness center, seven meeting rooms for large group events and complimentary airport shuttle and parking.

The following table shows the occupancy rate, ADR and RevPAR (which includes only room revenue and excludes revenue from other departments) for the last five calendar years at this property:

Occupancy					ADR					Revpar
2012	2013	2014	2015	2016	2012	2013	2014	2015	2016	2012	2013	2014	2015	2016
85.7%	80.6%	81.3%	80.7%	78.7%	$161	$167	$168	$175	$176	$138	$135	$137	$141	$138

Property and Lease Summary

This property is part of our Hilton Western Portfolio and is subject to a master lease acquired by iStar in 1997. In January 2017, Hilton Worldwide Holdings Inc. announced that it had completed a spinoff of Park Hotels & Resorts Inc. (NYSE: PK). We have amended the master lease to substitute a wholly owned subsidiary of Park Hotels & Resorts Inc. as the guarantor of the tenant’s obligations under the master lease. We own the land and the improvements at this property. Under the master lease, the tenant has the right to purchase this hotel at fair market value if the hotel suffers a major casualty or condemnation event, as defined in the master lease. See “Risk Factors—Risks Related to Our Portfolio and Our Business—Our master lease relating to five hotel properties and our GL relating to the Lock Up Self Storage Facility provide the tenants with the right to purchase our hotel properties or land, as the case may be, in certain circumstances.”

Property

Address:	501 Camino Del Rio, Durango, CO
MSA:	Durango
Property Type:	Hotel
Units / Keys:	159
Square Feet:	132,384
Occupancy:	75%
Year Built / Major Reno Date:	1986 / 2009
Underlying Property NOI:	$2.9M
Ground Rent Coverage:	3.3x

Lease

Tenant:	HLT Operate DTWC LLC
Guarantor:	Park Intermediate Holdings LLC
Lease Commencement Date:	8/1/1995
Lease Expiration Date:	12/31/2025
Original Term:	30 yrs (8 yrs remaining)
Tenant Extension Options:	Two 5-year options
Contractual Rent Escalations or Percentage Rent:

Percentage rent equal to 7.5% of the positive difference between the aggregate operating revenue of the Hilton Western Portfolio and the approximately $81.4 million aggregate base operating revenue of the Hilton Western Portfolio

In Place Base Rent (Annualized):	$0.9M
TTM Additional Rent:	$0.3M(1)
Total Cash Rent:	$1.2M(1)
Total GAAP Rent:	$1.2M(1)

 (1)                           In November 2016, the master lease governing the Hilton Western Portfolio was amended to change the look back period for which annual percentage rent is computed from the trailing twelve months ending September 30 to the trailing twelve months ending December 31 of each year during the remaining term of the lease. In March 2017, we recorded $0.5 million of income representing a one-time stub payment of percentage rent for the 3 months ended December 31, 2016, to account for the change in the look back period. The $0.5 million stub payment is allocated among the five hotels in the Hilton Western Portfolio, with the Doubletree Durango hotel accounting for $0.05 million. The one time stub period payment is excluded from the information in the table above.

In the event the master lease of the Hilton Western Portfolio is partially terminated with respect to this hotel only, the aggregate base operating revenue of the Hilton Western Portfolio for purposes of calculating the percentage rent would be reduced by approximately $6.0 million.

Doubletree Sonoma

Property Description

The 245 key Doubletree Sonoma is a full-service, upper upscale resort hotel developed in 1987 and renovated in 2016. Located in the heart of Sonoma County’s wineries, the hotel is near Santa Rosa and Petaluma and less than an hour drive from Napa and San Francisco. The hotel surrounds a courtyard with views of the surrounding golf courses and Sonoma Mountains. Guests have access to Sonoma County’s world renowned wineries, dining and popular attractions, such as Armstrong Redwoods and the Safari West Wildlife Reserve. Additional amenities include a lobby bar and Starbucks Café, fitness center, outdoor pool, tennis courts, two adjacent golf courses and 30,000 square feet of meeting space.

The following table shows the occupancy rate, ADR and RevPAR (which includes only room revenue and excludes revenue from other departments) for the last five calendar years at this property:

Occupancy					ADR					Revpar
2012	2013	2014	2015	2016	2012	2013	2014	2015	2016	2012	2013	2014	2015	2016
66.5%	73.4%	82.3%	82.6%	74.5%	$126	$129	$136	$148	$166	$83	$95	$112	$123	$124

Property and Lease Summary

                This property is part of our Hilton Western Portfolio and is subject to a master lease acquired by iStar in 1997. In January 2017, Hilton Worldwide Holdings Inc. announced that it had completed a spinoff of Park Hotels & Resorts Inc. (NYSE: PK). We have amended the master lease to substitute a wholly owned subsidiary of Park Hotels & Resorts Inc. as the guarantor of the tenant’s obligations under the master lease. We own the land and the improvements at this property. Under the master lease, the tenant has the right to purchase this hotel at fair market value if the hotel suffers a major casualty or condemnation event, as defined in the master lease. See “Risk Factors—Risks Related to Our Portfolio and Our Business—Our master lease relating to five hotel properties and our GL relating to the Lock Up Self Storage Facility provide the tenants with the right to purchase our hotel properties or land, as the case may be, in certain circumstances.”

Property

Address:	1 Doubletree Dr., Rohnert Park, CA
MSA:	San Francisco-San Jose-Oakland
Property Type:	Hotel
Units / Keys:	245
Square Feet:	213,000
Occupancy:	75%
Year Built / Major Reno Date:	1987 / 2016
Underlying Property NOI:	$3.6M
Ground Rent Coverage:	4.9x

Lease

Tenant:	HLT Operate DTWC LLC
Guarantor:	Park Intermediate Holdings LLC
Lease Commencement Date:	8/1/1995
Lease Expiration Date:	12/31/2025
Original Term:	30 yrs (8 yrs remaining)
Tenant Extension Options:	Two 5-year options
Contractual Rent Escalations or Percentage Rent:

Percentage rent equal to 7.5% of the positive difference between the aggregate operating revenue of the Hilton Western Portfolio and the approximately $81.4 million aggregate base operating revenue of the Hilton Western Portfolio

In Place Base Rent (Annualized):	$0.7M
TTM Additional Rent:	$0.4M(1)
Total Cash Rent:	$1.1M(1)
Total GAAP Rent:	$1.1M(1)

(1)                                 In November 2016, the master lease governing the Hilton Western Portfolio was amended to change the look back period for which annual percentage rent is computed from the trailing twelve months ending September 30 to the trailing twelve months ending December 31 of each year during the remaining term of the lease. In March 2017, we recorded $0.5 million of income representing a one-time stub payment of percentage rent for the 3 months ended December 31, 2016, to account for the change in the look back period. The $0.5 million stub payment is allocated among the five hotels in the Hilton Western Portfolio, with the Doubletree Sonoma hotel accounting for $0.08 million. The one time stub period payment is excluded from the information in the table above.

In the event the master lease of the Hilton Western Portfolio is partially terminated with respect to this hotel only, the aggregate base operating revenue of the Hilton Western Portfolio for purposes of calculating the percentage rent would be reduced by approximately $9.3 million.

Northside Forsyth Hospital Medical Center

Property Description

The Northside Forsyth Hospital Medical Center is 95% pre-leased and construction was completed on May 11, 2017. We own the land in fee simple, while the tenant owns the completed medical office building and improvements. iStar originated this GL in 2016. The approximately 13-acre site includes a 92,573 square foot Class-A medical office building. The site can accommodate an additional 115,100 square feet of buildings and is strategically located adjacent to the 231-bed Northside Forsyth Hospital in one of the fastest growing counties in the United States. The site borders and has convenient access to GA-400, a major artery that funnels traffic to and from Atlanta’s suburban neighborhoods to core employment centers.

Property and GL Summary

We agreed to fund $9.0 million of the construction and land costs for this property, all of which has been funded as of September 30, 2017. Under the GL, the tenant has the right of first refusal to purchase the property before we can sell the property to a third party. See “Risk Factors—Risks Related to Our Portfolio and Our Business—The tenants under the GLs relating to the One Ally Center, 3333 LifeHope, Northside Forsyth Hospital Medical Center, NASA/JPSS Headquarters and The Buckler Apartments properties have certain preemptive rights should we decide to sell the properties.”

Property

Address:	4150 Deputy Bill Cantrell Memorial Rd, Cumming, GA
MSA:	Atlanta-Sandy Springs-Marietta
Property Type:	Medical Office Building
Units / Keys:	N/A
Square Feet:	92,573
Occupancy	95%
Year Built / Major Reno Date:	2017
Underlying Property NOI:	$1.5M
Ground Rent Coverage:	3.05x

Lease

Tenant:	Forsyth Physicians Center SPE 1, LLC
Guarantor	Individual principal of property developer; guarantee expires upon completion of construction
Lease Commencement Date:	4/25/2016
Lease Expiration Date:	4/25/2115
Original Term:	99 yrs (98 yrs remaining)
Tenant Extension Options:	Two 30-year options
Contractual Rent Escalations or Percentage Rent:

Upon completion of construction, 1.5% per year. During each 10th lease year, annual fixed rent is adjusted to the greater of (i) 1.5% over the prior year’s rent, or (ii) the product of the prior year’s rent multiplied by a CPI factor, subject to a cap on the increase of 20% of the prior year’s rent.

In Place Base Rent (Annualized):	$0.5M
TTM Additional Rent:	N/A
Total Cash Rent:	$0.5M
Total GAAP Rent(1):	$1.1M

(1) Includes $0.4 million of interest income

Dallas Market Center: Sheraton Suites

Property Description

The 251 key Sheraton Suites Market Center Dallas is a full-service hotel developed in 1989 and renovated in 2017. We own the land in fee simple, while the tenant owns the hotel and other improvements. iStar acquired this GL in 2005. The hotel includes over 4,000 square feet of meeting space, a full-service restaurant, lounge area, outdoor and indoor heated pools, whirlpool, fitness center and business center. Area demand drivers include the five million square foot Dallas Market Center, the Medical District, Design District, Victory Park, Uptown and the Dallas CBD.

Property and GL Summary

Property

Address:	2101 Stemmons Freeway, Dallas, TX
MSA:	Dallas-Fort Worth-Arlington
Property Type:	Hotel
Units / Keys:	251
Square Feet:	178,331
Occupancy:	77%
Year Built / Major Reno Date:	1989 / 2017
Underlying Property NOI:	$2.1M
Ground Rent Coverage:	5.9x

Lease

Tenant:	Dallas Suites RE, LLC
Guarantor:	N/A
Lease Commencement Date:	9/30/2015
Lease Expiration Date:	9/30/2114
Original Term:	99 yrs (97 yrs remaining)
Tenant Extension Options:	None
Contractual Rent Escalations or Percentage Rent:

2.0% annual rent escalations. For the 51st through 99th years of the lease, the base rent is the greater of (i) the annual rent calculated based on 2.0% annual rent escalation throughout the term of the lease, and (ii) the fair market rental value of the property.

In Place Base Rent (Annualized):	$0.4M
TTM Additional Rent:	N/A
Total Cash Rent:	$0.4M
Total GAAP Rent:	$1.0M

The Buckler Apartments

Property Description

Originally built as an office building in 1977, the property was converted to 207 Class-A residential apartment units in 2016, including the addition of a penthouse level on the 10th floor. We own the land on which The Buckler Apartments are located and the external building structure built thereon, and the tenant owns the improvements made within the building. iStar originated this GL in 2014 from a property it acquired in 1996. The building includes 19 studio/micro units, 113 one bedroom units and 75 two bedroom units. The property is located in Downtown Milwaukee within walking distance of downtown restaurants, convention centers, hotels, shopping and Marquette University. Amenities include a first-class fitness facility, 24 hour concierge, an outdoor courtyard with lounge seating, grill stations and a fire pit. Unit amenities include ceiling heights ranging from 9 to 13 feet, washers and dryers, granite counters and views of downtown Milwaukee.

Property and GL Summary

Under the GL, the tenant has the right of first offer to purchase the property, i.e., we must first offer the property to the tenant before soliciting offers for the sale of the property to any other person. See “Risk Factors—Risks Related to Our Portfolio and Our Business—The tenants under the GLs relating to the One Ally Center, 3333 LifeHope, Northside Forsyth Hospital Medical Center, NASA/JPSS Headquarters and The Buckler Apartments properties have certain preemptive rights should we decide to sell the properties.”

Property

Address:	401 West Michigan Street, Milwaukee, WI
MSA:	Milwaukee-Waukesha-West Allis
Property Type:	Multi-Family
Units / Keys:	207
Square Feet:	206,712
Occupancy	79%
Year Built / Major Reno Date:	1977 / 2016
Underlying Property NOI:	$2.3M
Ground Rent Coverage:	9.20x

Lease

Tenant:	CA/Phoenix 401 Property Owner, LLC
Guarantor	N/A
Lease Commencement Date:	11/21/2014
Lease Expiration Date:	11/30/2112
Original Term:	98 yrs (95 yrs remaining)
Tenant Extension Options:	None
Contractual Rent Escalations or Percentage Rent:	15% rent escalation every 10th year of the lease
In Place Base Rent (Annualized):	$0.3M
TTM Additional Rent:	N/A
Total Cash Rent:	$0.3M
Total GAAP Rent:	$1.0M

NASA JPSS Headquarters

Property Description

Built in 1994 by Cypress Investment Associates and designed by Brasher Design, the property serves as the headquarters of NASA’s Joint Polar Satellite System division and is an extension of the Goddard Space Flight Campus. We own the land in fee simple, while the tenant owns the office building and improvements. iStar originated this GL in 2005 from a property it acquired in 1997. The property is a 120,000 square foot secure facility designed to Goddard’s on-campus requirements with a direct, secure fiber optic connection. The property is situated at the intersection of two of the region’s most heavily trafficked thoroughfares, the Baltimore-Washington Parkway and I-495.

Property and GL Summary

Under the GL, the tenant has the right of first offer to purchase the property, i.e., we must first offer the property to the tenant before soliciting offers for the sale of the property to any other person. See “Risk Factors—Risks Related to Our Portfolio and Our Business—The tenants under the GLs relating to the One Ally Center, 3333 LifeHope, Northside Forsyth Hospital Medical Center, NASA/JPSS Headquarters and The Buckler Apartments properties have certain preemptive rights should we decide to sell the properties.”

Property

Address:	7700 and 7720 Hubble Drive, Lanham, MD
MSA:	Washingston-Arlington-Alexandria
Property Type:	Office
Units / Keys:	N/A
Square Feet:	120,000
Occupancy	100%
Year Built / Major Reno Date:	1994
Underlying Property NOI:	$2.1M
Ground Rent Coverage:	4.9x

Lease

Tenant:	DRV Greentec, LLC
Guarantor	N/A
Lease Commencement Date:	10/31/2005
Lease Expiration Date:	10/31/2075
Original Term:	70 yrs (58 yrs remaining)
Tenant Extension Options:	Two 15-year options
Contractual Rent Escalation or Percentage Rent:	3.0% every five years
In Place Base Rent (Annualized):	$0.4M
TTM Additional Rent:	N/A
Total Cash Rent:	$0.4M
Total GAAP Rent:	$0.4M

Lock Up Self Storage Facility

Property Description

Developed in 2008, the 104,000 square foot Lock Up Self Storage Facility consists of 812 self-storage units. We own the land in fee simple, while the tenant owns the storage facility and other improvements. iStar originated this GL in 2007 from a property it acquired in 1993. The building features include on-site management, secure self-storage units, climate controlled interiors, drive up storage units, electronic coded access, a full size passenger elevator, indoor loading bay, motion lighting and security cameras. The building is located near the heart of the southern Minneapolis metro area, the Minneapolis International Airport and The Mall of America.

Property and GL Summary

Under the GL, the tenant has the right to purchase our interest in the underlying land at fair market value as of the expiration of the lease in 2037. See “Risk Factors—Risks Related to Our Portfolio and Our Business—Our master lease relating to five hotel properties and our GL relating to the Lock Up Self Storage Facility provide the tenants with the right to purchase our hotel properties or land, as the case may be, in certain circumstances.”

Property

Address:	221 American Blvd W., Bloomington, MN
MSA:	Minneapolis-St. Paul-Bloomington
Property Type:	Self Storage
Units / Keys:	812
Square Feet:	104,000
Occupancy:	84%
Year Built / Major Reno Date:	2008
Underlying Property NOI:	$0.8M
Ground Rent Coverage:	6.5x

Lease

Tenant:	Lock Up-Evergreen Development Series, LLC / Bloomington Development Series
Guarantor:	Evergreen Real Estate Partners, LLC and individual principals of tenant
Lease Commencement Date:	9/19/2007
Lease Expiration Date:	9/30/2037
Original Term:	30 yrs (20 yrs remaining)
Tenant Extension Options:	None
Contractual Rent Escalations or Percentage Rent	3.5% rent increases every two years
In Place Base Rent (Annualized):	$0.1M
TTM Additional Rent:	N/A
Total Cash Rent:	$0.1M
Total GAAP Rent:	$0.1M

Dallas Market Center: Marriott Courtyard

Property Description

The 184 key Courtyard Dallas Market Center is a select service hotel developed in 1989 and last renovated in 2015. We own the land in fee simple, while the tenant owns the hotel and other improvements. iStar acquired this GL in 2005. The hotel includes a pool, fitness center, bar/lounge, convenience store, business center and meeting rooms. Area demand drivers include the five million square foot Dallas Market Center, the Medical District, Design District, Victory Park, Uptown and the Dallas CBD.

Property and GL Summary

Property

Address:	2150 Market Center Blvd, Dallas, TX
MSA:	Dallas-Fort Worth-Arlington
Property Type:	Hotel
Units / Keys:	184
Square Feet:	158,805
Occupancy:	76%
Year Built / Major Reno Date:	1989 / 2015
Underlying Property NOI:	$2.3M
Ground Rent Coverage:	18.5x

Lease

Tenant:	ARC Hospitality Portfolio I DLGL Owner, LP
Guarantor:	American Realty Capital Hospitality Trust, Inc.
Lease Commencement Date:	2/21/1989
Lease Expiration Date:	1/2/2026
Original Term:	37 yrs (9 yrs remaining)
Tenant Extension Options:	Four 10-year options
Contractual Rent Escalations or Percentage Rent:

The tenant pays (i) minimum annual rent in the amount of $125,000 per fiscal year, and (ii) 5% of annual gross room sales (provided that the minimum annual rent shall be credited to the amount of percentage rent provided that any credit unused at the end of each fiscal year shall lapse and not be applied as a credit against percentage rent due in the following fiscal year); provided, however, commencing on the first day of the extended term and every 5 years thereafter, minimum annual rental shall be adjusted to be the greater of (a) $200,000, or (b) 80% of the average annual rental paid in each of the then previous 5 fiscal years.

In Place Base Rent (Annualized):	$0.1M
TTM Additional Rent:	$0.2M
Total Cash Rent:	$0.3M
Total GAAP Rent:	$0.0M

Great Oaks Purchase Commitment

In October 2017, we entered into a purchase agreement to acquire a GL for land on which a 301 unit, luxury multi-family project known as “Great Oaks” is currently being constructed in San Jose, California. Pursuant to the purchase agreement, we will purchase the GL on November 1, 2020 from iStar for $34.0 million. iStar is providing a $80.5 million construction loan to the developer. The GL expires in 2116 and provides for annual rent of $1.27 million with fixed escalations of 2.0% annually. We currently estimate that the Ground Rent Coverage at the time of stabilization will be in excess of 5.0x, assuming that construction is completed on or before November 1, 2020.

Acquisitions

We intend to acquire and originate GL investments that meet our primary investment objective in our existing markets and in additional markets that we believe exhibit attractive characteristics.

We intend to leverage iStar’s extensive network for sourcing investments developed over its more than two decade history. Given the highly fragmented nature of the existing GL market and the lack of broad institutional ownership, acquisition and origination activity often occurs at the local market level. We will seek to expand the use of GL financing to a broader component of the institutional commercial property market in the United States. As a publicly-traded company, we believe our liquidity and transparency will enhance our ability to acquire and originate investments, including through the issuance of operating partnership units to sellers who wish to defer taxable gains. These transactions may be completed through our subsidiaries or through joint ventures, mergers, partnerships or other structures involving third parties.

In evaluating acquisition and origination opportunities, our manager will take into account the following market and asset considerations.

Market Considerations. Our manager’s acquisition and origination process entails a rigorous review of market conditions, including:

•                  demand for GLs and availability of alternative capital options for potential tenants;

•                  economic dynamics and the tax and regulatory environment of the surrounding area;

•                  the potential tenant’s position in the market;

•                  property location; and

•                  existing and potential competition from other capital providers.

Asset Considerations. In connection with acquiring and originating GL investments, our manager reviews a variety of asset considerations, including:

•                  terms and structure of the GL;

•                  opportunities to create revenue growth by including rent escalation or participating rent clauses in the GL;

•                  property type;

•                  property quality;

•                  tenant credit quality;

•                  the ability to mitigate the impact of inflation through rent adjustment clauses that take into account changes in CPI; and

•                  the expected residual value of the entire property (land and improvements) that will revert to us at the expiration or earlier termination of the lease.

Regulation

General

Our properties are subject to various laws, ordinances and regulations. We believe that we are in compliance in all material respects with the necessary permits and approvals to conduct our business.

Environmental Matters

Under various federal, state and local environmental laws, statutes, ordinances, rules and regulations, as an owner of real property, we may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, in or under the properties we own as well as certain other potential costs relating to hazardous or toxic substances. These liabilities may include government fines and penalties and damages for injuries to persons and adjacent property. These laws may impose liability without regard to whether we knew of, or were responsible for, the presence or disposal of those substances. This liability may be imposed on us in connection with the activities of an operator of, or tenant at, the property. The cost of any required remediation, removal, fines or personal or property damages, and our liability therefor, could be significant and could exceed the value of the property and/have a material adverse effect on us. In addition, the presence of those substances, or the failure to properly dispose of or remove those substances, may adversely affect our ability to sell or rent the affected property or to borrow using such property as collateral, which, in turn, would reduce our revenues and ability to satisfy our debt service obligations and to make distributions to our stockholders.

A property can also be adversely affected either through physical contamination or by virtue of an adverse effect upon value attributable to the migration of hazardous or toxic substances, or other contaminants that have or may have emanated from other properties.

Although our tenants are primarily responsible for any environmental damages and claims related to the leased properties, a tenant’s bankruptcy or inability to satisfy its obligations for these types of damages or claims could require us to satisfy such liabilities. In addition, we may be held directly liable for any such damages or claims irrespective of the provisions of any lease.

From time to time, in connection with the conduct of our business, we authorize the preparation of Phase I environmental reports and, when recommended, Phase II environmental reports, with respect to our properties. There can be no assurance that these environmental reports will reveal all environmental conditions at the properties in which we have an interest or that the following will not expose us to material liability in the future:

•                  the discovery of previously unknown environmental conditions;

•                  changes in law;

•                  activities of prior owners or tenants;

•                  activities of current tenants; or

•                  activities relating to properties in the vicinity of our properties.

Changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures or may otherwise adversely affect the operations of the tenants of our properties, which could materially and adversely affect us.

Insurance

Our leases generally require the tenant to maintain all insurance on the property, and the failure of the tenant to maintain the required insurance could adversely impact our interest in a property in the event of a loss. Furthermore, there are certain types of losses, such as losses resulting from wars, terrorism or certain acts of God, that generally are not insured, because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, we could lose capital invested in a GL as well as the anticipated future revenues from a GL, while remaining obligated for any indebtedness we may have incurred related to the GL. Any loss of these types could materially and adversely affect us. In the opinion of our management, our properties are adequately covered by insurance.

Competition

We compete with numerous commercial developers, real estate companies (including other REITs), financial institutions (such as banks and insurance companies) and other investors (such as pension funds, investment funds, private companies and individuals) for investment opportunities and tenants. This competition may result in a higher costs for properties, lower returns and impact our ability to grow. Some of these competitors have greater financial and other resources and access to more attractive capital than we do. However, due to our focus on GLs located throughout the United States, and because some of our competitors are locally and/or regionally focused, we do not always encounter the same competitors in each market.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the JOBS Act, and we are eligible to take advantage of certain specified reduced disclosure and other requirements that are otherwise generally applicable to public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. Although we have not made a determination whether to take advantage of any or all of these exemptions, we have irrevocably opted-out of the extended transition period afforded to emerging growth companies in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. As a result, we will comply with new or revised accounting standards on the same time frames as other public companies that are not emerging growth companies.

We expect to remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion (subject to adjustment for inflation), (ii) December 31 of the fiscal year that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our shares of common stock held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months or (iii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the preceding three-year period.

Employees

We have no employees.

Offices

On October 20, 2017, we changed our name from Safety, Income and Growth, Inc. to Safety, Income & Growth Inc. Our principal executive offices are located at 1114 Avenue of the Americas, New York, New York 10036. Our current facilities are adequate for our present and future operations, although we may add regional offices or relocate our headquarters, depending upon our future operations.

Legal Proceedings

From time to time, we may be party to various lawsuits, claims for negligence and other legal proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, to any legal proceedings which, individually or in the aggregate, would be expected to have a material effect on our business, financial position, liquidity or results of operations if determined adversely to us.

OUR MANAGER AND THE MANAGEMENT AGREEMENT

General

We are externally managed by our manager. All of our executive officers are employees of our manager or its affiliates. The executive offices of our manager are located at 1114 Avenue of the Americas, New York, New York 10036, and the telephone number of our manager’s executive offices is (212) 930-9400.

Executive Officers and Key Personnel of Our Manager

The following table sets forth certain information with respect to each of our executive officers and certain other key personnel of our manager:

Executive officer	Age	Position	Position held with iStar
Jay Sugarman	55	Chief Executive Officer	Chairman and Chief Executive Officer
Nina B. Matis	70	Chief Investment Officer and Chief Legal Officer	Chief Investment Officer and Chief Legal Officer
Geoffrey G. Jervis	46	Chief Operating Officer and Chief Financial Officer	Chief Operating Officer and Chief Financial Officer

Biographical Information

Set forth below is biographical information for our executive officers.

Jay Sugarman has served as chief executive of our manager since October 2016, and has served as chairman and a director of iStar since 1996 and its chief executive officer since 1997. Prior to forming iStar and its predecessors, Mr. Sugarman managed private investment funds on behalf of the Burden family (a branch of the Vanderbilt family) and the Ziff family. Mr. Sugarman received his undergraduate degree summa cum laude from Princeton University, where he was nominated for valedictorian and received the Paul Volcker Award in Economics, and his M.B.A. with high distinction from Harvard Business School, graduating as a Baker Scholar and recipient of the school’s academic prizes for both finance and marketing. As founder of iStar and chief executive officer since 1997, Mr. Sugarman has demonstrated the leadership skills and extensive executive experience across a broad range of investment, financial and operational matters that are necessary to lead iStar, a fully-integrated finance and investment company focused on the commercial real estate industry.

Nina B. Matis has served as chief investment officer and chief legal officer of our manager since October 2016, and serves as iStar’s executive vice president, chief legal officer and chief investment officer. She assumed her current position with iStar in February 2008 after serving as iStar’s general counsel since 1996, executive vice president since November 1999 and chief investment officer since April 2007. Ms. Matis is responsible for overseeing and managing the strategic consideration and execution of iStar’s investment and financing transactions, restructurings and resolutions of loans and other problem assets, significant operational responsibilities and litigation and other legal matters. She serves as a member of iStar’s Senior Management Investment Committee, which has authority to approve any of iStar’s investments in an amount greater than $25 million and up to and including $60 million. Ms. Matis previously served as a partner in the law firm of Katten Muchin Rosenman LLP, one of iStar’s principal outside law firms, and was an inactive special capital partner of the firm until her withdrawal from this position during 2010. From 1984 through 1987, Ms. Matis was an adjunct professor at Northwestern University School of Law where she taught real estate transactions. Ms. Matis previously served as a director of New Plan Excel Realty Trust, Inc. She is a director of Signature Theater Company, Thomas Cole House, a National Historic Landmark that includes the home and the studio of painter Thomas Cole, and National Partnership for Women & Families and WIN (Women in Need), both of which are nonprofit, nonpartisan 501(c)(3) organizations. Ms. Matis received a B.A. degree, with honors, from Smith College and a J.D. degree from New York University School of Law.

Geoffrey G. Jervis has served as our manager’s chief financial officer and chief operating officer since October 2016. Mr. Jervis joined iStar in June 2016 and serves as iStar’s chief operating officer and chief financial officer. From July 2014 to February 2016, Mr. Jervis was the Chief Financial Officer of STAG Industrial, Inc. (NYSE: STAG). From 2005 to 2013, Mr. Jervis served as the Chief Financial Officer of Blackstone Mortgage Trust, Inc. (NYSE: BXMT) and its predecessor, Capital Trust, Inc. (NYSE: CT). From 2012 to 2013, Mr. Jervis also served as the Chief Financial Officer and a member of the investment committee of BXMT Advisors L.L.C., a managing director of The Blackstone Group L.P. and the Chief Financial Officer of Blackstone Real Estate Debt Strategies. Before joining Blackstone in 2012, Mr. Jervis was also the Chief Financial Officer of CTIMCO, a commercial real estate investment manager and rated special servicer that was wholly-owned by Capital Trust and acquired by affiliates of Blackstone in December 2012. Mr. Jervis, received a B.A. in History from Vanderbilt University, and an honors (Beta Gamma Sigma) M.B.A. from Columbia Business School.

Investment Committee

Our manager formed an Investment Committee which advises and consults with our manager’s senior management team with respect to our investment strategy, investment portfolio holdings, sourcing, financing and leverage strategies and investment guidelines, and approves our investments. The Investment Committee is chaired by Ms. Matis and also includes Messrs. Sugarman and Jervis. For biographical information on the members of the Investment Committee, see “—Biographical Information.” The Investment Committee meets as frequently as it believes is necessary.

Management Agreement

We entered into the management agreement with our manager concurrently with the completion of our initial public offering. Pursuant to the management agreement, our manager provides our company with our management team and appropriate support personnel.

The management agreement requires our manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. Our manager’s role as manager is under the supervision and direction of our board of directors. Our manager is responsible for (1) the selection, purchase and sale of our portfolio of assets, (2) our financing activities and (3) providing us with advisory services. Our manager is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our assets and operations as may be appropriate, which may include, without limitation, the following:

(i)                                     serving as our consultant with respect to the periodic review of the investment guidelines and other parameters for our acquisition and origination of assets, financing activities and operations, any material modification to which will be approved by a majority of our independent directors;

(ii)                                  forming our manager’s investment committee, which advises and consults with our manager’s senior management team with respect to our investment strategy, investment portfolio holdings, sourcing, financing and leveraging strategies and investment guidelines;

(iii)                               investigating, analyzing and selecting possible investment opportunities and acquiring, originating, financing, retaining, selling, restructuring or disposing of investments;

(iv)                              advising on the terms of our leases;

(v)                                 representing and making recommendations to us in connection with the purchase, origination and finance of, and commitment to purchase, originate and finance, assets consistent with the investment guidelines and the sale and commitment to sell such assets;

(vi)                              with respect to prospective purchases, originations, leases, sales or exchanges of assets, conducting negotiations on our behalf with sellers, tenants, developers, construction agents, purchasers and brokers and, if applicable, their respective agents and representatives;

(vii)                           advising us on, negotiating and entering into, on our behalf, credit facilities (including term loans and revolving facilities), mortgage indebtedness, agreements relating to borrowings under programs established by governmental agencies or programs, commercial paper, interest rate swap and cap agreements and other hedging instruments, and all other agreements and engagements required for us to conduct our business;

(viii)                        establishing and implementing networks for servicing investments and, conducting underwriting of tenants, markets and real properties and the execution of transactions;

(ix)                              overseeing tenants;

(x)                                 providing us with portfolio management;

(xi)                              engaging and supervising, on our behalf and at our expense, service providers and independent contractors which provide construction consulting, real estate brokerage investment banking, mortgage brokerage, securities brokerage, other real estate and financial services, due diligence services, underwriting review services, legal and accounting services and all other services as may be required relating to our assets;

(xii)                           advising us on, preparing, negotiating and entering into, on our behalf, applications and agreements relating to governmental programs;

(xiii)                        coordinating and managing operations of any co-investment interests or joint venture held by us and conducting all matters with the co-investment partners or joint ventures;

(xiv)                       arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote our business;

(xv)                          providing executive and administrative personnel, office space and office services required in rendering services to us;

(xvi)                       administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our manager and our board of directors, including, without limitation, the collection of rents and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(xvii)                    communicating on our behalf with the holders of any of our equity or debt securities and lenders as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders and lenders;

(xviii)                 counseling us in connection with policy decisions to be made by our board of directors;

(xix)                       evaluating and recommending to our board of directors hedging strategies and engaging in hedging activities on our behalf, consistent with such strategies as so modified from time to time, and with our qualification as a REIT;

(xx)                          counseling us regarding our qualification and maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause us to qualify and maintain our qualification as a REIT;

(xxi)                       counseling us regarding the maintenance of our exemption from the status of an investment company required to register under the Investment Company Act of 1940, as amended, or the 1940 Act, monitoring compliance with the requirements for maintaining such exemption and using commercially reasonable efforts to cause us to maintain such exemption from such status;

(xxii)                    furnishing reports and statistical and economic research to us regarding our activities and services performed for us by our manager;

(xxiii)                 monitoring the performance of our assets and providing periodic reports with respect thereto to the board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xxiv)                investing and reinvesting any moneys and securities of ours (including investing in short-term investments pending the acquisition or origination of other assets, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners) and advising us as to our capital structure and capital raising;

(xxv)                   assisting us in retaining qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting systems and procedures, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and to conduct quarterly compliance reviews with respect thereto;

(xxvi)                assisting us to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xxvii)             assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act, or by the NYSE;

(xxviii)          assisting us in taking all necessary action to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent required by the provisions of the Code applicable to REITs;

(xxix)                handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) on our behalf in which we may be involved or to which we may be subject arising out of our day-to-day operations (other than with our manager or its affiliates), subject to such limitations or parameters as may be imposed from time to time by the board of directors;

(xxx)                   using commercially reasonable efforts to cause expenses incurred by us or on our behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the board of directors from time to time;

(xxxi)                advising us with respect to and structuring long-term financing vehicles for our portfolio of assets, and offering and selling securities publicly or privately in connection with any such financing;

(xxxii)             serving as our consultant with respect to decisions regarding any of our financings, hedging activities or borrowings undertaken by us, including (1) assisting us in developing criteria for debt and equity financing that is specifically tailored to our investment objectives, and (2) advising us with respect to obtaining appropriate financing for our investments;

(xxxiii)          performing such other services as may be required from time to time for management and other activities relating to our assets and business as our board of directors shall reasonably request or our manager shall deem appropriate under the particular circumstances; and

(xxxiv)         using commercially reasonable efforts to cause us to comply with all applicable laws.

Pursuant to the management agreement, our manager does not assume any responsibility other than to render the services called for thereunder and is not responsible for any action of our board of directors in following or declining to follow its advice or recommendations. To the extent that officers of our manager also serve as our executive officers, these executive officers owe us duties under Maryland law in their capacity as our executive officers, which may include the duty to exercise reasonable care in the performance of the executive officers’ responsibilities, as well as the duties of loyalty, good faith and candid disclosure. Under the management agreement, our manager, its officers, stockholders, members, managers, directors, personnel, any person or entity controlling or controlled by our manager and any of their officers, stockholders, members, managers, directors, employees, consultants and personnel, and any person providing advisory services to our manager are not liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except because of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement, as determined by a final non-appealable order of a court of competent jurisdiction. We have agreed to indemnify our manager, its officers, stockholders, members, managers, directors, personnel, any person or entity controlling or controlled by our manager and any of their officers, stockholders, members, managers, directors, employees, consultants and personnel, and any person providing advisory services to our manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in accordance with and pursuant to the management agreement. Our manager has agreed to indemnify us, our directors and executive officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement or any claims by our manager’s personnel relating to the terms and conditions of their employment by our manager. Our manager carries errors and omissions and other customary insurance.

Pursuant to the terms of our management agreement, our manager is required to provide us with our management team, including a chief executive officer, a chief financial officer and a chief compliance officer, along with appropriate support personnel, to provide the management services to be provided by our manager to us. None of the officers or employees of our manager are dedicated exclusively to us and may be changed at any time at the discretion of iStar.

The management agreement may be amended or modified by agreement between us and our manager. The initial term of the management agreement will expire on the first anniversary of the completion of our initial public offering, and will be automatically renewed for a one-year term each anniversary date thereafter unless previously terminated as described below. Our independent directors review our manager’s performance and the management fees annually and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of a majority of our independent directors; provided, however, that we may not terminate the management agreement unless a successor guarantor reasonably acceptable to iStar has (i) agreed to replace iStar under its limited recourse guaranty and environmental indemnity with respect to our initial portfolio financing or (ii) provided iStar with a reasonably acceptable indemnity for any losses suffered by iStar on its limited recourse guaranty and environmental indemnity after its termination as our manager. We must provide 90 days prior written notice of any such termination.

We may also terminate the management agreement at any time, including during the initial term, with 30 days prior written notice from our board of directors for cause, which is defined as:

•                  our manager’s continued material breach of any provision of the management agreement following a period of 30 days after written notice thereof (or 60 days after written notice of such breach if our manager has taken steps to cure such breach within 30 days after the written notice);

•                  our manager’s fraud, misappropriation of funds, or embezzlement against us;

•                  our manager’s bad faith, willful misconduct, gross negligence or reckless disregard of duties under the management agreement;

•                  the occurrence of certain events with respect to the bankruptcy or insolvency of our manager, including an order for relief in an involuntary bankruptcy case or our manager authorizing or filing a voluntary bankruptcy petition;

•                  our manager is convicted (including a plea of nolo contendere) of a felony; and

•                  the dissolution of our manager.

Our manager may generally only assign the management agreement or any of its duties thereunder with the written approval of a majority of our independent directors; provided, however, our manager may assign the management agreement or any of its duties thereunder to any of its affiliates without the approval of a majority of our independent directors if such assignment does not require our approval under the Investment Advisers Act of 1940.

Our manager may terminate the management agreement if we become required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately before such event. Our manager may also decline to renew the management agreement at the end of each annual period by providing us with 90 days, written notice. In addition, if we default in the performance of any material term of the management agreement and the default continues for a period of 30 days after written notice to us (or 60 days after written notice of such breach if we have taken steps to cure such breach within 30 days after the written notice), our manager may terminate the management agreement upon 60 days’ written notice.

Management Fees and Expense Reimbursements

We do not maintain an office or employ personnel. Instead, we rely on the facilities and resources of our manager to conduct our day-to-day operations. Expense reimbursements to our manager are made in cash on a quarterly basis.

We will pay no management fee to our manager during the first year of the management agreement. Thereafter, we will pay our manager a management fee, payable solely in shares of our common stock, equal to the sum of 1.0% of our total equity up to $2.5 billion and 0.75% of our total equity in excess of $2.5 billion. Our manager will not be entitled to receive any additional performance or incentive compensation. The management fee will be calculated and payable quarterly in arrears. The management fee will be paid solely in shares of our common stock valued at the greater of (i) the volume weighted average market price of our common stock during the quarter for which the fee is being calculated, or (ii) the initial public offering price per share of our common stock set forth on the cover of this prospectus, before underwriting discounts and commissions. For purposes of calculating the management fee, our total equity means the sum of the net cash proceeds and the value of non-cash consideration from all issuances of our equity securities since inception, including operating partnership units and shares of common stock issued to the manager as payment of management fees (calculated on a daily weighted average basis), less any amount that we pay for repurchases of our common stock and operating partnership units since inception. This amount may be adjusted to exclude one-time events pursuant to changes in GAAP, and certain non-cash items after discussions between our manager and our independent directors and approved by a majority of our independent directors. Our total equity, for purposes of calculating the management fee, could be greater than or less than the amount of total equity shown on our financial statements. Our manager will use the proceeds from its management fee in part to pay compensation to its officers and personnel who, notwithstanding that certain of them also are our executive officers, receive no cash compensation directly from us.

The management fee owed to our manager will be calculated within 45 days after the end of each quarter by our manager and such calculation will promptly be delivered to us in writing. We are obligated to pay the management fee in shares of our common stock within five business days after delivery to us of the written statement of our manager setting forth the computation of the management fee for such quarter.

Our manager will be restricted from selling shares of our common stock paid to it as management fees for two years from the date such shares are issued, except that such restrictions will terminate at the effective date of the termination of the management agreement, and, for the avoidance of doubt, such restrictions will not apply to distributions of such shares to iStar in contemplation of a further distribution of such shares to iStar’s stockholders.

Incentive fee

None.

Reimbursement of expenses

Because our manager’s personnel perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our manager is reimbursed for the documented cost of performing such tasks.

We also pay all operating expenses, except those specifically required to be borne by our manager under the management agreement. The expenses required to be paid by us include, but are not limited to:

•                  expenses in connection with the transaction costs incident to the acquisition, origination, disposition and financing of our assets;

•                  costs of legal, tax, accounting, consulting, auditing, administrative and other similar services rendered for us by providers retained by our manager;

•                  the compensation and expenses of our directors and the allocable share of cost of liability insurance under a universal insurance policy covering our manager, iStar or its affiliates and/or us to indemnify our directors and executive officers;

•                  costs associated with the establishment and maintenance of any of our credit facilities, repurchase agreements, and securitization vehicles or other indebtedness of ours (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of our securities offerings);

•                  expenses connected with communications to lenders and holders of our securities or of our subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with lenders and holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by us to any transfer agent and registrar in connection with the listing and/or trading of our stock on any exchange, the fees payable by us to any such exchange in connection with its listing, costs of preparing, printing and mailing our annual report to our stockholders and proxy materials with respect to any meeting of our stockholders;

•                  costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for us;

•                  expenses incurred by managers, officers, personnel and agents of our manager for travel on our behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of our manager in connection with the purchase, origination, financing, refinancing, sale or other disposition of an asset or establishment and maintenance of any of our credit facilities, financing vehicles and borrowings under programs established by governmental agencies or any of our securities offerings;

•                  costs and expenses incurred with respect to market information systems and publications, pricing and valuation services, research publications and materials, and settlement, clearing and custodial fees and expenses;

•                  compensation and expenses of our custodian and transfer agent, if any;

•                  the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

•                  all taxes and license fees;

•                  all insurance costs incurred in connection with the operation of our business;

•                  all other costs and expenses relating to our business operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of assets, including appraisal, reporting, audit and legal fees;

•                  expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for us or our assets separate from the office or offices of our manager;

•                  expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the board of directors to or on account of lenders or holders of our securities or of our subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;

•                  any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise), including any costs or expenses incurred in connection therewith, against us or any subsidiary, or against any trustee, director or executive officer of us or of any subsidiary in his or her capacity as such for which we or any subsidiary is required to indemnify such trustee, director or executive officer by any court or governmental agency;

•                  all costs and expenses relating to the development and management of our website;

•                  the allocable share of expenses under a universal insurance policy covering our manager, iStar or its affiliates in connection with obtaining and maintaining “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by property, asset and investment managers performing functions similar to those of our manager in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets; and

•                  all other expenses actually incurred by our manager (except as described below) which are reasonably necessary for the performance by our manager of its duties and functions under the management agreement.

We do not reimburse our manager or its affiliates for the salaries and other compensation of its personnel except that beginning after the first anniversary of the management agreement, we will reimburse our manager or its affiliates for the allocable share of the compensation, including, without limitation, annual base salary, bonus, any related withholding taxes and employee benefits, paid to corporate finance, tax, accounting, internal audit, legal, risk management, operations, compliance and other non-investment personnel of our manager and its affiliates who spend all or a portion of their time managing our affairs based upon the percentage of time devoted by such personnel to our affairs.

In addition, we may be required to pay our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses attributable to the personnel of our manager and its affiliates required for our operations. These expenses are allocated to us based upon the percentage of time devoted by such personnel to our affairs.

Termination fee

No termination fee is payable by us in connection with the termination of the management agreement.

Exclusivity

We entered into an exclusivity agreement with iStar, pursuant to which iStar agreed, except as set forth below, that it will not acquire, originate, invest in, or provide financing for a third party’s acquisition of, a GL unless it has first offered that opportunity to us and a majority of our independent directors has declined the opportunity. The exclusivity agreement has an initial term of one year and will automatically renew with each annual renewal of the management agreement. The exclusivity agreement will automatically terminate upon any termination of the management agreement and will not otherwise be terminable. Notwithstanding the foregoing, the exclusivity agreement will not restrict iStar from engaging in a transaction that may include an incidental interest in GLs. An interest will be considered incidental if iStar will be acquiring or investing in an entity or portfolio of assets where not more than 20% of the value of the entity’s or portfolio’s assets, as reasonably determined by iStar, consist of GLs, or providing financing for a third party’s acquisition of an entity or portfolio of assets where not more than 20% of the value of the entity’s or portfolio’s assets, as reasonably determined by iStar, consist of GLs. In addition, the exclusivity agreement will not apply to opportunities to manufacture or otherwise create a GL from a property that has been owned by iStar’s existing net lease venture with GICRE for at least three years after the closing of our initial public offering. The existing net lease venture invests in single tenant properties leased to corporate entities under triple net leases. The venture had total assets of approximately $635 million at September 30, 2017. The investment period of the venture is scheduled to expire in February 2018 and the term of the venture is scheduled to end in February 2022 (subject to two one-year extensions), although both dates may be extended by joint agreement of the partners. iStar owns a 51.9% interest in, and manages the day to day operations of, the net lease venture and several of its executives whose time is substantially devoted to the venture own a 0.6% equity interest in the venture and are entitled to participate in promote payments made to iStar. The parties have committed a total of $500 million to the net lease venture, of which $221 million was drawn as of September 30, 2017.

MANAGEMENT

Our Directors

Our board of directors consists of 5 directors. Each of our directors is elected by our stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. Of the 5 directors, our board of directors has determined that each of them other than Mr. Sugarman and Ms. Josephs is considered independent in accordance with the requirements of the NYSE. The first annual meeting of our stockholders after our initial public offering will be held in 2018. Our charter and bylaws provide that a majority of the entire board of directors may at any time increase or decrease the number of directors. However, unless our charter and bylaws are amended, the number of directors may never be less than the minimum number required by the MGCL nor more than 15. Executive officers serve at the pleasure of our board of directors.

Under our stockholders agreement with LA, LA is entitled to nominate one member of our board of directors for so long as LA owns the lesser of (i) 4.0% of our outstanding common stock and (ii) common stock with a value of $15.0 million. Mr. Dean Adler joined our board upon the closing of LA’s initial purchase of shares of our common stock and continues to serve as a director.

The following table sets forth certain information concerning the individuals who serve as our directors and executive officers:

Name	Age	Position
Jay Sugarman	55	Chairman of the Board of Directors and Chief Executive Officer
Dean S. Adler	60	Independent director
Robin Josephs	57	Director
Jay S. Nydick	53	Independent director
Stefan M. Selig	54	Independent director
Nina B. Matis	70	Chief Investment Officer and Chief Legal Officer
Geoffrey G. Jervis	46	Chief Operating Officer and Chief Financial Officer

For biographical information on Messrs. Sugarman and Jervis and Ms. Matis, see “Our Manager and the Management Agreement—Biographical Information.”

The following sets forth biographical information concerning the other individuals who serve as our directors.

Dean S. Adler, a director since April 14, 2017, is a Co-Founder and Chief Executive Officer of Lubert-Adler Partners, L.P., a private real estate investment firm. He has served as a Principal of Lubert-Adler Partners, L.P. for over ten years. Mr. Adler has been a director of Bed Bath and Beyond Inc. since 2001. Mr. Adler also previously has served as a director of Developers Diversified Realty Corp., a shopping center real estate investment trust, and Electronics Boutique, Inc., a mall retailer. Among other things, Mr. Adler has wide experience and involvement in commercial real estate including, in particular, retail real estate. Mr. Adler graduated magna cum laude from The Wharton School, University of Pennsylvania and also holds a juris doctor degree with honors from the University of Pennsylvania Law School.

Robin Josephs serves as a member of iStar’s board of directors and as its lead director, with duties that include presiding at all executive sessions of the independent directors and serving as principal liaison between the chairman and the independent directors. Ms. Josephs is also chair of iStar’s nominating and corporate governance committee and a member of iStar’s compensation committee. From 2005 to 2007, Ms. Josephs was a managing director of Starwood Capital Group L.P., a private equity firm specializing in real estate investments. Previously, Ms. Josephs was a senior executive with Goldman Sachs & Co. in various capacities. She currently serves as a director, chair of the compensation committee and a member of the audit committee of MFA Financial, Inc. (NYSE: MFA), which is primarily engaged in investing in residential mortgage-backed securities, and as a director and member of the audit committee and compensation committee of QuinStreet, Inc. (NASDAQ: QNST), a vertical marketing and online media company. Ms. Josephs previously served until 2016 as a director and member of the audit and compensation committees of Plum Creek Timber Company, Inc. (NYSE: PCL) until its sale to Weyerhaeuser. Ms. Josephs is a trustee of the University of Chicago Cancer Research Foundation. Ms. Josephs received a B.S. degree in economics magna cum laude from the Wharton School (Phi Beta Kappa) and an M.B.A. degree from Columbia University. Ms. Josephs’ previous employment as an investment banking professional brings valuable knowledge of finance and capital markets to our board. Her background working as a managing director of Starwood Capital Group, where she evaluated and managed numerous real estate investments, adds knowledge and expertise in this area of vital importance to our company. Ms. Josephs’ extensive experience as a director of public companies also brings to our board valuable skills and insights into the governance of real estate, investment and operating companies.

Jay S. Nydick, has been the Co-Head and Co-Chief Investment Officer of the Real Estate Investment Group at AB Global since October 2009. Mr. Nydick was the president of iStar from November 2004 until September 2009. Prior to joining iStar, Mr. Nydick spent 14 years as an investment banker at Goldman, Sachs & Co. Mr. Nydick has significant experience in capital markets and commercial real estate. Mr. Nydick holds a bachelors degree from Cornell University where he graduated as a Presidential Scholar and an M.B.A. degree from Columbia University.

Stefan M. Selig served as Under Secretary of Commerce for International Trade at the U.S. Department of Commerce from June 2014 to June 2016, and during this period headed the International Trade Administration, a global bureau of more than 2,200 trade and investment professionals. During this period, he also served as the Executive Director of the Travel and Tourism Advisory Board, sat on the board of directors of the Overseas Private Investment Corporation, was a Commissioner for the Congressional Executive Commission on China and was the Executive Director of the President’s Advisory Council on Doing Business in Africa. Prior to that, he held various senior level leadership positions at Bank of America Merrill Lynch beginning in 1999, including being the Executive Vice Chairman of Global Corporate & Investment Banking from 2009 to 2014, and prior to that, he was Vice Chairman of Global Investment Banking and Global Head of Mergers & Acquisitions. Prior to joining Bank of America Merrill Lynch, he held various senior investment banking positions at UBS Securities and Wasserstein Parella & Co., and began his investment banking career at The First Boston Corporation. With over 28 years of investment banking experience and his service as one of the nation’s most senior commercial diplomats, Mr. Selig will provide our board with a sophisticated strategic and financial advisor, with invaluable insight into global economic matters.

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•                  our board of directors is not staggered, with each of our directors subject to re-election annually;

•                  of the 5 persons who serve on our board of directors, our board of directors has determined that three, or 60%, of our directors are independent for purposes of the NYSE’s corporate governance listing standards and Rule 10A-3 under the Exchange Act;

•                  at least one of our directors qualifies as an “audit committee financial expert” as defined by the SEC;

•                  we have opted out of the business combination and control share acquisition statutes in the MGCL;

•                  we do not have a stockholder rights plan and our board of directors has adopted a policy that our board may not adopt any stockholder rights plan unless the adoption of the plan has been approved by stockholders representing a majority of the votes cast on the matter, except that our board of directors may adopt a stockholder rights plan without the prior approval of our stockholders if our board, in the exercise of its duties, determines that seeking prior stockholder approval would not be in our best interests under the circumstances then existing. The policy further provides that if a stockholder rights plan is adopted by our board without the prior approval of our stockholders, the stockholder rights plan will expire on the date of the first annual meeting of stockholders held after the first anniversary of the adoption of the plan, unless an extension of the plan is approved by our common stockholders; and

•                  we have opted out of the unsolicited takeover (Title 3, Subtitle 8) provisions of the MGCL (commonly known as the Maryland Unsolicited Takeover Act, which we may not opt in to without the approval of a majority of the votes cast by our stockholders entitled to vote thereon. See “Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws—Subtitle 8.”

Our Board’s Leadership Structure

Our board of directors understands there is no single, generally accepted approach to providing board leadership and that given the dynamic and competitive environment in which we operate, the appropriate leadership may vary as circumstances warrant. Our board of directors currently believes it is in our company’s best interests to have Jay Sugarman serve as Chairman of our Board of Directors and Chief Executive Officer. Our board of directors believes combining these roles promotes effective leadership and provides the clear focus needed to execute our business strategies and objectives.

Our board of directors has designated Stefan Selig as lead independent director. The lead independent director’s duties will include chairing executive sessions of the independent directors, facilitating communications and resolving conflicts between the independent directors, other members of our board of directors and the management of our company, and consulting with and providing counsel to our chief executive officer as needed or requested.

Our Board’s Role in Risk Oversight

Our board of directors will play an active role in overseeing management of our risks. The committees of our board of directors will assist our full board in risk oversight by addressing specific matters within the purview of each committee. Our audit committee will focus on oversight of financial risks relating to us, our compensation committee will focus primarily on risks relating to our equity compensation plans and arrangements and our nominating and corporate governance committee will focus on reputational and corporate governance risks relating to our company, including the independence of the members of our board of directors. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our full board of directors plans to keep itself regularly informed regarding such risks through committee reports and otherwise. We believe the leadership structure of our board of directors supports effective risk management and oversight.

Board Committees

Our board of directors has formed an audit committee, a compensation committee and a nominating and corporate governance committee and has adopted charters for each of these committees. The audit committee is the only committee composed exclusively of independent directors, as defined by the listing standards of the NYSE. Moreover, the compensation committee is composed exclusively of individuals intended to be, to the extent provided by Rule 16b-3 of the Exchange Act, non-employee directors and will, at such times as we are subject to Section 162(m) of the Code, qualify as outside directors for purposes of Section 162(m) of the Code.

Audit Committee

The audit committee is comprised of Messrs. Adler, Nydick and Selig, each of whom is an independent director and “financially literate” under the rules of the NYSE.

The audit committee assists our board of directors in overseeing:

•                  our financial reporting, auditing and internal control activities, including the integrity of our financial statements;

•                  our compliance with legal and regulatory requirements and ethical behavior;

•                  the independent auditor’s qualifications and independence;

•                  the performance of our internal audit function and independent auditor; and

•                  the preparation of audit committee reports.

The audit committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Committee

The compensation committee is comprised of Messrs. Adler, Nydick and Selig.

The principal functions of the compensation committee are to:

•                  oversee any equity-based remuneration plans and programs;

•                  determine from time to time the remuneration for our non-executive directors; and

•                  prepare compensation committee reports.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is comprised of Messrs. Adler, Nydick and Selig.

The nominating and corporate governance committee is responsible for:

•                  providing counsel to the board of directors with respect to the organization, function and composition of the board of directors and its committees;

•                  overseeing the self-evaluation of our board of directors as a whole and of the individual directors and the board’s evaluation of management and report thereon to the board;

•                  periodically reviewing and, if appropriate, recommending to the board of directors changes to, our corporate governance policies and procedures;

•                  identifying and recommending to our board of directors potential director candidates for nomination; and

•                  recommending to the full board of directors the appointment of each of our executive officers.

Code of Business Conduct and Ethics

Our board of directors has established a code of business conduct and ethics that applies to our directors and executive officers. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•                  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                  full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•                  compliance with applicable governmental laws, rules and regulations;

•                  prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•                  accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for our directors or executive officers may be made only by our board of directors or one of our board committees and will be promptly disclosed as required by law or stock exchange regulations.

Director Compensation

We made an initial grant of 10,000 shares of restricted common stock to each of our directors who is not an officer or employee of our manager or iStar in consideration of their agreement to join our board. We intend to approve and implement an ongoing compensation program for our directors who are not officers or employees of our manager or iStar that will consist of annual cash retainer fees and long-term equity awards. We intend to provide additional cash or equity compensation to such directors who also serve on a committee. We will reimburse each of our directors who are not officers or employees of our manager or iStar for his or her travel expenses incurred in connection with his or her attendance at full board of director and committee meetings. Directors who are officers or employees of our manager or iStar will not receive compensation for serving on our board of directors.

Executive Compensation

Because our management agreement provides that our manager is responsible for managing our affairs, our chief executive officer and each of our other executive officers, each of whom is an executive of iStar, do not receive cash compensation from us for serving as our executive officers. Instead we will pay our manager the management fees described in “Our Manager and the Management Agreement—Management Fees and Expense Reimbursements” and, in the discretion of the compensation committee of our board of directors, we may also grant our manager equity based awards pursuant to our equity incentive plan described below.

Equity Incentive Plan

We have adopted an equity incentive plan to provide equity incentive opportunities to members of our manager’s management team and employees who perform services for us, our independent directors, advisers, consultants and other personnel. Our equity incentive plan provides for grants of stock options, shares of restricted common stock, phantom shares, dividend equivalent rights and other equity-based awards, including long-term incentive plan (“LTIP”) units.

Our equity incentive plan is administered by the compensation committee, as appointed by our board of directors for such purposes. The compensation committee has the full authority to (i) authorize the granting of awards to eligible persons, (ii) determine the eligibility of directors, our manager, members of our manager’s management team and employees who perform services for us, advisors, consultants and other personnel to receive an equity award, (iii) determine the number of shares of common stock to be covered by each award (subject to the individual participant limitations provided in our equity incentive plan), (iv) determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of our equity incentive plan), (v) prescribe the form of instruments evidencing such awards, (vi) construe and interpret the equity incentive plan and award agreements and correct defects, supply omissions and reconcile inconsistencies therein, (vii) suspend the right to exercise awards during any period that the compensation committee deems appropriate to comply with applicable securities laws, and thereafter extend the exercise period of an award by an equivalent period of time and (viii) take any other actions and make all other determinations that it deems necessary or appropriate in connection with our equity incentive plan or the administration or interpretation thereof. In connection with this authority, the compensation committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. Each of the directors on our compensation committee is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee director and will, at such times as we are subject to Section 162(m) of the Code and intend for awards to be treated as performance-based compensation for purposes of Section 162(m), qualify as an outside director for purposes of Section 162(m) of the Code, or, if no committee exists, the board of directors.

Available Shares

Our equity incentive plan provides for grants of stock options, shares of restricted common stock, phantom shares, dividend equivalent rights and other equity-based awards up to an aggregate of 907,500 (representing 5% of the issued and outstanding shares of our common stock as of the closing of our initial public offering). We granted 40,000 shares of restricted common stock to our directors who are not officers or employees of iStar or our manager under our equity incentive plan at the closing of our initial public offering. If an award granted under our equity incentive plan expires, is forfeited or terminates, the shares of our common stock subject to any portion of the award that expires, is forfeited or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Shares of stock withheld in payment of the exercise price or taxes related to an award and shares equal to the number surrendered in the payment of any exercise price or taxes related to an award will not again be available for award under the plan. Unless previously terminated by our board of directors, no new award may be granted under our equity incentive plan after the tenth anniversary of the earlier of the date that such plan was approved by our board of directors or the holders of our common stock.

To the extent the compensation committee deems appropriate, it will establish performance criteria and satisfy such other requirements as may be applicable in order to satisfy the requirements for performance-based compensation under Section 162(m) of the Code.

Awards Under the Plan

Stock Options.  The terms of specific stock options, including whether stock options shall constitute “incentive stock options” for purposes of Section 422(b) of the Code, shall be determined by the compensation committee. The exercise price of a stock option shall be determined by the committee and reflected in the applicable award agreement. The exercise price with respect to stock options may not be lower than 100% (110% in the case of an incentive stock option granted to a 10% stockholder, if permitted under our equity incentive plan) of the fair market value of our common stock on the date of grant. Each stock option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder, if permitted under our equity incentive plan). Incentive stock options may only be granted to our employees and employees of our subsidiaries. Stock options will be exercisable at such times and subject to such terms as determined by the compensation committee. We may also grant stock appreciation rights, which are stock options that permit the recipient to exercise the stock option without payment of the exercise price and to receive shares of common stock (or cash or a combination of the foregoing) with a fair market value equal to the excess of the fair market value of the shares of our common stock with respect to which the stock option is being exercised over the exercise price of the stock option with respect to those shares. The exercise price with respect to stock appreciation rights may not be lower than 100% of the fair market value of our common stock on the date of grant.

Shares of Restricted Common Stock.  A restricted stock award is an award of shares of common stock that is subject to restrictions on transferability and such other restrictions the compensation committee may impose at the date of grant. Grants of shares of restricted common stock will be subject to vesting schedules and other restrictions as determined by the compensation committee. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the compensation committee may determine. Except to the extent restricted under the award agreement relating to the shares of restricted common stock, a participant granted shares of restricted common stock has all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends on the shares of restricted common stock. Although dividends may be paid on shares of restricted common stock, whether or not vested, at the same rate and on the same date as on shares of our common stock (unless otherwise provided in an award agreement), holders of shares of restricted common stock are prohibited from selling such shares until they vest. Holders of restricted stock that vests based upon performance conditions shall generally be subject to the same forfeiture conditions as the underlying shares of restricted stock.

Phantom Shares.  A phantom share represents a right to receive the fair market value of a share of common stock, or, if provided by the compensation committee, the right to receive the fair market value of a share of common stock in excess of a base value established by the compensation committee at the time of grant. Phantom shares may generally be settled in cash or by transfer of shares of common stock (as may be elected by the participant or the compensation committee or as may be provided by the compensation committee at grant). The compensation committee may, in its discretion and under certain circumstances (taking into account, without limitation, Section 409A of the Code), permit a participant to receive as settlement of the phantom shares installment payments over a period not to exceed ten years.

Dividend Equivalents.  A dividend equivalent is a right to receive (or have credited) the equivalent value (in cash or shares of common stock) of dividends paid on shares of common stock otherwise subject to an award. The compensation committee may provide that amounts payable with respect to dividend equivalents shall be converted into cash or additional shares of common stock. The compensation committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.

Other Share-Based Awards.  Our equity incentive plan authorizes the granting of other awards based upon shares of our common stock (including the grant of securities convertible into shares of common stock and the grant of LTIP units), subject to terms and conditions established at the time of grant. LTIP units are awards of units of our operating partnership intended to constitute “profits interests” within the meaning of the relevant IRS guidance, which may be convertible on a one-for-one basis into our operating partnership units. See “Description of the Partnership Agreement of Safety Income and Growth Operating Partnership LP—LTIP Units.”

We have filed with the SEC a registration statement on Form S-8 covering the shares of our common stock issuable under our equity incentive plan.

Change in Control

Under our equity incentive plan, a change in control is defined as the occurrence of any of the following events: (i) the acquisition of more than 50% of our then outstanding shares of common stock or the combined voting power of our outstanding securities by any person; (ii) the sale or disposition of all or substantially all of our assets, other than certain sales and dispositions to entities owned by our stockholders; (iii) a merger, consolidation or statutory share exchange where our stockholders immediately prior to such event hold less than 50% of the voting power of the surviving or resulting entity; (iv) during any consecutive twenty-four calendar month period, the members of our board of directors at the beginning of such period, the “incumbent directors,” cease for any reason (other than due to death) to constitute at least a majority of the members of our board (for these purposes, any director whose election or nomination for election was approved or ratified by a vote of at least a majority of the incumbent directors shall be deemed to be an incumbent director); or (v) a termination of the management agreement.

Upon a change in control, and certain other corporate events, the compensation committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change in control, but only if the compensation committee determines that the adjustments do not have an adverse economic impact on the participants (as determined at the time of the adjustments).

Amendments and Termination

Our board of directors may amend, suspend, alter or discontinue our equity incentive plan but cannot take any action that would materially impair the rights of an award recipient with respect to an award previously granted without such award recipient’s consent unless such amendments are required in order to comply with applicable laws. Our board of directors may not amend our equity incentive plan without stockholder approval in any case in which amendment in the absence of such approval would cause our equity incentive plan to fail to comply with any applicable legal requirement or applicable exchange or similar requirement, such as an amendment that would:

•                  other than through adjustment as provided in our equity incentive plan, increase the total number of shares of common stock reserved for issuance under our equity incentive plan;

•                  materially expand the class of directors, officers, employees, consultants and advisors eligible to participate in our equity incentive plan;

•                  reprice any stock options under our equity incentive plan; or

•                  otherwise require such approval.

Limitation of Liability and Indemnification

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains such a provision and eliminates the liability of our directors and executive officers to the maximum extent permitted by Maryland law. For further details with respect to the limitation on the liability of our directors and executive officers, the indemnification of our directors and executive officers and the relevant provisions of the MGCL, see “Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws—Indemnification and Limitation of Directors’ and Executive Officers’ Liability.” In addition, our directors and executive officers are entitled to indemnification under the partnership agreement of our operating partnership; for further details see “Description of the Partnership Agreement of Safety Income and Growth Operating Partnership LP—Management Liability and Indemnification.”

We have obtained a policy of insurance under which our directors and executive officers are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and executive officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or executive officers, including certain liabilities under the Securities Act. Additionally, we have entered into indemnification agreements with each of our directors, executive officers and board observer, which require, among other things, that we maintain a comparable “tail” directors’ and officers’ liability insurance policy for six years after each director, executive officer or board observer ceases to serve in such capacity in connection with a change in control transaction.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material non-public information subject to compliance with the terms of our insider trading policy.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee is a current or former executive officer or employee of ours or any of our subsidiaries. None of our executive officers other than Mr. Sugarman serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

PRINCIPAL AND SELLING STOCKHOLDERS

The selling stockholders may from time to time offer and sell pursuant to this prospectus the shares of common stock being registered, as set forth in the following table. The following table sets forth certain information regarding the beneficial ownership of shares of our common stock as of September 30, 2017 for:

•                  each of our directors;

•                  each of our executive officers;

•                  each person who is the beneficial owner of 5% or more of the outstanding shares of our common stock; and

•                  all of our directors and executive officers as a group.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•                  all shares the investor actually owns beneficially or of record;

•                  all shares over which the investor has or shares voting or investment power (such as in the capacity as a general partner of an investment fund); and

•                  all shares the investor has the right to acquire within 60 days (such as shares of restricted common stock that are currently vested or which are scheduled to vest within 60 days), though such shares shall be disregarded in calculating the percentage ownership of any other investor.

Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. Unless otherwise indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, 1114 Avenue of the Americas, New York, New York 10036. No shares beneficially owned by any executive officer or director have been pledged as security.

	Prior to Resale Offering			After Resale Offering
Name and Address	Number of Shares of Common Stock Beneficially Owned(1)	Percent of All Shares of Common Stock(1)	Shares Being Registered(2)	Number of Shares of Common Stock Beneficially Owned	Percent of All Shares of Common Stock(1)
Directors and Named Executive Officers:
Jay Sugarman	63,018	*	—	63,018	*
Dean S. Adler(3)	760,000	4.2%	760,000	—	—
Robin Josephs	21,250	*	—	21,250	*
Jay S. Nydick	10,000	*	—	10,000	*
Stefan M. Selig	20,000	*	—	20,000	*
Nina B. Matis	20,000	*	—	20,000	*
Geoffrey G. Jervis	41,438	*	—	41,438	*
All directors and executive officers as a group (7 persons)	935,706	5.2%	—	175,706	1.0%
Beneficial Owners of More than 5% of Outstanding Common Stock:
FMR LLC(4)	2,173,416	11.9%	—	2,173,416	11.9%
iStar Inc.	6,300,832	34.6%	—	6,300,832	34.6%
Selling Stockholders:
GICRE(5)	2,125,000	11.7%	2,125,000	—	—
LA(3)	760,000	4.2%	760,000	—	—

*                                         Less than 1.0%

(1)                                 There are no operating partnership units outstanding, other than units owned by us.

(2)                                 Represents the maximum number of shares that may be sold pursuant to the registration statement of which this prospectus is a part. The registration of these shares does not necessarily mean that the selling stockholders will sell all or any portion of the shares covered by the registration statement of which this prospectus is a part.

(3)                                 750,000 of the reported shares are owned of record by SFTY VII-B, LLC (“SFTY”) and 10,000 of the reported shares are held of record by Mr. Adler for the benefit of Lubert-Adler Real Estate Fund VII-B, L.P. (“L-A RE Fund VII-B”). SFTY’s sole member is L-A RE Fund VII-B.  L-A RE Fund VII-B’s general partner is Lubert-Adler Group VII-B, LLC (“L-A Group VII-B LLC”). L-A Group VII-B LLC’s sole member is Lubert-Adler Group VII-B Holdings, L.P. (“L-A Holdings VII-B LP”). L-A Holdings VII-B LP’s general partner is Lubert-Adler Group VII-B Holdings, LLC (“L-A Holdings VII-B LLC”). Mr. Adler and Ira M. Lubert are members of L-A Holdings VII-B LLC. As a result, each of Mr. Adler, Mr. Lubert, L-A Holdings VII-B LLC, L-A Holdings VII-B LP, L-A Group VII-B LLC and L-A RE Fund VII-B may be deemed to share beneficial ownership of the reported shares. LA’s address is 2929 Arch Street, Philadelphia, PA 19104-2868.  Each of the foregoing persons expressly disclaims beneficial ownership of the shares except to the extent of his or its pecuniary interest therein.

(4)                                 FMR LLC’s address is 245 Summer Street, Boston, MA 02210.

(5)                                 GICRE’s address is 280 Park Avenue, New York, New York 10017.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Formation Transactions

On or before April 14, 2017, (i) we acquired our initial portfolio of 12 assets from iStar, (ii) we completed the $227 million initial portfolio financing and distributed the proceeds therefrom to iStar, (iii) the selling stockholders acquired 2,875,000 shares of our common stock for $57.5 million in cash (representing a 51% ownership interest in our company at such time), and (iv) we issued 2,775,000 shares of our common stock (representing a 49% ownership interest in our company at such time) and paid $57.5 million in cash to iStar in consideration of its contribution of our initial portfolio to us subject to the indebtedness of the initial portfolio financing. The total value of the cash and stock paid to iStar in these transactions, which we refer to as our formation transactions, was $340 million, based on the initial public offering price per share.

Concurrently with the completion of our initial public offering, we sold to iStar 2,250,000 shares of our common stock in the concurrent iStar placement at the initial public offering price per share for an aggregate purchase price of $45.0 million.

Concurrently with the completion of our initial public offering, we and our operating partnership entered into a $300 million revolving credit facility to, among other things, fund future GL investments, which we refer to in this prospectus as “our revolving credit facility.”

Concurrent iStar Placement

Concurrently with the completion of our initial public offering, we sold to iStar 2,250,000 shares of our common stock in the concurrent iStar placement at the initial public offering price per share for an aggregate purchase price of $45.0 million.

Partnership Agreement

Concurrently with the completion of our initial public offering, we entered into the operating partnership agreement. See “Description of the Partnership Agreement of Safety Income and Growth Operating Partnership LP.”

Pursuant to the operating partnership agreement, limited partners of our operating partnership have rights beginning 12 months after the completion of our initial public offering to require our operating partnership to redeem all or part of their operating partnership units for cash equal to the then-current market value of an equal number of shares of our common stock (determined in accordance with and subject to adjustment under the partnership agreement) or, at our election, to exchange their operating partnership units for shares of our common stock on a one-for-one basis subject to certain adjustments and the restrictions on ownership and transfer of our stock set forth in our charter and described under “Description of Securities—Restrictions on Ownership and Transfer.” We do not expect to have any outstanding operating partnership units at the closing of our initial public offering, except operating partnership units owned by us.

Management Agreement

Concurrently with the completion of our initial public offering, we entered into the management agreement with the manager, a wholly-owned subsidiary of iStar. See “Our Manager and the Management Agreement—Management Agreement.”

Exclusivity Agreement

Concurrently with the completion of our initial public offering, we entered into an agreement with iStar pursuant to which iStar agreed that it will not acquire, originate, invest in, or provide financing for a third party’s acquisition of, a GL unless it has first offered that opportunity to us and a majority of our independent directors has declined the opportunity. The exclusivity agreement will not apply to opportunities that include only an incidental interest in GLs or opportunities to manufacture or otherwise create a GL from a property that has been owned by iStar’s existing net lease venture with GICRE for at least three years after the closing of our initial public offering. The existing net lease venture invests in single tenant properties leased to corporate entities under triple net leases. The venture had total assets of approximately $635 million at September 30, 2017. The investment period of the venture is scheduled to expire in February 2018 and the term of the venture is scheduled to end in February 2022 (subject to two one-year extensions), although both dates may be extended by joint agreement of the partners. iStar owns a 51.9% interest in, and manages the day to day operations of, the net lease venture and several of its executives whose time is substantially devoted to the venture own a 0.6% equity interest in the venture and are entitled to participate in promote payments made to iStar. The parties have committed a total of $500 million to the net lease venture, of which $221 million was drawn as of September 30, 2017. See “Our Manager and the Management Agreement—Exclusivity.”  The exclusivity agreement will automatically terminate upon any termination of the management agreement and will not otherwise be terminable.

Stockholder’s Agreements with Selling Stockholders

In connection with the selling stockholders’ investment, we entered into a stockholder’s agreement with them that terminated at the closing of our initial public offering. New stockholder’s agreements between each selling stockholder and us became effective at the closing of our initial public offering which provide as follows:

•                  GICRE has the right to purchase additional shares of our common stock up to an amount equal to 10% of future issuances of common stock by us in single issuances of at least $1 million, and on a quarterly basis in respect of other issuances. The purchase price paid by GICRE will be the same price as the price per share implied by the transaction that resulted in the relevant issuance, and for issuances pursuant to our equity incentive plans, will be based on prevailing market prices for our common stock, except that, if iStar purchases shares in a particular issuance net of discounts and commissions, then GICRE will also be entitled to purchase shares net of discounts and commissions. GICRE also has the right to designate a non-voting board observer who is entitled to participate in meetings of our board of directors, present matters for consideration, speak on matters presented by others, receive notices of board meetings, receive board minutes and meet with management, subject to certain confidentiality and other restrictions. In addition, GICRE has the right to participate as a co-investor in real estate investments for which we are seeking coinvestment partners. The foregoing rights are conditioned on GICRE owning at least the lesser of (i) 5.0% of our outstanding common stock and (ii) common stock with a value of $50 million. Notwithstanding the foregoing, GICRE’s co-investment right is conditioned on the same ownership requirement only after the third anniversary of the closing of our initial public offering. We have also agreed to indemnify GICRE for certain taxes related to the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, that it may be required to pay in respect of capital gains distributions by us attributable to sales of real properties made before the earlier of (1) the second anniversary of the closing date of our initial public offering and (2) one year after GICRE owns less than 10% of our outstanding common stock.

•                  LA has the right to purchase additional shares of our common stock up to an amount equal to 4.0% of future issuances of common stock by us in single issuances of at least $1 million, and on a quarterly basis in respect of other issuances. The purchase price paid by LA will be the same price as the price per share implied by the transaction that resulted in the relevant issuance, and for issuances pursuant to our equity incentive plans, will be based on prevailing market prices for our common stock, except that, if iStar purchases shares in a particular issuance net of fees and commissions, then LA will also be entitled to purchase shares net of discounts and commissions. LA will also have to right to designate one director as a nominee for election to our board. The foregoing rights are conditioned on LA owning the lesser of (i) 4.0% of our outstanding common stock and (ii) common stock with a value of $15.0 million.

Registration Rights

We entered into a registration rights agreement with iStar. Under the registration rights agreement, we will file, as promptly as practicable on or after the date that is 12 months after the closing of our initial public offering, one or more registration statements, which we refer to as the resale shelf registration statements, with the Securities and Exchange Commission covering the resale of all shares of common stock issued or that were issued to iStar in the formation transactions, the concurrent iStar placement and under the management agreement. We have agreed to use our commercially reasonable efforts to cause each resale shelf registration statement to be declared effective within 120 days of filing, which we refer to as the shelf effective date. We have also agreed to provide iStar an unlimited number of “demand” registrations.

We entered into a registration rights agreement with the selling stockholders which requires us to, among other things, file with the Securities and Exchange Commission, as promptly as practicable on or after the date that is 180 days after the closing of our initial public offering, a shelf registration statement providing for the resale of the selling stockholders’ shares of our common stock acquired in the formation transactions and subsequently to include in the registration statement such additional shares of common stock as the selling stockholder may acquire from time to time in the future. A selling stockholder may sell its shares in underwritten offerings. We have agreed to use our reasonable best efforts to cause a resale shelf registration statement to become effective as soon as practicable after its filing. We have filed the registration statement of which this prospectus forms a part to fulfill our contractual commitment under this registration rights agreement.

We have agreed to indemnify iStar and the selling stockholders against specified liabilities, including certain potential liabilities arising under the Securities Act, or to contribute to the payments iStar or the selling stockholders may be required to make in respect thereof. We have agreed to pay all of the expenses relating to the registration of such securities, including, without limitation, all registration, listing, filing and stock exchange or the Financial Industry Regulatory Authority, or FINRA, fees, all fees and expenses of complying with securities or “blue sky” laws, all printing expenses and all fees and disbursements of counsel and independent public accountants retained by us, but excluding underwriting discounts and commissions, any out-of-pocket expenses of iStar and the selling stockholders and any transfer taxes.

Indemnification of Our Directors and Executive Officers and GICRE’s Board Observer

We entered into indemnification agreements with each of our directors, executive officers, board observer and certain other parties providing for the indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against (i) our directors, executive officers and board observer and (ii) our executive officers and certain other parties who are former members, managers, stockholders, directors, limited partners, general partners, officers, board observers or controlling persons of our predecessor in their capacities as such as described in “Management—Limitation of Liability and Indemnification.”

Expense Reimbursement

iStar paid $18.9 million of underwriting discounts and commissions payable to the underwriters in connection with our initial public offering, our other offering expenses and our expenses incurred in connection with the concurrent iStar placement, including legal, accounting, consulting, and regulatory filing expenses. iStar paid all fees and expenses associated with the initial portfolio financing. We are not obligated to reimburse iStar for these amounts.

Ownership Limit Waiver

Our charter generally prohibits, with certain exceptions, any stockholder from beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or all classes and series of our capital stock. We have granted a waiver to iStar to own up to 39.9%, and to GICRE to own up to 15.0%, of the outstanding shares of our common stock in the aggregate.

Statement of Policy Regarding Transactions with Related Persons

Our board of directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our Chief Compliance Officer any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. Our Chief Compliance Officer will then promptly communicate that information to our board of directors. No related person transaction, and no transaction with iStar, including a joint venture with iStar, will be executed without the approval or ratification of a majority of disinterested directors of our board of directors or a duly authorized committee of our board of directors. In addition, if a potential investment transaction could be structured either as a GL or a financing within iStar’s investment focus, the transaction would meet the investment objectives of both iStar and us (including economic, diversification, geographic, maturity date, tenant and other investment objectives) and both we and iStar have the available capital to pursue the investment, iStar agreed in the exclusivity agreement to present both a financing and a GL investment proposal to the property owner for potential selection by the owner. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

STRUCTURE AND FORMATION OF OUR COMPANY

Formation Transactions

On or before April 14, 2017, (i) we acquired an initial portfolio of 12 assets from iStar, (ii) completed the $227 million initial portfolio financing and distributed the proceeds therefrom to iStar, (iii) the selling stockholders acquired 2,875,000 shares of our common stock for $57.5 million in cash (representing a 51% ownership interest in our company at such time), and (iv) we issued 2,775,000 shares of our common stock (representing a 49% ownership interest in our company at such time) and paid $57.5 million in cash to iStar in consideration of its contribution of our portfolio to us, subject to the indebtedness of the initial portfolio financing. The total value of the cash and stock paid to iStar in these transactions was $340 million, based on the initial public offering price per share.

Pursuant to the formation transactions, the following occurred prior to or concurrently with the completion of our initial public offering.

•                  We were formed as a Maryland corporation on October 24, 2016.

•                  Our operating partnership was formed as a Delaware limited partnership on October 17, 2016. We are the sole general partner of our operating partnership.

•                  iStar transferred to us all the equity interests in our predecessor entities, all of which were wholly-owned, directly or indirectly, by iStar, on December 1, 2016.

•                  To accomplish these transfers, we entered into assignment agreements with iStar pursuant to which iStar assigned all of its right, title and interest in the equity interests to us. iStar made representations, warranties and covenants to us regarding the entities and assets that iStar has transferred to us comprising our portfolio, and will indemnify us for breaches of these representations, warranties or covenants, subject to limitations. The representations and warranties will survive for one year after the completion of our initial public offering.

•                  On March 30, 2017 we and our subsidiaries entered into a $227 million initial portfolio financing. See “Description of Indebtedness—The Initial Portfolio Financing.” We distributed the proceeds from this financing to iStar.

•                  On April 14, 2017, the selling stockholders acquired 2,875,000 shares of our common stock, representing a 51% ownership interest at such time, for $57.5 million. The price paid by the selling stockholders reflects a valuation of our company of $340 million less the $227 million of initial portfolio financing, or a $113 million valuation of the company’s equity. We issued 2,775,000 shares of our common stock (having a value of $55.5 million based on the initial public offering price per share) to iStar and paid iStar $57.5 million of cash.

•                  The investments by the selling stockholders and iStar and the payment of consideration for the initial portfolio to iStar were accomplished by the following steps:

•                  Safety, Income & Growth Inc. merged with and into an entity named SIGI Acquisition, Inc., or SIGI, that had been recently formed and capitalized with $55.5 million of cash from iStar and $57.5 million of cash from the selling stockholders. SIGI survived the merger and was renamed Safety, Income & Growth Inc.;

•                  In the merger, iStar, as the sole stockholder of Safety, Income & Growth Inc. immediately prior to the merger, received $113 million of cash (including the $55.5 million that iStar had contributed to SIGI, in its initial capitalization);

•                  iStar retained its 2,775,000 shares of common stock, and the selling stockholders retained their 2,875,000 shares of common stock, in us as the surviving corporation of the merger; and

•                  iStar, the selling stockholders, we (as the surviving corporation of the merger) and SFTY Manager LLC entered into several agreements governing the affairs of the company and the arrangements of the parties during the periods prior to our initial public offering.

•                  In connection with the selling stockholders’ investment, we entered into a stockholder’s agreement with them that terminated at the closing of our initial public offering. New stockholder’s agreements and a registration rights agreement between each selling stockholder and us took effect at the closing of our initial public offering.

See “Certain Relationships and Related Party Transactions—Stockholder’s Agreements with Selling Stockholders” and “—Registration Rights.”

•                  We sold 10,250,000 shares of our common stock in our initial public offering at a price of $20.00 per share.

•                  Concurrently with the completion of our initial public offering, we sold 2,250,000 shares of our common stock to iStar in the concurrent iStar placement at the initial public offering price per share for an aggregate purchase price of $45.0 million.

•                  We contributed the net proceeds from our initial public offering and the concurrent iStar placement to our operating partnership in exchange for 12,500,000 operating partnership units.

•                  Concurrently with the completion of our initial public offering, we entered into a $300 million revolving credit facility. We expect to use this revolving credit facility to, among other things, fund the acquisition and origination of investments, general business purposes and working capital. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Leverage Policies.”

•                  We adopted our equity incentive plan to provide equity incentive opportunities to members of our manager’s management team and employees who perform services for us, our directors, director nominees, advisers, consultants and other personnel. See “Management—Equity Incentive Plan” for further details.

Benefits to Related Parties

iStar, our directors and executive officers and the selling stockholders received material benefits in connection with our formation transactions, including the following:

•                  iStar received $340 million of consideration for our initial portfolio, comprised of (i) 2,775,000 shares of our common stock having an aggregate value of $55.5 million, based on the initial public offering price per share, (ii) the proceeds from our $227 million initial portfolio financing and (iii) $57.5 million of proceeds from our  sale of common stock to the selling stockholders in the formation transactions.

•                  iStar purchased 2,250,000 shares of our common stock in the concurrent iStar placement at the initial public offering price per share for an aggregate purchase price of $45.0 million.

•                  We entered into the management agreement with our manager, a wholly-owned subsidiary of iStar, pursuant to which our manager will be entitled to a management fee for its services and reimbursement of certain expenses.

•                  We entered into stockholder’s agreements with each of the selling stockholders under which (i) GICRE has the right to appoint a non-voting board observer, the right to purchase additional shares of our common stock up to an amount equal to 10.0% of future issuances of common stock by us, subject to certain exceptions, and a right of first offer to participate in co-investments when we seek coinvestment capital for investments, subject to certain exceptions; and (ii) LA has the right to designate one director as a nominee for election to our board and the right to purchase additional shares of our common stock up to an amount equal to 4.0% of future issuances of common stock by us, subject to certain exceptions. These rights are subject to the selling stockholders maintaining specified ownership interests in us.

•                  We entered into indemnification agreements with our directors, executive officers and board observer providing for the indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against (i) our directors, executive officers and board observer and (ii) our executive officers who are former members, managers, stockholders, directors, limited partners, general partners, officers, board observers, or controlling persons of our predecessor in their capacities as such.

•                  We entered into a registration rights agreement with iStar with respect to resales of shares of our common stock received as consideration for the sale of the initial portfolio to us, purchased in the concurrent iStar placement and received as management fees under the management agreement.

•                  We entered into a registration rights agreement with each of the selling stockholders with respect to resales of shares of our common stock purchased by them in the formation transactions and in the future pursuant to our stockholder’s agreements with each of the selling stockholders.  The registration statement of which this prospectus is a part has been filed pursuant to that registration rights agreement.

•                  iStar agreed to guaranty certain of our obligations to the lenders and indemnify our lenders under our initial portfolio financing, including with respect to customary environmental matters and recourse carveout matters, such as fraud, gross negligence, failure to pay taxes, triggering certain tenant rights and certain other items. We have agreed to indemnify iStar for any losses suffered by it under the guaranty and environmental indemnity other than as a result of iStar’s material breach of its obligations under the initial portfolio financing.

•                  We granted a waiver from the ownership limit contained in our charter to iStar to own up to 39.9%, and to GICRE to own up to 15.0%, of the outstanding shares our common stock in the aggregate.

•                  We adopted our equity incentive plan to provide equity incentive opportunities to members of our manager’s management team and employees who perform services for us, our directors, advisers, consultants and other personnel, and issued, in the aggregate, thereunder 40,000 shares of restricted common stock to our directors who are not officers or employees of our manager or iStar at the closing of our initial public offering. See “Management—Equity Incentive Plan” for further details.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of directors and, in general, may be amended and revised from time to time at the discretion of our board of directors without notice to or a vote of our stockholders.

Investment Policies

Investment in Real Estate or Interests in Real Estate

We conduct substantially all of our investment activities through our operating partnership and its affiliates. Our primary investment objective is to enhance stockholder value by increasing cash flow from our operations. For a discussion of our portfolio and our acquisition, origination and other strategic objectives, see “Business and Properties.”

We pursue our primary investment objective primarily through the ownership, directly or indirectly, by our operating partnership of the portfolio and future GL investments. Future investment activities will not be limited to any geographic area or to a specified percentage of our assets. While we may diversify in terms of property type, geography, tenant and lease term, we do not have any limit on the amount or percentage of our assets that may be invested in any one of the foregoing categories. We intend to engage in such future investment activities in a manner that is consistent with our qualification and maintenance of our qualification as a REIT for U.S. federal income tax purposes. We do not have a specific policy to acquire assets primarily for capital gain or primarily for income. In addition, we may purchase, lease and/or finance GL assets for long-term investment, or sell such assets, in whole or in part, when circumstances warrant.

We may also participate with third parties in joint ventures or other types of co-ownership, if we determine that doing so would be the most effective means of raising capital. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies. We also may acquire real estate or interests in real estate in exchange for the issuance of common stock, operating partnership units, preferred stock or options to purchase stock.

Investments may be subject to existing mortgage financing and other indebtedness or to new indebtedness which may be incurred in connection with acquiring or refinancing these investments, and we expect to have corporate level indebtedness through credit facilities and debt securities. Principal of and interest on our debt will have a priority over any dividends and any liquidation amounts with respect to our common stock. Investments are also subject to our policy not to be treated as an investment company under the 1940 Act.

Investments in Real Estate Mortgages

Our current portfolio consists primarily of, and our business objectives emphasize, equity investments in real estate. We may also finance GL transactions in the future and invest in mortgages or deeds of trust. Debt investments run the risk that one or more borrowers may default under the debt and the collateral securing the debt may not be sufficient to enable us to recoup our full investment. See “Risk Factors—Risks Related to Our Portfolio and Our Business—Loans that we make to GL owners will be subject to delinquency, foreclosure and loss, which could result in losses to us.”

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to our qualification as a REIT, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. We do not currently have any policy limiting the types of entities in which we may invest or the proportion of assets to be so invested, whether through acquisition of an entity’s common stock, limited liability or partnership interests, interests in another REIT or entry into a joint venture. We intend to invest primarily in entities that own real estate and provide GL capital. We have no current plans to make material investments entities that are not engaged in real estate activities. Our business objectives are to enhance stockholder value by increasing cash flow from operations, acquire and originate target investments and provide cash distributions and long-term capital appreciation to our stockholders through increases in the value of our company. We have not established a specific policy regarding the relative priority of the foregoing objectives.

Investment in Other Securities

Other than as described above, we do not intend to invest in any additional securities such as loans, bonds, preferred stock or common stock.

Disposition Policies

We may from time to time dispose of investments if, based upon our manager’s and our board’s periodic review of our portfolio, we determine such action would be in our best interest. In addition, we may elect to enter into joint ventures or other types of co-ownership with respect to properties that we own, either in connection with acquiring interests in other properties (as discussed above in “—Investment Policies—Investment in Real Estate or Interests in Real Estate”) or from investors to raise equity capital.

Financing Policies

We expect to utilize leverage. Our current strategy is to generally target overall leverage at an amount that is approximately 25% of the aggregate Combined Property Value of our portfolio, but not to exceed a ratio of 2:1 relative to our total equity. However, our organizational documents do not limit the amount of indebtedness that we may incur. We anticipate that our manager, under the supervision of our board of directors, will consider a number of factors in evaluating our level of indebtedness from time to time, as well as the amount of such indebtedness that will be either fixed or floating rate. We have entered into the $227 million initial portfolio financing and our $300 million revolving credit facility. Our overall leverage will depend on our mix of investments and the cost of leverage. Our board of directors may from time to time modify our leverage policies in light of the then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general market conditions for debt and equity issuances, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors, including the restrictive covenants under our initial portfolio financing and our revolving credit facility. See “Description of Indebtedness.”

To the extent our board of directors determines to obtain additional capital, we may, without stockholder approval, borrow funds or issue debt or equity securities, including additional operating partnership units, retain earnings (subject to the distribution requirements applicable to REITs under the Code) or pursue a combination of these methods. As long as our operating partnership is in existence, the proceeds of all equity capital raised by us will be contributed to our operating partnership in exchange for additional interests in our operating partnership, which will dilute the ownership interests of the then existing limited partners in our operating partnership.

Conflict of Interest Policies

Conflicts of interest may exist or could arise in the future with iStar and its affiliates, including our manager, our executive officers and/or directors who are also officers and/or directors of iStar, as well as with our selling stockholders, and any limited partner of our operating partnership. Conflicts may include, without limitation: conflicts arising from the enforcement of agreements between us and iStar or our manager; conflicts in the amount of time that officers and employees of our manager will spend on our affairs versus iStar’s other affairs; conflicts in future transactions that we may pursue with iStar; and conflicts in pursuing transactions that could be structured as either a GL or as another type of transaction that is within iStar’s investment focus. We do not generally expect to enter into joint ventures with iStar, but if we do so, the terms and conditions of our joint venture investment will be subject to the approval of a majority of disinterested directors of our board of directors. In addition, if a potential investment transaction could be structured either as a GL or a financing within iStar’s investment focus, the transaction would meet the investment objectives of both iStar and us (including economic, diversification, geographic, maturity date, tenant and other investment objectives) and both we and iStar have the available capital to pursue the investment, iStar agreed in the exclusivity agreement to present both a financing and a GL investment proposal to the property owner for potential selection by the owner. As of September 30, 2017, iStar owns approximately 34.6% of the outstanding shares of our common stock and has registration rights for resales of shares of our common stock received as consideration for the sale of the initial portfolio to us, purchased in the concurrent iStar placement and received as management fees under the management agreement. Two directors of iStar also serve on our board of directors, including Jay Sugarman, who is the chief executive officer of iStar and our chief executive officer. Our manager is a wholly-owned subsidiary of iStar. As a result of the foregoing relationships, iStar has significant influence over us. Additionally, although we have entered into an exclusivity agreement with iStar, the agreement contains exceptions to iStar’s exclusivity for opportunities that include only an incidental interest in GLs and opportunities to manufacture or otherwise create a GL from a property that has been owned by iStar’s existing net lease venture with GICRE for at least three years after the closing of our initial public offering. Accordingly, the exclusivity agreement will not prevent iStar from pursuing certain GL opportunities directly or through the aforementioned net lease venture. See “Our Manager and the Management Agreement—Exclusivity.”

Conflicts of interest may exist or could arise in the future with GICRE, LA and their respective affiliates in the enforcement of the stockholders and registration rights agreements between us and such investors and with respect to the existing net lease joint venture with iStar and other investment opportunities.

Our directors and executive officers have duties to our company under applicable Maryland law in connection with their management of our company. At the same time, we have fiduciary duties, as a general partner, to our operating partnership and to the limited partners under Delaware law in connection with the management of our operating partnership. Our duties as a general partner to our operating partnership and its partners may come into conflict with the duties of our directors and executive officers to our company. Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of loyalty and care and which generally prohibits such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest. The limited partners of our operating partnership have agreed that in the event of such a conflict, we will fulfill our fiduciary duties to such limited partners by acting in the best interests of our company.

Additionally, the operating partnership agreement expressly limits our liability by providing that neither the general partner of the operating partnership, nor any of its directors or officers, will be liable or accountable in damages to our operating partnership, the limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission if we, or such director or officer, acted in good faith. In addition, our operating partnership is required to indemnify us, our affiliates and each of our respective executive officers, directors and employees and any person we may designate from time to time in our sole and absolute discretion, including present and former members, managers, stockholders, directors, limited partners, general partners, officers or controlling persons of our predecessor, to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, provided that our operating partnership will not indemnify such person for (i) willful misconduct or a knowing violation of the law, (ii) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the operating partnership agreement, or (iii) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful.

The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by an operating partnership agreement have not been resolved in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the operating partnership agreement that purport to waive or restrict our fiduciary duties that would be in effect under common law were it not for the operating partnership agreement.

Our charter and bylaws do not restrict any of our directors, executive officers, stockholders or affiliates from having a pecuniary interest in an investment or transaction that we have an interest in or from conducting, for their own account, business activities of the type we conduct. We have, however, adopted certain policies designed to eliminate or minimize certain potential conflicts of interest. Specifically, we adopted a code of business conduct and ethics that prohibits conflicts of interest between our executive officers, employees and directors on the one hand, and our company on the other hand, except in compliance with the policy. Our code of business conduct and ethics states that a conflict of interest exists when a person’s private interest interferes with our interest. For example, a conflict of interest will arise when any of our employees, executive officers or directors or any immediate family member of such employee, executive officer or director receives improper personal benefits as a result of his or her position with us. Our code of business conduct and ethics also limit our employees, executive officers and directors from engaging in any activity that is competitive with the business activities and operations of our company, except as disclosed in this prospectus. In addition, our code of business conduct and ethics also restrict the ability of our employees, executive officers and directors to participate in a joint venture, partnership or other business arrangement with us, except in compliance with the policy. Waivers of our code of business conduct and ethics are required to be disclosed in accordance with NYSE and SEC requirements. In addition, we adopted corporate governance guidelines to assist our board of directors in the exercise of its responsibilities and to serve our interests and those of our stockholders. However, we cannot assure you these policies or provisions of law will always succeed in eliminating the influence of such conflicts. If they are not successful, decisions could be made that might fail to reflect the best interest of all stockholders.

Policies with Respect to Other Activities

We have authority to offer common stock, operating partnership units, preferred stock, options to purchase stock or other securities in exchange for property, repurchase or otherwise acquire our common stock or other securities in the open market or otherwise, and we may engage in such activities in the future. As described in “Description of the Partnership Agreement of Safety Income and Growth Operating Partnership LP,” we expect, but are not obligated, to issue common stock to holders of operating partnership units upon exercise of their redemption rights. Except in connection with our organization, the formation transactions, our initial public offering and the concurrent iStar placement, we have not issued common stock, units or any other securities in exchange for property or any other purpose, although, as discussed above in “—Investment Policies—Investment in Real Estate or Interests in Real Estate,” we may elect to do so. Our board of directors has no present intention of causing us to repurchase any common stock, although we may do so in the future. We may issue preferred stock from time to time, in one or more classes or series, as authorized by our board of directors without the need for stockholder approval. See “Description of Securities.” We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers other than our operating partnership and do not intend to do so. At all times, we intend to make investments in a manner consistent with our qualification as a REIT unless our board of directors determines that it is no longer in our best interest to qualify as a REIT. We have not made any loans to third parties, although we may make loans to third parties in the future, including, without limitation, to joint ventures in which we participate. We intend to make investments in such a way that we will not be treated as an investment company under the 1940 Act.

Reporting Policies

We make available to our stockholders our annual reports, including our audited financial statements. We are subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we are required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF SAFETY INCOME AND GROWTH OPERATING PARTNERSHIP LP

The following is a summary of the material provisions of the Agreement of Limited Partnership of Safety Income and Growth Operating Partnership LP, which we refer to as the partnership agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. The following description does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of the Delaware Revised Uniform Limited Partnership Act, as amended, and the operating partnership agreement. See “Where You Can Find More Information.” For the purposes of this section, references to the “general partner” refer to SIGOP Gen Par LLC, a wholly-owned subsidiary of Safety, Income & Growth Inc.

General

Safety Income and Growth Operating Partnership LP, our operating partnership, is a Delaware limited partnership that was formed on October 17, 2016. Our wholly-owned subsidiary, SIGOP Gen Par LLC, is the sole general partner of our operating partnership. Pursuant to the operating partnership agreement, we have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of our operating partnership, including the ability to cause our operating partnership to enter into certain major transactions, including a merger of our operating partnership or a sale of substantially all of the assets of our operating partnership. The limited partners have no power to remove the general partner without the general partner’s consent.

We may not conduct any business without the consent of a majority of the limited partners other than in connection with the ownership, acquisition and disposition of partnership units, the management of the business of our operating partnership, our operation as a reporting company with a class of securities registered under the Exchange Act, the offering, sale syndication, private placement or public offering of stock, bonds, securities or other interests, financing or refinancing of any type related to our operating partnership or its assets or activities and such activities as are incidental to those activities discussed above. In general, we must contribute any assets or funds that we acquire to our operating partnership in exchange for additional operating partnership units. We may, however, in our sole and absolute discretion, from time to time hold or acquire assets in our own name or otherwise other than through our operating partnership so long as we take commercially reasonable measures that the economic benefits and burdens of such assets are otherwise vested in our operating partnership. We and our affiliates may also engage in any transactions with our operating partnership on such terms as we may determine in our sole and absolute discretion.

We are not liable under the operating partnership agreement to our operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions, provided that we have acted in good faith.

Substantially all of our business activities, including all activities pertaining to the acquisition and operation of properties, are conducted through our operating partnership, and our operating partnership is operated in a manner that will enable us to satisfy the requirements for qualification as a REIT.

Operating Partnership Units

Interests in our operating partnership are denominated in units of limited partnership interest. Our operating partnership currently has one class of limited partnerships interests, which are operating partnership units.

Management Liability and Indemnification

Neither we nor our directors and executive officers are liable to our operating partnership, the limited partners or assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, so long as such person acted in good faith. The operating partnership agreement provides for indemnification of us, our affiliates and each of our respective executive officers, directors, employees and any persons we may designate from time to time in our sole and absolute discretion, including present and former members, managers, stockholders, directors, limited partners, general partners, officers or controlling persons of our predecessor, to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, provided that our operating partnership will not indemnify such person, for (i) material acts or omissions that were committed in bad faith or were the result of active and deliberate dishonesty, (ii) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the operating partnership agreement, or (iii) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful, as set forth in the operating partnership agreement (subject to the exceptions described below under “—Fiduciary Responsibilities”).

Fiduciary Responsibilities

Our directors and executive officers have duties under applicable Maryland law to manage us in a manner consistent with our best interests. At the same time, the general partner of our operating partnership has fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties as the general partner to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and executive officers to us and our stockholders. We are under no obligation to give priority to the separate interests of the limited partners of our operating partnership in deciding whether to cause the operating partnership to take or decline to take any actions. If there is a conflict between the interests of our stockholders on one hand and the limited partners on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners. The operating partnership agreement requires limited partners of our operating partnership to agree that in the event of a conflict in the duties owed by our directors and executive officers to us and the fiduciary duties owed by us, in our capacity as general partner of our operating partnership, to such limited partners, we will fulfill our fiduciary duties to such limited partners by acting in the best interests of our stockholders.

LTIP Units

Our operating partnership is authorized to issue LTIP units to our independent directors, executive officers and other employees. These LTIP units will be subject to certain vesting requirements. In general, LTIP units are a class of partnership units in our operating partnership and will receive the same quarterly per unit profit distributions as the other outstanding units in our operating partnership. The rights, privileges, and obligations related to each series of LTIP units will be established at the time the LTIP units are issued. As profits interests, LTIP units initially will not have full parity, on a per unit basis, with our operating partnership’s common units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP units can over time achieve full parity with operating partnership common units and therefore accrete to an economic value for the holder equivalent to operating partnership units. If such parity is achieved, vested LTIP units may be converted on a one-for-one basis into operating partnership common units, which in turn are redeemable by the holder for cash or, at our election, exchangeable for shares of our common stock on a one-for-one basis. However, there are circumstances under which LTIP units will not achieve parity with operating partnership common units, and until such parity is reached, the value that a participant could realize for a given number of LTIP units will be less than the value of an equal number of shares of our common stock and may be zero.

Distributions

The operating partnership agreement provides that we may cause our operating partnership to make quarterly (or more frequent) distributions of all, or such portion as we may, in our sole and absolute discretion, determine, of available cash (which is defined to be cash available for distribution as determined by our general partner) (i) first, with respect to any operating partnership units that are entitled to any preference in accordance with the rights of such operating partnership unit (and, within such class, pro rata according to their respective percentage interests) and (ii) second, with respect to any operating partnership units that are not entitled to any preference in distribution (including LTIP units), in accordance with the rights of such class of operating partnership unit (and, within such class, pro rata in accordance with their respective percentage interests).

Allocations of Net Income and Net Loss

During all times that our operating partnership is treated as a partnership for U.S. federal income tax purposes, net income and net loss of our operating partnership are determined and allocated with respect to each fiscal year of our operating partnership as of the end of the year. In addition, except as otherwise provided in the operating partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the operating partnership agreement, net income and net loss are allocated to the holders of operating partnership units holding the same class or series of operating partnership units in accordance with their respective percentage interests in the class or series at the end of each fiscal year. In particular, upon the occurrence of certain specified events, our operating partnership will revalue its assets and any net increase in valuation will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of operating partnership units. See “Management—

Equity Incentive Plan.” The operating partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Except as otherwise required by the operating partnership agreement or the Code and the Treasury Regulations, each operating partnership item of income, gain, loss and deduction is allocated among the limited partners of our operating partnership for U.S. federal income tax purposes in the same manner as its correlative item of book income, gain, loss or deduction is allocated pursuant to the operating partnership agreement. In addition, under Section 704(c) of the Code, items of income, gain, loss and deduction with respect to appreciated or depreciated property which is contributed to a partnership, such as our operating partnership, in a tax-free transaction must be specially allocated among the partners in such a manner so as to take into account such variation between tax basis and fair market value. The operating partnership will allocate tax items to the holders of operating partnership units or taking into consideration the requirements of Section 704(c). See “Certain U.S. Federal Income Tax Considerations.”

We, as the general partner of the operating partnership, have the sole and absolute discretion to ensure that allocations of income, gain, loss and deduction of the operating partnership are in accordance with the interests of the partners as determined under the Code and all matters concerning allocations of tax items not expressly provided for in the operating partnership agreement may be determined by us in our sole and absolute discretion. In addition, we, as general partner of the operating partnership, may adopt such conventions and methods of accounting for determining asset values, basis and identities of partners for proper administration of the operating partnership and to preserve the uniformity of each series of operating partnership units that will be traded on the NYSE.

Redemption Rights

After 12 months of becoming a holder of operating partnership units, each limited partner of our operating partnership will have the right, subject to the terms and conditions set forth in the operating partnership agreement, to require our operating partnership to redeem all or a portion of the operating partnership units held by such limited partner in exchange for a cash amount equal to the number of tendered operating partnership units multiplied by the market price of a share of our common stock (determined in accordance with, and subject to adjustment under, the terms of the operating partnership agreement), unless the terms of such operating partnership units or a separate agreement entered into between our operating partnership and the holder of such operating partnership units provide that they are not entitled to a right of redemption or provide for a shorter or longer period before such limited partner may exercise such right of redemption or impose conditions on the exercise of such right of redemption. On or before the close of business on the fifth business day after we receive a notice of redemption, we may, in our sole and absolute discretion, but subject to the restrictions on the ownership and transfer of our common stock imposed under our charter, elect to acquire some or all of the tendered operating partnership units from the tendering partner in exchange for shares of our common stock, based on an exchange ratio of one share of our common stock for each operating partnership unit (subject to anti-dilution adjustments provided in the operating partnership agreement). It is our current intention to exercise this right in connection with any redemption of operating partnership units.

Transferability of Operating Partnership Units; Extraordinary Transactions

We will not be able to withdraw voluntarily from the operating partnership or transfer our interest in the operating partnership, including our limited partner interest, unless the transfer is (i) made in connection with any merger, consolidation or other combination in which, following the consummation of such transaction, the equity holders of the surviving entity are substantially identical to our stockholders, (ii) made to a qualified REIT subsidiary or entity that is disregarded as any entity separate from us for U.S. federal income tax purposes or (iii) otherwise expressly permitted under the operating partnership agreement. The operating partnership agreement permits us to engage in a merger, consolidation or other combination, or sale of substantially all of our assets, if:

•                  we receive the consent of a majority in interest of the limited partners (excluding our company);

•                  following the consummation of such transaction, substantially all of the assets of the surviving entity consist of operating partnership units; or

•                  as a result of such transaction all limited partners (excluding our company) will receive, or will have the right to receive, for each operating partnership unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of operating partnership units shall be given the option to exchange its operating partnership units for the greatest amount of cash, securities or other property that a limited partner would have received had it exercised its redemption right (described above) and received shares of our common stock immediately prior to the expiration of the offer.

With certain limited exceptions, the limited partners who own operating partnership units may not transfer their interests in our operating partnership, in whole or in part, without our prior written consent, which consent may be withheld in our sole and absolute discretion. Except with our consent to the admission of the transferee as a limited partner with respect to operating partnership units, no transferee of such units shall have any rights by virtue of the transfer other than the rights of an assignee, and will not be entitled to vote or effect a redemption with respect to such units in any matter presented to the limited partners for a vote. We, as general partner, have the right to consent to the admission of a transferee of the interest of a limited partner with respect to operating partnership units, which consent may be given or withheld by us in our sole and absolute discretion. To the extent they are then listed on a national securities exchange, operating partnership units generally will be freely transferable, and any transferee of such units will be admitted to the partnership with respect to such units. Notwithstanding the foregoing, transfers of operating partnership units and admission of transferees to the partnership are subject to certain limitations described in the partnership agreement.

Issuance of Our Stock and Additional Partnership Interests

Pursuant to the operating partnership agreement, upon the issuance of our stock other than in connection with a redemption of operating partnership units, we will generally be obligated to contribute or cause to be contributed the cash proceeds or other consideration received from the issuance to our operating partnership in exchange for, in the case of common stock, operating partnership common units or, in the case of an issuance of preferred stock, operating partnership preferred units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the preferred stock. In addition, we may cause our operating partnership to issue additional operating partnership units or other partnership interests and to admit additional limited partners to our operating partnership from time to time, on such terms and conditions and for such capital contributions as we may establish in our sole and absolute discretion, without the approval or consent of any limited partner, including: (i) upon the conversion, redemption or exchange of any debt, operating partnership units or other partnership interests or other securities issued by our operating partnership; (ii) for less than fair market value; or (iii) in connection with any merger of any other entity into our operating partnership.

Tax Matters

Pursuant to the operating partnership agreement, during all times that our operating partnership is treated as a partnership for U.S. federal income tax purposes, the general partner is the tax matters partner of our operating partnership and has certain other rights relating to tax matters. Accordingly, as both the general partner and tax matters partner, we have authority to handle tax audits and to make tax elections under the Code, in each case, on behalf of our operating partnership. Our operating partnership is currently treated as an entity disregarded from its owner for U.S. federal income tax purposes.

Term

The term of the operating partnership commenced on October 17, 2016 and will continue perpetually, unless earlier terminated in the following circumstances:

•                  a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the general partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the general partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless, prior to the entry of such order or judgment, a majority in interest of the remaining outside limited partners agree in writing, in their sole and absolute discretion, to continue the business of the operating partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a successor general partner;

•                  an election to dissolve the operating partnership made by the general partner in its sole and absolute discretion, with or without the consent of a majority in interest of the outside limited partners;

•                  entry of a decree of judicial dissolution of the operating partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act;

•                  the occurrence of any sale or other disposition of all or substantially all of the assets of the operating partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the operating partnership;

•                  if determined by the general partner in its sole and absolute discretion, upon the redemption (or acquisition by the general partner) of all operating partnership units that the general partner has authorized other than those held by our company; or

•                  the incapacity or withdrawal of the general partner, unless all of the remaining partners, in their sole and absolute discretion, agree in writing to continue the business of the operating partnership and to the appointment, effective as of a date prior to the date of such incapacity, of a substitute general partner.

Amendments to the Operating Partnership Agreement

Amendments to the operating partnership agreement may only be proposed by the general partner. Generally, the operating partnership agreement may be amended with the general partner’s approval, except that certain amendments that would disproportionately effect the limited partners (excluding limited partner units held by us or our subsidiaries) require the approval of the limited partners holding a majority of all outstanding limited partner units (excluding limited partner units held by us or our subsidiaries). In addition, certain amendments that would, among other things, have the following effects must be approved by each partner adversely affected thereby:

•                  convert a limited partner’s interest into a general partner’s interest (except as a result of the general partner acquiring such interest);

•                  modify the limited liability of a limited partner;

•                  alter the rights of any partner to receive the distributions to which such partner is entitled (subject to certain exceptions);

•                  alter or modify the redemption rights provided by the operating partnership agreement; or

•                  alter or modify the provisions governing transfer of the general partner’s partnership interest.

Notwithstanding the foregoing, we have the power, without the consent of the limited partners, to amend the operating partnership agreement as may be required to:

•                  add to our obligations or surrender any right or power granted to us or any of our affiliates for the benefit of the limited partners;

•                  reflect the admission, substitution, or withdrawal of partners or the termination of the operating partnership in accordance with the operating partnership agreement and to cause the operating partnership or the operating partnership’s transfer agent to amend its books and records to reflect the operating partnership unit holders in connection with such admission, substitution or withdrawal;

•                  reflect a change that is of an inconsequential nature or does not adversely affect the limited partners as such in any material respect, or to cure any ambiguity, correct or supplement any provision in the operating partnership agreement not inconsistent with the law or with other provisions, or make other changes with respect to matters arising under the operating partnership agreement that will not be inconsistent with the law or with the provisions of the operating partnership agreement;

•                  satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a U.S. federal or state agency or contained in U.S. federal or state law;

•                  set forth or amend the designations, preferences, conversion or other rights, voting powers, duties restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of any additional operating partnership units issued or established pursuant to the operating partnership agreement even if adverse to holders of such operating partnership units;

•                  reflect such changes as are reasonably necessary for us to qualify, maintain or restore our qualification as a REIT, to satisfy the REIT requirements or to reflect the transfer of all or any part of a partnership interest among our company and any qualified REIT subsidiary or entity that is disregarded as an entity separate from us for U.S. federal income tax purposes;

•                  modify either or both the manner in which items of net income or net loss are allocated or the manner in which capital accounts are computed (but only to the extent set forth in the operating partnership agreement, or to the extent required by the Code or applicable income tax regulations under the Code);

•                  issue additional partnership interests;

•                  reflect the admission, substitution, termination or withdrawal of the general partner and limited partners in accordance with the operating partnership agreement;

•                  impose restrictions on the transfer of operating partnership units if the general partner of the operating partnership receives an opinion of counsel reasonably to the effect that such restrictions are necessary in order to comply with any U.S. federal or state securities laws or regulations applicable to the operating partnership or the operating partnership units; and

•                  reflect any other modification to the operating partnership agreement as is reasonably necessary for the business or operations of the operating partnership or the general partner of the operating partnership and which does not otherwise require the consent of each partner adversely affected.

Certain provisions affecting our rights and duties as general partner, either directly or indirectly (e.g., restrictions relating to certain extraordinary transactions involving us or the operating partnership), may not be amended without the approval of a majority of the limited partnership units (excluding limited partnership units held by us).

DESCRIPTION OF SECURITIES

The following is a summary of the rights and preferences of our securities. While we believe the following description covers the material terms of our securities, the description does not purport to be complete and is subject to and is qualified in its entirety by reference to the MGCL and our charter and bylaws. We encourage you to read carefully this entire prospectus, our charter and bylaws and the other documents we refer to for a more complete understanding of our securities. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 400,000,000 shares of common stock, $0.01 par value per share, which we refer to herein as the common stock, and up to 50,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to amend our charter from time to time to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class or series that we have authority to issue without stockholder approval. As of September 30, 2017, we had 18,190,000 shares of common stock and no shares of preferred stock issued and outstanding. Under Maryland law, stockholders are not generally liable for our debts or obligations solely as a result of their status as stockholders.

Shares of Common Stock

All of the shares of common stock offered by this prospectus are duly authorized, validly issued, fully paid and nonassessable. Subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of shares of common stock are entitled to receive distributions on such shares of common stock out of assets legally available therefore if, as and when authorized by our board of directors and declared by us, and the holders of our shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in our charter, each outstanding share of common stock entitles the holder thereof to one vote on all matters on which the stockholders of common stock are entitled to vote, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of shares of common stock will vote together as a single class and will possess the exclusive voting power. There is no cumulative voting in the election of our directors, which means that the stockholders entitled to cast a majority of the votes of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors. Directors are elected by a plurality of all the votes cast in the election of directors. Under a plurality voting standard, directors who receive the greatest number of votes cast in their favor are elected to the board of directors.

Holders of shares of common stock have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of our company and generally have no appraisal rights unless our board of directors determines that appraisal rights apply, with respect to all or any such classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as otherwise provided in our charter, shares of common stock have equal distribution, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with, or convert into, another entity, sell all or substantially all of its assets or engage in a share exchange unless the action is approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our charter provides that these actions (other than certain amendments to the provisions of our charter related to the removal of directors, the restrictions on ownership and transfer of our stock and the vote required to amend these provisions) may be approved by a majority of all of the votes entitled to be cast on the matter.

Power to Reclassify Our Unissued Shares of Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of common or preferred stock into other classes or series of stock. Prior to the issuance of shares of each class or series, our board of directors is required by Maryland law and by our charter to set, subject to the provisions of our charter regarding restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series. Therefore, our board of directors could authorize the issuance of shares of common or preferred stock with terms and conditions that may have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders. No shares of preferred stock are presently outstanding, and we have no present plans to issue any shares of preferred stock.

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock

We believe the power of our board of directors to amend our charter from time to time to increase or decrease the number of authorized shares of stock, to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional shares of common stock, will be available for issuance without further action by our stockholders, unless such approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series of stock that may, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. In addition, no more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of any taxable year (other than the first year for which an election to be a REIT has been made). To qualify as a REIT, we must satisfy other requirements as well. See “Certain U.S. Federal Income Tax Considerations—Requirements for Qualification—General.”

Our charter contains restrictions on the ownership and transfer of our shares of common stock and other outstanding shares of stock. The relevant sections of our charter provide that no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock (the common stock ownership limit), or 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of all classes and series of our capital stock (the aggregate stock ownership limit). We refer to the common stock ownership limit and the aggregate stock ownership limit collectively as the “ownership limits.” A person or entity that, but for operation of the ownership limits or another restriction on ownership and transfer of our stock as described below, would beneficially own or be deemed to beneficially own, by virtue of the applicable constructive ownership provisions of the Code, shares of our stock and/or, if appropriate in the context, a person or entity that would have been the record owner of such shares of our stock is referred to as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock or 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of all classes or series of our stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of our stock) by an individual or entity, could, nevertheless, cause that individual or entity, or another individual or entity, to own shares constructively in excess of the ownership limits.

Our board of directors may, in its sole and absolute discretion and subject to the receipt of such certain representations, covenants and undertakings deemed reasonably necessary by the board, prospectively or retroactively, exempt a person from the ownership limits and establish an excepted holder limit for such person. However, our board of directors may not exempt any person whose ownership of our outstanding stock would result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise would result in our failing to qualify as a REIT. In order to be considered by the board of directors for exemption, a person also must provide our board of directors with information and undertakings deemed satisfactory to our board of directors that such person’s ownership of stock in excess of the ownership limits would not cause us to own (directly or indirectly) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by us (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant for our taxable year during which such determination is being made would reasonably be expected to equal or exceed the lesser of (i) one percent (1%) of our gross income (as determined for purposes of Section 856(c) of the Code), or (ii) an amount that would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer to a trust of the shares of stock causing the violation. As a condition of its waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors with respect to our qualification as a REIT. We have granted a waiver to iStar to own up to 39.9%, and to GICRE to own up to 15.0%, of the outstanding shares of our common stock in the aggregate.

In connection with the waiver of the ownership limits, creating an excepted holder limit or at any other time, our board of directors may, in its sole and absolute discretion, from time to time increase or decrease the ownership limits subject to the restrictions in the paragraph above; provided, however, that the ownership limits may not be decreased or increased if, after giving effect to such decrease or increase, five or fewer persons could own or beneficially own in the aggregate, more than 49.9% in value of our shares then outstanding. Prior to the modification of the ownership limits, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT. Reduced ownership limits will not apply to any person or entity whose percentage ownership in our shares of common stock or stock of all classes and series, as applicable, is in excess of such decreased ownership limits until such time as such person’s or entity’s percentage ownership of our common stock or stock of all classes and series, as applicable, equals or falls below the decreased ownership limits, but any further acquisition of shares of our common stock or stock of all classes and series, as applicable, in excess of such percentage ownership of our shares of common stock or total shares of stock will be in violation of the ownership limits.

Our charter further prohibits:

•                  any person from beneficially or constructively owning (taking into account applicable attribution rules under the Code) shares of our stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT (including, without limitation, any person beneficially or constructively owning shares of our stock that would result in us owning (directly or indirectly) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by us from such tenant would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code); and

•                  any person from transferring our shares of stock if such transfer would result in our shares of stock being beneficially owned by fewer than 100 persons (determined, as a general matter, without reference to any attribution rules).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the foregoing restrictions on ownership and transfer will be required to give written notice immediately to us (or, in the case of a proposed or attempted acquisition, at least 15 days prior written notice to us) and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT.

If any transfer of shares of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result in any person violating the ownership limits or such other limit established by our board of directors or in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then generally that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for the benefit of the charitable beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limits, or our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT or the ownership and transfer restrictions described above, then our charter provides that the transfer of the shares will be null and void.

Shares of stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, in the event of a gift, devise or other such transaction, the last reported sales price reported on the NYSE (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (ii) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, the trustee must distribute the net proceeds of the sale to the prohibited owner but the trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. To the extent the prohibited owner would receive an amount for such shares that exceeds the amount that such prohibited owner would have been entitled to receive had the trustee sold the shares held in the trust to a third party, such excess shall be retained by the trustee for the benefit of the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person designated by the trustee who could own the shares without violating the ownership limitations set forth in the charter. Upon such sale, the trustee must distribute to the prohibited owner an amount equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, in the event of a gift, devise or other such transaction, the last reported sales price reported on the NYSE (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee will reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the beneficiary of the trust and any dividend or other distribution paid to trustee shall be held in trust for the charitable beneficiary. In addition, if, prior to discovery by us that shares of stock have been transferred to a trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and to the extent that the prohibited owner received an amount for such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the trustee upon demand. The prohibited owner has no rights in the shares held by the trustee.

The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary of the trust, all dividends and other distributions paid by us with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust. These rights will be exercised for the exclusive benefit of the beneficiary of the trust. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•                  to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

•                  to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

In addition, if our board of directors determine that a proposed transfer would violate the restrictions on ownership and transfer of our shares of stock set forth in our charter, our board of directors will take such action as it deems or they deem advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem the shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, is required to give us written notice, stating the stockholder’s name and address, the number of shares of each class and series of our stock that the stockholder beneficially owns and a description of the manner in which the shares are held. Each such owner must provide us with such additional information as we may request in order to determine the effect of the stockholder’s beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder must provide us with such information as we may request in good faith in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates, or written statements of information delivered in lieu of certificates, representing shares of our stock will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer will not apply if our board of directors determines that it is no longer in our best interests to qualify as a REIT or that compliance with such provisions is no longer required for REIT qualification.

These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Listing

Our common stock is listed on the NYSE under the symbol “SAFE.”

Transfer Agent and Registrar

The transfer agent and registrar for our shares of common stock is Computershare.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW AND
OUR CHARTER AND BYLAWS

The following is a summary of certain provisions of Maryland law applicable to us and of our charter and bylaws. For a complete description, we refer you to the MGCL and our charter and bylaws. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

Our charter and bylaws provide that the number of directors we have may be established by our board of directors but that the number may not be less than the minimum number required by the MGCL nor more than 15. Our charter and bylaws currently provide that, except as may be provided by the board of directors in setting the terms of any class or series of preferred stock, any vacancy may be filled by a majority of the remaining directors, even if the remaining directors do not constitute a quorum.

Each of our directors is elected by our stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies. Holders of shares of common stock have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of common stock entitled to vote will be able to elect all of our directors at any annual meeting. Directors are elected by a plurality of all votes cast in the election of directors.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, any director or the entire board of directors may be removed only for cause and only by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. Cause means, with respect to any particular director, a conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations between us and any other person and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any person as described above. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by our company with the supermajority vote requirements and other provisions of the statute.

We cannot assure you our board of directors will not opt to be subject to such business combination provisions in the future. However, an alteration or repeal of the resolution described above will not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal. If our board of directors opts back into the business combination statute, the business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (i) a person who makes or proposes to make a control share acquisition; (ii) an officer of the corporation; or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (a) one-tenth or more but less than one-third; (b) one-third or more but less than a majority; or (c) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (i) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (ii) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any acquisitions by any person of shares of our stock. There is no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•                  a classified board;

•                  a two-thirds vote requirement for removing a director;

•                  a requirement that the number of directors be fixed only by vote of the directors;

•                  a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of class of directors in which the vacancy occurred; and

•                  a majority requirement for the calling of a special meeting of stockholders.

We have not elected to be subject to any of the provisions of Subtitle 8. Moreover, our charter provides that, without the affirmative vote of a majority of the votes cast on the matter by our stockholders entitled to vote generally in the election of directors, we may not elect to be subject to any of the provisions of Subtitle 8.

Stockholder Rights Plan

We do not have a stockholder rights plan and our board of directors has adopted a policy that our board may not adopt any stockholder rights plan unless the adoption of the plan has been approved by the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors, except that our board of directors may adopt a stockholder rights plan without the prior approval of our stockholders if our board, in the exercise of its duties, determines that seeking prior stockholder approval would not be in our best interests under the circumstances then existing. The policy further provides that if a stockholder rights plan is adopted by our board without the prior approval of our stockholders, the stockholder rights plan will expire on the date of the first annual meeting of stockholders held after the first anniversary of the adoption of the plan, unless an extension of the plan is approved by our stockholders.

Meetings of Stockholders

Pursuant to our bylaws, a meeting of our stockholders for the election of directors and the transaction of any business will be held annually at a date, time and place set by our board of directors beginning in 2018. The chairman of our board of directors, our chief executive officer, our president or our board of directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders will also be called by our secretary upon the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast on any matter that may be properly considered at a meeting of stockholders and containing the information required in our bylaws.

Amendments to Our Charter and Bylaws

Except for amendments to the provisions of our charter relating to the removal of directors, the restrictions on ownership and transfer of our shares of stock and the vote required to amend these provisions (each of which must be advised by our board of directors and approved by the affirmative vote of the stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter), our charter generally may be amended only with the approval of our board of directors and the affirmative vote of the stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. However, our board of directors, without stockholder approval, has the power under our charter to amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue, to authorize us to issue authorized but unissued shares of our common stock or preferred stock and to classify or reclassify any unissued shares of our common stock or preferred stock into one or more classes or series of stock and set the terms of such newly classified or reclassified shares. See “Description of Securities—Power to Reclassify Our Unissued Shares of Stock” and “—Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock.”

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Dissolution of Our Company

The dissolution of our company must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of the stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of other business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our board of directors or (iii) by a stockholder who is a stockholder of record as of the record date for the meeting, at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has complied with the advance notice provisions set forth in our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (i) by or at the direction of our board of directors or (ii) provided that the meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record as of the record date for the meeting, at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions set forth in our bylaws.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders, including restrictions on ownership and transfer of our stock and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, if we were to opt into the business combination provisions of the MGCL, or if our stockholders were to approve our election to be subject to a classified board or other provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.

Interested Director and Executive Officer Transactions

Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, if:

•                  the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board, and our board or committee authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•                  the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation or other entity; or

•                  the contract or transaction is fair and reasonable to us.

We maintain a policy that requires all contracts and transactions between us or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, including iStar, on the other hand, to be approved by the affirmative vote of a majority of the disinterested directors, even if less than a quorum.

Exclusive Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the U.S. District Court for the District of Maryland, Baltimore Division, is the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of any duty owed by any of our directors or executive officers or other employees us or our stockholders; (iii) any action asserting a claim against us or any of our directors or executive officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws; or (iv) any action asserting a claim against us or any or any of our directors or executive officers or other employees that is governed by the internal affairs doctrine.

Indemnification and Limitation of Directors’ and Executive Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains such a provision and eliminates the liability of our directors and executive officers to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•                  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•                  the director or officer actually received an improper personal benefit in money, property or services; or

•                  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation, in which the director or officer was adjudged liable to the corporation or in any proceeding charging improper personal benefit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•                  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•                  a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•                  any present or former director or executive officer who is made, or threatened to be made, a party to or witness in the proceeding by reason of his or her service in that capacity;

•                  any individual who, while a director or executive officer of our company and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to or witness in the proceeding by reason of his or her service in that capacity; or

•                  any individual who served any predecessor of our company in a similar capacity, who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in such capacity.

Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any employee or agent of our company or a predecessor of our company.

We entered into indemnification agreements with each of our directors, executive officers and board observer providing for the indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against (i) our directors, executive officers and board observer and (ii) our executive officers who are former members, managers, stockholders, directors, limited partners, general partners, officers, board observers or controlling persons of our predecessor in their capacities as such. Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common stock. For purposes of this section under the heading “Certain U.S. Federal Income Tax Considerations,” references to “the company,” “we,” “our” and “us” mean only Safety, Income & Growth Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. You are urged to both review the following discussion and to consult your tax advisor to determine the effects of ownership and disposition of our shares on your individual tax situation, including any state, local or non-U.S. tax consequences.

This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury Regulations, current administrative interpretations and practices of the IRS, (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary.

This summary is also based upon the assumption that the operation of the company, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreements. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. In addition, this summary assumes that stockholders hold our common stock as a capital asset, which generally means as property held for investment. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of the stockholder’s investment or tax circumstances, or to stockholders subject to special tax rules, such as:

•                  U.S. expatriates;

•                  persons who mark-to-market our common stock;

•                  subchapter S corporations;

•                  U.S. stockholders, as defined below, whose functional currency is not the U.S. dollar;

•                  financial institutions;

•                  insurance companies;

•                  broker-dealers;

•                  regulated investment companies, or “RICs”;

•                  REITs;

•                  holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•                  persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•                  persons subject to the alternative minimum tax provisions of the Code;

•                  persons holding their interest through a partnership or similar pass-through entity;

•                  persons holding a 10% or more (by vote or value) beneficial interest in us;

and, except to the extent discussed below:

•                  trusts and estates;

•                  tax-exempt organizations; and

•                  non-U.S. stockholders, as defined below.

For purposes of this summary, a U.S. stockholder is a beneficial owner of our common stock who for U.S. federal income tax purposes is:

•                  a citizen or resident of the U.S.;

•                  a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•                  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•                  any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

A non-U.S. stockholder is a beneficial owner of our common stock who is neither a U.S. stockholder nor an entity that is treated as a partnership or a disregarded entity for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON STOCK.

Taxation of the Company

We intend to elect and to qualify to be taxed as a REIT under the Code, commencing with our taxable year ending December 31, 2017. We believe we have been organized and operated and we intend to continue to operate in a manner that will allow us to qualify as a REIT under the Code commencing with our taxable year ending December 31, 2017.

The law firm of Clifford Chance US LLP has acted as our counsel in connection with any offering made hereunder. We will receive the opinion of Clifford Chance US LLP prior to effectiveness of the registration statement of which this prospectus forms a part to the effect that, commencing with our taxable year ending December 31, 2017, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. The opinion of Clifford Chance US LLP will be based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described herein are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and registration statement. Additionally, the opinion of Clifford Chance US LLP is conditioned upon factual representations and covenants made by our management regarding our organization, assets, and present and future conduct of our business operations and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action that could adversely affect our qualification as a REIT. Although we believe we have been organized and operated and intend to continue to operate so that we will qualify as a

REIT commencing with our taxable year ending December 31, 2017, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Clifford Chance US LLP or us that we will so qualify for any particular year. Clifford Chance US LLP will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS or any court, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. Clifford Chance US LLP’s opinion does not foreclose the possibility that we may have to utilize one or more REIT savings provisions discussed below, which could require the payment of an excise or penalty tax (which could be significant in amount) in order to maintain our REIT qualification.

Qualification and taxation as a REIT depend on our ability to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Clifford Chance US LLP. In addition, our ability to qualify as a REIT depends in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest. Our ability to qualify as a REIT for a particular year also requires that we satisfy certain asset and income tests during such year, some of which depend upon the fair market values of assets in which we directly or indirectly own an interest. Such values may not be susceptible to a precise determination. In addition, if we are treated as a “successor” of iStar (within the meaning of Treasury Regulations Section 1.856-8(c)(2)) and iStar’s REIT status were terminated or revoked, we would be prohibited from electing to be taxed as a REIT until the fifth calendar year following the year in which iStar Inc.’s qualification was lost. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT for a particular year depend upon our ability to meet, on a continuing basis during such year, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we believe we have been organized and operated and intend to continue to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT.

Noncorporate U.S. stockholders are generally taxed on corporate dividends at a maximum rate of 20% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, ordinary dividends received by noncorporate U.S. stockholders from us or from other entities that are taxed as REITs are taxed at rates applicable to ordinary income, which are as high as 39.6%. Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See “—Taxation of Stockholders.”

If we qualify as a REIT, we will nonetheless be subject to U.S. federal income tax as follows:

•                  We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•                  We may be subject to the “alternative minimum tax” on our items of tax preference, if any.

•                  If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, as described below, such income will be subject to a 100% tax. See “—Requirements for Qualification—General—Prohibited Transactions,” and “Foreclosure Property,” below.

•                  If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or leasehold as “foreclosure property,” we may thereby avoid (i) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), and (ii) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•                  If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (i) the greater of (a) the amount by which we fail the 75% gross income test or (b) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (ii) a fraction intended to reflect our profitability.

•                  If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT assets tests that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset tests.

•                  If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.

•                  If we fail to distribute on an annual basis at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year and (iii) any undistributed taxable income from prior periods, or the “required distribution,” we will be subject to a 4% non-deductible excise tax on the excess of the required distribution over the sum of (a) the amounts actually distributed (taking into account excess distributions from prior years), plus (b) retained amounts on which U.S. federal income tax is paid at the corporate level.

•                  We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “—Requirements for Qualification—General.”

•                  We may be subject to a 100% excise tax on some items of income and expense that are directly or constructively paid between us, our tenants and/or any TRSs if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•                  If we acquire appreciated assets from a subchapter C corporation (generally a corporation that is not a REIT, a regulated investment company or an S corporation) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we will be subject to tax at the highest corporate income tax rate then applicable on any gain from the disposition of such assets to the extent of the excess of the fair market value of the assets on the date they were acquired by us over the basis of such assets on such date if we dispose of the assets during the 5-year period following our acquisition of the assets from the subchapter C corporation. The results described in this paragraph assume that the subchapter C corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when we acquire the assets. Gain from the sale of property which we acquired in an exchange under Section 1031 (a like kind exchange) or 1033 (an involuntary conversion) of the Code is generally excluded from the application of this built-in gains tax. See “—Requirements for Qualification—General—Tax on Built-In Gains” below.

•                  We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include the stockholder’s proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in the stockholder’s income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for the stockholder’s proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our common stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gain in accordance with Treasury Regulations to be promulgated.

•                  We may have subsidiaries or own interests in other lower-tier entities that are taxable C corporations, the earnings of which would be subject to U.S. federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and non-U.S. income, transfer, franchise, property and other taxes. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Code defines a REIT as a corporation, trust or association:

(1)                                 that is managed by one or more trustees or directors;

(2)                                 the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)                                 that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

(4)                                 that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5)                                 the beneficial ownership of which is held by 100 or more persons;

(6)                                 in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified entities);

(7)                                 that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked;

(8)                                 that has no earnings and profits from any non-REIT taxable year or as a successor to any subchapter C corporation at the close of any taxable year;

(9)                                 that uses the calendar year for U.S. federal income tax purposes; and

(10)                          that meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our charter provides restrictions regarding the ownership and transfer of our shares, which are intended, among other purposes, to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. We intend to monitor the beneficial owners of our stock to ensure that conditions (5) and (6) will be met, but no assurance can be given that we will be successful in this regard. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the share ownership requirements, we are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and after exercising reasonable diligence would not have known that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with the stockholder’s tax return disclosing the actual ownership of the shares and other information.

With respect to condition (8), we believe we will not initially have any earnings and profits from any non-REIT taxable year or as a successor to any subchapter C corporation.

With respect to condition (9), we adopted December 31 as our taxable year-end and thereby satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests.  In the case of a REIT that is a partner in a partnership (references herein to “partnership” include entities or arrangements that are classified as partnerships for U.S. federal income tax purposes), such as our operating partnership at any time that our operating partnership has two or more partners for U.S. federal income tax purposes, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding, for these purposes, certain excluded securities as described in the Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest (including our interest in our operating partnership and its equity interests in any lower-tier partnerships), will be treated as our assets and items of income for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

As discussed in greater detail in “—Tax Aspects of Investments in Partnerships” below, our investment in a partnership involves special tax considerations. For example, it is possible that the IRS could treat a subsidiary partnership as a corporation for U.S. federal income tax purposes. In this case, the subsidiary partnership would be subject to entity-level tax and the character of our assets and items of gross income would change, possibly causing us to fail the requirements to qualify as a REIT. See “—Failure to Qualify” and “—Tax Aspects of Investments in Partnerships—Entity Classification” below. In addition, special rules apply in the case of appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership. In general terms, these rules require that certain items of income, gain, loss and deduction associated with the contributed property be allocated to the contributing partner for U.S. federal income tax purposes. These rules could adversely affect us, for example, by requiring that a lower amount of depreciation deductions be allocated to us, which in turn would cause us to have a greater amount of taxable income without a corresponding increase in cash and result in a greater portion of our distributions being taxed as dividend income. See “—Tax Aspects of Investments in Partnerships—Tax Allocations with Respect to Partnership Properties” below.

Disregarded Subsidiaries.  If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, as described below under “—Taxable REIT Subsidiaries,” that is wholly-owned by a REIT, or by other disregarded subsidiaries of the REIT or by a combination of the two. Single member limited liability companies that are wholly-owned by a REIT that have not elected to be taxed as corporations for U.S. federal income tax purposes are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly-owned by us—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Gross Income Tests” and “—Asset Tests.”

Taxable REIT Subsidiaries.  We generally may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate U.S. federal, state, local income and franchise taxes on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate, and our ability to make distributions to our stockholders. We intend to jointly elect with each taxable subsidiary for the subsidiary to be treated as a TRS. This will allow a TRS to invest in assets and engage in activities that could not be held or conducted directly by us or through a pass-through subsidiary without jeopardizing our qualification as a REIT or causing us to be subject to a 100% penalty tax on gains from “prohibited transactions.” For example, where we acquire a commercial real estate property to create a GL to be held by us and a leasehold interest that we will seek to sell to a third party, such leasehold interest may be held by a TRS so that a subsequent sale would not be treated as a prohibited transaction.

For purposes of the gross income and asset tests applicable to REITs, a REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT recognizes as income the dividends that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a REIT does not include the assets and income of such subsidiary corporations in determining the REIT’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that a REIT, due to the requirements applicable to REITs, might otherwise not be able to undertake directly or through pass-through subsidiaries (or, if such activities could be undertaken, it would only be in a commercially unfeasible manner) such as, for example, activities that give rise to certain categories of income such as management fees. If dividends are paid to us by a TRS, then a portion of the dividends that we distribute to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “—Annual Distribution Requirements” and “—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders.”

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, if a TRS has a debt to equity ratio as of the close of the taxable year exceeding 1.5 to 1, it may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or a TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess.

Rents received by us that include amounts for services furnished by a TRS to any of our tenants will not be subject to the excise tax if such amounts qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where (i) amounts are excluded from the definition of impermissible tenant service income as a result of satisfying a 1% de minimis exception; (ii) a TRS renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable; (iii) rents paid to us by tenants leasing at least 25% of the net leasable space at a property that are not receiving services from the TRS are substantially comparable to the rents paid to us by tenants leasing comparable space at such property and that are receiving such services from the TRS (and the charge for the services is separately stated); or (iv) the TRS’s gross income from the service is not less than 150% of the TRS’s direct cost of furnishing the service. To the extent we organize any TRS, we intend to structure transactions with any such TRS on terms that we believe are arm’s length to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will, in all circumstances, be able to avoid the application of the 100% excise tax.

Gross Income Tests

In order to satisfy the requirements for qualification as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging and foreign currency transactions, must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from and gain from the disposition of shares of other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets (other than income or gains with respect to debt instruments issued by public REITs that are not otherwise secured by real property), as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any entity or arrangement treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

Rents received by us will qualify as “rents from real property” in satisfying the 75% gross income test described above only if several conditions are met, including the following. The rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales or being based on the net income or profits of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the sublessees would qualify as rents from real property if earned directly by us. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as rents from real property unless it constitutes 15% or less of the total rent received under the lease. Moreover, for rents received to qualify as rents from real property, we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income, or through a TRS. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties if the gross income from such services does not exceed 1% of the total gross income from the property for the relevant taxable year. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not otherwise disqualify the rents from treatment as rents from real property. If, however, the gross income from such non-customary services exceeds this 1% threshold, none of the gross income derived from the relevant property is treated as rents from real property. For purposes of this test, the gross income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Also, rental income will qualify as rents from real property only to the extent it is not treated as “related party rent,” which generally includes rent received or accrued, directly or indirectly, from a tenant if we directly or indirectly (through application of certain constructive ownership rules) own, (i) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (ii) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant. However, rental payments from a TRS will qualify as rents from real property even if we own more than 10% of the total value or combined voting power of the TRS if at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space.

Unless we determine that the resulting non-qualifying income under any of the following situations, taken together with all other non-qualifying income earned by us in the taxable year, will not jeopardize our qualification as a REIT, we do not intend to:

•                  charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

•                  rent any property to a related party tenant, including any TRS, unless the rent from the lease to the TRS would qualify for the special exception from the related party tenant rule applicable to certain leases with a TRS;

•                  derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is no more than 15% of the total rent received under the lease; or

•                  directly or indirectly perform services considered to be non-customary or rendered to the occupant of the property other than through a TRS or independent contractor.

In connection with determining whether we receive related party rental income, for so long as iStar or GICRE, either individually or together in the aggregate, holds 10% or more of the shares of our common stock, we will be deemed to own any tenant in which, iStar, GICRE or iStar and/or GICRE together own, at any time during a taxable year, a 10% or greater interest, applying certain constructive ownership rules. We have put in place, together with GICRE and iStar, procedures to diligence whether we will directly or indirectly receive rental income of a related party tenant, including as a result of our constructive ownership of a tenant due to ownership of such tenant by iStar and/or GICRE, and, in the event we receive rental income from a tenant in which GICRE owns a greater than 10% interest that could reasonably cause us to fail to qualify as a REIT, iStar agreed to purchase our common shares from GICRE in an amount necessary to reduce GICRE’s ownership interest in us below 10% on one occasion. However, due to the broad nature of the attribution rules of the Code, we cannot be certain that in all cases we will be able to timely determine whether we are receiving related party rental income in an amount that would cause us to fail the REIT gross income tests. To the extent we failed to satisfy a REIT gross income test as a result of receiving related party tenant income we could fail to qualify as a REIT or be subject to a penalty tax, which could be significant in amount. See—“Failure to Satisfy the Gross Income Tests.”

We may receive distributions from a TRS or other C corporations that are neither REITs nor qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends received by us from a REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test, as described above, to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, then, subject to the exception described below, the interest income will be apportioned between the real property and the other property, and our income from the loan will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. If a loan is secured by both real property and personal property and the fair market value of the personal property does not exceed 15% of the fair market value of all real and personal property securing the loan, the loan is treated as secured solely by the real property for purposes of these rules. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. In certain cases, the terms of a negotiated GL transaction may be determined to have a financing component pursuant to which we may be considered as receiving interest income. To the extent all or a portion of a GL was treated as a financing for tax purposes, we believe such financing should be considered as secured by real property because of our ability to take back the leasehold interest upon default under the GL, and therefore such treatment should not adversely impact our ability to satisfy the REIT gross income tests.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan, income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower.

Hedging Transactions

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction we enter into (i) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which we clearly identify as specified in Treasury Regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, or (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, or (iii) primarily to manage risk with respect to a hedging transaction described in clause (i) or (ii) after the extinguishment of such borrowings or disposal of the asset producing such income that is hedged by the hedging transaction, provided, in each case, that the hedging transaction is clearly identified as such before the close of the day on which it was acquired, originated or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Failure to Satisfy the Gross Income Tests

We intend to monitor our sources of income, including any non-qualifying income received by us, so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Code. These relief provisions will generally be available if our failure to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury Regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If we fail to satisfy one or both of the gross income tests described above and these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under “—Taxation of the Company—Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test, which could be significant in amount.

Asset Tests

At the close of each calendar quarter we must also satisfy five tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property (such as land, buildings, leasehold interests in real property), stock of other REITs, interests in mortgages secured by real property or by interests in real property, certain kinds of mortgage-backed securities and mortgage loans and debt instruments issued by publicly offered REITs, interests in obligations secured by both real property and personal property if the fair market value of the personal property does not exceed 15% of the total fair market value securing such mortgage, and personal property to the extent income from such personal property is treated as “rents from real property” because the personal property is rented in connection with a rental of real property and constitutes less than 15% of the aggregate property rented. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either (a) voting power (the 10% voting test) or (b) value (the 10% value test) . Fourth, the aggregate value of all securities of TRSs held by us may not exceed 25% of the value of our total assets (20% for tax years beginning after December 31, 2017). Fifth, the aggregate value of debt instruments issued by publicly offered REITs held by us that are not otherwise secured by real property may not exceed 25% of the value of our total assets.

The 5% and 10% asset tests described above do not apply to securities of TRSs, qualified REIT subsidiaries or securities that are “real estate assets” for purposes of the 75% asset test described above. In addition, the 10% value test does not apply to certain “straight debt” and other excluded securities described in the Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. For these purposes, (1) a REIT’s interest as a partner in a partnership is not considered a security; (2) any debt instrument issued by a partnership (other than straight debt or another security that is excluded from the 10% value test) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% gross income test; and (3) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments described in the Code and (iii) in the case of an issuer that is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries,” as defined in the Code, hold any securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for purposes of a partnership issuer, its interest as a partner in the partnership).

After initially meeting the asset tests at the close of a quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire or increase our ownership interest in securities during a quarter, we can cure this failure by disposing of the non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, the 10% vote test, or the 10% value test at the end of any quarter, and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally, within six months after the last day of the quarter in which our identification of the failure to satisfy those asset tests occurred) to cure the violation, provided that the non-permitted assets do not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests, or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as the failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT after the 30-day cure period by taking steps including the disposition of sufficient assets to meet the asset tests (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred), and paying a tax equal to the greater of $50,000 or 35% of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the relevant asset test.

We believe our holdings of GLs and other assets comply and will continue to comply with the foregoing REIT asset requirements, and we intend to monitor compliance with such tests on an ongoing basis. There can be no assurance, however, that we will be successful in this effort. Moreover, the values of some of our assets, including securities of TRSs or other non-publicly traded investments, may not be susceptible to a precise determination and are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. As an example, certain GLs we enter into may, in certain circumstances, be determined to have a financing component. To the extent all or a portion of a GL were treated as a loan for tax purposes, we believe such loan should be considered as secured by real property because of our ability to take back the leasehold interest and any improvements thereon upon default under the GL, and therefore such treatment should not adversely impact our ability to satisfy the REIT asset tests. There can be no assurance that the IRS will not contend that certain of our GL assets do not meet the requirements of the REIT asset tests.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

•                  the sum of:

•                  90% of our “REIT taxable income” (computed without regard to our deduction for dividends paid and our net capital gains), and

•                  90% of the net income from foreclosure property (after tax) as described below, minus

•                  the sum of specified items of non-cash income that exceeds a specified percentage of our income.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if such distributions are declared in October, November or December, are payable to stockholders of record on a specified date in any such month, and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year, provided we pay such distribution with or before our first regular dividend payment after such declaration and such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

To the extent that we distribute at least 90%, but less than 100%, of our net taxable income, we will be subject to tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we would elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in their income and receive a corresponding credit for their proportionate share of the tax paid by us. Our stockholders would then increase their adjusted basis in our stock by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If we fail to distribute on an annual basis at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of such amount over the sum of (a) the amounts actually distributed (taking into account excess distributions from prior periods) and (b) the amounts of income retained on which we have paid corporate income tax. We intend to make distributions to our stockholders in a manner that satisfies the REIT 90% distribution requirement and that protects us from being subject to U.S. federal income tax on our income and the 4% nondeductible excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the REIT distribution requirements due to timing differences between (i) the actual receipt of cash, including the receipt of distributions from any partnership subsidiaries and (ii) the inclusion of items in income by us for U.S. federal income tax purposes. For example, certain GL transactions we enter into may be determined to have a financing component, which may result in a timing difference between the receipt of cash and the recognition of income for U.S. federal income tax purposes. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property, including taxable stock dividends. The IRS recently issued Revenue Procedure 2017-45, authorizing elective stock dividends to be made by public REITs. Pursuant to this revenue procedure, effective for distributions declared on or after August 11, 2017, the IRS will treat the distribution of stock pursuant to an elective stock dividend as a distribution of property under Section 301 of the Code (i.e., as a dividend to the extent of our earnings and profits), as long as at least 20% of the total dividend is available in cash and certain other requirements outlined in the revenue procedure are met. In the case of a taxable stock dividend, stockholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources including sales of our common stock. Both a taxable stock distribution and sale of common stock resulting from such distribution could adversely affect the price of our common stock.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our REIT qualification. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Tax on Built-In Gains

If we acquire appreciated assets from a subchapter C corporation in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation (a “carry-over basis transaction”), and if we subsequently dispose of any such assets during the 5 year period following the acquisition of the assets from the subchapter C corporation, we will be subject to tax at the highest corporate tax rates on any gain from such assets to the extent of the excess of the fair market value of the assets on the date that they were acquired by us over the basis of such assets on such date, which we refer to as built-in gains. However, the built-in gains tax will not apply if the subchapter C corporation elects to be subject to an immediate tax when the asset is acquired by us. Gain from the sale of property which we acquired in an exchange under Section 1031 (a like kind exchange) or 1033 (an involuntary conversion) of the Code is generally excluded from the application of this built-in gains tax.

Recordkeeping Requirements

We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualification as a REIT.

Prohibited Transactions

Net income we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument in the REIT. We intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held as inventory or primarily for sale to customers, and that a sale of any assets owned by us directly or through a pass-through subsidiary will not be treated as in the ordinary course of business. However, whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held as inventory or primarily for sale to customers, or that certain safe-harbor provisions of the Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property by a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

Foreclosure Property

Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (i) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT.

Failure to Qualify

In the event that we violate a provision of the Code that would result in our failure to qualify as a REIT, we may nevertheless continue to qualify as a REIT under specified relief provisions that will be available to us if (i) the violation is due to reasonable cause and not due to willful neglect, (ii) we pay a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (iii) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify as a REIT in any taxable year and none of the relief provisions of the Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Code, distributions to our stockholders will generally be taxable in the case of noncorporate U.S. stockholders at a maximum rate of 20%, and dividends in the hands of our corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether we will be entitled to statutory relief in all circumstances.

Tax Aspects of Investments in Partnerships

General

We will hold investments through entities that are classified as partnerships for U.S. federal income tax purposes, including our interest in our operating partnership and equity interests in lower-tier partnerships at any time that such partnerships have two or more partners for U.S. federal income tax purposes. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests, based on our capital interest in such partnerships. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by subsidiary partnerships, based on our capital interest in such partnerships (other than for purposes of the 10% value test, for which the determination of our interest in partnership assets will be based on our proportionate interest in any securities issued by the partnership excluding, for these purposes, certain securities excluded under the Code). Consequently, to the extent that we hold an equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or have only limited influence, over the partnership.

Entity Classification

The investment by us in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of our subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. For example, an entity that would otherwise be classified as a partnership for federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership” and certain other requirements are met. A partnership would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury Regulations. In addition, under the relevant Treasury Regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified safe harbors, which are based on the specific facts and circumstances relating to the partnership. Although our operating partnership may, depending on the number of parties in our operating partnership and the percentage of interests in our operating partnership transferred during a taxable year, qualify for one of these safe harbors, we cannot provide any assurance that our operating partnership will, in each of its taxable years, qualify for one of these safe harbors. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and, therefore, would be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of our gross income would change and could preclude us from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) and the gross income tests as discussed in “—Requirements for Qualification—General—Gross Income Tests” and “—Asset Tests” above, and in turn would prevent us from qualifying as a REIT. See “—Failure to Qualify,” above, for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, any change in the status of any of our subsidiary partnerships for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

The partnership agreement of our operating partnership generally provides that items of operating income and loss will be allocated to the holders of units in accordance with their respective percentage interests. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of income and loss are intended to comply with the requirements of Section 704(b) of the Code of the Treasury Regulations promulgated thereunder.

Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value, or book value, of the contributed property and the adjusted tax basis of such property at the time of the contribution (a “book-tax difference”). Such allocations are solely for U.S. federal income tax purposes and do not affect partnership capital accounts or other economic or legal arrangements among the partners.

In connection with future asset acquisitions, appreciated property may be acquired by our operating partnership in exchange for interests in our operating partnership. The operating partnership agreement requires that allocations with respect to such acquired property be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of allocating book-tax differences. The operating partnership expects that in connection with a tax-deferred acquisition of assets, the contributor of such assets would request our operating partnership to use the traditional method for purposes of allocating its book-tax differences among its partners. Under the traditional method, which is the least favorable method from our perspective, the carryover basis of the acquired properties in the hands of our operating partnership (i) may cause us to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if all of the acquired properties were to have a tax basis equal to their fair market value at the time of acquisition and (ii) in the event of a sale of such properties, could cause us to be allocated gain in excess of our corresponding economic or book gain (or taxable loss that is less than our economic or book loss), with a corresponding benefit to the partners transferring such properties to our operating partnership for interests in our operating partnership. Therefore, the use of the traditional method could result in our having taxable income that is in excess of our economic or book income as well as our cash distributions from our operating partnership, which might adversely affect our ability to comply with the REIT distribution requirements or result in a greater portion of our distributions being treated as taxable dividend income.

We are currently treated as the sole owner of our operating partnership for U.S. federal income tax purposes, and as a result our operating partnership is disregarded as an entity separate from our company for U.S. federal income tax purposes. If our operating partnership issues operating partnership units at some point in the future, we will be treated as contributing our assets to our operating partnership in exchange for operating partnership units for U.S. federal income tax purposes, and therefore we will be subject to the allocation provisions described above to the extent of any book-tax difference in its assets at the time of the contribution. These allocation provisions could result in us having taxable income that is in excess of its economic or book income as well as our cash distributions from our operating partnership, which might adversely affect our ability to comply with the REIT distribution requirements or result in a greater portion of its distributions being treated as taxable dividend income.

Taxation of Stockholders

Taxation of Taxable U.S. Stockholders

This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations.

Distributions.  Provided that we qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any is outstanding, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates available to noncorporate U.S. stockholders who receive qualified dividend income from taxable subchapter C corporations.

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. stockholder has held the stock. To the extent that we elect under the applicable provisions of the Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains.

U.S. stockholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of noncorporate U.S. stockholders, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for U.S. stockholders taxed as individuals, to the extent of previously claimed depreciation deductions.

As a general matter, a portion of our distributions will be treated as a return of capital for U.S. federal income tax purposes if the aggregate amount of our distributions for a year exceeds our current and accumulated earnings and profits for that year. To the extent that a distribution is treated as a return of capital for U.S. federal income tax purposes, it will reduce a holder’s adjusted tax basis in the holder’s shares, and to the extent that it exceeds the holder’s adjusted tax basis will be treated as gain resulting from a sale or exchange of such shares. As a general matter, any such gain will be long-term capital gain if the shares have been held for more than one year. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

With respect to noncorporate U.S. stockholders, we may elect to designate a portion of our distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to noncorporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1)                                 the qualified dividend income received by us during such taxable year from subchapter C corporations (including any TRSs);

(2)                                 the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(3)                                 the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT corporation or had appreciated at the time our REIT election became effective over the U.S. federal income tax paid by us with respect to such built-in gain.

provided that, in no case may the amount we designate as qualified dividend income exceed the amount we distribute to our stockholders as dividends with respect to the taxable year.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a domestic subchapter C corporation, such as a TRS, and specified holding period and other requirements are met.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “—Requirements for Qualification—General—Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Common Stock.  In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in the common stock at the time of the disposition. A U.S. stockholder’s adjusted tax basis generally will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (as discussed above), less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other noncorporate U.S. stockholders upon the sale or disposition of shares of our common stock will be subject to a maximum U.S. federal income tax rate of 20% if our common stock is held for more than 12 months, and will be taxed at ordinary income rates of up to 39.6% if our common stock is held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate holders) to a portion of capital gain realized by a noncorporate holder on the sale of REIT stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.”

Prospective stockholders are advised to consult their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of noncorporate taxpayers, which may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.

If a U.S. stockholder recognizes a loss upon a subsequent disposition of our common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of certain Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transactions to the IRS. Although these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. Significant penalties apply for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including our advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations.  Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Medicare Tax on Unearned Income.  Certain U.S. stockholders that are individuals, estates, or trusts are required to pay a 3.8% tax on “net investment income,” which includes, among other things, dividends on and gains from the sale or other disposition of shares. Prospective U.S. stockholders should consult their tax advisors regarding the application of this additional tax to their investment in our common stock.

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which is referred to in this prospectus as UBTI. Although many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that a tax-exempt U.S. stockholder has not held our common stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or ownership of the property is financed through a borrowing by the tax-exempt stockholder), distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder.

Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI unless they are able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by their investment in our common stock. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

In certain circumstances, a pension trust (i) that is described in Section 401(a) of the Code, (ii) is tax exempt under Section 501(a) of the Code, and (iii) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (a) one pension trust owns more than 25% of the value of our stock, or (b) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities), as owned by the beneficiaries of such trusts.

Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of the acquisition, ownership and disposition of our stock.

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation.

Ordinary Dividends.  The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are (A) not attributable to gains from sales or exchanges of U.S. real property interests, (B) not attributable to our net capital gains and (C) not effectively connected with a U.S. trade or business of the non-U.S. stockholder generally will be treated as ordinary income and will be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our common stock is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will not be subject to the 30% withholding tax described above, but will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax (unless reduced or eliminated by an applicable income tax treaty) on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.

Non-Dividend Distributions.  Unless (i) our common stock constitutes a U.S. real property interest, or USRPI, or (ii) either (a) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (b) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not treated as dividends for U.S. federal income tax purposes (i.e., not treated as being paid out of our current and accumulated earnings and profits) will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will constitute a dividend for U.S. federal income tax purposes, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits and, therefore, did not constitute a dividend for U.S. federal income tax purposes.

In addition, if our company’s common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. stockholder’s adjusted tax basis in our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding tax (at a rate of 15%) of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits. As discussed below, we expect that our common stock will not be treated as a USRPI in the hands of a non-U.S. stockholder who holds less than 10% of our common stock. Non-U.S. stockholders that are treated as “qualified foreign pension funds” are exempt from U.S. federal income and applicable withholding taxes under FIRPTA on such distributions by us.

Because it will not generally be possible for us to determine the extent to which a distribution will be from our current or accumulated earnings and profits at the time the distribution is made, we intend to withhold and remit to the IRS 30% of distributions to non-U.S. stockholders (other than distributions that are deemed to be attributable to USRPI capital gains, as described in greater detail below) unless (i) a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, evidencing eligibility for that reduced treaty rate with us; or (ii) the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. stockholder’s trade or business. However, if we determine that any of our stock held by a non-U.S. stockholder is likely to be treated as a USRPI, we intend to withhold and remit to the IRS at least 15% of distributions on such stock even if a lower rate would apply under the preceding discussion.

Capital Gain Dividends.  Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries, or “USRPI capital gains,” will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we are required to withhold tax equal to 35% of the amount of any distribution to the extent it is attributable to USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation. However, this 35% withholding tax will not apply to any distribution with respect to any class of our stock which is “regularly traded” on an established securities market located in the United States (as defined by applicable Treasury Regulations) if the non-U.S. stockholder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of such dividend. Instead, any such distribution will be treated as a distribution subject to the rules discussed above under “—Ordinary Dividends.” Also, the branch profits tax will not apply to such a distribution. In addition, non-U.S. stockholders that are treated as “qualified foreign pension funds” are exempt from income and withholding taxes applicable under FIRPTA on distributions from us to the extent attributable to USRPI capital gains.

A distribution is not attributable to USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not attributable to USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (i) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (ii) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year). We intend to withhold and remit to the IRS 35% of a distribution to a non-U.S. stockholder only to the extent that such distribution is attributable to USRPI capital gains. The amount withheld is creditable against the non-U.S.

stockholder’s U.S. federal income tax liability or refundable when the non-U.S. stockholder properly and timely files a tax return with the IRS.

Retention of Net Capital Gains.  Although the law is not clear on the matter, it appears that amounts designated by us as retained capital gains in respect of the stock held by U.S. stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, a non-U.S. stockholder would be able to offset as a credit against its U.S. federal income tax liability resulting therefrom, an amount equal to its proportionate share of the tax paid by us on such undistributed capital gains, and to receive from the IRS a refund to the extent its proportionate share of such tax paid by us were to exceed its actual U.S. federal income tax liability, and the non-U.S. stockholder timely files an appropriate claim for refunds.

Dispositions of Our Common Stock.  Unless our common stock constitutes a USRPI, a sale of the stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. The stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. However, we expect that more than 50% of our assets will consist of interests in real property located in the United States.

However, our common stock will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A REIT is a domestically controlled qualified investment entity if, at all times during a specified testing period (generally the lesser of the five-year period ending on the date of disposition of its shares of common stock or the period of existence), less than 50% in value of its outstanding stock is held directly or indirectly by non-U.S. stockholders. For this purpose, a REIT may generally presume that any class of the REIT’s stock that is “regularly traded,” as defined by the applicable Treasury Regulations, on an established securities market is held by U.S. persons, except in the case of holders of 5% or more of such class of stock, and except to the extent that the REIT has actual knowledge that such stock is held by non-U.S. persons. In addition, certain look-through and presumption rules apply for these purposes to any stock of a REIT that is held by a regulated investment company or another REIT. We expect to be a domestically controlled qualified investment entity and, therefore, the sale of our common stock should not be subject to taxation under FIRPTA. Because our stock will be publicly traded, however, no assurance can be given that we will be, or that if we are, that we will remain, a domestically controlled qualified investment entity.

Specific “wash sale” rules applicable to sales of shares in a REIT could result in gain recognition, taxable under FIRPTA, upon the sale of our common stock. These rules would apply if a non-U.S. stockholder (i) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such non-U.S. stockholder as gain from the sale or exchange of a USRPI, (ii) is treated as acquiring, or as entering into a contract or option to acquire, other shares of our common stock during the 61-day period that begins 30 days prior to such ex-dividend date, and (iii) if shares of our common stock are “regularly traded” on an established securities market in the United States, such non-U.S. stockholder has owned more than 5% of our common stock at any time during the one-year period ending on the date of such distribution.

In the event that we do not constitute a domestically controlled qualified investment entity, a non-U.S. stockholder’s sale of our common stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (i) our common stock is “regularly traded on an established securities market located in the United States” (as defined by applicable Treasury Regulations), and (ii) the selling non-U.S. stockholder owned, actually or constructively, 10% or less of our outstanding common stock at all times during the five-year period ending on the date of sale. In addition, even if we do not qualify as a domestically controlled REIT and our common stock is not regularly traded on an established securities market, non-U.S. stockholders that are treated as “qualified foreign pension funds” are exempt from tax under FIRPTA on the sale of our common stock.

If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, including applicable alternative minimum tax (and a special alternative minimum tax in the case of non-resident alien individuals), and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (i) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (ii) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Backup Withholding and Information Reporting

We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding at a rate of 28% with respect to dividends paid, unless the holder (i) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. stockholder who fails to certify its non-foreign status.

We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common stock within the United States is subject to both backup withholding and information reporting requirements unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain United States related financial intermediaries is subject to information reporting requirements (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

Foreign Accounts

Withholding taxes may be imposed (at a 30% rate) on certain U.S. source payments made to “foreign financial institutions” and certain other non-U.S. entities and disposition proceeds of U.S. securities realized after December 31, 2018. Under these withholding rules, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. stockholders who own shares of our common stock through foreign accounts or foreign intermediaries and to certain non-U.S. stockholders. The withholding tax may be imposed on dividends on, and gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign entity other than a financial institution, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or certifies that it is exempt from such obligations or, (ii) the foreign entity that is not a financial institution either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution that is not otherwise exempt, it must either enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements, or, in the case of a foreign financial institution that is a resident in a jurisdiction that has entered into an intergovernmental agreement to implement these rules, comply with the revised diligence and reporting obligations of such intergovernmental agreement. Prospective stockholders should consult their tax advisors regarding these withholding rules.

State, Local and Non-U.S. Taxes

We and our subsidiaries and stockholders may be subject to state, local and non-U.S. taxation in various jurisdictions, including those in which they or we transact business, own property or reside. We will likely own interests in properties located in a number of jurisdictions, and we may be required to file tax returns and pay taxes in certain of those jurisdictions. The state, local or non-U.S. tax treatment of our company and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any non-U.S. taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisor regarding the application and effect of state, local and foreign income and other tax laws on an investment in our common stock.

Proposed Legislation or Other Actions Affecting REITs

The U.S. federal income tax laws and regulations governing REITs and their stockholders, as well as the administrative interpretations of those laws and regulations, are constantly under review and may be changed at any time, possibly with retroactive effect.  No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal tax laws could adversely affect an investment in our common stock.

Most recently, on December 20, 2017, Congress passed the Tax Cuts and Jobs Act (H.R. 1, the “TCJA”). Assuming that the TCJA is signed into law, it will make significant changes to U.S. federal income tax laws applicable to businesses and their owners, including REITs and their shareholders, and may lessen the relative competitive advantage of operating as a REIT rather than as a C corporation.

Certain key provisions of the TCJA that could impact us and our shareholders, beginning in 2018, include:

•      temporarily reducing individual U.S. federal income tax rates on ordinary income; the highest individual U.S. federal income tax rate will be reduced from 39.6% to 37% (through taxable years ending in 2025);

•      reducing the maximum corporate income tax rate from 35% to 21%;

•      permitting a deduction for certain pass-through business income, including dividends received by our shareholders that are not designated by us as capital gain dividends or qualified dividend income, which will allow individuals, trusts, and estates to deduct up to 20% of such amounts, generally resulting in an effective maximum U.S. federal income tax rate of 29.6% on such dividends (through taxable years ending in 2025);

•      reducing the highest rate of withholding with respect to our distributions to non-U.S. stockholders that are treated as attributable to gains from the sale or exchange of U.S. real property interests from 35% to 21%;

•      limiting our deduction for net operating losses to 80% of taxable income (prior to the application of the dividends paid deduction);

•      amending the limitation on the deduction of net interest expense for all businesses, other than certain electing businesses, including real estate businesses (which could adversely affect any TRS that we form); and

•      eliminating the corporate alternative minimum tax.

Prospective investors are urged to consult with their tax advisors regarding the effects of the TCJA or other legislative, regulatory or administrative developments on an investment in our common stock.

ERISA CONSIDERATIONS

A fiduciary of a pension, profit sharing, retirement or other employee benefit plan, or plan, subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA, should consider the fiduciary standards under ERISA in the context of the plan’s particular circumstances before authorizing an investment of a portion of such plan’s assets in the shares of our common stock. Accordingly, such fiduciary should consider, among other factors, (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA and the corresponding provisions of the Code prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of ERISA, “disqualified persons” within the meaning of Code). Thus, a plan fiduciary considering an investment in the shares of our common stock should also consider whether the acquisition or the continued holding of the shares of our common stock might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued under ERISA, the Code or the guidance related thereto.

The Department of Labor, or the DOL, has issued final regulations, or the DOL Regulations, as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations, if a plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the 1940 Act, the plan’s assets would include, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The shares of our common stock are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

The DOL Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. We believe our common stock is currently “widely held.”

The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with any offering made hereunder, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” We believe the restrictions imposed under our charter on the transfer of our common stock are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of common stock to be “freely transferable.” The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.

We believe our common stock is “widely held” and “freely transferable,” and therefore that our common stock should be publicly offered securities for purposes of the DOL Regulations and that our assets should not be deemed to be “plan assets” of any plan that invests in our common stock. However, no assurance can be given that this will be the case. Operating partnership units may not be sold to or held by any “benefit plan investor” as defined under Section 3(42) of ERISA.

Each holder of our common stock will be deemed to have represented and agreed that either it is not subject to ERISA or Section 4975 of the Code, or its purchase and holding of such common stock (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

In addition, each beneficial owner of our common stock or any interest therein that is an benefit plan investor, including any fiduciary purchasing our common stock on behalf of a benefit plan investor (“Plan Fiduciary”) will be deemed to have represented by its acquisition of such common stock that:

(1)                                 neither we, nor any underwriter, nor any of our respective affiliated entities (the “Transaction Parties”), has provided or will provide advice with respect to the acquisition of our common stock by the benefit plan investor, and the Plan Fiduciary either: (a) is a bank as defined in Section 202 of the Investment Advisers Act of 1940 (the “Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a State or Federal agency; (b) is an insurance carrier which is qualified under the laws of more than one state to perform the services of managing, acquiring or disposing of assets of an Benefit plan investor; (c) is an investment adviser registered under the Advisers Act, or, if not registered an as investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state in which it maintains its principal office and place of business; (d) is a broker-dealer registered under the Securities Exchange Act of 1934, as amended; or (e) has, and at all times that the benefit plan investor is invested in our common stock will have, total assets of at least U.S. $50,000,000 under its management or control (provided that this clause (e) shall not be satisfied if the Plan Fiduciary is either (i) the owner or a relative of the owner of an investing individual retirement account or (ii) a participant or beneficiary of the benefit plan investor investing in our common stock in such capacity);

(2)                                 the Plan Fiduciary is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies, including the acquisition by the benefit plan investor of our common stock;

(3)                                 the Plan Fiduciary is a “fiduciary” with respect to the benefit plan investor within the meaning of Section 3(21) of ERISA, Section 4975 of the Code, or both, and is responsible for exercising independent judgment in evaluating the benefit plan investor’s acquisition of our common stock;

(4)                                 none of the Transaction Parties has exercised any authority to cause the benefit plan investor to invest in our common stock or to negotiate the terms of the benefit plan investor’s investment in our common stock; and

(5)                                 the Plan Fiduciary has been informed by the Transaction Parties: (a) that none of the Transaction Parties is undertaking to provide impartial investment advice or to give advice in a fiduciary capacity, and that no such entity has given investment advice or otherwise made a recommendation, in connection with the benefit plan investor’s acquisition of our common stock; and (b) of the existence and nature of the Transaction Parties financial interests in the benefit plan investor’s acquisition of our common stock.

The above representations in this paragraph are intended to comply with the DOL’s Reg. Sections 29 C.F.R. 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997). If these regulations are revoked, repealed or no longer effective, these representations shall be deemed to be no longer in effect.

None of the Transaction Parties is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the acquisition of our common stock by any benefit plan investor.

Each fiduciary of an employee benefit plan subject to ERISA or plan subject to the Code should consult with its legal counsel or other advisor concerning the potential consequences to such a plan under ERISA and the Code of an investment in our common stock.

PLAN OF DISTRIBUTION

The selling stockholders, and their pledgees, donees, transferees or other successors in interest, may from time to time offer and sell, separately or together, all or a portion of the shares of our common stock covered by this prospectus. Registration of the shares of common stock covered by this prospectus does not mean, however, that those shares of common stock necessarily will be offered or sold.

The shares of common stock covered by this prospectus may be sold from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods, including the following:

•                 on the NYSE or on any other national securities exchange on which our shares are listed or traded (including through at-the-market offerings);

•                 in the over-the-counter market;

•                 in privately negotiated transactions;

•                 through broker/dealers, who may act as agents or principals;

•                 through one or more underwriters on a firm commitment or best efforts basis;

•                 in a block trade in which a broker/dealer will attempt to sell a block of shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                 through put or call option transactions relating to the shares of common stock;

•                 directly to one or more purchasers;

•                 through agents; or

•                 in any combination of the above or any other method permitted by applicable law.

In effecting sales, brokers or dealers engaged by us and/or the selling stockholders may arrange for other brokers or dealers to participate. Broker/dealer transactions may include:

•                 purchases of the shares of common stock by a broker/dealer as principal and resales of the shares of common stock by the broker/dealer for its account pursuant to this prospectus;

•                 ordinary brokerage transactions; or

•                 transactions in which the broker/dealer solicits purchasers on a best efforts basis.

At any time a particular offer of the shares of common stock covered by this prospectus is made, if required, a prospectus supplement will set forth the aggregate amount of shares of common stock covered by this prospectus being offered and the terms of the offering and the name or names of any selling stockholders, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting selling stockholders’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such prospectus supplement. Any such required prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of common stock covered by this prospectus.

The selling stockholders may also authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from them at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commission that the selling stockholders must pay for solicitation of these contracts will be described in a prospectus supplement.

The selling stockholders may also enter into hedging transactions with broker/dealers. These broker/dealers may in turn engage in short sales of the common stock in the course of hedging their positions. The selling stockholders may also sell the common stock short and deliver the common stock to close out short positions, or loan or pledge the common stock to broker/dealers that in turn may sell the common stock.

In connection with the sale of the shares of common stock covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of shares of common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or commissions from the purchasers for whom they may act as agent.

The selling stockholders and any underwriters, broker/dealers or agents participating in the distribution of the shares of common stock covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit received by the selling stockholders and any commissions received by any of those underwriters, broker/dealers or agents may be deemed to be underwriting commissions under the Securities Act.

We and/or the selling stockholders may agree to indemnify underwriters, broker/dealers or agents against certain liabilities, including liabilities under the Securities Act, and may also agree to contribute to payments which the underwriters, broker/dealers or agents may be required to make.

In the ordinary course of their business activities, any underwriter, broker/dealer or agent and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and other instruments. Certain of the underwriters, broker/dealers or agents and their respective affiliates who may become involved in the sale of the shares of common stock may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive customary compensation.

The shares of common stock covered by this prospectus may be sold by the selling stockholders in private transactions or under Rule 144 under the Securities Act rather than pursuant to this prospectus.

LEGAL MATTERS

Certain legal and tax matters will be passed upon for us by Clifford Chance US LLP, New York, New York.

EXPERTS

The financial statements as of December 31, 2016 and December 31, 2015 and for each of the two years in the period ended December 31, 2016, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined statement of revenue of 6200 and 6201 Hollywood Boulevard for the year ended December 31, 2016 included in this prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report, and have been so included in reliance on their report and upon the authority of such firm as experts in accounting and auditing.

CHANGE IN ACCOUNTANTS

On November 28, 2017 we publicly announced that, after conducting a competitive process, our audit committee approved the engagement of Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm for the fiscal year ending December 31, 2018, subject to completion of Deloitte’s standard client acceptance procedures and execution of an engagement letter. On November 21, 2017, our audit committee dismissed PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm effective upon the issuance by PwC of its report on the consolidated financial statements as of and for the year ended December 31, 2017 to be included in the filing of the related Form 10-K.

PwC’s reports on our consolidated financial statements as of and for the fiscal years ended December 31, 2015 and 2016 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principle.

During the fiscal years ended December 31, 2016 and 2015 and the subsequent interim period through November 21, 2017 there were: (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions between us and PwC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to PwC’s satisfaction, would have caused PwC to make reference thereto in their reports on the financial statements for such years; and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

We requested that PwC furnish a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of PwC’s letter, dated November 28, 2017, was filed as Exhibit 16.1 to our Current Report on Form 8-K, filed on November 28, 2017.

During the fiscal years ended December 31, 2016 and 2015 and the subsequent interim period through November 21, 2017, neither we nor anyone on our behalf has consulted with Deloitte regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided us that Deloitte concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue; (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions; or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

We maintain a website at www.safetyincomegrowth.com. Information contained on, or accessible through, our website is not incorporated by reference into and does not constitute a part of this prospectus or any other report or documents we file with or furnish to the SEC.

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act, with respect to the shares of common stock to be sold in any offering made hereunder. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the shares of common stock to be sold in any offering made hereunder, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act, and we are required to file periodic reports, proxy statements and make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INFORMATION INCORPORATED BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents listed below:

•                  our Quarterly Reports on Form 10-Q for the six and nine months ended June 30, 2017 and September 30, 2017, respectively;

•                  our Current Reports on Form 8-K, filed on July 3, 2017, July 5, 2017, October 23, 2017, October 26, 2017 (solely with respect to second Current Report on Form 8-K filed on October 26, 2017 to report matters under Item 8.01 and expressly excluding in its entirety the first Current Report on Form 8-K filed on such date to report matters under Items 2.02, 7.01 and 9.01), November 7, 2017 and November 28, 2017; and

•                  the description of our common stock contained in our Information Statement on Form 8-A filed on June 19, 2017, including all amendments and reports filed for the purpose of updating such description.

Any statement made in this prospectus or in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct requests for those documents to:

Safety, Income & Growth Inc.

1114 Avenue of the Americas

39th Floor

New York, NY 10036

Attn: Investor Relations

(212) 930-9400

Our reports and documents incorporated by reference herein may also be found in the “Investors” section of our website at http://safetyincomegrowth.com. Our website and the information contained in it or accessible through it shall not be deemed to be incorporated into this prospectus or any registration statement of which it forms a part.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholder of Safety, Income and Growth, Inc.

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, changes in equity and cash flows present fairly, in all material respects, the financial position of Safety, Income and Growth, Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related combined financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York April 10, 2017

Safety, Income and Growth, Inc. Predecessor

Combined Balance Sheets

	As of December 31,
	2016	2015
	(In thousands)
ASSETS
Real estate
Real estate, at cost	$165,699	$161,784
Less: accumulated depreciation	(61,221)	(58,104)
Real estate, net	104,478	103,680
Cash and cash equivalents	—	22
Operating lease income receivable	3,482	2,624
Deferred operating lease income receivable, net	8,423	4,049
Deferred expenses and other assets, net	39,284	33,881
Total assets	$155,667	$144,256
LIABILITIES AND EQUITY
Liabilities:
Accounts payable, accrued expenses and other liabilities	$1,576	$227
Total liabilities	1,576	227
Commitments and contingencies (refer to Note 6)	—	—
Equity:
Safety, Income and Growth, Inc. Predecessor equity	154,091	144,029
Total equity	154,091	144,029
Total liabilities and equity	$155,667	$144,256

The accompanying notes are an integral part of the combined financial statements.

Safety, Income and Growth, Inc. Predecessor

Combined Statements of Operations

	For the Years Ended December 31,
	2016	2015
	(In thousands)
Revenues:
Operating lease income	$21,664	$18,558
Other income	79	7
Total revenues	21,743	18,565
Costs and expenses:
Interest expense	8,242	7,229
Real estate expense	861	217
Depreciation and amortization	3,142	3,140
General and administrative	2,883	2,262
Total costs and expenses	15,128	12,848
Net income	6,615	5,717
Net income attributable to noncontrolling interest	—	(368)
Net income attributable to Safety, Income and Growth, Inc. Predecessor	$6,615	$5,349

The accompanying notes are an integral part of the combined financial statements.

Safety, Income and Growth, Inc. Predecessor

Combined Statements of Changes in Equity

For the Years Ended December 31, 2016 and 2015 (In thousands)

	Safety, Income and Growth, Inc. Predecessor Equity	Noncontrolling Interest	Total Equity
Balance as of December 31, 2014	$105,124	$—	$105,124
Net income	5,349	368	5,717
Net transactions with iStar Inc.	36,315	—	36,315
Contribution from noncontrolling interest	—	3,819	3,819
Distributions to noncontrolling interest	—	(594)	(594)
Acquisition of noncontrolling interest	(2,759)	(3,593)	(6,352)
Balance as of December 31, 2015	$144,029	$—	$144,029
Net income	6,615	—	6,615
Net transactions with iStar Inc.	3,447	—	3,447
Balance as of December 31, 2016	$154,091	$—	$154,091

The accompanying notes are an integral part of the combined financial statements.

Safety, Income and Growth, Inc. Predecessor

Combined Statements of Cash Flows

	For the Years Ended December 31,
	2016	2015
	(In thousands)
Cash flows from operating activities:
Net income	$6,615	$5,717
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	3,142	3,140
Deferred operating lease income	(4,374)	(2,902)
Amortization of lease incentives	414	332
Changes in assets and liabilities:
Changes in operating lease income receivable	(858)	(588)
Changes in deferred expenses and other assets, net	(39)	(430)
Changes in accounts payable, accrued expenses and other liabilities, net	580	(244)
Cash flows provided by operating activities	5,480	5,025
Cash flows from investing activities:
Acquisition of real estate	(3,915)	—
Other investing activities	(4,057)	—
Cash flows used in investing activities	(7,972)	—
Cash flows from financing activities:
Net transactions with iStar Inc.	3,447	1,943
Distributions to noncontrolling interest	—	(594)
Acquisition of noncontrolling interest	—	(6,352)
Payment of offering costs	(977)	—
Cash flows provided by (used in) financing activities	2,470	(5,003)
Changes in cash and cash equivalents	(22)	22
Cash and cash equivalents at beginning of period	22	—
Cash and cash equivalents at end of period	$—	$22
Non-cash investing and financing activity (refer to Note 4 and Note 5):
Contribution from noncontrolling interest	$—	$3,819
Net transactions with iStar Inc.	—	34,372
Accrued offering costs	769	—

The accompanying notes are an integral part of the combined financial statements.

Safety, Income and Growth, Inc. Predecessor

Notes to Combined Financial Statements

Note 1—Business and Organization

Safety, Income and Growth, Inc. (the “Company”) is a Maryland corporation that was formed on October 24, 2016 as a wholly-owned subsidiary of iStar Inc. (“iStar”). Through a series of internal formation transactions, iStar intends to contribute a portfolio of 12 properties to the Company, all of which were owned as of December 31, 2016 and 11 of which were owned as of December 31, 2015. The properties are subject to long-term net leases consisting of seven ground net leases and one master lease relating to five properties. The Company intends to complete an initial public offering of shares of its common stock (the “Offering”). In connection with the Offering, the Company intends to file a registration statement on Form S-11 with the Securities and Exchange Commission. Upon completion of the Offering, it is expected that the Company will be externally managed by SFTY Manager LLC, an indirect, wholly-owned subsidiary of iStar pursuant to a management agreement.

The combined financial statements of Safety, Income and Growth, Inc. Predecessor (see Note 2) include (A) for the year ended December 31, 2016: (i) 7 ground net leases; and (ii) one master lease covering the accounts of five related properties; and (B) for the year ended December 31, 2015: (i) 6 ground net leases; and (ii) one master lease covering the accounts of five related properties. These 12 properties are located in nine states.

The Company operates its business through one segment by owning, managing, acquiring and financing commercial properties subject to long-term net leases. The Company’s leases are typically triple-net leases, meaning that the tenant is responsible for development costs, capital expenditures and all property operating expenses, such as maintenance, real estate taxes and insurance.

Note 2—Basis of Presentation and Principles of Combination

Basis of Presentation—The accompanying combined financial statements of Safety, Income and Growth, Inc. Predecessor do not represent the financial position and results of operations of one legal entity, but rather a combination of entities under common control that have been “carved out” from iStar’s consolidated financial statements. Historically, financial statements of Safety, Income and Growth, Inc. Predecessor have not been prepared as it has not operated separately from iStar. These combined financial statements reflect the revenues and expenses of Safety, Income and Growth, Inc. Predecessor and include certain material assets and liabilities of iStar that are specifically identifiable and generated through, or associated with, an in-place net lease, which have been reflected at iStar’s historical basis given the contribution of the predecessor’s business to the Company is a transaction under common control. The combined financial statements exclude the assets, liabilities and activities that occurred prior to the contribution of the in-place ground net lease related to the contribution transaction described in Notes 4 and 5.

The preparation of these combined financial statements in conformity with generally accepted accounting principles in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. These combined financial statements include an allocation of general and administrative expenses and interest expense to Safety, Income and Growth, Inc. Predecessor from iStar. General and administrative expenses include certain iStar corporate functions, including executive oversight, treasury, finance, human resources, tax compliance and planning, internal audit, financial reporting, information technology and investor relations. General and administrative expenses, including stock based compensation, represent a pro rata allocation of costs from iStar’s net lease and corporate business segments based on our average net assets as a percentage of iStar’s average net assets. Interest expense was allocated to us by calculating our average net assets as a percentage of the average net assets in iStar’s net lease business segment and multiplying that percentage by the interest expense allocated to iStar’s net lease business segment. The Company believes the allocation methodology for general and administrative expenses and interest expense is reasonable. Accordingly, the general and administrative expense allocation presented in our combined statements of operations for historical periods does not necessarily reflect what our general and administrative expenses will be as a standalone public company for future reporting periods.

Most of the entities included in our predecessor’s financial statements did not have bank accounts for the periods presented, and most cash transactions for our predecessor were transacted through bank accounts owned by iStar. The combined statements of cash flows for the periods presented were prepared as if operating, investing and financing transactions (refer to Note 4 and Note 5 for non-cash activity) for our predecessor had been transacted through its own bank accounts.

Principles of Combination—The combined financial statements include on a carve-out basis the historical balance sheets and statements of operations and cash flows attributed to the Company.

Note 3—Summary of Significant Accounting Policies

Real estate—Real estate assets are recorded at cost less accumulated depreciation and amortization, as follows:

Capitalization and depreciation—Certain improvements and replacements are capitalized when they extend the useful life of the asset. Repair and maintenance costs are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful life, which is generally 40 years for facilities, the shorter of the remaining lease term or expected life for tenant improvements and the remaining useful life of the facility for facility improvements.

Purchase price allocation—Upon acquisition of real estate, the Company determines whether the transaction is a business combination, which is accounted for under the acquisition method, or an acquisition of assets. For both types of transactions, the Company recognizes and measures identifiable assets acquired, liabilities assumed and any noncontrolling interest in the acquiree based on their relative fair values. For business combinations, the Company recognizes and measures goodwill or gain from a bargain purchase, if applicable, and expenses acquisition-related costs in the periods in which the costs are incurred. For acquisitions of assets, acquisition-related costs are capitalized and recorded in “Real estate, net” on the Company’s combined balance sheets. If the Company acquires real estate and simultaneously enters into a new lease of the real estate the acquisition will be accounted for as an asset acquisition.

The Company accounts for its acquisition of properties by recording the purchase price of tangible and intangible assets and liabilities acquired based on their estimated fair values. The value of the tangible assets, consisting of land, buildings, building improvements and tenant improvements is determined as if these assets are vacant. Intangible assets may include the value of lease incentive assets, above-market leases, and in-place leases, which are each recorded at their estimated fair values and included in “Deferred expenses and other assets, net” on the Company’s combined balance sheets. Intangible liabilities may include the value of below-market leases, which are recorded at their estimated fair values and included in “Accounts payable, accrued expenses and other liabilities” on the Company’s combined balance sheets. In-place leases are amortized over the remaining non-cancelable term and the amortization expense is included in “Depreciation and amortization” in the Company’s combined statements of operations. Lease incentive assets and above-market (or below-market) lease value are amortized as a reduction of (or, increase to) operating lease income over the remaining non-cancelable term of each lease plus any renewal periods with fixed rental terms that are considered to be below-market. The Company may also engage in sale/leaseback transactions whereby the Company executes a net lease with the occupant simultaneously with the purchase of the asset.

Impairments—The Company reviews real estate assets for impairment in value whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The value of a long-lived asset held for use is impaired if management’s estimate of the aggregate future cash flows (undiscounted and without interest charges) to be generated by the asset (taking into account the anticipated holding period of the asset) are less than its carrying value. Such estimate of cash flows considers factors such as expected future operating income trends, as well as the effects of demand, competition and other economic factors. To the extent impairment has occurred, the loss will be measured as the excess of the carrying amount of the asset over the estimated fair value of the asset and reflected as an adjustment to the basis of the asset. Impairments of real estate assets are recorded in “Impairment of assets” in the Company’s combined statements of operations.

The Company considers funding receivables (refer to Note 5) to be impaired when, based upon current information and events, it believes that it is probable that it will be unable to collect all amounts due under the contractual terms of the agreement. This assessment is made each quarter based on such factors as payment status, borrower financial resources and investment in collateral, collateral type, project economics and geographical location as well as national and regional economic factors. A reserve is established for an impaired receivable when the present value of payments expected to be received or the estimated fair value of the collateral (for receivables that are dependent on the collateral for repayment) is lower than the carrying value of that receivable.

Deferred expenses and other assets—Deferred expenses include leasing costs such as brokerage, legal and other costs which are amortized over the life of the respective leases and presented as an operating activity in the Company’s combined statements of cash flows. Amortization of leasing costs is included in “Depreciation and amortization” in the

Company’s combined statements of operations. Other assets primarily includes a receivable related to the funding provided to a certain investment in a ground net lease. This receivable is classified as held-for-investment and is reported at its outstanding unpaid principal balance and includes accrued and paid-in-kind interest.

Identified intangible assets or liabilities—Upon the acquisition of a business, the Company records intangible assets or liabilities acquired at their estimated fair values and determines whether such intangible assets or liabilities have finite or indefinite lives. As of December 31, 2016 and 2015, all such intangible assets and liabilities acquired by the Company had finite lives. Intangible assets are included in “Deferred expenses and other assets, net” and intangible liabilities are included in “Accounts payable, accrued expenses and other liabilities” on the Company’s combined balance sheets. The Company amortizes finite lived intangible assets and liabilities over on the period during which the assets or liabilities are expected to contribute directly or indirectly to the future cash flows of the business acquired. The Company reviews finite lived intangible assets for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. If the Company determines the carrying value of an intangible asset is not recoverable it will record an impairment charge to the extent its carrying value exceeds its estimated fair value. Impairments of intangible assets are recorded in “Impairment of assets” in the Company’s combined statements of operations.

Revenue recognition—The Company’s revenue recognition policies are as follows:

Operating lease income—The Company’s leases have all been determined to be operating leases. Operating lease income is recognized on the straight-line method of accounting, generally from the later of the date the lessee takes possession of the space and it is ready for its intended use or the date of acquisition of the asset subject to existing leases. Accordingly, contractual lease payment increases are recognized evenly over the term of the lease. The periodic difference between lease income recognized under this method and contractual lease payment terms (i.e., straight-line rent) is recorded as deferred operating lease income receivable and is included in “Deferred operating lease income receivable, net” on the Company’s combined balance sheets. The Company is also entitled to percentage rent pursuant to certain of its leases and records percentage rent as operating lease income when earned.

Management estimates losses within its operating lease income receivable and deferred operating lease income receivable balances as of the balance sheet date and incorporates an asset-specific reserve based on management’s evaluation of the credit risks associated with these receivables. As of December 31, 2016 and 2015, the Company did not have an allowance for doubtful accounts related to real estate tenant receivables or deferred operating lease income.

Other income—Other income includes interest income, non-recurring lease termination fees and other ancillary income. Interest income on other assets is recognized on an accrual basis using the effective interest method. The Company considers receivables to be non-performing and places receivables on non-accrual status at such time as: (1) the receivable becomes 90 days delinquent; (2) the receivable has a maturity default; or (3) management determines it is probable that it will be unable to collect all amounts due according to the contractual terms of the receivable.

Income taxes—The Company operates its business in a manner consistent with its intention to qualify as a real estate investment trust (a “REIT”). As such, the combined financial statements of the Company have been prepared as if the Company qualified as a REIT for the periods presented. The Company intends to qualify as and elect to be taxed as a REIT under sections 856 through 859 of the Internal Revenue Code of 1986, as amended (the “Code”) beginning with its taxable year ending December 31, 2017. The Company will be subject to federal and state income taxation at corporate rates on its net taxable income; the Company, however, may claim a deduction for the amount of dividends paid to its stockholders. Amounts distributed as dividends by the Company will be subject to taxation at the stockholder level only. While the Company must distribute at least 90% of its net taxable income to qualify as a REIT, the Company intends to distribute all of its net taxable income, if any, and eliminate federal and state taxes on undistributed net taxable income. Certain states may impose minimum franchise taxes. In addition, the Company is allowed certain other non-cash deductions or adjustments, such as depreciation expense, when computing its net taxable income and distribution requirement. These deductions permit the Company to reduce its dividend payout requirement under federal tax laws. For the periods presented, the Company did not have any taxable REIT subsidiaries that would be subject to taxation.

Fair Values—The Company is required to disclose fair value information with regard to its financial instruments, whether or not recognized in the combined balance sheets, for which it is practical to estimate fair value. The Financial Accounting Standards Board (“FASB”) guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. The Company determines the estimated fair values of financial assets and liabilities based on a hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the Company and the Company’s own assumptions about market participant assumptions. The Company determined the carrying values of its financial instruments including cash and cash equivalents; operating lease income receivable; deferred operating lease income receivable, net; deferred expenses and other assets, net; and accounts payable, accrued expenses, and other liabilities approximated their the fair values of the instruments.

New accounting pronouncements—In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”) which was issued to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments held by a reporting entity. This amendment replaces the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. ASU 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2019. Early adoption is permitted for interim and annual reporting periods beginning after December 15, 2018. Management does not believe the guidance will have a material impact on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (“ASU 2016-02”), which requires the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases. For operating leases, a lessee will be required to: (i) recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in its statement of financial position; (ii) recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term, generally on a straight-line basis and (iii) classify all cash payments within operating activities in its statement of cash flows. The accounting applied by a lessor is largely unchanged from that applied under previous GAAP. However, in certain instances a long-term lease of land could be classified as a sales-type lease, resulting in the lessor derecognizing the underlying asset from its books and recording a profit or loss on the sale and a net investment in the lease. ASU 2016-02 is effective for interim and annual reporting periods beginning after December 15, 2018. Early adoption is permitted. Management is evaluating the impact of the guidance on the Company’s combined financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”) which supersedes existing industry-specific guidance, including ASC 360-20, Real Estate Sales. The new standard is principles-based and requires more estimates and judgment than current guidance. Certain contracts with customers, including lease contracts and financial instruments and other contractual rights, are not within the scope of the new guidance. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers—Deferral of the Effective Date, to defer the effective date of ASU 2014-09 by one year. ASU 2014-09 is now effective for interim and annual reporting periods beginning after December 15, 2017. Early adoption is permitted beginning January 1, 2017. Management is evaluating the impact of the guidance on the Company’s combined financial statements.

Note 4—Real Estate

The Company’s real estate assets were comprised of the following ($ in thousands):

	December 31, 2016	December 31, 2015
Land and land improvements, at cost(1)	$41,160	$37,245
Buildings and improvements, at cost	124,539	124,539
Less: accumulated depreciation	(61,221)	(58,104)
Real estate, net	$104,478	$103,680

(1)                                 During the year ended December 31, 2016, the Company acquired land for $3.9 million and simultaneously entered into a 99-year ground net lease with the seller. During the year ended December 31, 2015, land with a carrying value of $5.4 million was contributed to the Company by iStar and a noncontrolling interest holder (refer to Note 5).

Future Minimum Operating Lease Payments—Future minimum operating lease payments to be collected under non-cancelable leases, excluding percentage rent and other lease payments that are not fixed and determinable, in effect as of December 31, 2016, are as follows by year ($ in thousands):

	Leases with Fixed Escalations	Leases with Revenue Participation	Total
2017	$3,947	$10,032	$13,979
2018	3,999	10,032	14,031
2019	4,049	10,032	14,081
2020	4,105	10,032	14,137
2021	4,168	10,032	14,200

Note 5—Deferred Expenses and Other Assets, Net

Deferred expenses and other assets, net, consist of the following items ($ in thousands):

	As of December 31,
	2016	2015
Lease incentives, net(1)	$32,545	$32,959
Leasing costs, net	763	772
Intangible assets(2)	135	150
Other(3)	5,841	—
Deferred expenses and other assets, net	$39,284	$33,881

(1)                                 The amortization of lease incentives decreased operating lease income by $0.4 million and $0.3 million, respectively, for the years ended December 31, 2016 and 2015.

(2)                                 Accumulated amortization on intangible assets was $0.2 million as of December 31, 2016 and 2015.

(3)                                 Other assets includes a $4.1 million receivable related to the funding provided to a certain investment in a ground net lease the Company entered into during the year ended December 31, 2016. The Company is entitled to receive cash payments equal to 5.5% per annum on its funded balance with 1.5% annual increases over the 99-year lease term. As of December 31, 2016, the fair value of this receivable approximates its carrying value. Other assets also includes $1.7 million in deferred offering costs.

Lease incentives, net—During the year ended December 31, 2015, iStar and a noncontrolling interest sold a leasehold interest in a commercial operating property with a carrying value of $126.3 million for net proceeds of $93.5 million and simultaneously entered into a ground lease with the buyer with an initial term of 99 years. iStar and the noncontrolling interest sold the leasehold interest at below fair value to incentivize the buyer to enter into an above market ground lease. As a result, iStar recorded a lease incentive asset of $32.8 million. After the sale, the retained land with a carrying value of $5.4 million and the lease incentive asset of $32.8 million were contributed to the Company by iStar and the noncontrolling interest holder (refer to Note 4).

The estimated expense from the amortization of lease incentive assets for each of the five succeeding fiscal years is as follows ($ in thousands):

2017	$414
2018	414
2019	414
2020	394
2021	331

Note 6—Commitments and Contingencies

Legal Proceedings—The Company evaluates developments in legal proceedings that could require a liability to be accrued and/or disclosed. Based on its current knowledge, and after consultation with legal counsel, the Company believes it is not a party to, nor are any of its properties the subject of, any pending legal proceeding that would have a material adverse effect on the Company’s combined financial statements.

Unfunded Commitments—In connection with a ground lease entered into during the year ended December 31, 2016, the Company committed to fund $5.1 million in construction costs associated with the construction of the Northside Forsyth Hospital Medical Center (refer to Note 5). As of December 31, 2016, $1.0 million of the Company’s commitment remains unfunded.

Note 7—Risk Management

In the normal course of its ongoing business operations, the Company encounters credit risk. Credit risk is the risk of default on the Company’s leases that result from a tenant’s inability or unwillingness to make contractually required payments.

Risk concentrations—Concentrations of credit risks arise when the Company has multiple leases with a particular tenant or credit party, or a number of the Company’s tenants are engaged in similar business activities, or activities in the same geographic region, or have similar economic features, such that their ability to meet contractual obligations, including those to the Company, could be similarly affected by changes in economic conditions.

The Company underwrites the credit of prospective tenants and often requires them to provide some form of credit support such as corporate guarantees. Although the Company’s real estate assets are geographically diverse and the tenants operate in a variety of industries and property types, to the extent the Company has a significant concentration of operating lease income from any tenant, the inability of that tenant to make its payment could have a material adverse effect on the Company. During the year ended December 31, 2016, the Company’s two largest tenants accounted for approximately $12.8 million and $5.3 million, or 59% and 25%, respectively, of the Company’s revenues.

The five Hilton and Doubletree hotels leased by the Company under a master lease guaranteed by Park Intermediate Holdings LLC represented 53.4% of the Company’s total assets at December 31, 2016. Park Intermediate Holdings LLC is a subsidiary of Park Hotels & Resorts Inc., which is a public reporting company. According to Park Hotels & Resorts Inc.’s public Securities and Exchange Commission filings, Park Hotels & Resorts Inc. conducts substantially all of its business and holds substantially all of its assets through Park Intermediate Holdings LLC. For detailed financial information regarding Park Hotels & Resorts Inc., please refer to its financial statements, which are publicly available on the website of the Securities and Exchange Commission at http://www.sec.gov.

Note 8—Equity

Safety, Income and Growth, Inc. Predecessor Equity— Safety, Income and Growth, Inc. Predecessor Equity represents net contributions from and distributions to iStar. Most of the entities included in the predecessor’s financial statements did not have bank accounts for the periods presented and most cash transactions for the predecessor were transacted through bank accounts owned by iStar and are included in Safety, Income and Growth, Inc. Predecessor Equity.

Noncontrolling Interest—Noncontrolling interest represents a third-party interest in the Company that was consolidated by one of the entities in the Company’s combined financial statements. In December 2015, the Company acquired the entire noncontrolling interest from the third party for $6.4 million.

Note 9—Subsequent Events

The Company has evaluated events and transactions that have occurred since December 31, 2016 through April 10, 2017, the date the financial statements were available for issuance. On March 30, 2017, the Company entered into a $227.0 million secured financing (the “Initial Portfolio Financing”) that bears interest at 3.795% and matures in April 2027. In connection with and prior to the closing of the Initial Portfolio Financing, the Company entered into a $200 million notional rate lock swap, bringing the effective rate of the facility down from 3.795% to 3.773%. The Initial Portfolio Financing is secured by the 12 properties, including seven ground net leases and one master lease covering the accounts of five related properties, that iStar contributed to the Company.

Safety, Income and Growth, Inc. Predecessor

Schedule III—Real Estate and Accumulated Depreciation

	As of December 31, 2016
	Initial Cost to Company		Cost Capitalized	Gross Amount Carried at Close of Period
State	Land	Building and Improvements	Subsequent to Acquisition	Land	Building and Improvements	Total	Accumulated Depreciation		Date Acquired	Depreciable Life (Years)
	($ in thousands)
MD	$2,486	$—	$—	$2,486	$—	$2,486	$—		1999	—
TX	3,375	—	—	3,375	—	3,375	—		2005	—
TX	3,621	—	—	3,621	—	3,621	—		2005	—
CA	4,314	26,239	—	4,314	26,239	30,553	12,636		1998	39
CA	3,248	20,020	—	3,248	20,020	23,268	9,623		1998	39
CO	1,219	7,635	—	1,219	7,635	8,854	3,662		1998	39
UT	5,518	31,738	—	5,518	31,738	37,256	15,407		1998	39
WA	5,009	31,141	—	5,009	31,141	36,150	14,951		1998	39
MN	1,206	—	—	1,206	—	1,206	—		1999	—
MI	5,374	—	—	5,374	—	5,374	—		2015	—
WI	1,875	7,766	—	1,875	7,766	9,641	4,942		1999	40
GA	3,915	—	—	3,915	—	3,915	—		2016	—
Total	$41,160	$124,539	$—	$41,160	$124,539	$165,699	$61,221	(1)

(1)                                 The aggregate cost for federal income tax purposes was approximately $112.3 million at December 31, 2016.

The following table reconciles real estate from January 1, 2016 to December 31, 2016 ($ in thousands):

Balance at January 1	$161,784
Other acquisitions	3,915
Balance at December 31	$165,699

The following table reconciles accumulated depreciation from January 1, 2016 to December 31, 2016 ($ in thousands):

Balance at January 1	$58,104
Depreciation expense	3,117
Balance at December 31	$61,221

Safety, Income & Growth Inc.

Combined and Consolidated Balance Sheets

(In thousands)

	As of
	September 30, 2017 (unaudited)	December 31, 2016
ASSETS	The Company	Predecessor
Real estate
Real estate, at cost	$413,145	$165,699
Less: accumulated depreciation	(2,752)	(61,221)
Total real estate, net	410,393	104,478
Real estate-related intangible assets, net	140,069	32,680
Total real estate, net and real estate-related intangible assets, net	550,462	137,158
Cash and cash equivalents	91,327	—
Restricted cash	2,976	—
Ground and other lease income receivable, net	—	3,482
Deferred ground and other lease income receivable, net	2,422	8,423
Deferred expenses and other assets, net	3,337	6,604
Total assets	$650,524	$155,667
LIABILITIES AND EQUITY
Liabilities:
Accounts payable, accrued expenses and other liabilities	$6,783	$1,576
Real estate-related intangible liabilities, net	58,114	—
Debt obligations, net	227,396	—
Total liabilities	292,293	1,576
Commitments and contingencies (refer to Note 7)	—	—
Equity:
Safety, Income & Growth Inc. Predecessor Equity	—	154,091
Safety, Income & Growth Inc. shareholders’ equity:
Common stock, $0.01 par value, 400,000 shares authorized, 18,190 and 0 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	182	—
Additional paid-in capital	363,465	—
Retained earnings (deficit)	(5,173)	—
Accumulated other comprehensive income (loss)	(243)	—
Total equity	358,231	154,091
Total liabilities and equity	$650,524	$155,667

The accompanying notes are an integral part of the combined and consolidated financial statements.

Safety, Income & Growth Inc.(1)

Combined and Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	For the Three Months Ended September 30,		For the Period from April 14, 2017 to September	For the Period from January 1, 2017 to April	For the Nine Months Ended September 30,
	2017	2016	30, 2017	13, 2017	2016
	The Company	Predecessor	The Company	Predecessor
Revenues:
Ground and other lease income	$6,172	$4,749	$10,374	$5,916	$14,005
Other income	84	23	86	108	32
Total revenues	6,256	4,772	10,460	6,024	14,037
Costs and expenses:
Interest expense	2,445	2,090	4,313	2,432	6,072
Real estate expense(2)	472	241	897	210	604
Depreciation and amortization	2,266	786	4,139	901	2,356
General and administrative	1,672	706	2,821	1,143	2,089
Other expense	122	—	615	—	—
Total costs and expenses	6,977	3,823	12,785	4,686	11,121
Income (loss) from operations	(721)	949	(2,325)	1,338	2,916
Income from sales of real estate	—	—	—	508	—
Net income (loss)	$(721)	$949	$(2,325)	$1,846	$2,916

Per common share data:
Net income (loss)
Basic and diluted	$(0.04)	N/A	$(0.18)	N/A	N/A
Weighted average number of common shares:
Basic and diluted	18,190	N/A	12,731	N/A	N/A

Dividends declared per share(3)	$0.15	N/A	$0.1566	N/A	N/A

(1)              The combined statements of operations prior to April 14, 2017 represent the activity of Safety, Income & Growth Inc. Predecessor.

(2)               For the three and nine months ended September 30, 2017, real estate expense includes reimbursable property taxes at one of the Company’s properties of $0.1 million and $0.4 million, respectively. For the three and nine months ended September 30, 2017, real estate expense includes non-cash rent expense related to the amortization of a below market lease asset at one of the Company’s hotel properties of $0.2 million and $0.5 million, respectively.

(3)               Dividends declared per share for the period from April 14, 2017 to September 30, 2017 represents the dividends declared per share for the period beginning with the Company’s initial public offering on June 27, 2017 to September 30, 2017.

The accompanying notes are an integral part of the combined and consolidated financial statements.

Safety, Income & Growth Inc.(1)

Combined and Consolidated Statements of Comprehensive Income

(In thousands)

(unaudited)

	For the Three Months Ended September 30,		For the Period from April 14, 2017 to September	For the Period from January 1, 2017 to	For the Nine Months Ended September 30,
	2017	2016	30, 2017	April 13, 2017	2016
	The Company	Predecessor	The Company	Predecessor
Net income (loss)	$(721)	$949	$(2,325)	$1,846	$2,916
Other comprehensive income:
Unrealized (loss) gain on derivatives	(117)	—	(243)	415	—
Other comprehensive income (loss)	(117)	—	(243)	415	—
Comprehensive income (loss)	$(838)	$949	$(2,568)	$2,261	$2,916

(1)              The combined statements of comprehensive income prior to April 14, 2017 represent the activity of Safety, Income & Growth Inc. Predecessor.

The accompanying notes are an integral part of the combined and consolidated financial statements

Safety, Income & Growth Inc.(1)

Combined and Consolidated Statements of Changes in Equity

(In thousands)

(unaudited)

	Safety, Income & Growth Inc. Predecessor Equity	Common Stock at Par	Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Equity
Predecessor
Balance as of December 31, 2015	$144,029	$—	$—	$—	$—	$—
Net income	2,916	—	—	—	—	—
Net transactions with iStar Inc.	666	—	—	—	—	—
Balance as of September 30, 2016	$147,611	$—	$—	$—	$—	$—

Balance as of December 31, 2016	$154,091	$—	$—	$—	$—	$—
Net income	1,846	—	—	—	—	—
Unrealized gain on cash flow hedge	415	—	—	—	—	—
Net transactions with iStar Inc.	(220,813)	—	—	—	—	—
Balance as of April 13, 2017	(64,461)	—	—	—	—	—

The Company
Net income (loss)	$—	$—	$—	$(2,325)	$—	$(2,325)
Proceeds from issuance of common stock to initial investors	—	57	112,943	—	—	113,000
Proceeds from issuance of common stock in initial public offering	—	125	249,875	—	—	250,000
Contributions from iStar	—	—	20,113	—	—	20,113
Offering costs	—	—	(20,232)	—	—	(20,232)
Issuance of common stock to directors	—	—	766	—	—	766
Dividends declared	—	—	—	(2,848)	—	(2,848)
Change in accumulated other comprehensive income (loss)	—	—	—	—	(243)	(243)
Balance as of September 30, 2017	$—	$182	$363,465	$(5,173)	$(243)	$358,231

(1)           The combined statements of changes in equity prior to April 14, 2017 represent the activity of Safety, Income & Growth Inc. Predecessor.

The accompanying notes are an integral part of the combined and consolidated financial statements.

Safety, Income & Growth Inc.(1)

Combined and Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	For the Period from April 14, 2017 to September 30, 2017	For the Period from January 1, 2017 to April 13, 2017	For the Nine Months Ended September 30, 2016
	The Company	Predecessor
Cash flows from operating activities:
Net income (loss)	$(2,325)	$1,846	$2,916
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation and amortization	4,139	901	2,356
Non-cash expense for stock-based compensation	766	—	—
Deferred ground and other lease income	(2,422)	(1,271)	(3,261)
Income from sales of real estate	—	(508)	—
Amortization of real estate-related intangibles, net	754	118	310
Amortization of premium and deferred financing costs on debt obligations, net	226	—	—
Other operating activities	1,447	24	—
Changes in assets and liabilities:
Changes in ground and other lease income receivable, net	1,394	2,088	2,208
Changes in deferred expenses and other assets, net	96	(576)	(136)
Changes in accounts payable, accrued expenses and other liabilities	390	(13)	496
Cash flows provided by operating activities	4,465	2,609	4,889
Cash flows from investing activities:
Acquisitions of real estate	(270,734)	—	(3,915)
Proceeds from sales of real estate	—	508	—
Changes in restricted cash held in connection with investing activities	(2,976)	—	—
Other investing activities	415	(1,042)	(1,662)
Cash flows used in investing activities	(273,295)	(534)	(5,577)
Cash flows from financing activities:
Net transactions with iStar Inc.	—	(220,813)	666
Contribution from iStar Inc.	14,350	—	—
Proceeds from issuance of common stock	363,000	—	—
Proceeds from debt obligations	—	227,000	—
Payments for deferred financing costs	(2,821)	(7,217)	—
Payment of offering costs	(14,372)	(779)	—
Cash flows provided by (used in) financing activities	360,157	(1,809)	666
Changes in cash and cash equivalents	91,327	266	(22)
Cash and cash equivalents at beginning of period	—	—	22
Cash and cash equivalents at end of period	$91,327	$266	$—
Supplemental disclosure of non-cash investing and financing activity:
Assumption of debt obligations	$227,415	$—	$—
Contribution from iStar Inc.	5,763	—	—
Dividends declared to common shareholders	2,848	—	—
Accrued offering costs	1,567	—	—
Accrued finance costs	42	21	—

(1)           The combined statements of cash flows prior to April 14, 2017 represent the activity of Safety, Income & Growth Inc. Predecessor.

The accompanying notes are an integral part of the combined and consolidated financial statements.

Safety, Income & Growth Inc.

Notes to Combined and Consolidated Financial Statements

(unaudited)

Note 1—Business and Organization

Business—Safety, Income & Growth Inc. (the “Company”) operates its business through one segment by acquiring, managing and capitalizing ground leases. Ground leases are long-term contracts between the landlord (the Company) and a tenant or leaseholder (“Ground Leases”). The Company believes that it is the first publicly-traded company formed primarily to acquire, own, manage, finance and capitalize Ground Leases. Ground Leases generally represent ownership of the land underlying commercial real estate projects that is net leased by the fee owner of the land to the owners/operators of the real estate projects built thereon. Ground Leases are typically ‘‘triple net’’ leases, meaning that the tenant is responsible for development costs, capital expenditures and all property operating expenses, such as maintenance, real estate taxes and insurance. Ground Leases are typically long-term (base terms ranging from 30 to 99 years, often with tenant renewal options) and have contractual base rent increases (either at a specified percentage or consumer price index (“CPI”) based, or both) and sometimes include percentage rent participations.

The Company intends to target investments in long-term Ground Leases in which: (i) the initial value of its Ground Lease represents 30% to 45% of the combined value of the land and buildings and improvements thereon as if there was no Ground Lease on the land (“Combined Property Value”); (ii) the ratio of underlying property net operating income to the Ground Lease payment due the Company (“Ground Rent Coverage”) is between 2.0x to 5.0x; and (iii) the Ground Lease contains contractual rent escalation clauses or percentage rent that participates in gross revenues generated by the commercial real estate on the land. A Ground Lease lessor (the Company) typically has the right to regain possession of its land and take ownership of the buildings and improvements thereon upon a tenant default. The Company believes that the Ground Lease structure provides an opportunity for future investment value accretion through the reversion to the Company, as the Ground Lease owner, of the buildings and improvements on the land at the expiration or earlier termination of the lease, for no additional consideration from the Company.

The Company is managed by SFTY Manager, LLC (the “Manager”), a wholly-owned subsidiary of iStar Inc. (“iStar”), the Company’s largest shareholder, pursuant to a management agreement (refer to Note 11). The Company has no employees, relying on its Manager to provide all services. The Company intends to draw on the extensive investment origination and sourcing platform of its Manager to actively promote the benefits of the Ground Lease structure to prospective Ground Lease tenants.

Organization—Safety, Income & Growth Inc. (prior to April 14, 2017, “Original Safety”) is a Maryland corporation that was formed as a wholly-owned subsidiary of iStar on October 24, 2016. iStar contributed a pre-existing portfolio of Ground Leases to Original Safety and sought third party capital to grow its Ground Lease business. A second entity, SIGI Acquisition, Inc. (“SIGI”), was capitalized on April 14, 2017 by iStar and two institutional investors. On April 14, 2017, Original Safety merged with and into SIGI with SIGI surviving the merger and being renamed Safety, Income & Growth Inc. References herein to the Company refer to Original Safety before such merger and to the surviving company of such merger thereafter. Through these and other formation transactions, the Company (i) acquired iStar’s entire Ground Lease portfolio consisting of 12 properties (the “Initial Portfolio”), all of which were wholly-owned by the Company as of September 30, 2017 and December 31, 2016, (ii) completed the $227 million 2017 Secured Financing (refer to Note 6) on March 30, 2017, (iii) issued 2,875,000 shares of the Company’s common stock to two institutional investors for $20.00 per share, or $57.5 million (representing a 51% ownership interest in the Company at such time), and 2,775,000 shares of the Company’s common stock to iStar for $20.00 per share, or $55.5 million (representing a 49% ownership interest in the Company at such time), and (iv) paid $340.0 million in total consideration to iStar for the Initial Portfolio.

On June 27, 2017, the Company completed its initial public offering raising $205.0 million in gross proceeds and concurrently completing a $45.0 million private placement with iStar, its largest shareholder. The initial public offering price was $20.00 per share. iStar incurred a total of $18.9 million of organization and offering costs, of which it has paid $18.7 million, in connection with these transactions, including commissions payable to the underwriters and other offering expenses. iStar received no compensation for its payment of the organization and offering costs. The payment of such costs were treated as capital contributions from iStar with an offsetting cost of capital in the Company’s consolidated statements of changes in equity.

The Company intends to elect to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, commencing with the tax year ending December 31, 2017. The Company was structured as an Umbrella Partnership REIT (“UPREIT”). As such, all of the Company’s properties are owned by a subsidiary partnership, Safety Income and Growth Operating Partnership LP (the “Operating Partnership”), which is currently wholly-owned by the Company. The UPREIT structure may afford the Company with certain benefits as it seeks to acquire properties from third parties who may want to defer taxes by contributing their Ground Leases to the Company.

Note 2—Basis of Presentation and Principles of Combination and Consolidation

Basis of Presentation—For periods prior to April 14, 2017, the accompanying combined financial statements do not represent the financial position and results of operations of one legal entity, but rather a combination of entities under common control (the “Predecessor”) that have been ‘‘carved out’’ from iStar’s consolidated financial statements. For periods prior to April 14, 2017, these combined financial statements reflect the revenues and expenses of the Predecessor and include certain material assets and liabilities of iStar that are specifically identifiable and generated through, or associated with, an in-place lease, which have been reflected at iStar’s historical basis. For periods subsequent to April 14, 2017, the accompanying consolidated financial statements represent the consolidated financial statements of the Company. In addition, as a result of the Company’s acquisition of the Initial Portfolio from iStar, the consolidated financial statements subsequent to April 14, 2017 are presented on a new basis of accounting pursuant to Accounting Standards Codification (“ASC”) 805 (refer to Note 4).

The preparation of these combined and consolidated financial statements in conformity with generally accepted accounting principles in the United States of America (‘‘GAAP’’) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. These combined financial statements for the periods prior to April 14, 2017 include an allocation of general and administrative expenses and interest expense to the Predecessor from iStar. General and administrative expenses include certain iStar corporate functions, including executive oversight, treasury, finance, human resources, tax compliance and planning, internal audit, financial reporting, information technology and investor relations. General and administrative expenses, including stock based compensation, represent a pro rata allocation of costs from iStar’s net lease and corporate business segments based on our average net assets as a percentage of iStar’s average net assets. Interest expense was allocated to the Predecessor by calculating its average net assets as a percentage of the average net assets in iStar’s net lease business segment and multiplying that percentage by the interest expense allocated to iStar’s net lease business segment (only for the number of days in the period in which the Predecessor did not have debt obligations outstanding—refer to Note 6). The Company believes the allocation methodology for the general and administrative expenses and interest expense is reasonable. Accordingly, the general and administrative expense allocation presented in our combined statements of operations for historical periods does not necessarily reflect what our general and administrative expenses will be as a standalone public company for future reporting periods. In the opinion of management, the accompanying combined financial statements contain all adjustments consisting of normal recurring adjustments necessary for a fair statement of the results for the interim periods presented.

For the periods prior to April 14, 2017, most of the entities included in the Predecessor financial statements did not have bank accounts for the periods presented, and most cash transactions for the Predecessor were transacted through bank accounts owned by iStar. For the periods prior to April 14, 2017, the combined statements of cash flows for the periods presented were prepared as if operating, investing and financing transactions for the Predecessor had been transacted through its own bank accounts. Certain prior period amounts have been reclassified in the Company’s consolidated financial statements and the related notes to conform to the current period presentation.

Principles of Combination and Consolidation—For the periods prior to April 14, 2017, the combined financial statements include on a carve-out basis the historical balance sheets and statements of operations and cash flows attributed to the Predecessor. For the periods subsequent to April 14, 2017, the consolidated financial statements include the accounts and operations of the Company and its consolidated subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Note 3—Summary of Significant Accounting Policies

Cash and cash equivalents—Cash and cash equivalents include cash held in banks or invested in money market funds, if applicable, with original maturity terms of less than 90 days.

Restricted Cash—Restricted cash represents amounts required to be maintained under certain of the Company’s derivative transactions.

Ground and other lease income—Ground and other lease income includes rent earned from leasing land and buildings owned by the Company to its tenants. Ground and other lease income is recognized on the straight-line method of accounting, generally from the later of the date the lessee takes possession of the space and it is ready for its intended use or the date of acquisition of the asset subject to existing leases. Accordingly, contractual lease payment increases are recognized evenly over the term of the lease. The periodic difference between ground and other lease income recognized under this method and contractual lease payment terms is recorded as deferred ground and other lease income receivable and is included in ‘‘Deferred ground and other lease income receivable, net’’ on the Company’s consolidated and combined balance sheets. The Company is also entitled to percentage rent pursuant to some of its leases and records percentage rent as ground and other lease income when earned. Ground and other lease income also includes the amortization of finite lived intangible assets and liabilities, which are amortized over the period during which the assets or liabilities are expected to contribute directly or indirectly to the future cash flows of the business acquired.

Earnings per share—The Company has one class of common stock. Earnings per share (“EPS”) is calculated by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding (refer to Note 9 for a summary of shares outstanding).

Deferred financing fees—Deferred financing fees associated with the 2017 Revolver (refer to Note 6) are recorded in ‘‘Deferred expenses and other assets, net’’ on the Company’s combined and consolidated balance sheets. The amortization of deferred financing fees is included in ‘‘Interest expense’’ in the Company’s combined and consolidated statements of operations.

Dispositions—Gains on the sale of real estate assets are recognized in “Income from sales of real estate” in accordance with ASC 360-20, Real Estate Sales. Gains on sales of real estate are recognized for full profit recognition upon closing of the sale transactions, when the profit is determinable, the earnings process is virtually complete, the parties are bound by the terms of the contract, all consideration has been exchanged, any permanent financing for which the seller is responsible has been arranged and all conditions for closing have been performed. The Company primarily uses specific identification and the relative sales value method to allocate costs.

Stock-based compensation—The Company adopted an equity incentive plan to provide equity incentive opportunities to members of the Manager’s management team and employees who perform services for the Company, the Company’s independent directors, advisers, consultants and other personnel. The Company’s equity incentive plan provides for grants of stock options, shares of restricted common stock, phantom shares, dividend equivalent rights and other equity-based awards, including long-term incentive plan units. The Company accounts for stock-based compensation awards using the fair value method, which requires an estimate of fair value of the award at the time of grant. On June 27, 2017, the Company’s directors who are not officers or employees of the Manager or iStar were granted a total of 40,000 shares in the Company’s common stock with an aggregate grant date fair value of $0.8 million. The shares granted to the directors vested immediately and the Company recognized $0.8 million in stock-based compensation, which is classified within “General and administrative” in the Company’s consolidated statements of operations.

Derivative instruments and hedging activity—The Company’s use of derivative financial instruments is associated with debt issuances and primarily limited to the utilization of interest rate swaps, interest rate caps or other instruments to manage interest rate risk exposure. The Company does not enter into derivatives for trading purposes.

The Company recognizes derivatives as either assets or liabilities on the Company’s combined and consolidated balance sheets at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge of the exposure to changes in the fair value of a recognized asset or liability, a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability.

For the Company’s four derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivatives is reported in accumulated other comprehensive income (loss). The ineffective portion of the change in fair value of the derivatives is recognized directly in the Company’s consolidated statements of operations. The table below presents the Company’s cash flow hedges  that are designated in hedging relationships as well as their classification on the consolidated balance sheet as of September 30, 2017 ($ in thousands)(1):

Derivative Type	Maturity	Notional Amount	Fair Value(2)	Balance Sheet Location
Interest rate swap(3)	October 2020	$45,000	$48	Deferred expenses and other assets, net
Interest rate swap	October 2020	10,000	55	Deferred expenses and other assets, net
Interest rate swap	October 2030	10,000	114	Deferred expenses and other assets, net
Interest rate swap	October 2030	95,000	460	Accounts payable, accrued expenses and other liabilities

(1)                     For the three months ended September 30, 2017 and the period from April 14, 2017 to September 30, 2017, the Company recognized $(0.1) million and $(0.2) million, respectively, in accumulated other comprehensive income (loss).

(2)                     The fair value of the Company’s derivatives are based upon widely accepted valuation techniques utilized by a third-party specialist using observable inputs such as interest rates and contractual cash flow and are classified as Level 2. Over the next 12 months, the Company expects that $0.2 million related to cash flow hedges will be reclassified from “Accumulated other comprehensive income (loss)” into interest expense.

(3)                     On October 1, 2017, the notional balance of this interest rate swap was increased to $95.0 million.

In February 2017, the Company entered into and settled a rate lock swap in connection with the 2017 Secured Financing (refer to Note 6). As a result of the settlement, the Company recorded a $0.4 million unrealized gain in other comprehensive income, which was recorded in “Safety, Income & Growth Inc. Predecessor equity” on the Company’s combined and consolidated balance sheets. In connection with the Company’s acquisition of the Initial Portfolio, the 2017 Secured Financing was recorded at fair value and the resulting premium will be recorded as a reduction to interest expense over the term of the 2017 Secured Financing.

Fair Values—The Company is required to disclose fair value information with regard to its financial instruments, whether or not recognized in the combined and consolidated balance sheets, for which it is practical to estimate fair value. The Financial Accounting Standards Board (“FASB”) guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. The Company determines the estimated fair values of financial assets and liabilities based on a hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the Company and the Company’s own assumptions about market participant assumptions. The Company determined the carrying values of its financial instruments including cash and cash equivalents; restricted cash; ground and other lease income receivable; deferred ground and other lease income receivable, net; deferred expenses and other assets, net; and accounts payable, accrued expenses, and other liabilities approximated their fair values. For the Company’s debt obligations not traded in secondary markets, the Company determines fair value primarily by using market rates currently available for debt obligations with similar terms and remaining maturities. The Company determined that the significant inputs used to value its debt obligations, net fall within Level 3 of the fair value hierarchy. The Company determined the fair value of its debt obligations, net approximated its carrying value as of September 30, 2017.

In connection with the Company’s acquisition of the Initial Portfolio and its acquisition of two separate Ground Leases on June 28, 2017 (refer to Note 4), the Company was required to account for the acquisitions as business combinations pursuant to ASC 805. The Company utilized a third-party specialist to assist the Company in recognizing and measuring the identifiable assets acquired, the liabilities assumed, and estimating the remaining useful life of the identifiable assets acquired in accordance with ASC 350.

As of September 30, 2017, the remainder of the Company’s significant accounting policies, which are detailed in the Company’s Prospectus, dated June 21, 2017 (the “Prospectus”), have not changed materially.

The Company is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other publicly-traded companies that are not “emerging growth companies,” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The Company has elected to utilize the exemption for auditor attestation requirements.

In addition, the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in the Securities Act of 1933, as amended, for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, the Company has chosen to “opt out” of this extended transition period, and as a result, it will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for all public companies that are not emerging growth companies. The Company’s decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

The Company will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenue equals or exceeds $1.07 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of the Company’s initial public offering, (iii) the date on which the Company has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt or (iv) the date on which the Company is deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended.

New Accounting Pronouncements—In August 2017, the FASB issued Accounting Standards Update (“ASU”) 2017-12, Derivatives and Hedging - Targeted Improvements to Accounting for Hedging Activities (“ASU 2017-12”) to better align an entity’s risk management activities and financial reporting for hedging relationships through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. ASU 2017-12 expands and refines hedge accounting for both nonfinancial and financial risk components and aligns the recognition and presentation of the effects of the hedging instrument and the hedged item in the financial statements. ASU 2017-12 is effective for interim and annual reporting periods beginning after December 15, 2018. Early adoption is permitted. Management does not believe the guidance will have a material impact on the Company’s consolidated financial statements.

In February 2017, the FASB issued ASU 2017-05, Other Income—Gains and Losses from the Derecognition of Nonfinancial Assets (“ASU 2017-05”) to clarify the scope of Subtopic 610-20, Other Income—Gains and Losses from the Derecognition of Nonfinancial Assets, and to add guidance for partial sales of nonfinancial assets. The amendments in ASU 2017-05 simplify GAAP by eliminating several accounting differences between transactions involving assets and transactions involving businesses. The amendments in ASU 2017-05 require an entity to initially measure a retained noncontrolling interest in a nonfinancial asset at fair value consistent with how a retained noncontrolling interest in a business is measured. Also, if an entity transfers ownership interests in a consolidated subsidiary that is within the scope of ASC 610-20 and continues to have a controlling financial interest in that subsidiary, ASU 2017-05 requires the entity to account for the transaction as an equity transaction, which is consistent with how changes in ownership interests in a consolidated subsidiary that is a business are recorded when a parent retains a controlling financial interest in the business. ASU 2017-05 is effective for interim and annual reporting periods beginning after December 15, 2017. Early adoption is permitted beginning January 1, 2017. Management is evaluating the impact of the guidance on the Company’s consolidated financial statements and expects to adopt the retrospective approach, which would require the Company to recast revenue and expenses for all prior periods presented in the year of adoption of the new standard.

In January 2017, the FASB issued ASU 2017-01, Business Combinations: Clarifying the Definition of a Business (“ASU 2017-01”) to provide a more robust framework to use in determining when a set of assets and activities is a business. The amendments provide more consistency in applying the guidance, reduce the costs of application, and make the definition of a business more operable. The Company’s real estate acquisitions have historically been accounted for as a business combination or an asset acquisition. Under ASU 2017-01, certain transactions previously accounted for as business combinations under the existing guidance would be accounted for as asset acquisitions under the new guidance. As a result, the Company expects more transaction costs to be capitalized under real estate acquisitions and less transaction costs to be expensed under business combinations. ASU 2017-01 is effective for interim and annual reporting periods beginning after December 15, 2017. Early adoption is permitted. Management is evaluating the impact of the guidance on the Company’s consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows: Restricted Cash (“ASU 2016-18”) which requires that restricted cash be included with cash and cash equivalents when reconciling beginning and ending cash and cash equivalents on the statement of cash flows. In addition, ASU 2016-18 requires disclosure of what is included in restricted cash. ASU 2016-18 is effective for interim and annual reporting periods beginning after December 15, 2017. Early adoption is permitted. Management does not believe the guidance will have a material impact on the Company’s consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”) which was issued to reduce diversity in practice in how certain cash receipts and cash payments, including debt prepayment or debt extinguishment costs, distributions from equity method investees, and other separately identifiable cash flows, are presented and classified in the statement of cash flows. ASU 2016-15 is effective for interim and annual reporting periods beginning after December 15, 2017. Early adoption is permitted. Management does not believe the guidance will have a material impact on the Company’s consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments (‘‘ASU 2016-13’’) which was issued to provide financial statement users with more decision useful information about the expected credit losses on financial instruments held by a reporting entity. This amendment replaces the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. ASU 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2019. Early adoption is permitted for interim and annual reporting periods beginning after December 15, 2018. Management does not believe the guidance will have a material impact on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (‘‘ASU 2016-02’’), which requires the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases. For operating leases, a lessee will be required to: (i) recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in its statement of financial position; (ii) recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term, generally on a straight line basis and (iii) classify all cash payments within operating activities in its statement of cash flows.

The accounting applied by a lessor is largely unchanged from that applied under previous GAAP. However, in certain instances a long-term lease of land could be classified as a sales-type lease, resulting in the lessor derecognizing the underlying asset from its books and recording a profit or loss on the sale and a net investment in the lease. ASU 2016-02 is effective for interim and annual reporting periods beginning after December 15, 2018. Early adoption is permitted. Management is evaluating the impact of the guidance on the Company’s consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (‘‘ASU 2014-09’’) which supersedes existing industry-specific guidance, including ASC 360-20, Real Estate Sales. The new standard is principles-based and requires more estimates and judgment than current guidance. Certain contracts with customers, including lease contracts and financial instruments and other contractual rights, are not within the scope of the new guidance. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers—Deferral of the Effective Date, to defer the effective date of ASU 2014-09 by one year. ASU 2014-09 is now effective for interim and annual reporting periods beginning after December 15, 2017. Early adoption was permitted beginning January 1, 2017. Management is evaluating the impact of the guidance on the Company’s consolidated financial statements and expects to adopt the full retrospective approach, which would require the Company to recast revenue and expenses for all prior periods presented in the year of adoption of the new standard. Management does not believe the guidance will have a material impact on the Company’s consolidated financial statements.

Note 4—Real Estate and Real Estate-Related Intangibles

The Company’s real estate assets consist of the following ($ in thousands)(1):

	As of
	September 30, 2017	December 31, 2016
Land and land improvements, at cost	$220,749	$41,160
Buildings and improvements, at cost	192,396	124,539
Less: accumulated depreciation	(2,752)	(61,221)
Total real estate, net	$410,393	$104,478
Real estate-related intangible assets, net	140,069	32,680
Total real estate, net and real estate-related intangible assets, net	$550,462	$137,158

(1)                     On April 14, 2017, the Company, through a merger and other formation transactions, acquired the Initial Portfolio from iStar and accounted for the acquisition as a business combination pursuant to ASC 805. As a result, the Company recorded the assets acquired and liabilities assumed at their acquisition date fair values.  In February 2017, the Company sold a parking facility from its Hilton Western Portfolio for $0.5 million that had been previously impaired  and had a carrying value of zero.

Real estate-related intangible assets, net consist of the following items ($ in thousands)(1):

	As of
	September 30, 2017	December 31, 2016
Above-market lease assets, net(2)	$77,528	$—
In-place lease assets, net(3)	36,510	—
Below-market lease asset, net(4)	26,031	—
Lease incentives, net(5)	—	32,545
Other intangible assets, net	—	135
Real estate-related intangible assets, net	$140,069	$32,680

(1)                     On April 14, 2017, the Company, through a merger and other formation transactions, acquired the Initial Portfolio from iStar and accounted for the acquisition as a business combination pursuant to ASC 805. As a result, the Company recorded the assets acquired and liabilities assumed at their acquisition date fair values.

(2)                     Above-market lease assets are recognized during business combinations when the present value of market rate rental cash flows over the term of a lease is less than the present value of the contractual in-place rental cash flows. Accumulated amortization on above-market lease assets was $0.6 million as of September 30, 2017. The amortization of above-market lease assets decreased “Ground and other lease income” in the Company’s combined and consolidated statements of operations by $0.6 million for the period from April 14, 2017 to September 30, 2017. Above-market lease assets are amortized over the term of the leases.

(3)                     In-place lease assets are recognized during business combinations and are estimated based on the value associated with the costs avoided in originating leases comparable to the acquired in-place leases as well as the value associated with lost rental revenue during the assumed lease-up period.  Accumulated amortization on in-place lease assets was $1.4 million as of September 30, 2017. The amortization expense for in-place leases was $1.4 million for the period from April 14, 2017 to September 30, 2017. This amount is included in “Depreciation and amortization” in the Company’s combined and consolidated statements of operations. In-place lease assets are amortized over the term of the leases.

(4)                     Below-market lease asset, net resulted from the acquisition of the Initial Portfolio and relates to a property that is majority-owned by a third party and is ground leased to the Company. The Company is obligated to pay the third-party owner of the property $0.4 million, subject to adjustment for changes in the CPI, per year through 2044; however, the Company’s tenant pays this expense directly under the terms of a master lease. Accumulated amortization on the below-market lease asset was $0.5 million as of September 30, 2017. The amortization expense for the Company’s below-market lease asset was $0.5 million for the period from April 14, 2017 to September 30, 2017. This amount is included in “Real estate expense” in the Company’s combined and consolidated statements of operations. The below-market lease asset is amortized over the term of the lease.

(5)                     Accumulated amortization on lease incentives was $2.1 million as of December 31, 2016. The amortization of lease incentives decreased “Ground and other lease income” in the Company’s combined and consolidated statements of operations by $0.1 million for the period from January 1, 2017 to April 13, 2017, respectively, and $0.1 million and $0.3 million for the three and nine months ended September 30, 2016, respectively. Lease incentive assets are amortized over the term of the leases.

The estimated expense from the amortization of real estate-related intangible assets for each of the five succeeding fiscal years is as follows ($ in thousands) (1):

Year	Amount
2017 (remaining three months)	$1,344
2018	5,376
2019	5,376
2020	5,376
2021	5,376

(1)                     As of September 30, 2017, the weighted average amortization period for the Company’s real estate-related intangible assets was approximately 60 years.

Real estate-related intangible liabilities, net consist of the following items ($ in thousands)(1):

	As of
	September 30, 2017	December 31, 2016
Below-market lease liabilities(2)	$58,114	$—
Real estate-related intangible liabilities, net	$58,114	$—

(1)                     On April 14, 2017, the Company, through a merger and other formation transactions, acquired the Initial Portfolio from iStar and accounted for the acquisition as a business combination pursuant to ASC 805. As a result, the Company recorded the assets acquired and liabilities assumed at their acquisition date fair values.

(2)                     Below-market lease liabilities are recognized during business combinations when the present value of market rate rental cash flows over the term of a lease exceeds the present value of the contractual in-place rental cash flows. Accumulated amortization on below-market lease liabilities was $0.3 million as of September 30, 2017. The amortization of below-market lease liabilities increased “Ground and other lease income” in the Company’s combined and consolidated statements of operations by $0.3 million for the period from April 14, 2017 to September 30, 2017.

Acquisitions—On April 14, 2017, the Company, through a merger and other formation transactions, acquired the Initial Portfolio from iStar and accounted for the acquisition as a business combination pursuant to ASC 805. On June 28, 2017, the Company separately acquired two additional Ground Leases (described below) from third party sellers for an aggregate purchase price of approximately $142.0 million and accounted for the acquisitions as business combinations pursuant to ASC 805.

The Company acquired the Ground Lease at 6200 Hollywood Boulevard, a 143,151 square foot land parcel subject to a long term Ground Lease located in Los Angeles, CA in the Hollywood neighborhood adjacent to the Hollywood/Vine metro station. The site is currently under construction; once completed, it will be improved with approximately 507 apartments, 56,100 square feet of retail space, 1,237 underground parking spaces, and signage facing Hollywood Boulevard. The Ground Lease has 87 years remaining on its term.

The Company also acquired the Ground Lease at 6201 Hollywood Boulevard, a 183,802 square foot land parcel subject to a long term Ground Lease located in Los Angeles, CA in the Hollywood neighborhood adjacent to the Hollywood/Vine metro station. The land is improved with approximately 535 apartments, 71,200 square feet of retail space, 1,300 underground parking spaces, and signage facing Hollywood Boulevard. The Ground Lease has 87 years remaining on its term.

The Company’s preliminary purchase price allocations for the acquisitions accounted for as business combinations are presented in the table below ($ in thousands):

	Initial Portfolio	6200 Hollywood Blvd.	6201 Hollywood Blvd.	Total
Assets
Land and land improvements, at cost	$73,472	$68,140	$72,836	$214,448
Buildings and improvements, at cost	192,396	—	—	192,396
Real estate	265,868	68,140	72,836	406,844
Real estate-related intangible assets(1)	124,017	5,500	3,258	132,775
Other assets	1,174	—	—	1,174
Total assets	$391,059	$73,640	$76,094	$540,793

Liabilities
Real estate-related intangible liabilities(2)	$50,644	$—	$7,734	$58,378
Debt obligations	227,415	—	—	227,415
Total liabilities	278,059	—	7,734	285,793
Purchase Price(3)	$113,000	$73,640	$68,360	$255,000

(1)                     Intangible assets primarily includes above market and in-place lease assets related to the acquisition of real estate assets. The amortization of above market lease assets is recorded as a reduction to “Ground and other lease income” in the Company’s combined and consolidated statements of operations and are amortized over the term of the leases. The amortization expense for in-place leases is recorded in “Depreciation and amortization” in the Company’s combined and consolidated statements of operations. In addition, intangible assets from the acquisition of the Initial Portfolio includes a below market lease asset on a property that is majority-owned by a third party that is ground leased to the Company. The Company is obligated to pay the third-party owner of the property $0.4 million, subject to adjustment for changes in the CPI, per year through 2044; however, the Company’s tenant pays this expense directly under the terms of a master lease. The amortization of the below market lease asset is recorded to “Real estate expense” in the Company’s combined and consolidated statements of operations.

(2)                     Intangible liabilities includes below market lease liabilities related to the acquisition of real estate assets. The amortization of below market lease liabilities is recorded as an increase to “Ground and other lease income” in the Company’s combined and consolidated statements of operations.

(3)                     The Company paid $340.0 million in total consideration to iStar for the Initial Portfolio, including the proceeds from the 2017 Secured Financing.

The following unaudited table summarizes the Company’s pro forma revenues and net income (loss) for the three and nine months ended September 30, 2017 and 2016, as if the acquisition of these properties was completed on January 1, 2016 ($ in thousands):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Pro forma revenues	$6,256	$6,161	$18,916	$18,228
Pro forma net income (loss) (1)	(721)	615	387	1,607

(1)                     The combined statements of operations prior to April 14, 2017 represented the activity of the Predecessor and EPS was not applicable. The acquisition of the Initial Portfolio is included in EPS for the period from April 14, 2017 to September 30, 2017. The acquisitions of 6200 Hollywood Boulevard and 6201 Hollywood Boulevard would have increased EPS by $0.08 if the acquisitions had occurred on April 14, 2017.

From the date of acquisition through September 30, 2017, $10.4 million in total revenues and $5.4 million in net income associated with the properties were included in the Company’s consolidated statements of operations. The pro forma revenues and net income are presented for informational purposes only and may not be indicative of what the actual results of operations of the Company would have been assuming the transaction occurred on January 1, 2016, nor do they purport to represent the Company’s results of operations for future periods.

On August 31, 2017, the Company closed on a Ground Lease at 3333 LifeHope in Atlanta, GA for a purchase price of $16.0 million and accounted for the acquisition as an asset acquisition recording $6.3 million in “Real estate, net” and $9.7 million in “Real estate-related intangible assets, net” on the Company’s consolidated balance sheet. The property is being converted into a class-A medical office building. The building is 100% pre-leased to 23 subtenants with a weighted average lease term of 17.6 years. The Ground Lease has a term of 99 years and initial rent of $0.9 million, subject to annual increases of 2%. In addition, the ground lessee will construct a 185-space parking deck adjacent to the building scheduled to be completed in 2018, which will be engineered to accommodate future development of the site. The Company has a right of first refusal to provide funding for up to 30% of the construction cost of an additional 160,000 square feet of development on terms consistent with the Ground Lease. iStar, the Company’s largest shareholder, committed to provide a $24.0 million construction loan to the ground lessee with an initial term of one year for the renovation of the property, of which $5.1 million was funded as of September 30, 2017. In accordance with the Company’s policy with respect to transactions in which iStar, the Company’s largest shareholder, is also a participant, the Company’s purchase of this Ground Lease was approved by the Company’s independent directors.

Future Minimum Ground and Other Lease Payments—Future minimum Ground and Other Lease payments to be collected under non-cancelable leases, excluding percentage rent and other lease payments that are not fixed and determinable, in effect as of September 30, 2017, are as follows by year ($ in thousands):

Year	Leases with CPI Based Escalations	Leases with Fixed Escalations	Leases with Revenue Participation (1)	Total
2017 (remaining three months)	$1,248	$1,283	$2,508	$5,039
2018	4,993	5,172	10,032	20,197
2019	4,993	5,245	10,032	20,270
2020	4,993	5,323	10,032	20,348
2021	4,993	5,409	10,032	20,434

(1)                     Represents contractual base rent only and does not include percentage rent that is not fixed and determinable.

Note 5—Deferred Expenses and Other Assets, Net and Accounts Payable, Accrued Expenses and Other Liabilities

Deferred expenses and other assets, net, consist of the following items ($ in thousands)(1):

	As of
	September 30, 2017	December 31, 2016
Deferred finance costs, net(2)	$2,617	$—
Other assets(3)	681	5,841
Leasing costs, net(4)	39	763
Deferred expenses and other assets, net	$3,337	$6,604

(1)                     On April 14, 2017, the Company, through a merger and other formation transactions, acquired the Initial Portfolio from iStar and accounted for the acquisition as a business combination pursuant to ASC 805. As a result, the Company recorded the assets acquired and liabilities assumed at their acquisition date fair values.

(2)                     Accumulated amortization of deferred finance costs was $0.2 million as of September 30, 2017.

(3)                     As of December 31, 2016, other assets included a $4.1 million receivable related to the funding provided to a certain investment in a Ground Lease the Company entered into during the year ended December 31, 2016. In addition, as of December 31, 2016 other assets includes $1.7 million in deferred offering costs.

(4)                     Accumulated amortization of leasing costs was $28 thousand as of December 31, 2016.

Accounts payable, accrued expenses and other liabilities consist of the following items ($ in thousands)(1):

	As of
	September 30, 2017	December 31, 2016
Dividends declared and payable	$2,848	$—
Accounts payable(2)	1,567	779
Other liabilities(3)	1,350	89
Interest payable	574	—
Accrued expenses(4)	444	708
Accounts payable, accrued expenses and other liabilities	$6,783	$1,576

(1)                     On April 14, 2017, the Company, through a merger and other formation transactions, acquired the Initial Portfolio from iStar and accounted for the acquisition as a business combination pursuant to ASC 805. As a result, the Company recorded the assets acquired and liabilities assumed at their acquisition date fair values.

(2)                     As of September 30, 2017 and December 31, 2016, accounts payable includes accrued offering costs.

(3)                     As of September 30, 2017, other liabilities includes $0.6 million due to the Manager for costs it paid on the Company’s behalf, unearned rent and derivative liabilities.

(4)                     As of September 30, 2017, accrued expenses primarily includes accrued legal expenses, accrued audit expenses and recoverable real estate taxes paid by the Company and reimbursed by the tenant. As of December 31, 2016, accrued expenses primarily includes recoverable real estate taxes paid by the Company and reimbursed by the tenant.

Note 6—Debt Obligations, net

The Company’s debt obligations consist of the following ($ in thousands)(1):

	As of		Stated	Scheduled
	September 30, 2017	December 31, 2016	Interest Rate	Maturity Date
Secured credit financing:
2017 Secured Financing	$227,000	$—	3.795%	April 2027
Total secured credit financing	227,000	—
Total debt obligations	227,000	—
Debt premium, net(1)	396	—
Total debt obligations, net	$227,396	$—

(1)                     On April 14, 2017, the Company, through a merger and other formation transactions, acquired the Initial Portfolio from iStar and accounted for the acquisition as a business combination pursuant to ASC 805. As a result, the Company recorded the assets acquired and liabilities assumed at their acquisition date fair values.

2017 Secured Financing—In March 2017, the Company entered into a $227.0 million non-recourse secured financing transaction (the “2017 Secured Financing”) that bears interest at a fixed rate of  3.795% and matures in April 2027. The 2017 Secured Financing was collateralized by the Initial Portfolio including seven Ground Leases and one master lease (covering the accounts of five properties). In connection with and prior to the closing of the 2017 Secured Financing, the Company entered into a $200 million notional rate lock swap, reducing the effective rate of the 2017 Secured Financing from 3.795% to 3.773%.

2017 Revolver—In June 2017, the Company entered into a recourse senior secured revolving credit facility with a group of lenders in the maximum aggregate initial original principal amount of up to $300.0 million (the “2017 Revolver”). The 2017 Revolver has a term of three years with two 12-month extension options exercisable by the Company, subject to certain conditions, and bears interest at an annual rate of applicable LIBOR plus 1.35%. An undrawn credit facility commitment fee ranges from 0.15% to 0.25%, based on utilization each quarter. This fee is waived for the first six months after the closing date of June 27, 2017. The 2017 Revolver will allow the Company to leverage Ground Leases up to 67%. The 2017 Revolver provides an accordion feature to increase, subject to certain conditions, the maximum availability up to $500.0 million. The Company incurred $2.9 million of lender and third-party fees, all of which were capitalized in “Deferred expenses and other assets, net” on the Company’s consolidated balance sheets. As of September 30, 2017, the Company did not have any amounts outstanding on the 2017 Revolver.

Debt Covenants—The Company is subject to financial covenants under the 2017 Revolver, including maintaining: a limitation on total consolidated leverage of not more than 70%, or 75% for no more than 180 days, of the Company’s total consolidated assets; a consolidated fixed charge coverage ratio of at least 1.45x; a consolidated tangible net worth of at least 75% of the Company’s tangible net worth at the date of the 2017 Revolver plus 75% of future issuances of net equity; a consolidated secured leverage ratio of not more than 70%, or 75% for no more than 180 days, of the Company’s total consolidated assets; and a secured recourse debt ratio of not more than 5.0% of the Company’s total consolidated assets. Additionally, the 2017 Revolver restricts the Company’s ability to pay distributions to its stockholders. For the remainder of 2017, the Company will be permitted to make distributions based on an annualized distribution rate of 3.0% of the initial public offering price per share of its common stock. Beginning in 2018, the Company will be permitted to make annual distributions up to an amount equal to 110% of the Company’s adjusted funds from operations, as calculated in accordance with the 2017 Revolver. In addition, the Company may make distributions to the extent necessary to maintain the Company’s qualification as a REIT. As of September 30, 2017, the Company was in compliance with all of its financial covenants.

Note 7—Commitments and Contingencies

Legal Proceedings—The Company evaluates developments in legal proceedings that could require a liability to be accrued and/or disclosed. Based on its current knowledge, and after consultation with legal counsel, the Company believes it is not a party to, nor are any of its properties the subject of, any pending legal proceeding that would have a material adverse effect on the Company’s combined and consolidated financial statements.

Note 8—Risk Management

In the normal course of its ongoing business operations, the Company encounters credit risk. Credit risk is the risk of default on the Company’s leases that result from a tenant’s inability or unwillingness to make contractually required payments.

Risk concentrations—Concentrations of credit risks arise when the Company has multiple leases with a particular tenant or credit party, or a number of the Company’s tenants are engaged in similar business activities, or activities in the same geographic region, or have similar economic features, such that their ability to meet contractual obligations, including those to the Company, could be similarly affected by changes in economic conditions.

The Company underwrites the credit of prospective tenants and often requires them to provide some form of credit support such as corporate guarantees. Although the Company’s real estate assets are geographically diverse and the tenants operate in a variety of industries and property types, to the extent the Company has a significant concentration of ground and other lease income from any tenant, the inability of that tenant to make its payment could have a material adverse effect on the Company. During the nine months ended September 30, 2017, the Company’s two largest tenants accounted for approximately $7.9 million and $4.0 million, or 48% and 24%, respectively, of the Company’s revenues.

Five hotels leased by the Company under a master lease guaranteed by Park Intermediate Holdings LLC represented 33% of the Company’s total assets at September 30, 2017. Park Intermediate Holdings LLC is a subsidiary of Park Hotels & Resorts Inc., which is a public reporting company. According to Park Hotels & Resorts Inc.’s public Securities and Exchange Commission filings, Park Hotels & Resorts Inc. conducts substantially all of its business and holds substantially all of its assets through Park Intermediate Holdings LLC. For detailed financial information regarding Park Hotels & Resorts Inc., please refer to its financial statements, which are publicly available on the website of the Securities and Exchange Commission at http://www.sec.gov.

Note 9—Equity

Common Stock—On April 14, 2017, two institutional investors acquired 2,875,000 shares of the Company’s common stock for $57.5 million and iStar acquired 2,775,000 shares of the Company’s common stock for $55.5 million.

On June 27, 2017, the Company sold 10,250,000 shares of its common stock in its initial public offering for proceeds of $205.0 million. Concurrently with the initial public offering, the Company sold $45.0 million in shares, or 2,250,000 shares, of its common stock to iStar in a private placement and issued a total of 40,000 shares to its directors who are not employees of the Manager or iStar in consideration for their services as directors.

The following table presents a summary of the Company’s ownership as of the initial public offering on June 27, 2017:

Event	Date	Owner	# of shares	Price paid Per Share
Initial capitalization	April 14, 2017	Third parties	2,875,000	$20.00
Initial capitalization	April 14, 2017	iStar	2,775,000	20.00
Initial public offering	June 27, 2017	Third parties	10,250,000	20.00
Concurrent iStar placement	June 27, 2017	iStar	2,250,000	20.00
Issuance of shares to directors	June 27, 2017	Directors	40,000	—
Shares outstanding at June 27, 2017			18,190,000

Subsequent to the initial public offering, iStar purchased 1.3 million shares of the Company’s common stock for $24.5 million, at an average cost of $19.20 per share, pursuant to a 10b5-1 plan (the “10b5-1 Plan”) in accordance with Rules 10b5-1 and 10b-18 under the Securities and Exchange Act of 1934, as amended, under which it could buy in the open market up to $24.5 million in the aggregate of the Company’s common stock. As of September 30, 2017, iStar had utilized all of the availability authorized in the 10b5-1 Plan and owned 34.6% of the Company’s common stock.

In addition, subsequent to the initial public offering, trusts established by Jay Sugarman, the Company’s Chairman and Chief Executive Officer, and Geoffrey Jervis, the Company’s Chief Operating Officer and Chief Financial Officer, purchased 26 thousand shares in the aggregate of the Company’s common stock for an aggregate $0.5 million, at an average cost of $19.20 per share, pursuant to a 10b5-1 plan (the “10b5-1 Plan”) in accordance with Rules 10b5-1 and 10b-18 under the Securities and Exchange Act of 1934, as amended, under which they could buy in the open market up to $0.5 million in the aggregate of the

Company’s common stock. As of September 30, 2017, the trusts established by Jay Sugarman, the Company’s Chairman and Chief Executive Officer, and Geoffrey Jervis, the Company’s Chief Operating Officer and Chief Financial Officer, had utilized all of the availability authorized in the 10b5-1 Plan.

Safety, Income & Growth Inc. Predecessor Equity—For the periods prior to April 14, 2017, Safety, Income & Growth Inc. Predecessor Equity represents net contributions from and distributions to iStar. Most of the entities included in the Predecessor’s financial statements did not have bank accounts for the periods presented and most cash transactions for the Predecessor were transacted through bank accounts owned by iStar and are included in Safety, Income & Growth Inc. Predecessor Equity.

Dividends—The Company intends to elect to qualify as a REIT beginning with its taxable year ending December 31, 2017. To qualify as a REIT, the Company must annually distribute, at a minimum, an amount equal to 90% of its taxable income, excluding net capital gains, and must distribute 100% of its taxable income (including net capital gains) to eliminate corporate federal income taxes payable by the REIT. Because taxable income differs from cash flow from operations due to non-cash revenues and expenses (such as depreciation and other items), in certain circumstances, the Company may generate operating cash flow in excess of its dividends, or alternatively, may need to make dividend payments in excess of operating cash flows. During the nine months ended September 30, 2017, the Company declared a cash dividend on its common stock of $2.8 million, or $0.1566 per share, which was paid in October 2017.

Note 10—Earnings Per Share

EPS is calculated by dividing net income (loss) attributable to common stockholders by the weighted average number of shares outstanding for the period. The following table presents a reconciliation of income (loss) from operations used in the basic and diluted EPS calculations ($ in thousands, except for per share data)(1):

	Three Months Ended September 30, 2017	For the Period from April 14, 2017 to September 30, 2017
Income (loss) from operations	$(721)	$(2,325)
Income (loss) from operations attributable and allocable to common shareholders for basic and diluted earnings per common share	$(721)	$(2,325)

(1)                     The combined statements of operations prior to April 14, 2017 represented the activity of the Predecessor and EPS was not applicable.

	Three Months Ended September 30, 2017	For the Period from April 14, 2017 to September 30, 2017
Earnings allocable to common shares:
Numerator for basic and diluted earnings per share:
Income (loss) from operations attributable to Safety, Income & Growth Inc. and allocable to common shareholders	$(721)	$(2,325)
Net income (loss)	$(721)	$(2,325)

Denominator for basic and diluted earnings per share:
Weighted average common shares outstanding for basic and diluted earnings per common share	18,190	12,731

	Three Months Ended September 30, 2017	For the Period from April 14, 2017 to September 30, 2017
Basic and diluted earnings per common share:
Net income (loss) attributable to Safety, Income & Growth Inc. and allocable to common shareholders	$(0.04)	$(0.18)

Note 11—Related Party Transactions

The Company is externally managed by an affiliate of iStar, the Company’s largest shareholder. Although the Manager was recently formed, iStar has been an active real estate investor for over 20 years and has executed transactions with an aggregate value in excess of $35.0 billion. iStar has an extensive network for sourcing investments, which includes relationships with brokers, corporate tenants and developers that it has established over its long operating history. As of June 30, 2017, iStar had total assets of approximately $4.9 billion and 192 employees in its New York City headquarters and its seven regional offices across the United States.

Management Agreement

The Company has designed what it believes to be a management agreement with unique features that create alignment and incentives.  A summary of the terms of the management agreement is below:

Manager	SFTY Manager, LLC, a wholly-owned subsidiary of iStar Inc.
Management Fee	Annual fee of 1.0% of total shareholder’s equity (up to $2.5 billion) Annual fee of 0.75% of total shareholder’s equity (> $2.5 billion)
Management Fee Consideration

Payment will be made exclusively in the Company’s common stock (valued at the greater of (i) the volume weighted average market price during the quarter for which the fee is being paid or (ii) the initial public offering price)

Lock-up

Restriction from selling common stock received for management fees for 2 years from the date of such issuance (restriction will terminate in the event of and effective with the termination of the management agreement)

Management Fee Waiver	No management fee paid to the Manager during the first year (through June 30, 2018)
Incentive Fee	None
Term	1 year
Renewal Provision	Annual renewal to be approved by majority of independent directors
Termination Fee	None

For the period from April 14, 2017 to September 30, 2017, the Company recorded $1.1 million in management fees to the Manager. These management fees are recorded in “General and administrative expenses” in the Company’s consolidated statements of operations. The management fees were not actually paid to the Manager because no management fees are payable during the first year of the agreement. The fees were accounted for as a non-cash capital contribution from iStar despite iStar not receiving any compensation for its services.

Expense Reimbursements

The Company pays, or reimburses the Manager for, all of the Company’s operating expenses, except those specifically required to be borne by the Manager under the management agreement. In addition, because the Manager’s personnel perform certain legal, accounting, due diligence tasks and other services that third-party professionals or consultants otherwise would perform, the Manager is reimbursed, solely in shares of the Company’s common stock, for the documented cost of performing such tasks.

For the period from the initial public offering on June 27, 2017 to September 30, 2017, the Company was allocated $0.3 million in expenses from the Manager. These expenses are recorded in “General and administrative expenses” in the Company’s consolidated statements of operations. In accordance with the provisions of the management agreement, the expenses were waived by the Manager and, accordingly, were accounted for as a non-cash capital contribution from iStar despite iStar not receiving any reimbursement for these allocated expenses.

Safety, Income & Growth Inc.

Unaudited Pro Forma Statements of Operation

Safety, Income & Growth Inc., a Maryland corporation (the “Original Entity”), engaged in a business combination transaction with SIGI Acquisition, Inc. (“SIGI”). SIGI had been initially capitalized by iStar Inc (“iStar”), SFTY Venture LLC (“GICRE”) and SFTY VII-B, LLC (“LA,” and with iStar and GICRE, the “Initial Investors”), with each investor contributing cash of $55.5 million, $42.5 million and $15 million, respectively, in exchange for an equity interest of 49%, 38%, and 13%, respectively. The Original Entity was formed on October 24, 2016 and SIGI was formed on March 9, 2017. SIGI, the surviving corporation of the merger, will be renamed Safety, Income & Growth Inc. and is referred to herein as the “Company.” As used in these unaudited pro forma statements of operations, unless the context otherwise requires, “we,” “us,” and “our company” mean the Company.

We engaged in a series of formation transactions that enabled us to: (i) be formed and capitalized; (ii) acquire the ground and other net lease properties that constitute our portfolio originally owned by iStar; (iii) facilitate our initial public offering and the concurrent iStar placement; and (iv) elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with the taxable year ending December 31, 2017. We are the sole general partner of the Company’s operating partnership subsidiary, Safety Income and Growth Operating Partnership LP, or Operating Partnership, own 100% of its interests, and have control over all of its decisions, including the decisions related to the sale or refinancing of its properties. Substantially all of our business activities will be conducted through the Operating Partnership. Refer to the “Business and Properties” section of this prospectus for a more detailed description of each of the properties included in the Predecessor.

The acquisition of our initial portfolio from iStar was accounted for as a business combination with the Company having been identified as both the legal and accounting acquirer due to its accounting substance, the significance of the dilution in iStar’s ownership interest in the Original Entity, and control of the Company resting with the GICRE and LA Initial Investors consistent with their economic interest. Accordingly, the assets (including identifiable intangible assets) and liabilities (including executory contracts and commitments) of the Predecessor will be recorded at their respective fair values as of the date of the Acquisition. The estimated fair values of the assets acquired and liabilities assumed may change until such time that the Acquisition closes.

The unaudited pro forma statements of operations for the nine months ended September 30, 2017 and for the year ended December 31, 2016 are presented as if: (i) our capitalization; (ii) the acquisition of our initial portfolio from iStar; (iii) our initial public offering, the concurrent iStar placement and the use of proceeds therefrom; (iv) entry into our management agreement with our external manager, SFTY Manager LLC; (v) the initial portfolio financing and (vi) other related transactions, each as more fully described in this prospectus, took place concurrently on January 1, 2016 for the unaudited pro forma statements of operations.

The unaudited pro forma statements of operations should be read in conjunction with the historical combined financial statements of the Predecessor, including the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” presented elsewhere in this prospectus. The unaudited pro forma financial statements: (i) are based on available information and assumptions that we believe are reasonable; (ii) are presented for informational purposes only; (iii) do not purport to represent our actual financial position or results of operations assuming the formation transactions, our initial public offering, the concurrent iStar placement and the other adjustments described above had occurred on January 1, 2016 for the unaudited pro forma statements of operations; and (iv) do not purport to be indicative of our future financial position or results of operations.

Safety, Income & Growth Inc.

Pro Forma Statements of Operations

(Unaudited, in thousands, except per share data)

	SIGI	(A) Predecessor	(B) Initial Portfolio Financing	(C) Acquisition Accounting Adjustments	Company	Offering	Other Adjustments		(D) Acquisitions	Company Pro Forma
For the Year Ended December 31, 2016
Revenues:
Ground and other lease income	$—	$21,664	$—	$645	$22,309	$—	$—		$5,054	$27,363
Other income	—	79	—	(79)	—	—	—		—	—
Total revenues	—	21,743	—	566	22,309	—	—		5,054	27,363
Costs and expenses:
Interest expense	—	8,242	455	—	8,697	—	—		—	8,697
Real estate expense	—	861	—	1,284	2,145	—	—		—	2,145
Depreciation and amortization	—	3,142	—	4,307	7,449	—	—		73	7,522
General and administrative	—	2,883	—	—	2,883	—	3,630	(E)(F)	5	6,518
Other expense	—	—	—	—	—	—	—		381	381
Total costs and expenses	—	15,128	455	5,591	21,174	—	3,630		459	25,263
Net income (loss)	$—	$6,615	$(455)	$(5,025)	$1,135	$—	$(3,630)		$4,595	$2,100
Pro forma basic and diluted earnings per share(G)	—	—	—	—	—	—	—		—	$0.12

		(A) Predecessor	The Company
	SIGI	January 1, 2017 to April 13, 2017	April 14, 2017 to Septmber 30, 2017	(H) Other Adjustments	Company Pro Forma
For the Nine Months Ended September 30, 2017
Revenues
Ground and other lease income	$—	$5,916	$10,374	$2,469	$18,759
Other income	—	108	86	(108)	86
Total revenues	—	6,024	10,460	2,361	18,845
Cost and expenses
Interest expense	—	2,432	4,313	22	6,767
Real estate expense	—	210	897	357	1,464
Depreciation and amortization	—	901	4,139	1,650	6,690
General and administrative	—	1,143	2,821	1,645	5,609
Other expense		—	615	(381)	234
Total costs and expenses	—	4,686	12,785	3,293	20,764
Income (loss) from operations	—	1,338	(2,325)	(932)	(1,919)
Income from sales of real estate	—	508	—	—	508
Net income (loss)	$—	$1,846	$(2,325)	$(932)	$(1,411)
Pro forma basic and diluted earnings (loss) per share(G)	—	—	—	—	$(0.08)

(A)                               Reflects the historical combined statement of operations of the Predecessor for the year ended December 31, 2016 and the period from January 1, 2017 to April 13, 2017, as applicable. Because the entities comprising the Predecessor were under common control for the periods presented, the Predecessor’s operations are those of iStar.

(B)                               Represents interest expense attributable to the $227 million of initial portfolio financing, which bears interest at an annual rate of 3.795%, after giving effect to a $200 million notional rate lock swap which brings the effective rate of the financing to 3.773%.

(C)                               Represents the acquisition by the Company of the assets and liabilities associated with the 12 initial properties from iStar and the corresponding step up in basis to measure identifiable assets acquired and liabilities assumed at fair value. The acquisition of the 12 initial properties was accounted for as an acquisition under the purchase method of accounting in accordance with ASC 805-10, Business Combinations. The allocation of purchase price is based on our preliminary estimates and is subject to change based on the final determination of the fair values of assets acquired and liabilities assumed. The amounts allocated to real estate, net, which for certain of the properties includes buildings and building improvements, are depreciated over the lesser of their estimated useful lives or 40 years. The amounts allocated to site improvements are depreciated over the lesser of their estimated useful lives or 15 years. The amounts allocated to in-place lease assets, above- and below-market leases and to intangible lease assets are amortized over the lives of the respective remaining lease terms.

(D)                               Represents the revenues and expenses relating to the acquisitions by the Company of 6200 Hollywood Boulevard and 6201 Hollywood Boulevard. The allocation of purchase price is based on our preliminary estimates and is subject to change based on the final determination of the fair values of assets acquired and liabilities assumed. The amounts allocated to in-place lease assets, above- and below-market leases and to intangible lease assets are amortized over the lives of the respective remaining lease terms.

(E)                                The Company expects that its general and administrative expense will change from its historical general and administrative expense as a result of becoming a stand-alone publicly-traded company, including but not limited to expenses of approximately $3.2 million relating to legal, insurance, accounting and other compliance matters. An adjustment to general and administrative expenses has not been made in the pro forma statements of operations as such expenses are not currently factually supportable.

(F)                                 The Company’s management fee is calculated based upon the sum of 1.0% per annum of the Company’s total equity up to and including $2.5 billion and 0.75% of the Company’s total equity in excess of $2.5 billion. For purposes of calculating the management fee, our total equity means the sum of the net cash proceeds and the value of non-cash consideration from all issuances of our equity securities since inception, including operating partnership units (allocated on a pro rata basis for such issuances during the fiscal quarter of any such issuance) and shares of common stock issued to the manager as payment of management fees, less any amount that we pay for repurchases of our common stock and operating partnership units since inception. This amount may be adjusted to exclude one-time events pursuant to changes in GAAP, and certain non-cash items after discussions between our manager and our independent directors and approved by a majority of our independent directors. Our total equity, for purposes of calculating the management fee, could be greater than or less than the amount of total equity shown on our financial statements. The pro forma adjustment reflects the effect of the $250 million gross proceeds from our initial public offering and the concurrent iStar placement and the resulting increase in total equity. The management fee will not be charged by our manager for the first year of the management agreement. We will also reimburse our manager for all operating expenses incurred by our manager in providing services under the management agreement from the outset of the agreement, including expenses related to legal, accounting, due diligence and other services, except that our manager agreed not to seek reimbursement for certain personnel expense allocations during the first year of the management agreement.

(G)                               Pro forma basic and diluted earnings (loss) per share of common stock equals pro forma net income (loss) attributable to common stock divided by the pro forma number of shares of common stock outstanding.

(H)                              Represents the following adjustments:

	January 1, 2017 to April 13, 2017	April 14, 2017 to Septmber 30, 2017	Total Other Adjustments
Ground and other lease income (1)	$1,439	$1,030	$2,469
Other income(1)	(108)	—	(108)
Interest expense(2)	22	—	22
Real estate expense(3)	357	—	357
Depreciation and amortization(4)	1,635	15	1,650
General and administrative(5)	1,024	621	1,645
Other expense(6)	—	(381)	(381)

(1)         For the period from January 1, 2017 to April 13, 2017, ground and other lease income and other income adjustments represent incremental adjustments for the acquisitions of the initial portfolio, 6200 Hollywood Boulevard and 6201 Hollywood Boulevard. For the period from April 14, 2017 to September 30, 2017, ground and other lease income adjustments represent incremental adjustments for the acquisitions of 6200 Hollywood Boulevard and 6201 Hollywood Boulevard.

(2)         For the period from January 1, 2017 to April 13, 2017, interest expense adjustments represent incremental adjustments for the initial portfolio financing.

(3)         For the period from January 1, 2017 to April 13, 2017, real estate adjustments represent incremental adjustments for the acquisition of the initial portfolio.

(4)         For the period from January 1, 2017 to April 13, 2017, depreciation and amortization adjustments represent incremental adjustments for the acquisitions of the Initial Portfolio, 6200 Hollywood Boulevard and 6201 Hollywood Boulevard. For the period from April 14, 2017 to September 30, 2017, depreciation and amortization adjustments represent incremental adjustments for the acquisitions of 6200 Hollywood Boulevard and 6201 Hollywood Boulevard.

(5)         For the periods from January 1, 2017 to April 13, 2017 and April 14, 2017 to September 30, 2017, general and administrative adjustments represent incremental adjustments for management fees.

(6)         For the period from April 14, 2017 to September 30, 2017, other expense adjustments represent incremental adjustments for the acquisition of 6200 Hollywood Boulevard and 6201 Hollywood Boulevard.

INDEPENDENT AUDITORS’ REPORT

To the Stockholder of Safety, Income and Growth, Inc.

iStar Inc.

To the Owners

The Nederlander Organization

Report on the Financial Statement

We have audited the accompanying combined statement of revenue of 6200 Hollywood Boulevard and 6201 Hollywood Boulevard (the “Properties”) for the year ended December 31, 2016, and the related notes to the combined statement of revenue.

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of this financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statement that is free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statement referred to above presents fairly, in all material respects, the combined revenue, described in Note 2, of the Properties for the year ended December 31, 2016, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

We draw attention to Note 2 to the financial statement, which describes that the accompanying combined financial statement was prepared for the purpose of complying with rules and regulations of the U.S. Securities and Exchange Commission and it is not intended to be a complete presentation of the Properties’ combined revenues. Our opinion is not modified with respect to that matter.

/s/ Marcum LLP
New York, NY
June 7, 2017

6200 and 6201 Hollywood Boulevard

Combined Statements of Revenue

For the Year Ended December 31, 2016

and the Three Months Ended March 31, 2017 (unaudited)

(In thousands)

	Three Months Ended March 31, 2017	Year Ended December 31, 2016
	(Unaudited)
Revenue
Rental revenue	$1,248	$4,993
Revenue—Total	$1,248	$4,993

The accompanying notes are an integral part of the combined statements of revenue.

6200 and 6201 Hollywood Boulevard

Notes to Combined Statements of Revenue

For the Year Ended December 31, 2016 and

For the Three Months Ended March 31, 2017 (unaudited)

Note 1—Organization and Description of Business

The accompanying combined statements of revenue include the operations of 6200 Hollywood Boulevard and 6201 Hollywood Boulevard (the “Properties”), land assets leased to two independent commercial property operators, located in Los Angeles, CA. The Properties are currently owned by Future Hollywood LLC (the “Company”). Safety, Income and Growth, Inc. expects to acquire the Properties along with the in-place leases.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying combined statements of revenue have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. Accordingly, the statements are not representative of the actual results of operations for the periods presented as revenues and certain expenses, which may not be directly attributable to the revenue and expenses to be incurred in the future operations of the Properties, have been excluded. Such excluded items include depreciation and amortization, related party fees, management fees, and non-recurring professional fees.

Interim Unaudited Information

The statement of revenue for the three month period ended March 31, 2017 is unaudited. In the opinion of the Company, such statement reflects all adjustments necessary for a fair presentation of revenue in accordance with Rule 3-14 of Regulation S-X as described above. All such adjustments are of a normal recurring nature.

Revenue Recognition

Rental revenue includes base rents that each tenant pays in accordance with the terms of its respective lease and is reported on a straight-line basis over the non-cancellable term of the lease which includes the effects of rent steps and rent abatements, if any, under the leases. The Company commences rental revenue recognition when the tenant takes possession of the leased space and the leased space is substantially ready for its intended use.

Accounting Estimates

The preparation of a financial statement in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that in certain circumstances may affect the reported revenues. Actual results could materially differ from these estimates.

Note 3—Minimum Future Lease Rentals

The Properties are leased to two distinct tenants with leases commencing in 2005 and 2012 which are both set to expire in January 2104. The leases are triple net ground leases where all operating expenses, including the real estate taxes, are paid by the lessee. The leases provide for periodic base annual rent escalations linked to the Consumer Price Index as well as certain future adjustments based upon the fair market value of the underlying land.

Future minimum operating lease payments to be collected under non-cancelable leases, excluding other lease payments that are not fixed and determinable, in effect as of March 31, 2017, are as follows by year ($ in thousands):

2017	$4,993
2018	4,993
2019	4,993
2020	4,993
2021	4,993
Thereafter	409,819
Total	$434,784

Note 4—Concentration of Credit Risk

The tenants of 6200 Hollywood Boulevard and 6201 Hollywood Boulevard contributed 52% and 48%, respectively, of rental revenue for both the three-months ended March 31, 2017 and the year ended December 31, 2016.

Note 5—Subsequent Events

The Company has evaluated events and transactions for potential recognition or disclosure through June 7, 2017, the date the financial statement was available to be issued.

2,885,000 SHARES

SAFETY, INCOME & GROWTH INC.

Common Stock

PROSPECTUS

                         , 2017

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other expenses of issuance and distribution.

The following table shows the fees and expenses, other than underwriting discounts and commissions, to be paid by us in connection with the sale and distribution of the securities being registered hereby.  All amounts except the SEC registration fee are estimated.

Securities and Exchange Commission registration fee	$6,550
Financial Industry Regulatory Authority, Inc. filing fee	$8,375
Legal fees and expenses (including Blue Sky fees)	$200,000
Accounting fees and expenses	$100,000
Miscellaneous	$20,000
Total	$334,925

Item 32. Sales to Special Parties.

None.

Item 33. Recent sales of unregistered securities.

On April 14, 2017, we issued 2,775,000 shares of our common stock to iStar for an aggregate purchase price of $55.5 million, 2,125,000 shares of our common stock to GICRE for an aggregate purchase price of $42.5 million and 750,000 shares of our common stock to LA for an aggregate purchase price of $15 million. All of the foregoing issuances were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof.

Concurrently with the completion of our initial public offering on June 27, 2017, iStar purchased 2,250,000 shares of our common stock, at the initial public offering price of $20.00 per share, for an aggregate purchase price of $45.0 million. The foregoing issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof.

Item 34. Indemnification and limitation of directors’ and officers’ liability.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that was established by a final judgment and was material to the cause of action.  Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity.  The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•                                          the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•                                          the director or officer actually received an improper personal benefit in money, property or services; or

•                                          in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received.  A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.  However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•                                          a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

•                                          a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter and bylaws obligate us to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•                                          any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity;

•                                          any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, member manager, or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or

•                                          any individual who served any predecessor of our company in a similar capacity, who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in such capacity.

Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any employee or agent of our company or a predecessor of our company.

We entered into indemnification agreements with each of our directors, executive officers and board observer providing for the indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against (i) our directors, executive officers and board observer and (ii) our executive officers who are former members, managers, stockholders, directors, limited partners, general partners, officers, board observers or controlling persons of our predecessor in their capacities as such.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35. Treatment of proceeds from stock being registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36. Financial statements and exhibits.

(a)                                 Financial Statements.

See page F-1 for an index to the financial statements and schedules included in this registration statement.

(b)                                 Exhibits.  The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit number	Exhibit description
2.1

Agreement and Plan of Merger between Safety, Income and Growth, Inc. and SIGI Acquisition, Inc. (incorporated by reference to Exhibit 2.1 to our Registration Statement on Form S-11 (File No. 333-217224), filed May 8, 2017)

3.1	Articles of Amendment and Restatement of Safety, Income and Growth, Inc., dated as of June 23, 2017 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed July 3, 2017)
3.2	Bylaws of Safety, Income and Growth, Inc., dated as of June 27, 2017 (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K, filed July 3, 2017)
3.3	Articles of Amendment of Safety, Income and Growth, Inc., dated as of October 20, 2017 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed October 23, 2017)
4.1	Specimen Common Stock Certificate of Safety, Income and Growth, Inc. (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-11 (File No. 333-217224), filed June 16, 2017)
5.1*	Opinion of Clifford Chance US LLP (including consent of such firm)
8.1*	Tax Opinion of Clifford Chance US LLP (including consent of such firm)
10.1

First Amended and Restated Limited Partnership Agreement of Safety Income and Growth Operating Partnership LP, dated as of June 27, 2017, among Safety, Income and Growth, Inc. and SIGOP GenPar LLC (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed July 3, 2017)

10.2†	Form of Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to our Registration Statement on Form S-11 (File No. 333-217224), filed May 8, 2017)
10.3	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.3 to our Registration Statement on Form S-11 (File No. 333-217224), filed May 8, 2017)
10.4

Management Agreement, dated as of June 27, 2017, among Safety, Income and Growth, Inc., Safety Income and Growth Operating Partnership LP and SFTY Manager LLC LLC (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed July 3, 2017)

10.5

Exclusivity and Expense Reimbursement Agreement, dated as of June 27, 2017, between Safety, Income and Growth, Inc. and iStar Inc. (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K, filed July 3, 2017)

10.6

Credit Agreement, dated as of June 27, 2017, among Safety, Income and Growth, Inc., as borrower, SIGOP GenPar LLC, Safety Income and Growth Operating Partnership LP and certain of its subsidiaries from time to time party thereto, as guarantors, Bank of America, N.A., as administrative agent, Bank of America, N.A., JPMorgan Chase Bank, N.A. and Barclays Bank PLC, as L/C issuers and the other lenders party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A. and Barclays Bank PLC, as joint lead arrangers, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sole bookrunner (incorporated by reference to Exhibit 10.9 to our Current Report on Form 8-K, filed July 3, 2017)

10.7

Registration Rights Agreement, dated as of June 27, 2017, between Safety, Income and Growth, Inc. and iStar Inc. (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K, filed July 3, 2017)

10.8

Initial Portfolio Agreement, dated as of June 27, 2017, between Safety, Income and Growth, Inc. and iStar Inc. (incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K, filed July 3, 2017)

10.9

Stockholder’s Agreement, between Safety, Income and Growth, Inc. and SFTY Venture LLC (incorporated by reference to Exhibit 10.9 to our Registration Statement on Form S-11 (File No. 333-217224), filed May 8, 2017)

10.10

Stockholder’s Agreement, between Safety, Income and Growth, Inc. and SFTY VII-B, LLC (incorporated by reference to Exhibit 10.10 to our Registration Statement on Form S-11 (File No. 333-217224), filed May 8, 2017)

10.11

Registration Rights Agreement, among Safety, Income and Growth, Inc., SFTY Venture LLC and SFTY VII-B, LLC (incorporated by reference to Exhibit 10.11 to our Registration Statement on Form S-11 (File No. 333-217224), filed May 8, 2017)

10.12

Loan Agreement, dated March 30, 2017, among Barclays Bank PLC, JP Morgan Chase National Association and Bank of America, N.A., the company and the company subsidiaries named therein as borrower (incorporated by reference to Exhibit 10.12 to our Registration Statement on Form S-11 (File No. 333-217224), filed April 10, 2017)

10.13

Option Purchase Agreement, dated as of June 27, 2017, between Safety Income and Growth Operating Partnership LP and iStar Inc. (incorporated by reference to Exhibit 10.6 to our Current Report on Form 8-K, filed July 3, 2017)

10.14

Assignment, Assumption and Transfer Agreement relating to 6201 Hollywood Boulevard, dated as of June 27, 2017, between Safety Income and Growth Operating Partnership LP and iStar REO Holdings TRS LLC (incorporated by reference to Exhibit 10.7 to our Current Report on Form 8-K, filed July 3, 2017)

10.15

Assignment, Assumption and Transfer Agreement relating to 6200 Hollywood Boulevard, dated as of June 27, 2017, between Safety Income and Growth Operating Partnership LP and iStar REO Holdings TRS LLC (incorporated by reference to Exhibit 10.8 to our Current Report on Form 8-K, filed July 3, 2017)

16.1	Letter from PricewaterhouseCoopers LLP dated November 28, 2017 (incorporated by reference to Exhibit 16.1 to our Current Report on Form 8-K, filed November 28, 2017)
21.1	List of subsidiaries of Safety, Income and Growth, Inc. (incorporated by reference to Exhibit 21.1 to our Registration Statement on Form S-11 (File No. 333-217224), filed May 8, 2017)

Exhibit number	Exhibit description
23.1*	Consent of Clifford Chance US LLP (included in Exhibit 5.1)
23.2*	Consent of Clifford Chance US LLP (included in Exhibit 8.1)
23.3*	Consent of PricewaterhouseCoopers
23.4*	Consent of Independent Registered Public Accounting Firm
23.5*	Consent of Independent Valuation Firm
24.1*	Power of Attorney (included on the signature page of the registration statement)

*                 Filed herewith.

†                 Indicates management contract or compensatory plan.

Item 37. Undertakings.

1.              (a)                                 The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

2.              (b)                                 Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (or the Securities Act), may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

3.              (c)                                  The undersigned registrant hereby further undertakes that:

(1)                                 For purposes of determining any liability under the Securities Act the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)                                 For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit number	Exhibit description
2.1

Agreement and Plan of Merger between Safety, Income and Growth, Inc. and SIGI Acquisition, Inc. (incorporated by reference to Exhibit 2.1 to our Registration Statement on Form S-11 (File No. 333-217224), filed May 8, 2017)

3.1	Articles of Amendment and Restatement of Safety, Income and Growth, Inc., dated as of June 23, 2017 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed July 3, 2017)
3.2	Bylaws of Safety, Income and Growth, Inc., dated as of June 27, 2017 (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K, filed July 3, 2017)
3.3	Articles of Amendment of Safety, Income and Growth, Inc., dated as of October 20, 2017 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed October 23, 2017)
4.1	Specimen Common Stock Certificate of Safety, Income and Growth, Inc. (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-11 (File No. 333-217224), filed June 16, 2017)
5.1*	Opinion of Clifford Chance US LLP (including consent of such firm)
8.1*	Tax Opinion of Clifford Chance US LLP (including consent of such firm)
10.1

First Amended and Restated Limited Partnership Agreement of Safety Income and Growth Operating Partnership LP, dated as of June 27, 2017, among Safety, Income and Growth, Inc. and SIGOP GenPar LLC (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed July 3, 2017)

10.2†	Form of Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to our Registration Statement on Form S-11 (File No. 333-217224), filed May 8, 2017)
10.3	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.3 to our Registration Statement on Form S-11 (File No. 333-217224), filed May 8, 2017)
10.4

Management Agreement, dated as of June 27, 2017, among Safety, Income and Growth, Inc., Safety Income and Growth Operating Partnership LP and SFTY Manager LLC LLC (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed July 3, 2017)

10.5

Exclusivity and Expense Reimbursement Agreement, dated as of June 27, 2017, between Safety, Income and Growth, Inc. and iStar Inc. (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K, filed July 3, 2017)

10.6

Credit Agreement, dated as of June 27, 2017, among Safety, Income and Growth, Inc., as borrower, SIGOP GenPar LLC, Safety Income and Growth Operating Partnership LP and certain of its subsidiaries from time to time party thereto, as guarantors, Bank of America, N.A., as administrative agent, Bank of America, N.A., JPMorgan Chase Bank, N.A. and Barclays Bank PLC, as L/C issuers and the other lenders party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A. and Barclays Bank PLC, as joint lead arrangers, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sole bookrunner (incorporated by reference to Exhibit 10.9 to our Current Report on Form 8-K, filed July 3, 2017)

10.7

Registration Rights Agreement, dated as of June 27, 2017, between Safety, Income and Growth, Inc. and iStar Inc. (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K, filed July 3, 2017)

10.8

Initial Portfolio Agreement, dated as of June 27, 2017, between Safety, Income and Growth, Inc. and iStar Inc. (incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K, filed July 3, 2017)

10.9

Stockholder’s Agreement, between Safety, Income and Growth, Inc. and SFTY Venture LLC (incorporated by reference to Exhibit 10.9 to our Registration Statement on Form S-11 (File No. 333-217224), filed May 8, 2017)

10.10

Stockholder’s Agreement, between Safety, Income and Growth, Inc. and SFTY VII-B, LLC (incorporated by reference to Exhibit 10.10 to our Registration Statement on Form S-11 (File No. 333-217224), filed May 8, 2017)

10.11

Registration Rights Agreement, among Safety, Income and Growth, Inc., SFTY Venture LLC and SFTY VII-B, LLC (incorporated by reference to Exhibit 10.11 to our Registration Statement on Form S-11 (File No. 333-217224), filed May 8, 2017)

10.12

Loan Agreement, dated March 30, 2017, among Barclays Bank PLC, JP Morgan Chase National Association and Bank of America, N.A., the company and the company subsidiaries named therein as borrower (incorporated by reference to Exhibit 10.12 to our Registration Statement on Form S-11 (File No. 333-217224), filed April 10, 2017)

10.13

Option Purchase Agreement, dated as of June 27, 2017, between Safety Income and Growth Operating Partnership LP and iStar Inc. (incorporated by reference to Exhibit 10.6 to our Current Report on Form 8-K, filed July 3, 2017)

10.14

Assignment, Assumption and Transfer Agreement relating to 6201 Hollywood Boulevard, dated as of June 27, 2017, between Safety Income and Growth Operating Partnership LP and iStar REO Holdings TRS LLC (incorporated by reference to Exhibit 10.7 to our Current Report on Form 8-K, filed July 3, 2017)

10.15

Assignment, Assumption and Transfer Agreement relating to 6200 Hollywood Boulevard, dated as of June 27, 2017, between Safety Income and Growth Operating Partnership LP and iStar REO Holdings TRS LLC (incorporated by reference to Exhibit 10.8 to our Current Report on Form 8-K, filed July 3, 2017)

16.1	Letter from PricewaterhouseCoopers LLP dated November 28, 2017 (incorporated by reference to Exhibit 16.1 to our Current Report on Form 8-K, filed November 28, 2017)
21.1	List of subsidiaries of Safety, Income and Growth, Inc. (incorporated by reference to Exhibit 21.1 to our Registration Statement on Form S-11 (File No. 333-217224), filed May 8, 2017)
23.1*	Consent of Clifford Chance US LLP (included in Exhibit 5.1)
23.2*	Consent of Clifford Chance US LLP (included in Exhibit 8.1)
23.3*	Consent of PricewaterhouseCoopers
23.4*	Consent of Independent Registered Public Accounting Firm
23.5*	Consent of Independent Valuation Firm
24.1*	Power of Attorney (included on the signature page of the registration statement)

*                 Filed herewith.

†                 Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 21, 2017.

Safety, Income & Growth Inc.

By:	/s/ Jay Sugarman
	Name:	Jay Sugarman
	Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Safety, Income & Growth Inc., hereby severally constitute and appoint Jay Sugarman, Nina B. Matis and Geoffrey G. Jervis, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any other registration statement for the same offering pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.

Name	Title	Date

/s/ Jay Sugarman	Chairman of the Board, Chief Executive Officer (Principal Executive Officer) and Director	December 21, 2017
Jay Sugarman

/s/ Geoffrey G. Jervis	Chief Operating and Chief Financial Officer (Principal Accounting and Financial Officer)	December 21, 2017
Geoffrey G. Jervis

/s/ Dean S. Adler	Director	December 21, 2017
Dean S. Adler

/s/ Robin Josephs	Director	December 21, 2017
Robin Josephs

/s/ Jay S. Nydick	Director	December 21, 2017
Jay S. Nydick

/s/ Stefan M. Selig	Director	December 21, 2017
Stefan M. Selig